Form 10KSB, Exhibit 13
period 1997-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 1997-09-29
CIK 1031340

PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 1997

--------------------------------------------------------------------------------
                      PEOPLES-SIDNEY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 1997





                                    CONTENTS




TO OUR SHAREHOLDERS.........................................................  2

DIRECTORS OF THE BOARD......................................................  3

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION............................  4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS...........................................  4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA............................................................  6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................................  8

REPORT OF INDEPENDENT AUDITORS ............................................. 20

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets .......................................... 21

      Consolidated Statements Of Income .................................... 22

      Consolidated Statements Of Shareholders' Equity ...................... 23

      Consolidated Statements Of Cash Flows ................................ 24

      Notes To Consolidated Financial Statements ........................... 26

SHAREHOLDER INFORMATION..................................................... 46

CORPORATE INFORMATION....................................................... 47

[PHOTO]

To Our Shareholders:

On behalf of your directors, officers and employees, it is my pleasure to present our first annual report as a public company. To say that 1997 was a very important year for our Association would be an understatement. It was a redefining year and one of transition as we converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. In connection with the conversion on April 25, 1997, Peoples-Sidney Financial Corporation was organized to become the holding company for Peoples Federal Savings and Loan Association and sold 1,785,375 shares at $10 in the subscription offering. This influx of capital gives our Association new positioning for growth, profitability and shareholder enhancements.

During 1997, operations of the Association surpassed those of 1996 in many areas. Growth in assets and loan originations contributed to a successful year. Assets grew to $103,000,000 or a 19% increase and loan originations totaled $10,826,000 for the fiscal year end, an increase of 14% over the past year.

Our focus during the year was not totally centered on the conversion. Congress continued to pass legislation which affected the financial industry and its future. The Savings Association Insurance Fund Deposit Recapitalization Assessment caused a $301,000 net after-tax charge to income during the year. Due to the payment of this assessment, net earnings for the year were $564,000, compared with $852,000 for the previous year. Absent the Savings Association Insurance Fund Assessment, earnings for the year would have been $865,000. This represents the first of several changes in the government's attempt to modernize our industry over the next few years. Our legislators are considering a merger of the bank and savings association deposit insurance funds as well as requiring a change in our corporate charter. Our management team is carefully evaluating these proceedings as they move forward.

The success of our Company continues to be driven by a dedicated staff of officers and employees as well as our commitment to participate and support numerous community events and charities. We take considerable pride that our staff members participate in many community organizations. Everyone at Peoples Federal is committed to supporting those organizations and individuals whose purpose is to improve the quality of life for all of the citizens in the communities we serve.

We appreciate your continued support and look forward to serving you in the future. Your questions and comments are always welcome.

                                                          Sincerely,



                                                          Douglas Stewart
                                                          President

[PHOTOS -- DIRECTORS OF THE BOARD]

BUSINESS OF PEOPLES-SIDNEY

FINANCIAL CORPORATION

Peoples-Sidney Financial Corporation, a unitary thrift holding company incorporated under the laws of the State of Delaware (the "Corporation"), owns all issued and outstanding common stock of Peoples Federal Savings and Loan Association, a savings and loan association chartered under the laws of the United States (the "Association"). On April 25, 1997, the Corporation acquired all of the common stock issued by the Association upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). The Corporation's activities have been limited primarily to holding the common shares of the Association.

Serving the Sidney, Ohio area since 1886, the Association conducts business from its office at 101 East Court Street, Sidney, Ohio. The Association's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgage and, to a lesser extent, commercial real estate, consumer, land multi-family and commercial business loans in its market area, consisting primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations and various types of short-term liquid assets.

As a savings and loan holding company, the Corporation is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS"). As a savings and loan association chartered under the laws of the United States, the Association is subject to regulation, supervision and examination by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits in the Association are insured up to applicable limits by the FDIC. The Association is also a member of the Federal Home Loan Bank of Cincinnati (the "FHLB").


MARKET PRICE OF THE CORPORATION'S
COMMON SHARES AND RELATED
SHAREHOLDER MATTERS

The Corporation had 1,785,375 common shares outstanding on August 8, 1997, held of record by approximately 990 shareholders. Price information with respect to the Corporation's common shares is quoted on The Nasdaq National Market System. Since the Conversion and formation of the Corporation on April 25, 1997, the trading price for the common shares of the Corporation, as quoted by The Nasdaq Stock Market, Inc., have ranged from $12.88 to $14.06 through June 30, 1997.

No dividends were paid during the year ended June 30, 1997. On July 25, 1997, the Board of Directors of the Corporation declared a dividend of $.05 per common share which was paid on August 6, 1997 to shareholders of record on July 31, 1997.

In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of payment of such dividend, be reduced below the amount required for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Association in the event of complete liquidation to those members of the Association before the Conversion who maintain a savings account at the Association after the Conversion), or applicable regulatory capital requirements prescribed by the OTS.

OTS regulations applicable to all savings and loan associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days' prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed the greater of (1) 100% of its net earnings to date during the calendar year, plus an amount equal to one-half that which its total capital to assets ratio exceeded its required capital to assets ratio at the beginning of the calendar year, or (2) 75% of its net earnings for the most recent four-quarter period. Savings associations with total capital in excess of the capital requirements that have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

The Association currently meets all of its capital requirements and, because the OTS has not determined that the Association is an institution requiring more than normal supervision, the Association may pay dividends in accordance with the foregoing provisions of OTS regulations.

SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated. As the conversion was completed on April 25, 1997, information prior to the year ended June 30, 1997 is for the Association.

Selected Financial Condition                                            At June 30,
  and Other Data:                             1997          1996            1995            1994         1993
  --------------                         ------------   -------------    -----------   ------------    ------------
                                                                    (In thousands)
Total amount of:
     Assets                              $    103,142   $      86,882   $     78,976   $     76,134    $     72,276
     Time deposits with other
       financial institutions                   5,000           1,100
     Securities available for sale              2,013
     Securities held to maturity                1,999           2,598          3,098          3,596           4,434
     FHLB stock                                   763             667            622            572             545
     Loans receivable - net(1)                 88,924          78,233         71,933         66,610          62,867
     Deposits                                  77,045          77,318         70,306         68,367          65,168
     Shareholders' equity(2)                   25,712           9,213          8,361          7,526           6,940

                                                                    Year ended June 30,
Selected Operations Data:                     1997          1996            1995            1994           1993
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                                    (In thousands)
Interest and dividend income             $      7,189   $       6,513   $      5,725   $      5,071    $      5,357
Interest expense                                4,051           3,706          2,968          2,637           2,898
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             3,138           2,807          2,757          2,434           2,459
Provision for loan losses                         103              68             55             83              41
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     3,035           2,739          2,702          2,351           2,418
Service fees and other charges                     63              57             60             65              91
Other noninterest income(3)                                                                                      95
                                         ------------   -------------   ------------   ------------    ------------
Total noninterest income                           63              57             60             65             186
Noninterest expense                             2,222           1,504          1,495          1,427           1,394
                                         ------------   -------------   ------------   ------------    ------------
Income before income tax and
  accounting change                               876           1,292          1,267            989           1,210
Provision for income tax                          312             440            432            334             435
Cumulative effect of change in
  accounting for income taxes                                                                   (69)
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $        564   $         852   $        835   $        586    $        775
                                         ============   =============   ============   ============    ============

Earnings per share(4)                    $       0.09
                                         ============
Dividends declared per share(4)          $
                                         ============

                                                             At or for the year ended June 30,
Selected Financial Ratios and                 1997          1996            1995            1994         1993
-----------------------------            ------------   -------------    -----------   ------------    --------
  Other Data:
  ----------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         0.60%         1.01%           1.07%           0.79%         1.07%
     Return on equity (ratio of net
       income to average equity)(2)            4.70          9.70           10.55            8.10         11.84
     Interest rate spread(5):
       Average during period                   2.81          2.97            3.30            3.05          3.19
       End of period                           2.62          2.74            3.08            2.99          3.12
     Net interest margin(6)                    3.45          3.41            3.66            3.35          3.49
     Ratio of operating expense to
       average total assets                    2.38          1.78            1.93            1.91          1.92
     Ratio of average interest-earning
       assets to average interest-
       bearing liabilities                     1.14x         1.10x           1.09x           1.08x         1.07x
Quality Ratios:
     Nonperforming assets to total
       assets at end of period(7)              0.84%         1.41%           1.80%           2.10%         3.26%
     Allowance for loan losses to
       nonperforming loans                    45.78         25.14           17.70           12.98          5.79
     Allowance for loan losses to
       gross loans receivable(8)               0.43          0.37            0.33            0.29          0.19
Capital Ratios:
     Shareholders equity to total
       assets at end of period(2)             24.93         10.60           10.59            9.88          9.60
     Average equity to average
       assets(2)                              12.87         10.43           10.24            9.70          9.03
Other Data:
     Number of full service offices            1             1               1               1             1

-----------------------------------

(1) Loans receivable are shown net of loans in process, net deferred loan origination fees and the allowance for loan losses.

(2)  Retained earnings only prior to June 30, 1997.

(3)  During  1992,  the  Association  lost an appeal with the  Internal  Revenue
     Service regarding adjustments to its federal income taxes for calendar years 1973 through 1980. The Association overestimated the interest associated with the Internal Revenue Service federal income tax adjustments for the years noted. As a result, the Association received a refund of interest of $95,000 which was included in noninterest income for the year ended June 30, 1993.

(4) Earnings and dividends per share and is not applicable for any of the periods presented prior to June 30, 1997 due to its mutual form of ownership prior to April 25, 1997. Earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation since April 25, 1997.

(5) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) The net interest margin represents net interest income as a percent of average interest-earning assets.

(7) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.

(8)  Gross loans receivable are stated at unpaid principal balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

General

The following is management's analysis of the Corporation's financial condition and results of operations as of and for the year ended June 30, 1997, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

On November 8, 1996, the Board of Directors of the Peoples Federal Savings and Loan Association (the "Association") unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company, Peoples-Sidney Financial Corporation (the "Corporation"). The conversion was consummated on April 25, 1997 by amending the Association's charter and the sale of the holding company's common stock in an amount equal to the market value of the Association after giving effect to the conversion. A total of 1,785,375 common shares of the Corporation were sold at $10.00 per share and net proceeds from the sale were $17,217,944 after deducting the costs of conversion.

The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds were invested in the capital stock issued by the Association to the Corporation as a result of the conversion.

The Corporation is a financial intermediary primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located in Shelby, Logan, Auglaize, Miami, Darke and Champaign, Counties, Ohio. The Corporation also originates, to a lesser extent, loans for the construction of one- to four-family residential real estate, loans secured by multi-family residential real estate (over four units) and nonresidential real estate, and consumer loans and invests in U.S. government obligations, interest-bearing deposits in other financial institutions and other investments permitted by applicable law.


Financial Condition

Total assets at June 30, 1997 were $103.1 million compared to $86.9 million at June 30, 1996, an increase of $16.2 million, or 18.6%. The increase in total assets was primarily due to growth in net loans receivable of $10.7 million combined with increases in securities of $1.4 million and time deposits with other financial institutions of $3.9 million. The increase in loans receivable was largely in one- to four-family residential real estate, increasing $10.4 million, which is reflective of a strong local economy coupled with attractive rates and products compared to the local competition. Consumer loan balances experienced a slight decrease of $235,000. The increase in securities and time deposits with other financial institutions was the result of the investment of excess funds provided from the conversion from a mutual to stock form of ownership. Funds were invested in shorter term time deposits and securities classified as available for sale to provide the Corporation the flexibility to redirect such funds to loans as needed.

Total liabilities remained relatively stable with only a slight decrease from $77.7 million at June 30, 1996 to $77.4 million at June 30, 1997. The decrease was primarily due to a $272,000 net decrease in deposits. Significant deposit growth experienced early in the year was negated by subsequent deposit decline as many depositors used such funds to purchase common stock of the Corporation during the conversion. In addition, the makeup of the deposit portfolio was shifted by the movement of funds from savings and demand accounts to certificates of deposit as a result of several special promotions on certificates of deposits conducted during the year. Changes in accrued expenses and other liabilities were not significant.


Results of Operations

The operating results of the Corporation are affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Corporation's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

The Corporation's net income primarily depends upon its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and other borrowings. The level of net interest income is dependent upon the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets and other income, noninterest expense and income taxes.


Comparison of Results of Operations for the Year Ended June 30, 1997 and June 30, 1996

Net Income. The Corporation experienced net income of $564,000 for the year ended June 30, 1997, compared to net income of $852,000 for the year ended June 30, 1996. The decrease in net income was primarily the result of a special deposit insurance assessment, as more fully discussed below.

Net Interest Income. Net interest income totaled $3,138,000 for the year ended June 30, 1997, as compared to $2,807,000 for the year ended June 30, 1996, an increase of $331,000, or 11.8%. The change in net interest income is attributable to higher average balances of interest-earning assets partially offset by an overall increase in the cost of funds on an increased volume of interest-bearing liabilities. The increase in the cost of funds was attributable to a larger portion of the deposit base being in higher yielding certificates of deposit and an increased level of borrowed funds. See "Yields Earned and Rates Paid."

Interest and fees on loans increased $757,000, or 12.5%, from $6,048,000 for the year ended June 30, 1996 to $6,805,000 the year ended June 30, 1997. The increase in interest income was due to higher average loans receivable, partially offset by a decline in the average yield earned on loans from 8.17% for the year ended June 30, 1996 to 8.06% for the year ended June 30, 1997.

Interest earned on securities totaled $141,000 for the year ended June 30, 1997, as compared to $150,000 for the year ended June 30, 1996. The decrease was a result of lower average balances of securities partially offset by an increase in the average yield earned.

Interest on interest-bearing deposits and overnight deposits decreased $76,000 for the year ended June 30, 1997, as compared to the year ended June 30, 1996. The decline was the result of lower average balances of interest-bearing deposits and overnight funds, offset by slightly higher rates earned.

Dividends on FHLB stock increased slightly for the year ended June 30, 1997, compared to the year ended June 30, 1996, primarily due to an increase in the number of shares of FHLB stock owned.

Interest paid on deposits increased $279,000 for the year ended June 30, 1997, as compared to the year ended June 30, 1996. The increase in interest expense was due to an increase in average deposit balances combined with an increase in the cost of funds. The average cost of deposits increased from 4.94% for the year ended June 30, 1996, to 5.09% for the year ended June 30, 1997. The increase in the average cost of deposits was the result of a shift in deposit accounts from savings and demand deposit accounts to higher yielding certificates of deposits as a result of special interest rate promotions for certificates of deposit. Certificates of deposit increased from 69.5% of total deposits at June 30, 1996 to 71.3% of total deposits at June 30, 1997. The yield on certificates of deposits was 5.84% for the year ended June 30, 1996, compared to 5.93% for the year ended June 30, 1997, while the average yield on savings and demand deposit accounts increased from 2.91% for the year ended June 30, 1996 to 2.96% for the year ended June 30, 1997.

The Corporation borrowed funds for the first time from the Federal Home Loan Bank of Cincinnati (FHLB) during the year ended June 30, 1997. The borrowings were used as a source of short-term liquidity to provide funding for loan demand and were repaid prior to year-end. Interest on the borrowings totaled $65,000 for the year ended June 30, 1997. The average yield paid on the borrowings was 5.59%.

Provision  for Loan Losses.  The  Corporation  maintains  an allowance  for loan losses in an amount which, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience,  general  prevailing  economic  conditions,  changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 1997 totaled $103,000 compared to $68,000 for the year ended June 30, 1996, an increase of $35,000, or 51.5%. The allowance for loan losses totaled $397,000, or .43% of total loans receivable and 45.8% of total nonperforming loans at June 30, 1997, compared with $307,000, or .37% of total loans receivable and 25.1% of total nonperforming loans at June 30, 1996. The increase in the provision for loan losses was attributable to an increase in the total loan portfolio. Despite a decrease in the volume of nonperforming loans, management believes it is prudent, as total loans increase, to increase the level of the allowance for loan losses through regular provisions.

Noninterest income. Noninterest income for the year ended June 30, 1997 was $63,000 compared to $57,000 for the year ended June 30, 1996, an increase of $6,000, or 10.5%. The increase was primarily a result of an increase in various service fees collected and miscellaneous operating income.

Noninterest expense. Noninterest expense was $2,222,000 for the year ended June 30, 1997 compared to $1,503,000 for the year ended June 30, 1996, an increase of $719,000, or 47.8%. The increase was primarily a result of a $456,000 special deposit insurance assessment resulting from legislation discussed below. Other significant components of the increase include an increase in compensation and benefits expense by $208,000, or 31.2%, and an increase in other expenses by $77,000, or 26.7%. Compensation and benefits expense increased primarily due to the added expense from the implementation of an employee stock ownership plan combined with normal, annual merit increases. The increase in other expenses was a result of an increase in directors compensation combined with increases in other miscellaneous expenses arising from the process of converting to mutual to stock ownership.

On September 30, 1996 legislation was enacted into law to recapitalize the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance
Corporation (FDIC). The SAIF was below the level required by law because a significant portion of the assessments paid into the SAIF by thrifts, like the Association, were used to pay the cost of prior thrift failures. The legislation called for a one-time assessment estimated at $0.657 for each $100 in deposits held as of March 31, 1995. As a result of the recapitalization of the SAIF, the disparity between bank and thrift insurance assessments was reduced. Thrifts had been paying assessments of $.23 per $100 of deposits, which, for most thrifts, was reduced to $.064 per $100 in deposits in January 1997 and will be reduced to $.024 per $100 in deposits no later than January 2000.

The legislation also provides for the merger of the SAIF and the Bank Insurance Fund (BIF) effective January 1, 1999, assuming there are no savings associations under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, the Association would be required to convert to a different financial institution charter and possibly become subject to more restrictive activity limits. The Association cannot predict the impact of any such legislation until it is enacted.

Income Tax Expense. The change in income tax expense is primarily attributable to the change in income before income taxes. The provision for income taxes totaled $312,000 for the year ended June 30, 1997 compared to $441,000 for the year ended June 30, 1996, a decrease of $129,000, or 29.3%. The decrease was largely due to the tax effect of $(155,000) for the special assessment discussed above. The effective tax rates were 35.6% and 34.1% for the years ended June 30, 1997 and 1996, respectively.

Prior to the enactment of legislation discussed below, thrifts which met certain tests relating to the composition of assets had been permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "nonqualifying loans" was computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" could be computed under either the experience method or the percentage of taxable income method, based on an annual election.

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At June 30, 1997, the Association had approximately $581,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established.


Comparison of Results of Operations for the Years Ended June 30, 1996 and June 30, 1995

Net Income. Net income for the year ended June 30, 1996 was $852,000, an increase of $17,000, or 2.0%, from net earnings of $835,000 for the year ended
June 30, 1995. The increase was primarily a result of an increase in net interest income partially offset by increases in noninterest expense and provision for income taxes.

Net Interest Income. Net interest income increased $51,000, or 1.9%, from $2,756,000 for the year ended June 30, 1995 compared to $2,807,000 for the year ended June 30, 1996. The increase in net interest income was the result of an increase in average balances of higher yielding interest-earning assets, partially offset by an overall increase in the cost of funds for an increased volume of deposits with a larger portion of the deposit base being in higher yielding certificates of deposit. See "Yields Earned and Rates Paid."

Interest and fees on loans increased $644,000, or 11.9%, from $5,404,000 for the year ended June 30, 1995, to $6,048,000 for the year ended June 30, 1996. The increase in interest income was due to higher average loans receivable related to the origination of new one- to four-family residential real estate loans, combined with an increase average yield earned on loans receivable from 7.78% for the year ended June 30, 1995 to 8.17% for the year ended June 30, 1996.

Interest earned on securities totaled $150,000 for the year ended June 30, 1996, as compared to $161,000 for the year ended June 30, 1995. The decrease was a result of lower average balances of securities partially offset by an increase in the yield earned.

Interest  on   interest-bearing   deposits  and  overnight   deposits  increased
approximately $149,000, or 123.1%, from $121,000 for the year ended June 30, 1995 to $270,000 for the year ended June 30, 1996. The increase was the result of higher average balances due to the temporary investment of excess funds received from deposit growth in short-term time deposits with other financial institutions and overnight deposits with the FHLB. Additionally, the average yield earned on such investments increased slightly from 5.33% for the year ended June 30, 1995 to 5.45% for the year ended June 30, 1996.

Dividends on FHLB stock increased slightly for the year ended June 30, 1996, compared to the year ended June 30, 1995, primarily due to an increase in the number of shares of FHLB stock owned.

Interest paid on deposits totaled $3,706,000 for the year ended June 30, 1996, as compared to $2,968,000 for the year ended June 30, 1995, an increase of $738,000, or 24.9%. The increase in interest expense was due to an increase in average deposit balances combined with an increase in the cost of funds. The average cost of deposits increased from 4.30% for the year ended June 30, 1995, to 4.94% for the year ended June 30, 1996. The increase in the average cost of deposits was the result of a shift in deposit accounts from savings and demand deposit accounts to higher yielding certificates of deposits as a result of special interest rate promotions for certificates of deposit as well as a general increase in the interest rates on certificates of deposit offered by the Association. Certificates of deposit increased from 66.8% of total deposits at June 30, 1995 to 69.5% of total deposits at June 30, 1996. The yield on certificates of deposits was 5.02% for the year ended June 30, 1995, compared to 5.84% for the year ended June 30, 1996, while the average yield on savings and demand deposit accounts declined from 2.96% at 2.91% over the same periods.

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 1996 was $68,000 compared to $55,000 for the year ended June 30, 1995, an increase of $13,000, or 23.6%. The allowance for loan losses totaled $307,000, or .37% of total loans receivable and 25.1% of total nonperforming loans at June 30, 1996, compared with $251,000, or .33% of total loans receivable and 17.7% of total nonperforming loans at June 30, 1995. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors. The increase in the provision for loan losses was the result of a higher volume of loans receivable during the year ended June 30, 1996 when compared to the year ended June 30, 1995.

Noninterest income. Noninterest income remained relatively stable totaling $57,000 for the year ended June 30, 1996, compared to $60,000 for the year ended June 30, 1995.

Noninterest expense. Noninterest expense increased $8,000, or .5%, from $1,495,000 for the year ended June 30, 1995 to $1,503,000 for the year ended June 30, 1996. There were no significant changes in the various noninterest expense categories.

Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in net income before income taxes. The provision for income taxes totaled $441,000 for the year ended June 30, 1996, compared to $432,000 for the year ended June 30, 1995, resulting in an effective tax rate of 34.1% for both years.

Yields Earned and Rates Paid. The following table sets forth certain information relating to the Corporation's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from average month-end balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                                Year ended June 30,
                                     1997                              1996                              1995
                         ----------------------------      ----------------------------      ---------------------------
                          Average   Interest                Average   Interest                Average   Interest
                        outstanding  earned/    Yield/    outstanding  earned/   Yield/     outstanding  earned/   Yield/
                          balance     paid       rate       balance     paid      rate        balance     paid      rate
                          -------     ----       ----       -------     ----      ----        -------     ----      ----
                                                                     (Dollars in thousands)
Interest-earning assets:
   Interest-earning
     deposits            $  3,467   $    194     5.60%     $  4,849   $    270     5.57%     $  2,293   $    121     5.28%
   Securities available
     for sale(1)              308         21     6.84            --         --      --             --         --      --
   Securities held to
     maturity               2,138        120     5.61         2,752        150     5.45         3,020        161     5.33
   Loans receivable(2)     84,421      6,805     8.06        74,071      6,048     8.17        69,453      5,404     7.78
   Federal Home Loan
     Bank stock               698         49     7.02           640         45     7.03           591         38     6.43
                         --------   --------               --------   --------               --------   --------

     Total interest-
       earning assets    $ 91,032      7,189     7.90      $ 82,312      6,513     7.91      $ 75,357      5,724     7.60
                         ========   --------               ========   --------               ========   --------

Interest-bearing
  liabilities:
   Savings deposits      $ 17,973        555     3.09      $ 18,484        563     3.05      $ 19,491        602     3.09
   Demand and NOW
     deposits               4,313        105     2.43         4,580        108     2.36         4,819        118     2.45
   Certificate accounts    56,085      3,326     5.93        52,012      3,035     5.84        44,760      2,248     5.02
                         --------   --------               --------   --------               --------   --------

     Total deposits        78,371      3,986     5.09        75,076      3,706     4.94        69,070      2,968     4.30

   Borrowings               1,163         65     5.59            --         --       --            --         --      --
                         --------   --------               --------   --------               --------   --------

     Total interest-
       bearing
       liabilities      $   79,534     4,051     5.09    $   75,076      3,706     4.94  $     69,070      2,968     4.30
                        ==========  --------             ==========   --------           ============   ========

                                                                Year ended June 30,
                                     1997                              1996                              1995
                         ----------------------------      ----------------------------      ---------------------------
                          Average   Interest                Average   Interest                Average   Interest
                        outstanding  earned/    Yield/    outstanding  earned/   Yield/     outstanding  earned/   Yield/
                          balance     paid       rate       balance     paid      rate        balance     paid      rate
                          -------     ----       ----       -------     ----      ----        -------     ----      ----
                                                                     (Dollars in thousands)
Net interest income;
  interest rate spread(3)           $  3,138     2.81%                $  2,807    2.97%                 $   2,756    3.30%
                                    ========     ====                 ========    ====                  =========    ====


Net earning assets       $ 11,498                          $  7,236                          $  6,287
                         ========                          ========                          ========

Net interest margin(4)                           3.45%                             3.41%                             3.66%
                                               ======                            ======                            ======

Average interest-earning
  assets to interest-
  bearing liabilities                            1.14x                             1.10x                             1.09x
                                                 ====                              ====                              ====

------------------------

(1) Average balance includes unrealized gains and losses while yield is based on amortized cost.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses and includes nonperforming loans.

(3) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate), (2) changes in rate (multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate:

                                                                           Year ended June 30,
                                                   ----------------------------------------------------------------
                                                            1996 vs. 1997                     1995 vs. 1996
                                                   -------------------------------   ------------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                     Volume      Rate        Total     Volume     Rate       Total
                                                     ------      ----        -----     ------     ----       -----
                                                                           (In thousands)
Interest income attributable to:
     Interest-earning deposits                     $     (77)  $      1   $     (76)  $   142   $      7    $   149
     Securities available for sale                        21         --          21        --         --         --
     Securities held to maturity                         (34)         4         (30)      (15)         4        (11)
     Loans receivable                                    835        (78)        757       371        273        644
     Federal Home Loan Bank stock                          4         --           4         3          4          7
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-earning assets             $     749   $    (73)        676   $   501   $    288        789
                                                   =========   ========   ---------   =======   ========    -------

Interest expense attributable to:
     Savings deposits                                    (16)         8          (8)      (31)        (8)       (39)
     Demand and NOW deposits                              (6)         3          (3)       (6)        (4)       (10)
     Certificates accounts                               241         50         291       393        394        787
     Borrowings                                           65         --          65        --         --         --
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-bearing liabilities        $     284   $     61         345   $   356   $    382        738
                                                   =========   ========   ---------   =======   ========    -------

Net interest income                                                       $     331                         $    51
                                                                          =========                         =======

Asset and Liability Management

The Association, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, the Association uses the "net portfolio value" ("NPV") methodology adopted by the OTS as part of its capital regulations. Although the Association is not currently subject to NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, application of NPV methodology may illustrate the Association's interest rate risk.

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from a theoretical 200 basis point (1 basis point equals 0.01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If the NPV would decrease by more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of decrease in excess of such 2% in the calculation of the institution's risk-based capital. See "Liquidity and Capital Resources."

At March 31, 1997, the most recent available date, 2% of the present value of the Association's assets was $1,875,000. Because the interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $1,406,000 at March 31, 1997, the Association would not have been required to make additional deductions from its capital in determining whether the Association met its risk-based capital requirement.

Presented below, as of March 31, 1997, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay adjustable-rate loans which reprice less frequently than on an annual basis, adjustable-rate loans with interest rate adjustment caps and fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest the Association would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest the Association would pay on its deposits would increase rapidly because the Association's deposits generally have shorter periods to repricing.

                                                                          NPV as % of               Target Limit
                                                                        Portfolio Value                 Under
                             Net Portfolio Value                           of Assets               Asset/Liability
    Change      ----------------------------------------------  --------------------------------     Management
   in Rates        $ Amount       $ Change        % Change       NPV Ratio         % Change            Policy
   --------        --------       --------        --------       ---------         --------     --------------------
   +400              $6,498        ($2,781)        (30.0)%         6.93%            (30.0)%           (75)%
   +300               7,651         (1,628)        (17.6)%         8.16%            (17.6)%           (45)%
   +200               8,697           (582)         (6.3)%         9.28%             (6.3)%           (20)%
   +100               9,360             80           0.9%          9.99%              0.9%            (10)%
   Static             9,279              0           0.0%          9.90%              0.0%              0%
   (100)              8,851           (429)         (4.6)%         9.44%             (4.6)%           (10)%
   (200)              7,873         (1,406)        (15.2)%         8.40%            (15.2)%           (20)%
   (300)              6,933         (2,346)        (25.3)%         7.40%            (25.3)%           (45)%
   (400)              6,885         (2,394)        (25.8)%         7.35%            (25.8)%           (75)%

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making risk calculations.


Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1997, 1996 and 1995.

                                                                                    Year Ended June 30,
                                                                        1997              1996             1995
                                                                        ----              ----             ----
Net income                                                         $         564     $        852      $        835
Adjustments to reconcile net income to net
  cash from operating activities                                             134              (15)               (2)
                                                                   -------------     ------------      ------------
Net cash from operating activities                                           698              837               833
Net cash from investing activities                                       (16,140)          (6,968)           (4,887)
Net cash from financing activities                                        15,517            7,012             1,939
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                       75              881            (2,115)
Cash and cash equivalents at beginning of period                           2,721            1,840             3,955
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       2,796     $      2,721      $      1,840
                                                                   =============     ============      ============

The Corporation's principal sources of funds are deposits, loan repayments, maturities of securities and other funds provided by operations. The Corporation also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. The Corporation maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of the Corporation's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Corporation may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1997, the Association had commitments to originate fixed-rate commercial and residential loans totaling $156,000, and variable rate commercial and residential real estate mortgage loans totaling $876,000. Loan commitments are generally for 30 days. The Association considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

The Association is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Association consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Association consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirements regulations are amended as proposed.

The following table summarizes the Association's regulatory capital requirements and actual capital at June 30, 1997.

                                                                                   Excess of Actual
                                                                                Capital Over Current
                              Actual capital        Current requirement             Requirement          Applicable
                           Amount      Percent      Amount      Percent          Amount     Percent      Asset Total
                           ------      -------      ------      -------          ------     -------      -----------
                                                   (Dollars in thousands)
Tangible Capital         $   17,088     16.6%      $   1,547      1.5%          $  15,541    15.1%      $   103,128
Core Capital                 17,088     16.6           3,094      3.0              13,994    13.6           103,128
Risk-based Capital           17,481     26.9           5,208      8.0              12,273    18.9            65,095

At June 30, 1997, the Association had no material commitments for capital expenditures.


Impact of New Accounting Standards

Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by the Financial Accounting Standards Board ("FASB") in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It was originally effective for some transactions in 1997 and others in 1998. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" was issued in December 1996. SFAS No. 127 defers for one year the effective date of provisions related to securities lending, repurchase agreements and other similar transactions. The remaining portions of SFAS 125 became effective January 1, 1997. SFAS No. 125 did not have a material impact on the Corporation's financial statements.

In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which is effective for periods ending after December 15, 1997, including interim periods. SFAS No. 128 simplifies the calculation of earnings per share ("EPS") by replacing primary EPS with basic EPS. It also requires dual presentation of basic EPS and diluted EPS for entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings such as stock options, warrants or other common stock equivalents. All prior period EPS data will be restated to conform with the new presentation.

In February 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 consolidated existing accounting guidance relating to disclosure about a company's capital structure. Public companies generally have always been required to make disclosures now required by SFAS No. 129 and, therefore, SFAS No. 129 should have no impact on the Corporation. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, the Statement requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements. The Statement also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.


Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes included herein have been prepared in accordance with generally accepted accounting principles ("GAAP"). Presently, GAAP requires the Corporation to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio


We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 1997 and 1996 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Corporation changed its method of accounting for impaired loans in 1996.



                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
July 11, 1997

                                       PEOPLES-SIDNEY FINANCIAL CORPORATION
                                            CONSOLIDATED BALANCE SHEETS
                                              June 30, 1997 and 1996
-------------------------------------------------------------------------------------------------------------------

                                                                                     1997                 1996
                                                                                     ----                 ----
ASSETS
Cash and amounts due from depository
  institutions                                                                $         297,722    $        365,614
Interest-bearing deposits in other banks                                              1,498,104           1,355,195
Overnight deposits                                                                    1,000,000           1,000,000
                                                                              -----------------    ----------------
     Total cash and cash equivalents                                                  2,795,826           2,720,809

Time deposits with other financial institutions                                       5,000,000           1,100,000
Securities available for sale                                                         2,012,802
Securities held to maturity  (Estimated
  fair value of $1,996,795 and $2,575,990
  at June 30, 1997
  and June 30, 1996, respectively)                                                    1,999,375           2,598,404
Loans receivable, net                                                                88,924,339          78,232,660
Accrued interest receivable                                                             735,462             622,962
Premises and equipment, net                                                             755,286             797,671
Federal Home Loan Bank stock available for sale                                         762,500             667,000
Other assets                                                                            156,772             142,469
                                                                              -----------------    ----------------
     Total assets                                                             $     103,142,362    $     86,881,975
                                                                              =================    ================

LIABILITIES
Deposits                                                                      $      77,045,430    $     77,317,506
Accrued expense and other liabilities                                                   385,219             351,932
                                                                              -----------------    ----------------
     Total liabilities                                                               77,430,649          77,669,438

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares
  authorized, none issued and outstanding
Common stock, $.01 par value, 3,500,000 shares
  authorized, 1,785,375 shares issued and outstanding                                    17,854
Additional paid-in capital                                                           17,234,087
Retained earnings                                                                     9,776,982           9,212,537
Unearned employee stock ownership plan shares                                        (1,326,280)
Unrealized gain on securities available for sale                                          9,070
                                                                              -----------------
     Total shareholders' equity                                                      25,711,713           9,212,537
                                                                              -----------------    ----------------
     Total liabilities and shareholders' equity                               $     103,142,362    $     86,881,975
                                                                              =================    ================

          See accompanying notes to consolidated financial statements.

                                       PEOPLES-SIDNEY FINANCIAL CORPORATION
                                         CONSOLIDATED STATEMENTS OF INCOME
                                     Years Ended June 30, 1997, 1996 and 1995
-------------------------------------------------------------------------------------------------------------------

                                                                      1997              1996               1995
                                                                      ----              ----               ----
Interest income
     Loans, including fees                                     $    6,804,933     $    6,048,141    $     5,404,797
     Securities                                                       140,604            150,483            160,846
     Interest-bearing deposits and overnight
       deposits                                                       194,226            269,849            121,059
     Dividends on Federal Home Loan
       Bank stock                                                      49,055             44,781             37,730
                                                               --------------     --------------    ---------------
         Total interest income                                      7,188,818          6,513,254          5,724,432

Interest expense
     Deposits                                                       3,985,995          3,706,608          2,968,012
     Other borrowings                                                  64,640
                                                               --------------     --------------    ---------------
         Total interest expense                                     4,050,635          3,706,608          2,968,012
                                                               --------------     --------------    ---------------
Net interest income                                                 3,138,183          2,806,646          2,756,420

Provision for loan losses                                             102,743             68,447             54,734
                                                               --------------     --------------    ---------------
Net interest income after
  provision for loan losses                                         3,035,440          2,738,199          2,701,686
                                                               --------------     --------------    ---------------
Noninterest income
     Service fees and other charges                                    63,048             57,473             59,941
                                                               --------------     --------------    ---------------

Noninterest expense
     Compensation and benefits                                        873,749            665,728            675,126
     Occupancy and equipment                                          137,027            123,922            127,580
     Computer processing expense                                      152,318            138,926            143,495
     FDIC deposit insurance premiums                                  559,660            165,917            156,672
     State franchise taxes                                            133,639            120,222            108,594
     Other                                                            365,709            288,720            283,295
                                                               --------------     --------------    ---------------
         Total noninterest expense                                  2,222,102          1,503,435          1,494,762
                                                               --------------     --------------    ---------------

Income before income taxes                                            876,386          1,292,237          1,266,865
Income tax expense                                                    311,941            440,511            431,686
                                                               --------------     --------------    ---------------
Net income                                                     $      564,445     $      851,726    $       835,179
                                                               ==============     ==============    ===============
Earnings per common share                                      $          .09
                                                               ==============

          See accompanying notes to consolidated financial statements.

                                       PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                     Years Ended June 30, 1997, 1996 and 1995
-------------------------------------------------------------------------------------------------------------------

                                                                                          Unrealized
                                                                                            Gain on
                                            Additional                       Unearned     Securities
                                Common        Paid-In        Retained          ESOP        Available
                                 Stock        Capital        Earnings         Shares       for Sale       Total
                                 -----        -------        --------         ------       --------       -----
Balance, July 1, 1994                                      $  7,525,632                              $    7,525,632

Net income for the year
  ended June 30, 1995                                           835,179                                     835,179
                                                           ------------                              --------------

Balance, June 30, 1995                                        8,360,811                                   8,360,811

Net income for the year
  ended June 30, 1996                                           851,726                                     851,726
                                                           ------------                              --------------

Balance, June 30, 1996                                        9,212,537                                   9,212,537

Net income for the year
  ended June 30, 1997                                           564,445                                     564,445

Sale of 1,785,375 shares of
  $.01 par common stock,
  net of conversion costs     $  17,854   $  17,200,090                                                  17,217,944

142,830 shares purchased
  under employee
  stock ownership plan                                                    $ (1,428,300)                  (1,428,300)

Commitment to release
  10,202 employee stock
  ownership plan shares                          33,997                        102,020                      136,017

Change in unrealized gain on
  securities available for sale                                                          $   9,070           9,070
                              ---------   -------------    ------------   ------------   ---------   --------------

Balance, June 30, 1997        $  17,854   $  17,234,087    $  9,776,982   $ (1,326,280)  $   9,070   $   25,711,713
                              =========   =============    ============   ============   =========   ==============

          See accompanying notes to consolidated financial statements.

                                       PEOPLES-SIDNEY FINANCIAL CORPORATION
                                       CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                                     Years Ended June 30, 1997, 1996 and 1995
-------------------------------------------------------------------------------------------------------------------


                                                                      1997              1996               1995
                                                                      ----              ----               ----
Cash flows from operating activities
     Net income                                               $       564,445      $     851,726      $    835,179
     Adjustments to reconcile net income to
       net cash from operating activities
         Depreciation                                                  53,973             55,445             52,460
         Provision for loan losses                                    102,743             68,447             54,734
         FHLB stock dividends                                         (48,900)           (44,600)           (37,600)
         Deferred taxes                                               (12,778)            44,507             55,961
         Gain on sale of real estate owned                                                                     (394)
         (Gain)/loss on sale or disposal of
           premises and equipment                                                         (8,890)             5,891
         Compensation expense related to
           ESOP shares                                                136,017
         Change in
              Accrued interest receivable and
                other assets                                         (127,860)           (99,015)          (134,780)
              Accrued expense and other liabilities                    41,393             (2,259)            11,960
              Deferred loan fees                                      (11,400)           (28,282)           (10,746)
                                                              ---------------      -------------      ------------
                  Net cash from operating activities                  697,633            837,079            832,665

Cash flows from investing activities
     Purchase of securities available for sale                     (1,998,974)
     Proceeds from maturities of securities
       held to maturity                                               600,000          3,000,000          1,500,000
     Purchase of securities held to maturity                                          (2,498,047)        (1,000,000)
     Proceeds from maturities of time deposits
       in other financial institutions                              1,100,000
     Purchase of time deposits in
       other financial institutions                                (5,000,000)        (1,100,000)
     Purchase of Federal Home Loan Bank stock                         (46,600)                              (12,900)
     Net increase in loans                                        (10,825,674)        (6,352,041)        (5,366,558)
     Premises and equipment expenditures                              (11,588)           (39,844)           (81,561)
     Proceeds from sale of premises and
       equipment                                                                          10,000                125
     Capital improvement expenditures
       on real estate owned                                                                                 (30,899)
     Proceeds from sale of real estate owned                           42,652             11,938            105,000
                                                              ---------------      -------------       ------------
         Net cash from investing activities                       (16,140,184)        (6,967,994)        (4,886,793)

                                   (Continued)

                                        PEOPLES-SIDNEY FINANCIAL CORPORATION
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                      Years Ended June 30, 1997, 1996 and 1995
-------------------------------------------------------------------------------------------------------------------

                                                                      1997              1996               1995
                                                                      ----              ----               ----
Cash flows from financing activities
     Net change in deposits                                   $      (272,076)    $    7,011,556    $     1,939,089
     Proceeds from issuance of common stock,
       net of conversion costs                                     17,217,944
     Cash provided to ESOP                                         (1,428,300)
         Net cash from financing activities                        15,517,568          7,011,556          1,939,089

Net change in cash and cash equivalents                                75,017            880,641         (2,115,039)

Cash and cash equivalents at beginning
  of period                                                         2,720,809          1,840,168          3,955,207
                                                              ---------------     --------------    ---------------

Cash and cash equivalents at end of period                    $     2,795,826     $    2,720,809    $     1,840,168
                                                              ===============     ==============    ===============

Supplemental disclosures of
  cash flow information
     Cash paid during the year for
         Interest $                                                4,096,411      $    3,716,477    $    2,950,679
         Income taxes                                                240,000            406,444            378,955

     Noncash transactions
         Transfer from loans to
           real estate owned                                          42,652             11,938            101,204

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1997, 1996 and 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the accompanying financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of Peoples-Sidney Financial Corporation (the "Corporation") and its wholly-owned subsidiary, Peoples Federal Savings and Loan Association (the "Association"), a federal stock savings and loan association. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations: The Corporation and the Association's revenues, operating income and assets are primarily from the financial institution industry. The Association is engaged primarily in the business of making residential real estate loans and accepting deposits. Its operations are conducted solely through its main office located in Sidney, Ohio. The Association's market area consists of Shelby and surrounding counties.

Use  of  Estimates  in the  Preparation  of  Financial  Statements:  To  prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents are defined as cash on hand, deposits with financial institutions, overnight deposits and time deposits with an original maturity of 90 days or less. Overnight deposits are sold for one-day periods. The Corporation reports net cash flows for customer loan and deposit transactions, as well as short-term borrowings under its cash management line of credit with the Federal Home Loan Bank of Cincinnati.

Securities: Securities are classified into held-to-maturity and available-for-sale categories. Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and the ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Available-for-sale securities are carried at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

Realized gains and losses on sales of securities are determined using the amortized cost of the specific security sold. Amortization of premiums and accretion of discounts are recorded as interest income from securities.

Loans Receivable: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses and charge-offs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

Statement of Financial Accounting Standards (SFAS) No. 114, as amended by SFAS No. 118, was adopted July 1, 1995. These Standards require recognition and measurement of impaired loans. Loan impairment is reported when full payment under the loan terms is not expected. The carrying values of impaired loans are reduced to the present value of expected future cash flows, or to the fair value of collateral if the loan is collateral dependent, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as bad debt expense. The effect of adopting these Standards did not affect the allowance for loan losses during fiscal 1997 or 1996.

Loan impairment is evaluated in total for smaller-balance loans of similar nature such as residential first mortgage loans secured by one- to four-family residences, residential construction loans, credit card, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in future payments and due to the passage of time are reported as part of the provision for loan losses.

Real Estate Owned: Real estate acquired in settlement of loans is initially reported at estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate. The Corporation had no real estate owned at year-end 1997 or 1996.

Premises and Equipment: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk: The Corporation's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single family residences located in its primary lending area of Shelby County, Ohio. Mortgage loans comprise approximately 97% of the Corporation's loan portfolio at June 30, 1997 and 1996. The remaining 3% of the portfolio consists of consumer loans secured by automobiles, deposit balances at the Association and various other assets.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Earnings per Common Share: Earnings per common share is computed by dividing net income by the weighted average number of shares outstanding during the year. As more fully discussed in Note 2, the Association converted from mutual to stock ownership with the concurrent formation of a holding company effective April 25, 1997. Accordingly, earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation since April 25, 1997. The weighted average number of shares outstanding during the period ended June 30, 1997 was 1,644,981. Unreleased ESOP shares are not considered to be outstanding shares for the purpose of determining the weighted average number of shares used in the earnings per common share calculation. No earnings per common share is shown for the years ended June 30, 1996 and 1995, as prior to April 25, 1997, the Association was a mutual company. The financial information for the year ended June 30, 1996 and 1995 reflects the Association prior to the conversion.

Reclassification:  Reclassification  of  certain  amounts  in the  1996 and 1995 consolidated financial statements have been made to conform to the 1997 presentation.


NOTE 2 - CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS
AND LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF
A HOLDING COMPANY

On November 8, 1996, the Board of Directors of the Association unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company, Peoples-Sidney Financial Corporation. The conversion was consummated on April 25, 1997 by amending the Association's charter and the sale of the holding company's common stock in an amount equal to the market value of the Association after giving effect to the conversion. A total of 1,785,375 common shares of the Corporation were sold at $10.00 per share and net proceeds from the sale were $17,217,944 after deducting the costs of conversion.

The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds were invested in the capital stock issued by the Association to the Corporation as a result of the conversion.

At the time of conversion, the Association established a liquidation account which was equal to its regulatory capital as of the latest practicable date prior to the conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

NOTE 2 - CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS
AND LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF
A HOLDING COMPANY (Continued)

Under Office of Thrift Supervision ("OTS") regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.


NOTE 3 - SECURITIES

The amortized cost and estimated fair values of securities at June 30, 1997 and 1996 are summarized as follows:

                                                                Gross           Gross          Estimated
                                               Amortized     Unrealized      Unrealized          Fair
                                                 Cost           Gains          Losses            Value
                                                 ----           -----          ------            -----
1997
----

Securities available for sale
    U.S. Government agencies               $     1,999,060    $   13,742                    $    2,012,802
                                           ===============    ==========                    ==============

Securities held to maturity
    U.S. Government agencies               $     1,999,375                  $     2,580     $    1,996,795
                                           ===============                  ===========     ==============

1996

Securities held to maturity
    U.S. Government agencies               $     2,598,404    $      600    $    23,014     $    2,575,990
                                           ===============    ==========    ===========     ==============

The amortized cost and estimated fair value of securities at year-end 1997, by contractual maturity, are shown below. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             Estimated
                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                            ----               -----
        Securities available for sale
           Due after one year through five years                       $    1,999,060    $     2,012,802
                                                                       ==============    ===============

        Securities held to maturity
           Due in one year or less                                     $      999,375    $       997,965
           Due after one year through five years                            1,000,000            998,830
                                                                       --------------    ---------------
                                                                       $    1,999,375    $     1,996,795
                                                                       ==============    ===============

No securities were pledged as collateral at year-end 1997 or 1996. No securities were sold during the years ended June 30, 1997, 1996 and 1995.


NOTE 4 - LOANS RECEIVABLE

Year-end loans receivable are summarized as follows:

                                                                              1997              1996
                                                                              ----              ----
           Mortgage loans:
                1-4 family residential                                  $    75,808,323   $     65,448,109
                Multi-family residential                                        219,153            485,379
                Commercial real estate                                        5,842,476          5,301,864
                Real estate construction and
                  development                                                 6,551,430          7,090,779
                Land                                                          1,446,838          1,342,146
                    Total mortgage loans                                     89,868,220         79,668,277
           Consumer and other loans                                           2,314,263          2,549,131
                                                                        ---------------   ----------------
                    Total loans receivable                                   92,182,483         82,217,408
           Less:
                Allowance for loan losses                                      (397,159)          (307,308)
                Loans in process                                             (2,702,795)        (3,507,850)
                Deferred loan fees                                             (158,190)          (169,590)
                                                                        ---------------   ----------------

                                                                        $    88,924,339   $     78,232,660
                                                                        ===============   ================

Activity in the allowance for loan losses for years ended June 30 is summarized as follows:

                                                                     1997           1996           1995
                                                                     ----           ----           ----
         Balance at beginning of year                          $    307,308   $    250,880    $    197,800
         Provision for losses                                       102,743         68,447          54,734
         Charge-offs                                                (21,645)       (14,748)         (3,733)
         Recoveries                                                   8,753          2,729           2,079
                                                               ------------   ------------    ------------

         Balance at end of year                                $    397,159   $    307,308    $    250,880
                                                               ============   ============    ============

As of and for the years ended June 30, 1997 and 1996, no loans were required to be evaluated for impairment on an individual loan basis within the scope of SFAS No. 114. Loans on nonaccrual status totaled approximately $719,000 and $826,000 at June 30, 1997 and 1996.

In the ordinary course of business, the Corporation has and expects to continue to have transactions, including borrowings, with its officers, directors and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Corporation. A summary of activity on loans with executive officers, directors and companies with which they are affiliated aggregating $60,000 or more to any one related party for the year ended June 30, 1997 is as follows:

         Balance at beginning of period                $      461,503
         New loans                                                 --
         Principal repayments                                 (49,101)
                                                       --------------

         Balance at end of period                      $      412,402
                                                       ==============

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable is summarized as follows:

                                                                                   1997            1996
                                                                                   ----            ----
         Loans                                                               $    635,372     $    542,937
         Interest-bearing deposits in other
           financial institutions                                                  50,311           40,017
         Securities                                                                49,779           40,008
                                                                             ------------     ------------

                                                                             $    735,462     $    622,962
                                                                             ============     ============

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment is summarized as follows:

                                                                                   1997            1996
                                                                                   ----            ----
         Land                                                                $    185,166    $     185,166
         Buildings and improvements                                               989,091          989,091
         Furniture and equipment                                                  564,022          552,434
                                                                             ------------     ------------
              Total cost                                                        1,738,279        1,726,691
         Accumulated depreciation                                                 982,993          929,020
                                                                             ------------     ------------

                                                                             $    755,286     $    797,671
                                                                             ============     ============

NOTE 7 - FEDERAL INCOME TAXES

The provision for federal income tax for the years ended June 30 consisted of the following:

                                                                      1997           1996          1995
                                                                      ----           ----          ----
         Current tax expense                                     $    324,719   $    396,004  $    375,725
         Deferred tax expense/(benefit)                               (12,778)        44,507        55,961
                                                                 ------------   ------------  ------------

                                                                 $    311,941   $    440,511  $    431,686
                                                                 ============   ============  ============

The sources of gross deferred tax assets and gross deferred tax liabilities for the years ended June 30 are as follows:

                                                                                   1997            1996
                                                                                   ----            ----
         Items giving rise to deferred tax assets
              Deferred loan fees                                             $     33,693     $     37,741
              Reserve for delinquent interest                                       8,092           10,108
              Other                                                                 2,824               81
                                                                             ------------     ------------
                  Total deferred tax assets                                        44,609           47,930

         Items giving rise to deferred tax liabilities
              Depreciation                                                        (43,727)         (43,428)
              Federal Home Loan Bank
                stock dividends                                                   (74,052)         (57,426)
              Allowance for loan losses                                           (58,055)         (91,079)
              Unrealized gain on securities available for sale                     (4,672)
                                                                             ------------     ------------
                  Total deferred tax liabilities                                 (180,506)        (191,933)
                                                                             ------------     ------------

                  Net deferred tax liability                                 $   (135,897)    $   (144,003)
                                                                             ============     ============

The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is primarily because of the difference between the cost and market value of ESOP shares released and nondeductible meals and entertainment and club dues expenses. The reconciled difference between the financial statement provision and the amounts computed by using the statutory rate for the years ended June 30 is as follows:

                                                                   1997            1996            1995
                                                                   ----            ----            ----
         Income taxes computed at the statutory
           tax rate on pretax income                         $    297,971    $    439,361     $    430,734
         Add tax effect of:
             ESOP                                                  11,559
             Nondeductible expenses and other                       2,411           1,150              952
                                                             ------------    ------------     ------------

                                                             $    311,941    $    440,511     $    431,686
                                                             ============    ============     ============

         Statutory tax rate                                          34.0%           34.0%            34.0%
                                                             ============    ============     ============
         Effective tax rate                                          35.6%           34.1%            34.1%
                                                             ============    ============     ============

Prior to the enactment of legislation discussed below, thrifts which met certain tests relating to the composition of assets had been permitted to establish reserves for bad debts and to make annual additions thereto which could, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "nonqualifying loans" was computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" could be computed under either the experience method or the percentage of taxable income method, based on an annual election.

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At June 30, 1997, the Association had approximately $581,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 1997, no bad debt reserves were recaptured as the Association met the residential lending requirements.

Retained earnings at June 30, 1997 and 1996 included approximately $1,732,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $589,000 at June 30, 1997 and 1996. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

NOTE 8 - DEPOSITS

A summary of deposits for the years ended June 30 is as follows:

                                                                              1997               1996
                                                                              ----               ----
         Noninterest-bearing
           demand deposits                                             $       150,161    $        117,725
         NOW accounts                                                        3,469,190           3,183,873
         Money market accounts                                                 776,507           1,236,293
         Savings accounts                                                   17,685,203          19,038,989
         Certificates of deposit                                            54,964,369          53,740,626
                                                                       ---------------    ----------------

                                                                       $    77,045,430    $     77,317,506
                                                                       ===============    ================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,219,000 and $4,343,000 at June 30, 1997 and 1996, respectively.
Deposits in excess of $100,000 are not insured by the FDIC.

The scheduled maturities of certificates of deposit as of June 30, 1997 are as follows:

                           1998                 $      31,961,931
                           1999                        15,687,169
                           2000                         4,294,322
                           2001                         2,224,668
                           2002                           796,279
                                                -----------------

                                                $      54,964,369
                                                =================


NOTE 9 - SAVINGS ASSOCIATION INSURANCE FUND  RECAPITALIZATION

Included in FDIC deposit insurance premium expense in the Statement of Income for the year ended June 30, 1997 is $455,901 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Association paid a one-time assessment in November, 1996 of $0.657 for each $100 in deposits as of March 31, 1995. As a result of the recapitalization, the Association began paying lower deposit insurance premiums in January, 1997.

NOTE 10 - RETIREMENT PLANS

Pension Plan: Prior to January 31, 1997, the Association maintained a noncontributory defined benefit pension plan covering all employees who met certain minimum service requirements. The Plan's funds were invested in certificates of deposit of the Association with varying maturities and interest rates, as selected by the trustees. The amount of benefit was computed based upon average monthly compensation and number of years of employment. The Association's policy was to fund the plan sufficiently to meet minimum funding requirements set forth in the Employees Retirement Income Security Act of 1974, plus such additional amounts as the Association may have determined to be appropriate up to the maximum amount deductible for federal income tax purposes.

On November 8, 1996, the Board of Directors approved a resolution to terminate the pension plan effective January 31, 1997. This eliminated the accrual of benefits for future services, except for additional benefits that accrued for employees during the Plan year beginning July 1, 1996. The nonvested accumulated benefit obligation as of January 31, 1997 became vested. The vested benefit obligation was settled by a lump-sum payment to each covered employee. The pension expense for the year ended June 30, 1997 was $29,617.

The following table sets forth the Plan's funded status and amounts recognized in the Corporation's financial statements at June 30, 1996.

         Actuarial present value of accumulated benefit obligation:
         Vested                                                               $       200,961
         Nonvested                                                                       377
                                                                              --------------
              Total accumulated benefit obligation                                   201,338
         Additional benefits based on estimated
           future salary levels                                                      219,340
              Projected benefit obligation                                           420,678
         Plan assets at fair value, consisting of
           certificates of deposit of the Association                                338,658
              Excess of projected benefit obligation
                 over plan assets                                                    (82,020)
         Items not yet recognized in income:
         Unrecognized transition amount                                               62,930
         Unrecognized prior service cost                                              23,350
         Unrecognized net gain                                                       (26,807)
         Contribution adjustment                                                      22,785
                                                                              --------------

         Prepaid pension cost                                                 $          238
                                                                              ==============

Net pension cost for the years ended June 30 included the following components:

                                                                                   1996            1995
                                                                                   ----            ----
         Service cost - benefits earned during the period                    $     24,407     $     26,407
         Interest cost on projected benefit obligation                             27,182           25,880
         Actual return on plan assets                                             (30,641)          20,693
         Net amortization and deferral                                             20,648          (29,496)
                                                                             ------------     ------------

                                                                             $     41,596     $     43,484
                                                                             ============     ============

Significant assumptions used in determining the net pension cost for 1996 and 1995 were:

         Discount rate                                             7.50%
         Rate of increase in compensation levels                   4.00
         Expected long-term rate of return on assets               5.00

Employee 401(k) and Profit Sharing Plan: In connection with the termination of its defined benefit pension plan, the Corporation adopted a 401(k) profit sharing plan on April 1, 1997. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $5,219 for fiscal 1997.


NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees of the Corporation and the Association. During July, 1997, the ESOP received a favorable determination letter from the Internal Revenue Service on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code.

The ESOP borrowed funds from the Corporation in order to acquire common shares of the Corporation. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Association's discretionary contributions to the ESOP and earnings on ESOP assets. All dividends on unallocated shares received by the ESOP are used to pay debt service. The shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. As payments are made and the shares are released from the suspense account, such shares will be validly issued, fully paid and nonassessable.

The  Corporation  accounts for its ESOP in accordance with Statement of Position
(SOP) 93-6. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $136,017 for the year ended June 30, 1997.

The ESOP shares as of June 30, 1997 were as follows:

         Allocated shares                                 10,202
         Unreleased shares                               132,628
              Total ESOP shares                          142,830
                                                  --------------
         Fair value of unreleased shares          $    1,865,081
                                                  ==============


NOTE 12 - REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. At June 30, 1997 and 1996, management believes the Association is in compliance with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1997 and 1996.

At year-end 1997 and 1996, the Association's actual capital levels (in thousands) and minimum required levels were:

                                                                                                     Minimum
                                                                                                  Required To Be
                                                                        Minimum Required         Well Capitalized
                                                                           For Capital        Under Prompt Corrective
                                                   Actual               Adequacy Purposes       Action Regulations
                                                   ------               -----------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
June 30, 1997
Total capital (to risk-weighted assets)      $  17,481     26.9%       $   5,208     8.0%       $   6,510    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         17,088     26.3            2,604     4.0            3,906     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 17,088     16.6            3,094     3.0            5,156     5.0
Tangible capital (to adjusted total assets)     17,088     16.6            1,547     1.5        N/A

June 30, 1996
Total capital (to risk-weighted assets)      $   9,520     16.8%       $   4,532     8.0%       $   5,666    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                          9,213     16.3            2,266     4.0            3,399     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                  9,213     10.6            2,607     3.0            4,345     5.0
Tangible capital (to adjusted total assets)      9,213     10.6            1,304     1.5        N/A

In addition to certain federal income tax considerations, the Office of Thrift Supervision (OTS) regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of payment of such dividends, be reduced below the amount required for the Liquidation Account, or below applicable regulatory capital requirements prescribed by the OTS.

OTS regulations applicable to all savings and loan associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days' prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed the greater of (1) 100% of its net earnings to date during the calendar year, plus an amount equal to one-half that which its total capital to assets ratio exceeded it required capital to assets ratio at the beginning of the calendar year, or (2) 75% of its net earnings for the most recent four-quarter period. Savings associations with total capital in excess of the capital requirements that have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

The Association currently meets all of its capital requirements and, unless the OTS determines that the Association is an institution requiring more than normal supervision, the Association may pay dividends in accordance with the foregoing provisions of OTS regulations.


NOTE 13 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
WITH OFF-BALANCE SHEET RISK

Various contingent liabilities are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Some financial instruments are used in the normal course of business to meet financing needs of customers and reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit risk in excess of the amount reported in the financial statements.

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, on extension of credit is based on management's credit evaluation and generally consists of residential or commercial real estate.

NOTE 13 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
WITH OFF-BALANCE SHEET RISK (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements.

As of year-end 1997 and 1996, the Corporation had commitments to make fixed rate commercial and residential real estate mortgage loans at current market rates approximating $156,000 and $581,000, and variable rate commercial and residential real estate mortgage loans at current market rates approximating $876,000 and $1,708,000. Loan commitments are generally for 30 days. The interest rates on fixed rate commitments were 8.25% at June 30, 1997 and ranged from 7.50% to 8.50% at June 30, 1996. The interest rates on variable rate commitments ranged from 7.25% to 8.50% at June 30, 1997 and 7.00% to 8.75% at June 30, 1996.

The Corporation also had unused lines of credit approximating $622,000 and $614,000 at year-end 1997 and 1996.

At June 30, 1997, the Association had a cash management line of credit enabling it to borrow up to $5,000,000 with the Federal Home Loan Bank (FHLB) of Cincinnati. The line of credit must be renewed on an annual basis. No borrowings were outstanding on this line of credit at year-end 1997 or 1996. As a member of the Federal Home Loan Bank system, the Association has the ability to obtain additional borrowings up to a maximum total of $15,250,000, including the line of credit. Advances under such borrowing agreement and the line of credit are collateralized by a blanket pledge of the Association's residential mortgage loan portfolio and its Federal Home Loan Bank stock. The average balance of borrowings outstanding during fiscal 1997 totaled $1,163,000, while there were no borrowings during fiscal 1996.

At June 30, 1997 and 1996, the Association was required to have $298,000 and $269,000 on deposit with its correspondent banks as a compensating clearing requirement.

The Association entered into employment agreements with certain officers of the Corporation and Association. The agreements provide for a term of one to three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which management personnel are eligible. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Association. The employment agreements also provide for vacation and sick leave.

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table shows the estimated fair values of the Corporation's financial instruments and the related carrying values for the years ended June 30, 1996 and 1997. Items which are not financial instruments are not included.

                                                                                       1997
                                                                       -----------------------------------
                                                                                              Estimated
                                                                            Carrying            Fair
                                                                              Value             Value
                                                                       ---------------    ----------------
         Financial assets:
              Cash and cash equivalents                                $     2,795,826    $      2,796,000
              Time deposits with other financial
                institutions                                                 5,000,000           5,000,000
              Securities available for sale                                  2,012,802           2,013,000
              Securities held to maturity                                    1,999,375           1,997,000
              Loans receivable, net                                         88,924,339          88,015,000
              Accrued interest receivable                                      735,462             735,000
              Federal Home Loan Bank stock                                     762,500             763,000

         Financial liabilities:
              Deposits                                                 $   (77,045,430)   $    (77,542,000)
              Accrued interest payable                                         (36,095)            (36,000)

                                                                                       1996
                                                                       -----------------------------------
                                                                                              Estimated
                                                                            Carrying            Fair
                                                                              Value             Value
                                                                       ---------------    ----------------
         Financial assets:
              Cash and cash equivalents                                $     2,720,809    $      2,721,000
              Time deposits with other financial
                institutions                                                 1,100,000           1,102,000
              Securities held to maturity                                    2,598,404           2,576,000
              Loans receivable, net                                         78,232,660          77,744,000
              Accrued interest receivable                                      622,962             623,000
              Federal Home Loan Bank stock                                     667,000             667,000

         Financial liabilities:
              Deposits                                                 $   (77,317,506)   $    (77,736,000)
              Accrued interest payable                                         (81,871)            (82,000)

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
(Continued)

The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Carrying value is considered to approximate fair value for Federal Home Loan Bank stock, for loans that contractually reprice at intervals of less than one year, for accrued interest receivable, for deposit liabilities subject to immediate withdrawal and for accrued interest payable. The fair values of fixed-rate loans, loans that reprice less frequently than each year, time deposits with other financial institutions and certificates of deposit are approximated by a discount rate value technique utilizing estimated market interest rates as of June 30, 1997 and 1996, respectively. The fair values of unrecorded commitments at June 30, 1997 and 1996 are not material.

While these estimates are based on management's judgment of the appropriate valuation factors, the Corporation can give no assurance that, if the Corporation were to have liquidated such items at June 30, 1997 and 1996, the estimated fair values would necessarily have been realized. The estimated fair values should not be considered to apply at subsequent dates.

Other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures. These would include, among others, such items as property and equipment, other assets and the intangible value of the Corporation's customer base and profit potential.


NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 1997 and for the period beginning April 25, 1997, the effective date of the conversion, through June 30, 1997 is as follows:

                             CONDENSED BALANCE SHEET
                                  June 30, 1997
     Assets
     Cash and cash equivalents                            $        290,815
     Investment in subsidiary                                   17,097,380
     Loans receivable                                            8,326,279
                                                          ----------------

         Total assets                                     $     25,714,474
                                                          ================

     Liabilities
     Other liabilities                                    $          2,761

     Shareholders' Equity                                       25,711,713

         Total liabilities and shareholders' equity       $     25,714,474
                                                          ================

NOTE 15 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(Continued)

                          CONDENSED STATEMENT OF INCOME
                         April 25, 1997 - June 30, 1997
     Income
     Interest on loans                                     $         23,006
     Operating expenses                                              14,884
                                                           ----------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                           8,122
     Income tax expense                                               2,761
                                                           ----------------
     Income before equity in undistributed
       earnings of subsidiary                                         5,361
     Equity in undistributed earnings of subsidiary                 144,937

     Net income                                            $        150,298
                                                           ================

                     CONDENSED STATEMENT OF CASH FLOWS April
                            25, 1997 - June 30, 1997
     Cash flows from operating activities
     Net income                                            $       150,298
     Adjustments to reconcile net income
       to cash provided by operations:
         Equity in undistributed income of subsidiary             (144,937)
         Net change in other liabilities                             2,762
              Net cash from operating activities                     8,123

     Cash flows from investing activities
     Purchase of stock in Peoples Federal Savings and
       Loan Association                                         (8,608,972)
     Loan to ESOP                                               (1,428,300)
     Loan to subsidiary                                         (7,000,000)
     Proceeds from loan principal repayments                       102,020
                                                           ---------------
              Net cash from investing activities               (16,935,252)

     Cash flows from financing activities
     Proceeds from issuance of common stock,
       net of conversion costs                                  17,217,944

     Net change in cash and cash equivalents                       290,815
     Cash and cash equivalents at beginning of year

     Cash at end of year                                   $       290,815
                                                           ===============

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 11:00 a.m., Sidney, Ohio time on October 10, 1997 at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.

STOCK LISTING

Peoples-Sidney Financial Corporation common stock is traded on the National Association of Securities Dealers, Inc. National Market under the symbol "PSFC".

PRICE RANGE OF COMMON STOCK

The per share price range of the common stock for each quarter since the common stock began trading on April 25, 1997 was as follows:

FISCAL 1997               HIGH                 LOW                 DIVIDENDS
-----------               ----                 ---                 ---------
Fourth Quarter        $    14 1/16       $     12 7/8              $    --

(1) Reflects the period from April 25, 1997 through June 30, 1997.

The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. Automated Quotation System.

At August 8, 1997, there were 1,785,375 shares of Peoples-Sidney Financial Corporation common stock issued and outstanding (including unallocated ESOP shares) and there were 990 holders of record.

SHAREHOLDERS AND GENERAL INQUIRIES                   TRANSFER AGENT

Douglas Stewart, President                           Registrar and Transfer Co.
Peoples-Sidney Financial Corporation                 10 Commerce Drive
101 East Court Street
P.O. Box 727                                         Cranford, NJ  07016
Sidney, Ohio 45365-3021
(937) 492-6129

ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1997, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                              CORPORATE INFORMATION
CORPORATION AND ASSOCIATION ADDRESS

101 East Court Street                                         Telephone:      (937) 492-6129
P.O. Box 727                                                  Fax:            (937) 498-4554
Sidney, Ohio 45365


DIRECTORS OF THE BOARD

Douglas Stewart                                                Richard T. Martin (Chairman of the Board)
     President and Chief Executive Officer of                        Certified Public Accountant, in private
     Peoples Federal Savings and Loan Association                    practice


Robert W. Bertsch                                              Harry N. Faulkner
     Retired Treasurer of Peoples Federal                            Partner in the law firm of Faulkner,
                                                                     Garmhausen, Keister & Shenk LPA

*George R. Hoellrich                                           James W. Kerber
     Retired President and Chief Executive                           Owner of James W. Kerber CPA, a private
     Officer of Peoples Federal                                      practice accounting firm

John W. Sargeant                                               Officers of the Corporation and the Association:
     Part Owner of Sidney Tool and Die Co. and
     BenSar Development, a warehouse provider                  Douglas Stewart, President & CEO
                                                               David R. Fogt, VP Financial Services and
                                                                 Operations
                                                               Gary N. Fullenkamp, VP Mortgage Loans
                                                                 and Corporate Secretary
                                                               Debra A. Geuy, Treasurer

*Board Member of the Association Only




Special Counsel                                                Independent Auditors

Silver, Freedman & Taff, L.L.P.                                Crowe, Chizek and Company LLP
1100 New York Avenue, N.W.                                     One Columbus
Washington, D.C. 20005-3934                                    10 West Broad Street
                                                               Columbus, OH  43215