Form 10KSB, Exhibit 13
period 1998-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 1998-09-25
CIK 1031340

PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 1998

                      PEOPLES-SIDNEY FINANCIAL CORPORATION

                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 1998











                                    CONTENTS






TO OUR SHAREHOLDERS.....................................................       2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION........................       4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS.......................................       4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA........................................................       6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS...................................       8

REPORT OF INDEPENDENT AUDITORS .........................................      21

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets ......................................      22

      Consolidated Statements of Income ................................      23

      Consolidated Statements of Shareholders' Equity ..................      24

      Consolidated Statements of Cash Flows ............................      25

      Notes To Consolidated Financial Statements .......................      27

SHAREHOLDER INFORMATION.................................................      44

CORPORATE INFORMATION...................................................      45

[GRAPHIC-PHOTO OF          ]



Dear Fellow Shareholder:

Peoples-Sidney Financial Corporation posted a record year in 1998!

In this letter, I will highlight where the Corporation has been and, through strategic planning, where the Corporation is heading as we move toward the new millenium.


RECORD EARNINGS

The Corporation's goal of achieving historically high net income was met. Net income for the year ended June 30, 1998 reached $1,233,309, or $.74 per share. These earnings were achieved as the result of increased loan demand supported by steady deposits and stable interest rates. Our loan-to-deposit ratio exceeded 120% meaning that the Corporation invested all available funds in mortgage, consumer and other loans in order to earn maximum returns for our Corporation and our shareholders and to better serve our community.


FACILITIES EXPANSION

In late 1997, we announced plans to construct our first branch office in Anna, Ohio, a diverse and growing community located within our county. As you review this letter, final preparations are being made for the grand opening of the facility. We look forward to serving the Anna residents and business community by building upon our current relationships and expanding our products and services.

In May 1998, we announced plans to expand our presence into Jackson Center, Ohio, and to establish another full-service branch office. Jackson Center is located in Northeast Shelby County. In anticipation of an October opening, we are completing the remodeling of our leased space and hiring talented personnel to promote our "community" banking products and services to the residents of the Jackson Center area.


CAPITAL MANAGEMENT

Since our conversion to a stock company in April 1997, your directors and management team have been carefully evaluating the "new" capital infusion as a result of the overwhelming response to our public offering.

We realize that the investment community looks carefully for favorable "return on assets" and "return on equity" ratios. Our Board is committed to analyze all possibilities to keep our capital level manageable, and, over a period of time, strive to reach reasonable returns on capital. This will be accomplished as we continue to grow the Corporation and examine other means to add value for our shareholders. This year, as a result of our evaluation, the Board of Directors declared a special cash distribution of $4.00 per share and also announced a stock repurchase program.

YEAR 2000 ISSUE

As with all financial service providers, our operations are heavily dependent on information technology systems. Management has been working with the companies that supply or service our information technology systems to identify and remedy any potential Year 2000 problems. We will continue to access and test our systems to assure compliance into 2000 and beyond.


OUR PEOPLE, PRODUCTS AND COMMUNITIES

Peoples Federal's success over the years can be traced directly to the talent, dedication and enthusiasm of our employees at every level. The benefits of hiring the best people available as we expand our facilities are foremost in our planning.

From the beginning, we have focused upon our customers - much more than just serving them - by truly getting to know them and their banking needs. We continually examine our products and services to meet our customers' evolving needs. We believe that our customers expect to continue to work with persons that they have known and trust. Our Mission in Sidney, Anna and Jackson Center is to bring "hometown" banking services to the residents and business communities for the long term. We want to be the "Peoples" choice and build relationships that will extend from generation to generation.

In conclusion, we are pleased with the current positioning of our Corporation in an ever-changing business environment. While we cannot assure the stock market's continual rise or a repeat of our past years' performance, we can promise that our management team is committed to being a long-term player in the financial services arena. The Board, officers and employees of the Corporation appreciate the confidence of your support. We invite you to encourage you family and friends to use our services.


                                                          Sincerely,




                                                          Douglas Stewart
                                                          President and CEO

BUSINESS OF PEOPLES-SIDNEY
FINANCIAL CORPORATION

Peoples-Sidney Financial Corporation (the "Corporation"), a unitary thrift holding company incorporated under the laws of the State of Delaware, owns all of the issued and outstanding capital stock of Peoples Federal Savings and Loan Association (the "Association"), a savings and loan association chartered under the laws of the United States. On April 25, 1997, the Corporation acquired all of the common stock issued by the Association upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). The Corporation's activities have been limited primarily to holding the common shares of the Association.

Serving the Sidney, Ohio area since 1886, the Association conducts business from its office at 101 East Court Street, Sidney, Ohio. The Association's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgages and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, consisting primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations and various types of short-term liquid assets.

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

MARKET PRICE OF THE CORPORATION'S
COMMON SHARES AND RELATED
SHAREHOLDER MATTERS

The Corporation had 1,775,375 common shares outstanding on August 7, 1998, held of record by approximately 952 shareholders. Price information with respect to the Corporation's common shares is quoted on The Nasdaq National Market System. The high and low trading prices for the common shares of the Corporation as quoted by The Nasdaq Stock Market, Inc., and cash dividends paid by quarter are shown below.

                                            September 30,      December 31,      March 31,         June 30,
                                                1997              1997             1998              1998
                                          --------------     -------------    ------------     --------------
              High                        $        17.00     $       18.50    $      18.63     $        24.38
              Low                                  13.63             13.38           17.50              17.00
              Cash Dividends(1)                      .05               .07             .07               4.07

The trading price for the common shares of the Corporation from April 25, 1997, the date of formation, to June 30, 1997, as quoted by The Nasdaq Stock Market, Inc., ranged from $12.88 to $14.06. No dividends were paid during the year ended June 30, 1997.
---------------

(1) Cash dividends for the quarter ended June 30, 1998 include a $4.00 per share special return of capital distribution.

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

OTS regulations applicable to all savings and loan associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed the greater of (1) 100% of its net earnings to date during the calendar year, plus an amount equal to one-half that which its total capital to assets ratio exceeded its required capital to assets ratio at the beginning of the calendar year, or (2) 75% of its net earnings for the most recent four-quarter period. Savings associations with total capital more than the capital requirements that have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

The Association currently meets all of its capital requirements and, because the OTS has not determined that the Association is an institution requiring more than normal supervision, the Association may pay dividends in accordance with the foregoing provisions of OTS regulations.

SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of and other data regarding the Corporation at the dates and for the periods indicated. As the conversion was completed on April 25, 1997, information before the year ended June 30, 1997 is for the Association.

Selected Financial Condition                                            At June 30,
----------------------------             --------------------------------------------------------------------------
  and Other Data:                             1998          1997            1996            1995           1994
  ---------------                        ------------   -------------   ------------   ------------    ------------
                                                                       (In thousands)
Total amount of:
     Assets                              $    105,903   $     103,142   $     86,882   $     78,976    $     76,134
     Time deposits with other
       financial institutions                     100           5,000          1,100              -               -
     Securities available for sale              4,016           2,013              -              -               -
     Securities held to maturity                    -           1,999          2,598          3,098           3,596
     FHLB stock                                   847             763            667            622             572
     Loans receivable, net (1)                 94,053          88,924         78,233         71,933          66,610
     Deposits                                  79,054          77,045         77,318         70,306          68,367
     Borrowed funds                             7,000               -              -              -               -
     Shareholders' equity (2)                  19,626          25,712          9,213          8,361           7,526
                                                                    Year ended June 30,
                                         --------------------------------------------------------------------------
Selected Operations Data:                     1998          1997            1996            1995           1994
-------------------------                ------------   -------------   ------------   ------------    ------------
                                                                    (In thousands)
Interest and dividend income             $      8,067   $       7,189   $      6,513   $      5,725    $      5,071
Interest expense                                3,944           4,051          3,706          2,968           2,637
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             4,123           3,138          2,807          2,757           2,434
Provision for loan losses                          41             103             68             55              83
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     4,082           3,035          2,739          2,702           2,351
Service fees and other charges                     63              63             57             60              65
Noninterest expense                             2,205           2,222          1,504          1,495           1,427
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes and
  accounting change                             1,940             876          1,292          1,267             989
Income tax expense                                707             312            440            432             334
Cumulative effect of change in
  accounting for income taxes                       -               -              -              -             (69)
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      1,233   $         564   $        852   $        835    $        586
                                         ============   =============   ============   ============    ============
Earnings per common
  share - basic (3)                      $        .74   $        .09
                                         ============   ============
Earnings per common
  share - diluted (3)                    $        .74   $        .09
                                         ============   ============
Dividends declared per share (3)         $       4.26   $          -
                                         ============   ============

6

                                                             At or for the year ended June 30,
                                              -----------------------------------------------------------------
Selected Financial Ratios and                  1998          1997            1996            1995          1994
-----------------------------                 -----         -----           -----           -----         -----
  Other Data:
  -----------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         1.17%         0.60%           1.01%           1.07%         0.79%
     Return on equity (ratio of net
       income to average equity) (2)           4.77          4.70            9.70           10.55          8.10
     Interest rate spread (4):
       Average during period                   2.78          2.81            2.97            3.30          3.05
       End of period                           2.63          2.62            2.74            3.08          2.99
     Net interest margin (5)                   4.01          3.45            3.41            3.66          3.35
     Ratio of operating expense to
       average total assets                    2.10          2.38            1.78            1.93          1.91
     Ratio of average interest-earning
       assets to average interest-
       bearing liabilities                     1.32x         1.14x           1.10x           1.09x         1.08x
Quality Ratios:
     Nonperforming assets to total
       assets at end of period (6)             0.91%         0.84%           1.41%           1.80%         2.10%
     Allowance for loan losses to
       nonperforming loans                    44.41         45.78           25.14           17.70         12.98
     Allowance for loan losses to
       gross loans receivable (7)              0.44          0.43            0.37            0.33          0.29
Capital Ratios:
     Shareholders' equity to total
       assets at end of period (2)            18.53         24.93           10.60           10.59          9.88
     Average equity to average
       assets (2)                             24.59         12.87           10.43           10.24          9.70
Other Data:
     Number of full service offices            1             1               1               1             1

-----------
(1) Loans receivable are shown net of loans in process, net deferred loan origination fees and the allowance for loan losses.
(2)  Retained earnings only before June 30, 1997.
(3) Earnings and dividends per share are not applicable for any of the periods presented before June 30, 1997 due to the Association's mutual form of ownership before April 25, 1997. Earnings per share for the period ended June 30, 1997 were computed based on net income of the Corporation from April 25, 1997 to June 30, 1997. The dividends for 1998 include a $4.00 per share special return of capital distribution.
(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(7)  Gross loans receivable are stated at unpaid principal balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

General

The following is management's analysis of the Corporation's financial condition and results of operations as of and for the year ended June 30, 1998, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

On November 8, 1996, the Board of Directors of the Association unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company, Peoples-Sidney Financial Corporation. The conversion was consummated on April 25, 1997 by amending the Association's charter and the sale of the Corporation's common stock in an amount equal to the market value of the Association after giving effect to the conversion. A total of 1,785,375 common shares of the Corporation were sold at $10.00 per share and net proceeds from the sale were $17,217,944 after deducting the costs of conversion.

The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Association to the Corporation because of the conversion.

The Corporation is a financial intermediary primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located in Shelby, Logan, Auglaize, Miami, Darke and Champaign Counties, Ohio. The Corporation also originates, to a lesser extent, loans for the construction of one- to four-family residential real estate, loans secured by multi-family residential real estate (over four units) and nonresidential real estate, and consumer and commercial business loans and invests in U.S. government obligations, interest-bearing deposits in other financial institutions and other investments permitted by applicable law.


Forward Looking Statements

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Corporation is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


Financial Condition

Total assets at June 30, 1998 were $105.9 million compared to $103.1 million at June 30, 1997, an increase of $2.8 million, or 2.7%. The increase in total assets was primarily due to an increase in loans funded by proceeds from maturities of time deposits in other financial institutions and increased deposits.

$4.9 million net maturities of time deposits with other financial institutions were redirected to provide for loan growth. The excess of such funds, which were not used to fund loan growth, were invested in interest-bearing deposits with other banks and overnight deposits to provide liquidity for future loan growth. Interest-bearing deposits with other banks increased $794,000 and overnight funds increased $1.0 million from June 30, 1997 to June 30, 1998. Total securities remained relatively unchanged as funds provided by maturities of securities classified as held to maturity were reinvested in securities classified as available for sale.

Loans receivable increased $5.2 million from $88.9 million at June 30, 1997 to $94.1 million at June 30, 1998. The Corporation experienced increases in all mortgage loan categories except for land. The largest increase was in one- to four-family residential real estate loans which increased $3.9 million while multi-family residential and commercial real estate loans increased a combined total of $1.2 million. The increase in total mortgage loans is reflective of a strong local economy coupled with attractive loan rates and products compared to local competition. The Corporation has not changed its philosophy regarding pricing or underwriting standards during the year.

The Corporation's consumer and other loan portfolio decreased $160,000 between June 30, 1997 and June 30, 1998. Consumer loans remain a small portion of the entire loan portfolio and represented only 2.2% and 2.5% of gross loans at June 30, 1998 and June 30, 1997.

Total deposits increased $2.1 million from $77.0 million at June 30, 1997 to $79.1 million at June 30, 1998. The Corporation experienced increases in all types of deposits other than negotiable orders of withdrawal ("NOW") accounts, which decreased only slightly. The majority of deposit growth was in savings accounts, which increased by $770,000 and certificates of deposit which, increased by $1.1 million. Management believes the shift of funds between savings and NOW accounts is the result of normal patterns of consumer use of funds. Certificate of deposit growth has been due to normal operating procedures as the Corporation has not used any special promotions to attract increased volume. All certificates of deposit mature within five years with the majority maturing in the next two years.

Borrowed funds totaled $7.0 million at June 30, 1998 while there were no borrowings at June 30, 1997. The Association borrowed $7.0 million under a ten year fixed rate advance from the Federal Home Loan Bank of Cincinnati ("FHLB") to fund a $4.00 per share tax-free return of capital totaling $7.1 million. The Corporation paid the return of capital on June 26, 1998 as a means of reducing the excess capital provided from the stock conversion.

As an additional source of liquidity, the Association maintains a $5.1 million cash management line-of-credit with the FHLB. There were no advances outstanding under this line of credit at June 30, 1998 or 1997. Advances are variable rate and can be prepaid at any time without penalty. Advances may be obtained from the FHLB to fund future loan growth and liquidity.

Total shareholders' equity decreased $6.1 million from $25.7 million at June 30, 1997 to $19.6 million at June 30, 1998. The net decrease is due to the return of capital discussed above.

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


Comparison of Results of Operations for the Year Ended June 30, 1998 and June 30, 1997

Net Income. The Corporation earned net income of $1,233,000 for the year ended June 30, 1998 compared to net income of $564,000 for the year ended June 30, 1997. The increase in net income was primarily due to an increase in net interest income and reduced FDIC deposit insurance premiums partially offset by an increase in the noninterest expense categories of compensation and benefits, state franchise taxes and other expense.

Net Interest Income. Net interest income totaled $4,123,000 for the year ended June 30, 1998 compared to $3,138,000 for the year ended June 30, 1997, an increase of $985,000, or 31.4%. The change in net interest income is attributable to higher average balances of interest-earning assets funded with the proceeds from the mutual to stock conversion.

Interest and fees on loans increased $658,000, or 9.7%, from $6,805,000 for the year ended June 30, 1997 to $7,463,000 for the year ended June 30, 1998. The increase in interest income was due to higher average loans receivable, related primarily to the origination of new one- to four-family first mortgages. Additionally, interest on loans was also enhanced by a slight increase in the average yield earned on loans from 8.06% for the year ended June 30, 1997 to 8.09% for the year ended June 30, 1998.

Interest earned on securities totaled $252,000 for the year ended June 30, 1998 compared to $141,000 for the year ended June 30, 1997. Similarly, interest on interest-bearing demand, time and overnight deposits with other financial institutions increased $100,000 for the year ended June 30, 1998 compared to the year ended June 30, 1997. The increases were the result of higher average balances of securities and interest-bearing deposits partly offset by decreases in the average yields earned on such investments.

Dividends on FHLB stock increased slightly over the comparable periods due to an increase in the number of shares of FHLB stock owned combined with an increase in the dividend rate paid by the FHLB.

Interest paid on deposits decreased $47,000 for the year ended June 30, 1998 compared to the year ended June 30, 1997. There was little change in the interest paid on deposits as the average balance and mix of the deposit portfolio remained fairly stable while the average cost of deposits decreased slightly from 5.09% for the year ended June 30, 1997 to 5.06% for the year ended June 30, 1998.

Interest paid on borrowed funds totaled $6,000 for the year ended June 30, 1998 compared to $65,000 for the year ended June 30, 1997. The decrease was a result of a decrease in the average level of borrowings over the comparable period. The Corporation did not borrow funds during 1998 until June 25, 1998 to fund the return of capital discussed previously. Throughout 1997, the Corporation used short-term advances from the FHLB to provide liquidity for loan growth. Management expects interest paid on borrowed funds to significantly increase in the future as a result of the $7.0 million ten year, fixed-rate, interest-only advance borrowed at the end of 1998 to fund the return of capital. The annual interest expense related to the advance, assuming no principal repayment, will be $429,000.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 1998 totaled $41,000 compared to $103,000 for the year ended June 30, 1997, a decrease of $62,000, or 60.2%. The allowance for loan losses totaled $426,000, or 0.44% of total loans receivable and 44.4% of total nonperforming loans at June 30, 1998, compared with $397,000, or 0.43% of total loans receivable and 45.8% of total nonperforming loans at June 30, 1997. The reduction in the provision is reflective of the fact that the Corporation has not experienced significant charge-offs in any period presented. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up an insignificant portion of the Corporation's total loan portfolio. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income. Notwithstanding the charge-off history, as well as a low volume of non-performing loans, management believes it is prudent to continue to increase the allowance for loan losses as total loans increase. Accordingly, management anticipates it will continue its provisions to the allowance for loan losses as loan growth continues.

Noninterest   income.   Noninterest  income  includes  service  fees  and  other
miscellaneous income and totaled $63,000 for each of the years ended June 30, 1998 and 1997.

Noninterest expense. Noninterest expense totaled $2,205,000 for the year ended June 30, 1998 compared to $2,222,000 for the year ended June 30, 1997, a decrease of $17,000, or 0.8%. Increases in compensation and benefits, state franchise taxes and other expenses were offset by a decrease in the FDIC deposit insurance premiums.

Compensation and benefits expense increased $216,000, or 24.7%. The increase is the result of normal, annual merit increases, the addition of new employees and the added expense of employee benefit plans. The expense related to the employee stock ownership plan increased as the Corporation was able to allocate more shares to participants in 1998. Compensation expense related to the ESOP was $250,000 for the year ended June 30, 1998 compared to $136,000 for the year ended June 30, 1997. The Corporation also implemented a Management Recognition Plan ("MRP") in May, 1998. State franchise taxes increased $80,000, or 59.7%, due to the change in corporate structure during fiscal 1997 and the resulting tax impact of higher capital levels at the Association and earnings at the Corporation. The third and fourth quarters of fiscal 1998 were the first periods impacted by the capital raised in the conversion. The increase in other expense was attributable to increases in director fees, professional service fees and printing costs. These increases were largely related to the conversion to stock ownership.

The FDIC deposit insurance premium was $49,000 for the year ended June 30, 1998 compared to $560,000 for the year ended June 30, 1997. Included in the year ended June 30, 1997 was a special deposit insurance assessment of $456,000 resulting from legislation enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. The SAIF was below the level required by law because a significant portion of the assessments paid into the SAIF by thrifts, like the Association, were used to pay the cost of prior thrift failures. The legislation called for a one-time assessment estimated at $0.657 for each $100 in deposits held as of March 31, 1995. Because of the recapitalization of the SAIF, the disparity between bank and thrift insurance assessments was reduced. Thrifts had been paying assessments of $.23 per $100 of deposits, which, for most thrifts, was reduced to $.064 per $100 in deposits in January 1997 and will be reduced to $.024 per $100 in deposits no later than January 2000.

The legislation also provides for the merger of the SAIF and the Bank Insurance Fund (BIF) effective January 1, 1999, assuming there are no savings associations under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. If such legislation were enacted, the Association could be required to convert to a different financial institution charter and possibly become subject to more restrictive activity limits. The Association cannot predict the probability of the enactment of any such legislation.

Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in income before income taxes. The provision for income taxes totaled $706,000 for the year ended June 30, 1998 compared to $312,000 for the year ended June 30, 1997, a increase of $394,000, or 126.3%. The effective tax rates were 36.4% and 35.6% for the years ended June 30, 1998 and 1997, respectively.

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

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable-year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At June 30, 1998, the Association had approximately $581,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established.

Comparison of Results of Operations for the Year Ended June 30, 1997 and June 30, 1996

Net Income. The Corporation earned net income of $564,000 for the year ended June 30, 1997, compared to net income of $852,000 for the year ended June 30, 1996. The decrease in net income was primarily the result of the special deposit-insurance assessment discussed previously.

Net Interest Income. Net interest income totaled $3,138,000 for the year ended June 30, 1997 compared to $2,807,000 for the year ended June 30, 1996, an increase of $331,000, or 11.8%. The change in net interest income is attributable to higher average balances of interest-earning assets partially offset by an overall increase in the cost of funds on an increased volume of interest-bearing liabilities. The increase in the cost of funds was attributable to a larger portion of the deposit base being in higher yielding certificates of deposit and an increased level of borrowed funds.

Interest and fees on loans increased $757,000, or 12.5%, from $6,048,000 for the year ended June 30, 1996 to $6,805,000 the year ended June 30, 1997. The increase in interest income was due to higher average loans receivable, partially offset by a decline in the average yield earned on loans from 8.17% for the year ended June 30, 1996 to 8.06% for the year ended June 30, 1997.

Interest earned on securities totaled $141,000 for the year ended June 30, 1997 compared to $150,000 for the year ended June 30, 1996. The decrease was a result of lower average balances of securities partially offset by an increase in the average yield earned.

Interest on interest-bearing deposits and overnight deposits decreased $76,000 for the year ended June 30, 1997 compared to the year ended June 30, 1996. The decline was the result of lower average balances of interest-bearing demand, time and overnight deposits, offset by slightly higher rates earned.

Dividends on FHLB stock increased slightly for the year ended June 30, 1997, compared to the year ended June 30, 1996, primarily due to an increase in the number of shares of FHLB stock owned.

Interest paid on deposits increased $279,000 for the year ended June 30, 1997 compared to the year ended June 30, 1996. The increase in interest expense was due to an increase in average deposit balances combined with an increase in the cost of funds. The average cost of deposits increased from 4.94% for the year ended June 30, 1996, to 5.09% for the year ended June 30, 1997. The increase in the average cost of deposits was the result of a shift in deposit accounts from savings and demand deposit accounts to higher yielding certificates of deposits as a result of special interest rate promotions for certificates of deposit. Certificates of deposit increased from 69.5% of total deposits at June 30, 1996 to 71.3% of total deposits at June 30, 1997. The yield on certificates of deposits was 5.84% for the year ended June 30, 1996, compared to 5.93% for the year ended June 30, 1997, while the average yield on savings and demand deposit accounts increased from 2.91% for the year ended June 30, 1996 to 2.96% for the year ended June 30, 1997.

The Corporation borrowed funds for the first time from the FHLB during the year ended June 30, 1997. The borrowings were used as a source of short-term liquidity to provide funding for loan demand and were repaid before year-end. Interest on the borrowings totaled $65,000 for the year ended June 30, 1997. The average yield paid on the borrowings was 5.59%.

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 1997 totaled $103,000 compared to $68,000 for the year ended June 30, 1996, an increase of $35,000, or 51.5%. The allowance for loan losses totaled $397,000, or 0.43% of total loans receivable and 45.8% of total nonperforming loans at June 30, 1997, compared with $307,000, or 0.37% of total loans receivable and 25.1% of total nonperforming loans at June 30, 1996. The increase in the provision for loan losses was primarily attributable to an increase in the total loan portfolio.

Noninterest income. Noninterest income for the year ended June 30, 1997 was $63,000 compared to $57,000 for the year ended June 30, 1996, an increase of $6,000, or 10.5%. The increase was primarily a result of an increase in various service fees collected and miscellaneous operating income.

Noninterest expense. Noninterest expense was $2,222,000 for the year ended June 30, 1997 compared to $1,503,000 for the year ended June 30, 1996, an increase of $719,000, or 47.8%. The increase was primarily a result of a $456,000 special deposit-insurance assessment resulting from legislation discussed previously. Other significant components of the increase include an increase in compensation and benefits expense by $208,000, or 31.2%, and an increase in other expenses by $77,000, or 26.7%. Compensation and benefits expense increased primarily due to the added expense from the implementation of an employee stock-ownership plan combined with normal, annual merit increases. The increase in other expenses was a result of an increase in directors compensation combined with increases in other miscellaneous expenses arising from the process of converting to mutual to stock ownership.

Income Tax Expense. The provision for income taxes totaled $312,000 for the year ended June 30, 1997 compared to $441,000 for the year ended June 30, 1996, a decrease of $129,000, or 29.3%. The decrease was largely due to the tax effect of $(155,000) for the special assessment discussed previously. The effective tax rates were 35.6% and 34.1% for the years ended June 30, 1997 and 1996, respectively.

Yields Earned and Rates Paid. The following table sets forth certain information relating to the Corporation's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from average daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                                    Year ended June 30,
                          -----------------------------------------------------------------------------------------------------
                                          1998                               1997                              1996
                          ---------------------------------   -------------------------------    ------------------------------
                            Average     Interest                Average    Interest                Average   Interest
                          outstanding    earned/     Yield/   outstanding   earned/    Yield/    outstanding  earned/   Yield/
                            balance       paid        rate      balance      paid        rate      balance     paid       rate
                           ---------      -----       ----     --------      -----       ----     --------     -----      ----
                                                                   (Dollars in thousands)
Interest-earning assets:
   Interest-earning
     deposits              $   5,919    $   295       4.98%    $  3,467    $   194       5.60%    $  4,849    $ 270       5.57%
   Securities available
     for sale (1)              3,013        199       6.65          308         21       6.84            -        -          -
   Securities held to
     maturity                    958         53       5.53        2,138        120       5.61        2,752      150       5.45
   Loans receivable (2)       92,208      7,463       8.09       84,421      6,805       8.06       74,071    6,048       8.17
   Federal Home Loan
     Bank stock                  789         57       7.22          698         49       7.02          640       45       7.03
                           ---------    -------                --------    -------                --------    -----
     Total interest-
       earning assets      $ 102,887      8,067       7.84     $ 91,032      7,189       7.90     $ 82,312    6,513       7.91
                           =========    -------                ========    -------                ========    -----
Interest-bearing
  liabilities:
   Savings deposits        $  18,236        557       3.05     $ 17,973        555       3.09     $ 18,484      563       3.05
   Demand and NOW
     deposits                  3,911         95       2.43        4,313        105       2.43        4,580      108       2.36
   Certificate accounts       55,737      3,286       5.90       56,085      3,326       5.93       52,012    3,035       5.84
                           ---------    -------                --------    -------                --------    -----
     Total deposits           77,884      3,938       5.06       78,371      3,986       5.09       75,076    3,706       4.94

   Borrowed funds                 96          6       6.25        1,163         65       5.59            -        -          -
                           ---------    -------                --------    -------                --------    -----
     Total interest-
      bearing liabilities    $77,980      3,944       5.06     $ 79,534      4,051       5.09     $ 75,076    3,706       4.94
                           =========    -------                ========    -------                ========    -----
Net interest income;
  interest rate
  spread (3)                            $ 4,123       2.78%                $ 3,138       2.81%               $2,807       2.97%
                                        =======       ====                 =======       ====                ======       ====
Net earning assets         $  24,907                           $ 11,498                           $  7,236
                           =========                           ========                           ========
Net interest margin (4)                    4.01%                                         3.45%                            3.41%
                                           ====                                          ====                             ====
Average interest-earning
  assets to interest-
  bearing liabilities                      1.32x                                         1.14x                            1.10x
                                           ====                                          ====                             ====

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

                                                                           Year ended June 30,
                                                     -------------------------------------------------------------
                                                            1998 vs. 1997                     1997 vs. 1996
                                                     ----------------------------      ---------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                     ----------------                  ---------------
                                                     Volume      Rate       Total      Volume     Rate       Total
                                                     ------      ----       -----      ------     ----       -----
                                                                            (In thousands)
Interest income attributable to:
     Interest-earning deposits                     $     124   $    (23)  $     101   $   (77)  $      1    $   (76)
     Securities available for sale                       180         (2)        178        21          -         21
     Securities held to maturity                         (65)        (2)        (67)      (34)         4        (30)
     Loans receivable                                    630         28         658       835        (78)       757
     Federal Home Loan Bank stock                          7          1           8         4          -          4
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-earning assets             $     876   $      2         878   $   749   $    (73)       676
                                                   =========   ========   ---------   =======   ========    -------

Interest expense attributable to:
     Savings deposits                                      8         (6)          2       (16)         8         (8)
     Demand and NOW deposits                             (10)         -         (10)       (6)         3         (3)
     Certificates accounts                               (21)       (19)        (40)      241         50        291
     Borrowed funds                                      (66)         7         (59)       65          -         65

         Total interest-bearing liabilities        $     (89)  $    (18)       (107)  $   284   $     61        345
                                                   =========   ========   ---------   =======   ========    -------

Net interest income                                                       $     985                         $   331
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

At March 31, 1998, the most recent available date, 2% of the present value of the Association's assets was $2,110,000. Because the interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $1,588,000 at March 31, 1998, the Association would not have been required to make additional deductions from its capital in determining whether the Association met its risk-based capital requirement.

Presented below, as of March 31, 1998, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay adjustable-rate loans which reprice less frequently than on an annual basis, adjustable-rate loans with interest rate adjustment caps and fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest the Association would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made. Moreover, the interest the Association would pay on its deposits would increase rapidly because the Association's deposits generally have shorter periods to repricing.

                                                                       NPV as % of                 Target Limit
                                                                    Portfolio Value                    Under
                                Net Portfolio Value                    of Assets                  Asset/Liability
  Change             -------------------------------------      ------------------------             Management
 in Rates             $ Amount    $ Change     % Change         NPV Ratio       % Change               Policy
 --------             --------    --------     --------         ---------       --------               ------
   +400                $15,187     $(3,087)      (16.9)%          14.39%          (16.9)%                (75)%
   +300                 16,493      (1,781)       (9.7)           15.63            (9.7)                 (45)
   +200                 17,703        (571)       (3.1)           16.78            (3.1)                 (20)
   +100                 18,259         (15)       (0.1)           17.30            (0.1)                 (10)
   Static               18,274           0         0.0            17.32             0.0                    0
   (100)                17,508        (766)       (4.2)           16.59            (4.2)                 (10)
   (200)                16,686      (1,588)       (8.7)           15.81            (8.7)                 (20)
   (300)                16,074      (2,200)      (12.0)           15.23           (12.1)                 (45)
   (400)                15,898      (2,376)      (13.0)           15.07           (13.0)                 (75)

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

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1998, 1997 and 1996.

                                                                                    Year Ended June 30,
                                                                   -------------------------------------------------
                                                                        1998              1997             1996
                                                                   -------------     ------------      ------------
Net income                                                         $       1,233     $        564      $        852
Adjustments to reconcile net income to net
  cash from operating activities                                              83              134               (15)
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         1,316              698               837
Net cash from investing activities                                          (602)         (16,140)           (6,968)
Net cash from financing activities                                         1,437           15,517             7,012
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                    2,151               75               881
Cash and cash equivalents at beginning of period                           2,796            2,721             1,840
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       4,947     $      2,796      $      2,721
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

OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds on which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1998, the Association's regulatory liquidity was 11.5% At such date, the Corporation had commitments to originate fixed-rate commercial and residential real estate loans totaling $621,000, and variable-rate commercial and residential real estate mortgage loans totaling $687,000. Loan commitments are generally for 30 days. The Corporation considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 16 of the Notes to Consolidated Financial Statements.

The Association is subject to various regulatory capital requirements administered by federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by regulators about the Association's components, risk weightings and other factors. At June 30, 1998, management believes the Association complied with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1998. Management is not aware of any matters occurring after June 30, 1998 that would cause the Association's capital category to change.

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 1998.

                                                                                Excess of Actual
                                                                             Capital Over Current
                              Actual capital        Current requirement           Requirement          Applicable
                           Amount      Percent      Amount      Percent        Amount     Percent      Asset Total
                           ------      -------      ------      -------        ------     -------      -----------
                                                    (Dollars in thousands)
Total risk-based
  capital                $   18,743     27.6%      $   5,426      8.0%        $  13,317    19.6%      $    67,831
Tier 1 risk-based
  capital                    18,330     27.0           2,713      4.0            15,617    23.0            67,831
Core capital                 18,330     17.3           4,240      4.0            14,090    14.3           106,009
Tangible capital             18,330     17.3           1,590      1.5            16,740    15.8           106,009

In December 1997, the Association acquired real estate in Anna, Ohio, and announced plans to construct a new, full-service branch banking office. The total projected cost of construction is expected to be $805,000. As of June 30, 1998, the Association has paid $196,000 in costs related to such construction.

In May 1998, the Board of Directors of the Corporation authorized the purchase of up to 5% of the Corporation's outstanding common shares over a twelve-month period to commence on July 1, 1998. The shares will be purchased in the over-the-counter market. The number of shares to be purchased and the price to be paid will depend upon the availability of shares, the prevailing market prices and any other considerations which may, in the opinion of the Corporation's Board of Directors or management, affect the advisability of purchasing shares.


Impact of New Accounting Standards

Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" - SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and loses) in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 will be effective in fiscal 1999 and is not expected to have a significant impact on the Corporation's financial statements.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" - SFAS 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements. SFAS 131 also requires selected information to be reported in interim financial statements. SFAS 131 will be effective in fiscal 1999 and is not expected to have a significant impact on the Corporation's financial statements.

SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" - SFAS 132 amends the disclosure requirements of previous pension and other postretirement benefit accounting standards by requiring additional disclosures about such plans as well as eliminating some disclosures no longer considered useful. SFAS 132 also allows greater aggregation of disclosures for employers with multiple defined benefit plans. Non-public companies are subject to reduced disclosure requirements, however, such entities may elect to follow the full disclosure requirements of SFAS 132. SFAS 132 will be effective in fiscal 1999 and is not expected to have a significant impact on the Corporation's financial statements.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" - SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS 133 does not allow hedging of a security which is classified as held to maturity, accordingly, upon adoption of SFAS 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. SFAS 133 is effective for fiscal years beginning after June 15, 1999 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. Management does not expect the adoption SFAS 133 to have a significant impact on the Corporation's financial statements.


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


Year 2000 Issue

Many computer programs use only two digits to identify a year in the date field and were apparently designed and developed without considering the impact of the upcoming change in the century. Such programs could erroneously read entries for the Year 2000 as the Year 1900. This could result in major systems failures and miscalculations. Rapid and accurate data processing is essential to the operations of financial institutions, such as the Corporation. The Corporation has formed a Year 2000 committee to assess the extent to which it and its outside vendors may be adversely affected by Year 2000 problems. Management has determined that most programs are or will be capable of identifying the turn of the century. The issue is closely monitored by management and full compliance is expected by the end of 1998. While the Corporation does not anticipate that any Year 2000 computer problems or expenses required to correct such problems will materially affect its financial condition and results of operations, no assurance can be given in this regard.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio


We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 1998 and 1997 and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.




                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
July 10, 1998

                                             CONSOLIDATED BALANCE SHEETS
                                               June 30, 1998 and 1997
-------------------------------------------------------------------------------------------------------------------
                                                                                     1998                 1997
                                                                              -----------------    ----------------
ASSETS
Cash and amounts due from depository institutions                             $         655,188    $        297,722
Interest-bearing deposits in other financial institutions                             2,292,065           1,498,104
Overnight deposits                                                                    2,000,000           1,000,000
                                                                              -----------------    ----------------
     Total cash and cash equivalents                                                  4,947,253           2,795,826

Time deposits in other financial institutions                                           100,000           5,000,000
Securities available for sale                                                         4,015,890           2,012,802
Securities held to maturity   (Estimated fair value of $1,996,795)                            -           1,999,375
Loans receivable, net                                                                94,052,531          88,924,339
Accrued interest receivable                                                             722,401             735,462
Premises and equipment, net                                                             973,403             755,286
Federal Home Loan Bank stock available for sale                                         846,500             762,500
Other assets                                                                            245,339             156,772
                                                                              -----------------    ----------------

     Total assets                                                             $     105,903,317    $    103,142,362
                                                                              =================    ================

LIABILITIES
Deposits                                                                      $      79,053,686    $     77,045,430
Borrowed funds                                                                        7,000,000                   -
Accrued expense and other liabilities                                                   223,615             385,219
                                                                              -----------------    ----------------
     Total liabilities                                                               86,277,301          77,430,649

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares
  authorized, none issued and outstanding
Common stock, $.01 par value, 3,500,000 shares
  authorized, 1,785,375 shares issued and outstanding                                    17,854              17,854
Additional paid-in capital                                                           10,717,991          17,234,087
Retained earnings                                                                    10,581,096           9,776,982
Unearned employee stock ownership plan shares                                        (1,702,114)         (1,326,280)
Unrealized gain on securities available for sale                                         11,189               9,070
                                                                              -----------------    ----------------
     Total shareholders' equity                                                      19,626,016          25,711,713
                                                                              -----------------    ----------------

     Total liabilities and shareholders' equity                               $     105,903,317    $    103,142,362
                                                                              =================    ================

          See accompanying notes to consolidated financial statements.

                                         CONSOLIDATED STATEMENTS OF INCOME
                                     Years Ended June 30, 1998, 1997 and 1996
-------------------------------------------------------------------------------------------------------------------
                                                                      1998              1997               1996
                                                               --------------     --------------    ---------------
Interest income
     Loans, including fees                                     $    7,463,234     $    6,804,933    $     6,048,141
     Securities                                                       252,271            140,604            150,483
     Interest-bearing demand, time and overnight deposits             294,440            194,226            269,849
     Dividends on Federal Home Loan Bank stock                         57,204             49,055             44,781
                                                               --------------     --------------    ---------------
         Total interest income                                      8,067,149          7,188,818          6,513,254

Interest expense
     Deposits                                                       3,938,606          3,985,995          3,706,608
     Borrowed funds                                                     5,878             64,640                  -
                                                               --------------     --------------    ---------------
         Total interest expense                                     3,944,484          4,050,635          3,706,608
                                                               --------------     --------------    ---------------

Net interest income                                                 4,122,665          3,138,183          2,806,646

Provision for loan losses                                              41,240            102,743             68,447
                                                               --------------     --------------    ---------------

Net interest income after provision for loan losses                 4,081,425          3,035,440          2,738,199

Noninterest income
     Service fees and other charges                                    62,912             63,048             57,473

Noninterest expense
     Compensation and benefits                                      1,090,237            873,749            665,728
     Director fees                                                     93,000             83,800             43,200
     Occupancy and equipment                                          156,676            137,027            123,922
     Computer processing expense                                      156,470            152,318            138,926
     FDIC deposit insurance premiums                                   49,096            559,660            165,917
     State franchise taxes                                            213,864            133,639            120,222
     Other                                                            445,197            281,909            245,520
                                                               --------------     --------------    ---------------
         Total noninterest expense                                  2,204,540          2,222,102          1,503,435
                                                               --------------     --------------    ---------------

Income before income taxes                                          1,939,797            876,386          1,292,237

Income tax expense                                                    706,488            311,941            440,511
                                                               --------------     --------------    ---------------

Net income                                                     $    1,233,309     $      564,445    $       851,726
                                                               ==============     ==============    ===============

Earnings per common share - basic                              $          .74     $          .09
                                                               ==============     ==============
Earnings per common share - diluted                            $          .74     $          .09
                                                               ==============     ==============

          See accompanying notes to consolidated financial statements.

                                       PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                     Years Ended June 30, 1998, 1997 and 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Unrealized
                                                                                                        Gain on
                                                 Additional                           Unearned        Securities
                                  Common           Paid-In            Retained          ESOP           Available
                                   Stock           Capital            Earnings         Shares           for Sale           Total
                                ------------     ------------      ------------      ------------      ------------    ------------
Balance, July 1, 1995           $       --       $       --        $  8,360,811      $       --        $       --      $  8,360,811

Net income for the year
  ended June 30, 1996                   --               --             851,726              --                --           851,726
                                ------------     ------------      ------------      ------------      ------------    ------------
Balance, June 30, 1996                  --               --           9,212,537              --           9,212,537

Net income for the year
  ended June 30, 1997                   --               --             564,445              --                --           564,445

Sale of 1,785,375 shares of
  $.01 par common stock,
  net of conversion costs             17,854       17,200,090              --                --                --        17,217,944

142,830 shares purchased
  under employee
  stock ownership plan                  --               --                --          (1,428,300)             --        (1,428,300)

Commitment to release
  10,202 employee stock
  ownership plan shares                 --             33,997              --             102,020              --           136,017

Change in unrealized gain on
  securities available for sale         --               --                --                --               9,070           9,070
                                ------------     ------------      ------------      ------------      ------------    ------------
Balance, June 30, 1997                17,854       17,234,087         9,776,982        (1,326,280)            9,070      25,711,713

Net income for the year
  ended June 30, 1997                   --               --           1,233,309              --                --         1,233,309

Cash dividends - $.26
  per share                             --               --            (429,195)             --                --          (429,195)

Return of capital - $4.00
  per share                             --         (6,602,996)             --            (538,504)             --        (7,141,500)

Commitment to release
  13,920 employee stock
  ownership plan shares                 --             86,900              --             162,670              --           249,570

Change in unrealized gain on
  securities available for sale         --               --                --                --               2,119           2,119
                                ------------     ------------      ------------      ------------      ------------    ------------
Balance, June 30, 1998          $     17,854     $ 10,717,991      $ 10,581,096      $ (1,702,114)     $     11,189    $ 19,626,016
                                ============     ============      ============      ============      ============    ============

          See accompanying notes to consolidated financial statements.

                                       PEOPLES-SIDNEY FINANCIAL CORPORATION
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     Years Ended June 30, 1998, 1997 and 1995
-------------------------------------------------------------------------------------------------------------------
                                                                      1998              1997               1996
                                                              ---------------     --------------    ---------------
Cash flows from operating activities
     Net income                                               $     1,233,309     $      564,445    $       851,726
     Adjustments to reconcile net income to
       net cash from operating activities
         Depreciation                                                  51,399             53,973             55,445
         Provision for loan losses                                     41,240            102,743             68,447
         FHLB stock dividends                                         (57,000)           (48,900)           (44,600)
         Deferred taxes                                                (1,101)           (12,778)            44,507
         Gain on sale or disposal of premises
           and equipment                                                    -                  -             (8,890)
         Compensation expense related to
           ESOP shares                                                249,570            136,017                  -
         Change in:
              Accrued interest receivable and
                other assets                                         (212,755)          (127,860)           (99,015)
              Accrued expense and other liabilities                   (25,707)            41,393             (2,259)
              Deferred loan fees                                       37,183            (11,400)           (28,282)
                                                              ---------------     --------------    ---------------
                  Net cash from operating activities                1,316,138            697,633            837,079

Cash flows from investing activities
     Purchase of securities available for sale                     (2,499,141)        (1,998,974)                 -
     Proceeds from maturities of securities
       available for sale                                             500,000                  -                  -
     Purchase of securities held to maturity                                -                  -         (2,498,047)
     Proceeds from maturities of securities
       held to maturity                                             2,000,000            600,000          3,000,000
     Purchase of time deposits in other financial
       institutions                                                (3,100,000)        (5,000,000)        (1,100,000)
     Proceeds from maturities of time deposits
       in other financial institutions                              8,000,000          1,100,000                  -
     Purchase of Federal Home Loan Bank stock                         (27,000)           (46,600)                 -
     Net increase in loans                                         (5,206,615)       (10,825,674)        (6,352,041)
     Premises and equipment expenditures                             (269,516)           (11,588)           (39,844)
     Proceeds from sale of premises and
       equipment                                                            -                  -             10,000
     Proceeds from sale of real estate owned                                -             42,652             11,938
                                                              ---------------     --------------    ---------------
         Net cash from investing activities                          (602,272)       (16,140,184)        (6,967,994)

                                   (Continued)

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                      Years ended June 30, 1998, 1997 and 1996
-------------------------------------------------------------------------------------------------------------------
                                                                     1998              1997               1996
                                                              ---------------     --------------    ---------------
Cash flows from financing activities
     Net change in deposits                                   $     2,008,256     $     (272,076)   $     7,011,556
     Proceeds from long-term debt                                   7,000,000                  -                  -
     Proceeds from issuance of common stock,
       net of conversion costs                                              -         17,217,944                  -
     Cash provided to ESOP                                                  -         (1,428,300)                 -
     Return of capital                                             (7,141,500)                 -                  -
     Cash dividends paid                                             (429,195)                 -                  -
                                                              ---------------     --------------    ---------------
         Net cash from financing activities                         1,437,561         15,517,568          7,011,556

Net change in cash and cash equivalents                             2,151,427             75,017            880,641

Cash and cash equivalents at beginning
  of period                                                         2,795,826          2,720,809          1,840,168
                                                              ---------------     --------------    ---------------

Cash and cash equivalents at end of period                    $     4,947,253     $    2,795,826    $     2,720,809
                                                              ===============     ==============    ===============

Supplemental disclosures of
  cash flow information
     Cash paid during the year for
         Interest                                             $     3,946,041     $    4,096,411    $     3,716,477
         Income taxes                                                 951,000            240,000            406,444

     Noncash transactions
         Transfer from loans to
           real estate owned                                                -             42,652             11,938

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements.

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

Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and the ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains or losses reported separately in shareholders' equity, net of tax. Securities are written down to fair value when a decline in fair value is not temporary. Realized gains and losses on sales of securities are determined using the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of premiums and accretion of discounts, is included in earnings.

Loans Receivable: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs and the allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the terms of the loan is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential first mortgage loans secured by one- to four-family residences, residential construction loans, credit card, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that not all principal and interest payments will be collected in accordance with the original terms of the loan.

Real Estate Owned: Real estate acquired in collection of a loan is initially recorded at fair value at acquisition. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate. The Corporation had no real estate owned at year-end 1998 or 1997.

Premises and Equipment: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Income Taxes: Income tax expense is the sum of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk: The Corporation's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single family residences located in its primary lending area of Shelby County, Ohio. Mortgage loans comprise approximately 98% and 97% of the Corporation's loan portfolio at June 30, 1998 and 1997. The remainder of the portfolio consists of consumer and other loans secured by automobiles, deposit balances at the Association and various other assets.

                                  (Continued)
28

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Earnings per Common Share: The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," on December 31, 1997. SFAS No. 128 requires dual presentation of basic and diluted earnings per share ("EPS") for entities with complex capital structures. Prior EPS data has been restated to conform to the new method. Basic EPS is based on net income divided by the weighted average number of shares outstanding during the period. Diluted EPS shows the dilutive effect of unearned management recognition plan ("MRP") shares and the additional common shares issuable under stock options.

As more fully discussed in Note 2, the Association converted from mutual to stock ownership with the concurrent formation of a holding company effective April 25, 1997. Accordingly, earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation from April 25, 1997. No earnings per common share is shown for the years ended June 30, 1996, as prior to April 25, 1997, the Association was a mutual company. The financial information for the year ended June 30, 1996 reflects the Association before the conversion.

The weighted average number of shares outstanding for basic and diluted EPS was 1,657,544 and 1,644,981 for the years ended June 30, 1998 and 1997. Unreleased employee stock ownership plan shares are not considered outstanding for determining the weighted average number of shares used in calculating both basic and diluted EPS. Unearned MRP shares are not considered to be outstanding shares for determining the weighted average number of shares used in calculating basic EPS. Stock options granted did not have a dilutive effect on EPS for the year ended June 30, 1998 as the exercise price of outstanding options was greater than the average market price for the year. Unearned MRP shares did not have a dilutive effect on EPS, as no shares had been purchased by the MRP plan as of June 30, 1998. Unearned MRP shares and stock options did not have a dilutive effect on the weighted average shares outstanding for the ended June 30, 1997 as the neither MRP shares or stock options were granted until May 22, 1998.

Dividend Restriction: Financial institution regulations, which require the maintenance of certain capital levels, may limit the amount of dividends that may be paid. For regulatory capital requirements, see a separate Note.

Reclassification: Reclassification of certain amounts in the prior consolidated financial statements has been made to conform to the 1998 presentation.


                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

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

The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Association to the Corporation because of the conversion.

At the time of conversion, the Association established a liquidation account that was equal to its regulatory capital as of the latest practicable date before the conversion. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts then held.

Under Office of Thrift Supervision ("OTS") regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts that are both well-capitalized and given favorable qualitative examination ratings by the OTS.

NOTE 3 - SECURITIES

The amortized cost and estimated fair values of securities at year-end are summarized as follows:

                                                                Gross           Gross          Estimated
                                               Amortized     Unrealized      Unrealized          Fair
                                                 Cost           Gains          Losses            Value
                                           ---------------    ----------    -----------     --------------
1998
Securities available for sale
    U.S. Government agencies               $     3,998,936    $   21,459    $     4,505     $    4,015,890
                                           ===============    ==========    ===========     ==============
1997
Securities available for sale
    U.S. Government agencies               $     1,999,060    $   13,742    $         -     $    2,012,802
                                           ===============    ==========    ===========     ==============
Securities held to maturity
    U.S. Government agencies               $     1,999,375    $        -    $     2,580     $    1,996,795
                                           ===============    ==========    ===========     ==============

                                  (Continued)
30

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996



NOTE 3 - SECURITIES (Continued)

The amortized cost and estimated fair value of securities at year-end 1998, by contractual maturity, are shown below. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             Estimated
                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                       --------------    ---------------
        Securities available for sale
           Due in one year or less                                     $      999,717    $     1,006,720
           Due after one year through five years                            2,999,219          3,009,170
                                                                       --------------    ---------------
                                                                       $    3,998,936    $     4,015,890
                                                                       ==============    ===============

No securities were pledged as collateral at year-end 1998 or 1997. No securities were sold during the years ended June 30, 1998, 1997 and 1996.


NOTE 4 - LOANS RECEIVABLE

Year-end loans receivable are summarized as follows:

                                                                              1998              1997
                                                                        ---------------   ----------------
           Mortgage loans:
                1-4 family residential                                  $    79,690,787   $     75,808,323
                Multi-family residential                                        654,871            219,153
                Commercial real estate                                        6,608,207          5,842,476
                Real estate construction and
                  development                                                 6,776,389          6,551,430
                Land                                                            867,755          1,446,838
                                                                        ---------------   ----------------
                    Total mortgage loans                                     94,598,009         89,868,220
           Consumer and other loans                                           2,154,474          2,314,263
                                                                        ---------------   ----------------
                    Total loans receivable                                   96,752,483         92,182,483
           Less:
                Allowance for loan losses                                      (425,642)          (397,159)
                Loans in process                                             (2,078,937)        (2,702,795)
                Deferred loan fees                                             (195,373)          (158,190)
                                                                        ---------------   ----------------

                                                                        $    94,052,531   $     88,924,339
                                                                        ===============   ================

Activity in the allowance for loan losses for years ended June 30 is summarized as follows:

                                                                   1998           1997           1996
                                                               ------------   ------------    ------------
         Balance at beginning of year                          $    397,159   $    307,308    $    250,880
         Provision for losses                                        41,240        102,743          68,447
         Charge-offs                                                (15,037)       (21,645)        (14,748)
         Recoveries                                                   2,280          8,753           2,729
                                                               ------------   ------------    ------------

         Balance at end of year                                $    425,642   $    397,159    $    307,308
                                                               ============   ============    ============

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

NOTE 4 - LOANS RECEIVABLE (Continued)

As of and for the years ended June 30, 1998, 1997 and 1996, no loans were required to be evaluated for impairment on an individual loan basis within the scope of SFAS No. 114. Loans on nonaccrual status totaled approximately $713,000 and $719,000 at June 30, 1998 and 1997.

Certain executive officers, directors and companies with which they are affiliated are loan customers. The following is an analysis of loans aggregating $60,000 or more to any one related party for the year ended June 30, 1998.

         Balance at beginning of period                         $      412,402
         New loans                                                           -
         Principal repayments                                          (29,305)
         Other changes                                                 (71,929)
                                                                --------------

         Balance at end of period                               $      311,168
                                                                ==============

Other changes are the result excluding certain loans that were included in the beginning balance but no longer meet the criteria for disclosure.

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable is summarized as follows:

                                                        1998             1997
                                                   ------------     ------------

         Loans                                     $    655,509     $    635,372
         Securities                                      66,579           49,779
         Interest-bearing deposits in other
           financial institutions                           313           50,311
                                                   ------------     ------------

                                                   $    722,401     $    735,462
                                                   ============     ============

NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment is summarized as follows:

                                                        1998             1997
                                                   ------------     ------------

         Land                                      $    225,166    $     185,166
         Buildings and improvements                     995,468          989,091
         Furniture and equipment                        590,421          564,022
         Construction in progress                       196,212                -
                                                   ------------     ------------
              Total cost                              2,007,267        1,738,279
         Accumulated depreciation                     1,033,864          982,993
                                                   ------------     ------------

                                                   $    973,403     $    755,286
                                                   ============     ============

                                  (Continued)
32

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 7 - FEDERAL INCOME TAXES

The provision for federal income tax for the years ended June 30 consisted of the following:

                                                                      1998           1997          1996
                                                                 ------------   ------------  ------------
         Current tax expense                                     $    707,589   $    324,719  $    396,004
         Deferred tax expense/(benefit)                                (1,101)       (12,778)       44,507
                                                                 ------------   ------------  ------------

                                                                 $    706,488   $    311,941  $    440,511
                                                                 ============   ============  ============

The sources of gross deferred tax assets and gross deferred tax liabilities at year-end are as follows:

                                                                                  1998            1997
                                                                             ------------     ------------
         Items giving rise to deferred tax assets
              Deferred loan fees                                             $     43,422     $     33,693
              Reserve for delinquent interest                                       7,607            8,092
              Other                                                                10,420            2,824
                                                                             ------------     ------------
                  Total deferred tax assets                                        61,449           44,609

         Items giving rise to deferred tax liabilities
              Depreciation                                                        (45,387)         (43,727)
              Federal Home Loan Bank
                stock dividends                                                   (93,432)         (74,052)
              Allowance for loan losses                                           (52,754)         (58,055)
              Unrealized gain on securities available for sale                     (5,764)          (4,672)
                                                                             ------------     ------------
                  Total deferred tax liabilities                                 (197,337)        (180,506)
                                                                             ------------     ------------

                  Net deferred tax liability                                 $   (135,888)    $   (135,897)
                                                                             ============     ============


The difference between the financial statement tax provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is primarily because of the difference between the cost and market value of ESOP shares released. The reconciled difference between the financial statement provision and the amounts computed by using the statutory rate for the years ended June 30 is as follows:

                                                                  1998            1997            1996
                                                             ------------    ------------     ------------
         Income taxes computed at the statutory
           tax rate on pretax income                         $    659,531    $    297,971     $    439,361
         Add tax effect of:
             ESOP                                                  46,546          11,559                -
             Nondeductible expenses and other                         411           2,411            1,150
                                                             ------------    ------------     ------------

                                                             $    706,488    $    311,941     $    440,511
                                                             ============    ============     ============

         Statutory tax rate                                          34.0%           34.0%            34.0%
                                                             ============    ============     ============
         Effective tax rate                                          36.4%           35.6%            34.1%
                                                             ============    ============     ============

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 7 - FEDERAL INCOME TAXES (Continued)

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

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable-year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. At June 30, 1998, the Association had approximately $581,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 1998, no bad debt reserves were recaptured as the Association met the residential lending requirements.

Retained earnings at June 30, 1998 and 1997 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 1998 and 1997. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 8 - DEPOSITS

A summary of year-end deposits is as follows:

                                                    1998               1997
                                             ---------------    ----------------
         Noninterest-bearing
           demand deposits                   $       168,836    $        150,161
         NOW accounts                              3,362,538           3,469,190
         Money market accounts                       981,958             776,507
         Savings accounts                         18,455,589          17,685,203
         Certificates of deposit                  56,084,765          54,964,369
                                             ---------------    ----------------

                                             $    79,053,686    $     77,045,430
                                             ===============    ================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,057,000 and $4,219,000 at June 30, 1998 and 1997, respectively.
Deposits more than $100,000 are not insured by the FDIC.

                                  (Continued)
34

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 8 - DEPOSITS (Continued)

The scheduled maturities of certificates of deposit as of June 30, 1998 are as follows:

                     1999                                      $      28,489,582
                     2000                                             14,878,399
                     2001                                              8,415,274
                     2002                                              1,257,516
                     2003                                              3,043,994
                                                               -----------------
                                                               $      56,084,765
                                                               =================

NOTE 9 - BORROWED FUNDS

At June 30, 1998, the Association had a cash management line of credit enabling it to borrow up to $5,100,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 1998 or 1997.

As a member of the FHLB system, the Association has the ability to obtain borrowings up to a maximum total of $16,930,000, including the line of credit. The Association had one fixed-rate borrowing, with an interest rate of 6.13%, totaling $7,000,000 at June 30, 1998, while there were no such borrowings at June 30, 1997. The original term of the borrowing was 120 months with interest due monthly and principal due upon maturity on June 25, 2008. The maximum month-end balance of advances outstanding was $7,000,000 in 1998 and $3,500,000 in 1997. Average balances of borrowings outstanding during 1998 and 1997 were $96,000 and $1,163,000. Advances under the borrowing agreements are collateralized by a blanket pledge of the Association's residential mortgage loan portfolio and its FHLB stock.


NOTE 10 - SAVINGS ASSOCIATION INSURANCE FUND  RECAPITALIZATION

Included in FDIC deposit insurance premium expense in the Statement of Income for the year ended June 30, 1997 is $455,901 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Association paid a one-time assessment in November, 1996 of $0.657 for each $100 in deposits as of March 31, 1995. Because of the recapitalization, the Association began paying lower deposit insurance premiums in January, 1997.


NOTE 11 - RETIREMENT PLANS

Pension Plan: Prior to January 31, 1997, the Association maintained a noncontributory defined benefit pension plan covering all employees who met certain minimum service requirements. The Plan's funds were invested in certificates of deposit of the Association with varying maturities and interest rates, as selected by the trustees. The amount of benefit was computed based upon average monthly compensation and number of years of employment. The Association's policy was to fund the plan sufficiently to meet minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Association may have determined to be appropriate up to the maximum amount deductible for federal income tax purposes.

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 11 - RETIREMENT PLANS (Continued)

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

Net pension cost for the year ended June 30, 1996 included the following components:

                                                                       1996

         Service cost - benefits earned during the period         $     24,407
         Interest cost on projected benefit obligation                  27,182
         Actual return on plan assets                                  (30,641)
         Net amortization and deferral                                  20,648

                                                                  $     41,596

Significant assumptions used in determining the net pension cost for 1996 were:

         Discount rate                                                    7.50%
         Rate of increase in compensation levels                          4.00
         Expected long-term rate of return on assets                      5.00

Employee 401(k) and Profit Sharing Plan: In connection with the termination of its defined benefit pension plan, the Corporation adopted a 401(k) profit sharing plan on April 1, 1997. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits $18,440 and $5,219 for the years ended June 30, 1998 and 1997.


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees of the Corporation and the Association. During July, 1997, the ESOP received a favorable determination letter from the Internal Revenue Service on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code.


                                   (Continued)
36

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

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

In June 1998, the ESOP accrued the purchase of an additional 26,000 shares using the proceeds provided from a $4.00 per share return of capital paid by the Corporation. The ESOP received approximately $539,000 as a return of capital on 134,626 unallocated shares. The additional shares purchased will be held in suspense and allocated to participants in a manner similar to the original ESOP shares.

The  Corporation  accounts for its ESOP in accordance with Statement of Position
(SOP) 93-6. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $249,570 and $136,017 for the years ended June 30, 1998 and 1997.

The ESOP shares as of June 30, 1998 and 1997 were as follows:

                                                                              1998               1997
                                                                       ---------------      --------------
         Allocated shares                                                       24,122               8,204
         Shares committed to be released for allocation                              -               1,998
         Unreleased shares                                                     144,708             132,628
                                                                       ---------------      --------------
              Total ESOP shares                                                168,830             142,830

         Fair value of unreleased shares                               $     2,568,567      $    1,865,081
                                                                       ===============      ==============

NOTE 13 - STOCK OPTION AND INCENTIVE PLAN

Upon approval of the Stock Option and Incentive Plan by the shareholders of the Corporation on May 22, 1998, the Board of Directors granted options to purchase 138,809 shares of common stock at an exercise price of $20.00 to certain officers and directors of the Association and Corporation. No options had been previously awarded. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant. No options were exercisable at June 30, 1998. In addition, 39,729 options to purchase common stock are reserved for future grants.

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 13 - STOCK OPTION AND INCENTIVE PLAN (Continued)

The fair value of options granted in 1998 was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 5.44%, expected life of 10 years, expected volatility of stock price of 32.65% and expected dividend rate of 1.47%. Based on these assumptions, the estimated fair value per share of options granted in 1998 was $8.89.

SFAS No. 123, "Accounting for Stock Based Compensation," requires pro forma disclosures for corporations not adopting its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income for 1998 had the Standard's fair value method been used to measure compensation cost for stock option plans. Earnings per share for 1998 would not have been impacted. No compensation expense was recognized for the year ended June 30, 1998.

                  Net income as reported                     $    1,233,309
                  Pro forma net income                            1,219,735


NOTE 14 - MANAGEMENT RECOGNITION PLAN

A Management Recognition Plan ("MRP") was adopted by the Board of Directors and approved by the shareholders of the Corporation on May 22, 1998. The MRP will be used as a means of providing directors and certain key employees of the Association and Corporation with an ownership interest in the Corporation in a manner designed to compensate such directors and key employees for services to the Association and Corporation. The MRP will purchase 71,415 common shares in the open market, which is equal to 4% of the common shares sold in connection with the conversion. As of June 30, 1998, no shares have been purchased.

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors and officers of the Association and Corporation. No shares had been previously awarded. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. In the event of the death or disability of a participant or a change in control of the Corporation, however, the participant's shares will be deemed to be earned and nonforfeitable upon such date. At June 30, 1998, there were 14,287 shares reserved for future awards. Compensation expense related to MRP shares is based upon the cost of the shares. For the year ended June 30, 1998, the Corporation has accrued compensation expense totaling $20,000 based upon the estimated cost of the number of shares earned during fiscal 1998. No compensation expense was recognized during the years ended June 30, 1997 and 1996.

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 15 - REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. At June 30, 1998 and 1997, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1998 and 1997. Management is not aware of any matters occurring after June 30, 1998 that would cause the Association's capital category to change.

At year-end 1998 and 1997, the Association's actual capital levels and minimum required levels were:

                                                                                                      Minimum
                                                                                                  Required To Be
                                                                        Minimum Required         Well Capitalized
                                                                           For Capital        Under Prompt Corrective
                                                   Actual               Adequacy Purposes       Action Regulations
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                     (Dollars in thousands)
1998
Total capital (to risk-weighted assets)      $  18,743     27.6%       $   5,426     8.0%       $   6,783    10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                       18,330     27.0            2,713     4.0            4,070     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 18,330     17.3            4,240     4.0            5,300     5.0
Tangible capital (to adjusted total assets)     18,330     17.3            1,590     1.5              N/A

1997
Total capital (to risk-weighted assets)      $  17,481     26.9%       $   5,208     8.0%       $   6,510    10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                       17,088     26.3            2,604     4.0            3,906     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 17,088     16.6            3,094     3.0            5,156     5.0
Tangible capital (to adjusted total assets)     17,088     16.6            1,547     1.5              N/A

In addition to certain federal income tax considerations, the Office of Thrift Supervision (OTS) regulations imposes limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of payment of such dividends, be reduced below the amount required for the Liquidation Account, or below applicable regulatory capital requirements prescribed by the OTS.

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 15 - REGULATORY CAPITAL REQUIREMENTS (Continued)

OTS regulations applicable to all savings and loan associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed the greater of (1) 100% of its net earnings to date during the calendar year, plus an amount equal to one-half that which its total capital to assets ratio exceeded it required capital to assets ratio at the beginning of the calendar year, or (2) 75% of its net earnings for the most recent four-quarter period. Savings associations with total capital more than the capital requirements that have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

The Association currently meets all of its capital requirements and, unless the OTS determines that the Association is an institution requiring more than normal supervision, the Association may pay dividends to the Corporation in accordance with the foregoing provisions of OTS regulations.


NOTE 16 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
  WITH OFF-BALANCE SHEET RISK

Various contingent liabilities are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Some financial instruments are used in the normal course of business to meet financing needs of customers and reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest rate risk more than amounts reported in the financial statements.

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

                                  (Continued)
40

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 16 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
  WITH OFF-BALANCE SHEET RISK (Continued)

As of year-end 1998 and 1997, the Corporation had commitments to make fixed-rate commercial and residential real estate mortgage loans at current market rates approximating $621,000 and $156,000, and variable-rate commercial and residential real estate mortgage loans at current market rates approximating $687,000 and $876,000. Loan commitments are generally for 30 days. The interest rates on fixed-rate commitments ranged from 7.50% to 8.25% at June 30, 1998 and were 8.25% at June 30, 1997. The interest rates on variable-rate commitments ranged from 7.25% to 8.00% at June 30, 1998 and 7.25% to 8.50% at June 30, 1997.

The Corporation also had unused lines of credit approximating $548,000 and $622,000 at year-end 1998 and 1997.

At June 30, 1998 and 1997, the Association was required to have $299,000 and $298,000 on deposit with its correspondent banks as a compensating clearing requirement.

The Association entered employment agreements with certain officers of the Corporation and Association. The agreements provide for a term of one to three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which management personnel are eligible. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Association. The employment agreements also provide for vacation and sick leave.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation's financial instruments at year-end are as follows:


                                                       1998                                    1997
                                                               Estimated                                Estimated
                                            Carrying              Fair               Carrying              Fair
                                              Value              Value                Value               Value
                                        ---------------     ---------------     ---------------    ----------------
Financial assets:
     Cash and cash equivalents          $     4,947,253     $     4,947,000     $     2,795,826    $      2,796,000
     Time deposits in other
       financial institutions                   100,000             100,000           5,000,000           5,000,000
     Securities available for sale            4,015,890           4,016,000           2,012,802           2,013,000
     Securities held to maturity                      -                   -           1,999,375           1,997,000
     Loans receivable, net                   94,052,531          93,954,000          88,924,339          88,015,000
     Accrued interest receivable                722,401             722,000             735,462             735,000
     Federal Home Loan Bank
       stock available for sale                 846,500             847,000             762,500             763,000

Financial liabilities:
     Deposits                               (79,053,686)        (79,500,000)        (77,045,430)        (77,542,000)
     Borrowed funds                          (7,000,000)         (7,000,000)                  -                   -
     Accrued interest payable                   (34,538)            (35,000)            (36,095)            (36,000)

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Estimated fair values of fixed-rate loans and loans that reprice less frequently than each year, are based on the rates charged at year-end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. Estimated fair values for certificates of deposit and long-term debt are based on the rates paid at year-end for new deposits or borrowings applied until maturity. Estimated fair values for other financial instruments and off-balance-sheet loan commitments are considered nominal.


NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Peoples-Sidney Financial Corporation as of and for the year ended June 30, 1998 and as of June 30, 1997 and for the period beginning April 25, 1997, the effective date of the conversion, through June 30, 1997 is as follows:

                                       CONDENSED BALANCE SHEETS
                                        June 30, 1998 and 1997

                                                                       1998                1997
                                                                 ---------------    ----------------
     Assets
     Cash and cash equivalents                                   $        47,373    $        290,815
     Investment in subsidiary                                         18,341,302          17,097,380
     Loans receivable                                                  1,224,257           8,326,279
     Other assets                                                         13,084                   -
                                                                 ---------------    ----------------

         Total assets                                            $    19,626,016    $     25,714,474
                                                                 ===============    ================

     Liabilities
     Other liabilities                                           $             -    $          2,761

     Shareholders' Equity                                             19,626,016          25,711,713
                                                                 ---------------    ----------------
         Total liabilities and shareholders' equity              $    19,626,016    $     25,714,474
                                                                 ===============    ================

                                   (Continued)

                     PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996


NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(Continued)

                                           CONDENSED STATEMENTS OF INCOME

                                                                                                      Period from
                                                                                     Year           April 25, 1997
                                                                                     Ended              through
                                                                                 June 30, 1998       June 30, 1997
                                                                                ---------------    ----------------
     Interest on loans                                                          $       515,584    $         23,006
     Operating expenses                                                                 100,294              14,884
                                                                                ---------------    ----------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                                             415,290               8,122
     Income tax expense                                                                 139,211               2,761
                                                                                ---------------    ----------------
     Income before equity in undistributed earnings of subsidiary                       276,079               5,361
     Equity in undistributed earnings of subsidiary                                     957,230             144,937
                                                                                ---------------    ----------------

     Net income                                                                 $     1,233,309    $        150,298
                                                                                ===============    ================
                                        CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                      Period from
                                                                                     Year           April 25, 1997
                                                                                     Ended              Through
                                                                                 June 30, 1998       June 30, 1997
                                                                                ---------------    ----------------
     Cash flows from operating activities
     Net income                                                                 $     1,233,309    $        150,298
     Adjustments to reconcile net income
       to cash provided by operations:
         Equity in undistributed income of subsidiary                                  (957,230)           (144,937)
         Net change in other assets and liabilities                                     (15,845)              2,762
                                                                                ---------------    ----------------
              Net cash from operating activities                                        260,234               8,123

     Cash flows from investing activities
     Purchase of stock in Peoples Federal Savings and
       Loan Association                                                                       -          (8,608,972)
     Loan to ESOP                                                                             -          (1,428,300)
     Loan to subsidiary                                                                       -          (7,000,000)
     Proceeds from loan principal repayments                                          7,102,022             102,020
                                                                                ---------------    ----------------
              Net cash from investing activities                                      7,102,022         (16,935,252)

     Cash flows from financing activities
     Proceeds from issuance of common stock, net of conversion costs                          -          17,217,944
     Return of capital                                                               (7,141,500)                  -
     Cash dividends paid                                                               (429,195)                  -
     Dividends on unallocated ESOP shares                                               (35,003)                  -
                                                                                ---------------    ----------------
              Net cash from financing activities                                     (7,605,698)         17,217,944

     Net change in cash and cash equivalents                                           (243,442)            290,815
     Cash and cash equivalents at beginning of year                                     290,815                   -
                                                                                ---------------    ----------------

     Cash at end of year                                                        $        47,373    $        290,815
                                                                                ===============    ================

                                                                              43

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio time on October 9, 1998 at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.


STOCK LISTING

Peoples-Sidney Financial Corporation common stock is traded on the Nasdaq National Market under the symbol "PSFC".


SHAREHOLDERS AND GENERAL INQUIRIES                    TRANSFER AGENT

Douglas Stewart, President                            Registrar and Transfer Co.
Peoples-Sidney Financial Corporation                  10 Commerce Drive
101 East Court Street                                 Cranford, NJ  07016
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129


ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1998, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                              CORPORATE INFORMATION

CORPORATION AND ASSOCIATION ADDRESS

101 East Court Street                             Telephone:      (937) 492-6129
P.O. Box 727                                      Fax:            (937) 498-4554
Sidney, Ohio 45365-3021


DIRECTORS OF THE BOARD

Douglas Stewart                                       Richard T. Martin (Chairman of the Board)
     President and Chief Executive Officer of               Certified Public Accountant, in private practice
     Peoples Federal Savings and Loan Association

                                                      Harry N. Faulkner
Robert W. Bertsch                                           Partner in the law firm of Faulkner, Garmhausen,
     Retired Treasurer of Peoples Federal                   Keister & Shenk LPA


John W. Sargeant                                      James W. Kerber
     Part Owner of Sidney Tool and Die Co. and              Owner of James W. Kerber CPA, a private practice
     BenSar Development, a warehouse provider               accounting firm

Officers of the Corporation and the Association:

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer


Special Counsel                                    Independent Auditors
---------------                                    --------------------

Silver, Freedman & Taff, L.L.P.                    Crowe, Chizek and Company LLP
1100 New York Avenue, N.W.                         One Columbus
Washington, D.C. 20005-3934                        10 West Broad Street
                                                   Columbus, OH  43215


                                                                              45