Form 10KSB, Exhibit 13
period 1999-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 1999-09-27
CIK 1031340

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                      PEOPLES-SIDNEY FINANCIAL CORPORATION

                               1999 ANNUAL REPORT

                      PEOPLES-SIDNEY FINANCIAL CORPORATION

                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 1999











                                    CONTENTS






TO OUR SHAREHOLDERS...................................................        3

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION......................        4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS.....................................        4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA......................................................        6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.................................        8

REPORT OF INDEPENDENT AUDITORS .......................................       23

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets ....................................       24

      Consolidated Statements of Income ..............................       25

      Consolidated Statements of Changes in Shareholders' Equity .....       26

      Consolidated Statements of Cash Flows ..........................       29

      Notes To Consolidated Financial Statements .....................       31

SHAREHOLDER INFORMATION...............................................       50

CORPORATE INFORMATION.................................................       51

{GRAPHIC-MAP WITH PHOTOS OF BANK LOCATIONS]

[GRAPHIC-PHOTO OF PRESIDENT AND CEO]

                                                               Dear Shareholder:

As you will see as you review this report, fiscal 1999 was a year of growth for our Corporation and its subsidiary, Peoples Federal Savings and Loan Association. This growth, both in operations and physical structures will now serve as a foundation as we prepare to enter the next millennium.

The Corporation experienced increases in assets, deposits, mortgage and consumer loans. These gains were enhanced by the addition of consumer and business lines of credit and agricultural operation loans. Assets increased 10%, reaching $117,000,000 at June 30, 1999. Deposits reached $84,300,000 at our fiscal year end, a 7% gain. Total mortgage loans increased $7,100,000 to $101,700,000, an 8% increase over fiscal 1998. You will also note that our consumer and other loan portfolio reflected a 92% increase to $4,130,000.

Net income for the year totaled $510,376 or $.32 per share. Although net income was lower than the previous year, the Corporation's income reflects the additional costs of our two new facilities and additional staff in Anna and Jackson Center, Ohio. I am pleased to report that our branch offices are currently operating at their anticipated levels and will soon celebrate their one-year anniversaries. Additional costs were also recognized to enhance our employee benefit plans which were approved by the shareholders on May 22, 1998. The Corporation is now poised at a new plateau of operations which, over time, will continue to enhance shareholder value.

Speaking of shareholder value, during the past year we continued to manage our capital position by completing two separate stock buybacks. A total of 176,881 shares were purchased in the open market. Outstanding shares at June 30 totaled 1,664,622, a 9.6% decrease. As favorable market conditions prevail, the Corporation will continue stock repurchases. Our current capital ratio is 14.85%, well in excess of regulatory requirements.

Our portfolio of services is constantly monitored to offer contemporary products which meet our customers needs. During the past year, as a result of a study to enhance operations, we elected to discontinue offering our VISA and Mastercard credit card program. The entire program was sold to a provider who will continue offering this service to our customers. Our products were, however, enhanced with the addition of a Master Money Debit Card program. The initial results have been favorable.


In conclusion, Peoples-Sidney Financial Corporation and its subsidiary are proud of the talent and dedication of its biggest asset...its employees. Their enthusiasm to promote our services and assist customers remains noteworthy. As we move forward I can assure you that our Directors, Officers and staff will diligently guard the interests of our shareholders. I invite you to promote our company and use our services.

                                                              Sincerely,


                                                              /s/Douglas Stewart
                                                              ------------------
                                                              Douglas Stewart
                                                              President and CEO

BUSINESS OF PEOPLES-SIDNEY
  FINANCIAL CORPORATION

Peoples-Sidney Financial Corporation ("Peoples"), a unitary thrift holding company incorporated under the laws of the State of Delaware, owns all of the issued and outstanding capital stock of Peoples Federal Savings and Loan Association ("Association"), a savings and loan association chartered under the laws of the United States together referred to as the Corporation. On April 25, 1997, Peoples acquired all of the common stock issued by the Association upon its conversion from a mutual savings and loan association to a stock savings and loan association ("Conversion"). Peoples' activities have been limited primarily to holding the common shares of the Association.

Serving the Sidney, Ohio area since 1886, the Association conducts business from its main office at 101 East Court Street, Sidney, Ohio. During fiscal 1999, the Association opened full-service branches in Anna and Jackson Center, Ohio. The Association's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgages and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, consisting primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations, mortgage-backed and related securities and various types of short-term liquid assets.

As a savings and loan holding company, Peoples is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury ("OTS"). As a savings and loan association chartered under the laws of the United States, the Association is subject to regulation, supervision and examination by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). The FDIC insures deposits in the Association up to applicable limits. The Association is also a member of the Federal Home Loan Bank of Cincinnati ("FHLB").


MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,664,622 common shares outstanding on August 6, 1999, held of record by approximately 919 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. and cash dividends paid by quarter are shown below.


                                            September 30,      December 31,     March 31,         June 30,
                                                1998              1998            1999              1999
                                          --------------     -------------    ------------     --------------

              High                        $        21.75     $       18.06    $      16.88     $        13.25
              Low                                  18.13             15.00           12.50              10.00
              Cash Dividends                         .07               .07             .07                .07

                                            September 30,      December 31,      March 31,         June 30,
                                                1997             1997              1998              1998
                                          --------------     -------------    ------------     --------------
              High                        $        17.00     $       18.50    $      18.63     $        24.38
              Low                                  13.63             13.38           17.50              17.00
              Cash Dividends(1)                      .05               .07             .07               4.07

(1) Cash dividends for the quarter ended June 30, 1998 include a $4.00 per share special dividend of which $3.99 was a return of capital distribution.

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

OTS regulations applicable to all savings and loan associations provide that a savings association may make capital distributions in a calendar year without prior notice to the OTS as long as the distributions do not exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years. An application and approval from the OTS must be obtained if the proposed distribution would cause total distributions for that year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years. Savings associations would be required to file a notice with the OTS whenever an application would not be required based on the above and: (1) The savings association will not be at least adequately capitalized following the capital distribution; (2) The capital distribution would reduce the amount of, or retire any part of the savings association's common or preferred stock, or retire any part of debt instruments such as notes or debentures included in capital; (3) The proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) The savings association is a subsidiary of a savings and loan holding company.

SELECTED CONSOLIDATED FINANCIAL
  INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of and other data regarding the Corporation at the dates and for the periods indicated. As the conversion was completed on April 25, 1997, information before the year ended June 30, 1997 is for the Association.

Selected Financial Condition                                            At June 30,
----------------------------             ---------------------------------------------------------------------------
  and Other Data:                             1999          1998            1997            1996           1995
  ---------------                        ------------   -------------   ------------   ------------    ------------
                                                                        (In thousands)
Total amount of:
     Assets                              $    116,882   $     105,903   $    103,142   $     86,882    $     78,976
     Time deposits in other
       financial institutions                     400             100          5,000          1,100               -
     Securities available for sale              7,858           4,016          2,013              -               -
     Securities held to maturity                    -               -          1,999          2,598           3,098
     FHLB stock                                   908             847            763            667             622
     Loans receivable, net (1)                102,803          94,053         88,924         78,233          71,933
     Deposits                                  84,310          79,054         77,045         77,318          70,306
     Borrowed funds                            14,800           7,000              -              -               -
     Shareholders' equity (2)                  17,362          19,626         25,712          9,213           8,361
                                                                      Year ended June 30,
                                         --------------------------------------------------------------------------
Selected Operations Data:                     1999          1998            1997            1996           1995
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                                      (In thousands)
Interest income                          $      8,105   $       8,067   $      7,189   $      6,513    $      5,725
Interest expense                                4,353           3,944          4,051          3,706           2,968
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             3,752           4,123          3,138          2,807           2,757
Provision for loan losses                         104              41            103             68              55
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     3,648           4,082          3,035          2,739           2,702
Noninterest income                                 89              63             63             57              60
Noninterest expense                             2,873           2,205          2,222          1,504           1,495
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                        864           1,940            876          1,292           1,267
Income tax expense                                354             707            312            440             432
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $        510   $       1,233   $        564   $        852    $        835
                                         ============   =============   ============   ============    ============
Earnings per common
  share - basic (3)                      $        .32   $        .74    $        .09
                                         ============   ============    ============
Earnings per common
  share - diluted (3)                    $        .32   $        .74    $        .09
                                         ============   ============    ============
Dividends declared per share (3)         $        .28   $       4.26    $          -
                                         ============   ============    ============

6

                                                              At or for the year ended June 30,
                                         ----------------------------------------------------------------------
Selected Financial Ratios and               1999            1998            1997           1996          1995
-----------------------------            ------------   -------------    -----------   ------------    --------
  Other Data:
  ----------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         0.47%         1.17%           0.60%           1.01%         1.07%
     Return on equity (ratio of net
       income to average equity) (2)           2.73          4.77            4.70            9.70         10.55
     Interest rate spread (4)                  2.81          2.78            2.81            2.97          3.30
     Net interest margin (5)                   3.57          4.01            3.45            3.41          3.66
     Ratio of operating expense to
       average total assets                    2.65          2.10            2.38            1.78          1.93
     Ratio of average interest-earning assets
       to average interest-bearing liabilities 1.18x         1.32x           1.14x           1.10x         1.09x
Quality Ratios:
     Nonperforming assets to total
       assets at end of period (6)             0.65%         0.91%           0.84%           1.41%         1.80%
     Allowance for loan losses to
       nonperforming loans                    70.03         44.41           45.78           25.14         17.70
     Allowance for loan losses to
       gross loans receivable (7)              0.50          0.44            0.43            0.37          0.33
Capital Ratios:
     Shareholders' equity to total
       assets at end of period (2)            14.85         18.53           24.93           10.60         10.59
     Average equity to average
       assets (2)                             17.24         24.59           12.87           10.43         10.24
Other Data:
     Number of full service offices            3             1               1               1             1

(1) Loans receivable are shown net of loans in process, net deferred loan origination fees and the allowance for loan losses.
(2)  Retained earnings only before June 30, 1997.
(3) Earnings and dividends per share are not applicable for any of the periods presented before June 30, 1997 due to the Association's mutual form of ownership before April 25, 1997. Earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation from April 25, 1997 to June 30, 1997. The dividends for 1998 include a $4.00 per share special dividend of which $3.99 was a return of capital distribution.
(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(7)  Gross loans receivable are stated at unpaid principal balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS

General

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 1999, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

On November 8, 1996, the Board of Directors of the Association unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company. The conversion was consummated on April 25, 1997 by amending the Association's charter and the sale of Peoples' common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A total of 1,785,375 common shares of Peoples were sold at $10.00 per share. Net proceeds from the sale were $17,217,944 after deducting the costs of conversion. Peoples retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Association to Peoples because of the conversion.

The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Anna and Jackson Center, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and it primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.


Forward-Looking Statements

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


                                  (Continued)

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


Financial Condition

Total assets at June 30, 1999 were $116.9 million compared to $105.9 million at June 30, 1998, an increase of $11.0 million, or 10.4%. The increase in total assets was primarily due to an increase in loans, securities available for sale and premises and equipment funded by a decrease in cash and cash equivalents, and an increase in deposits and borrowed funds.

Interest-bearing deposits with other banks decreased $1.7 million and overnight funds decreased $2.0 million from June 30, 1998 to June 30, 1999 to provide for loan growth. The excess of such funds, which were not used to fund loan growth, was invested in securities available for sale to improve earnings.

Securities available for sale increased $3.8 million from June 30, 1998 to June 30, 1999. The Corporation borrowed $5.0 million in June 1999 under a 10-year fixed-rate advance from the FHLB and purchased GNMA mortgage-backed securities with an original par value of $5.0 million to leverage some of the Corporation's excess capital.

Loans receivable increased $8.7 million from $94.1 million at June 30, 1998 to $102.8 million at June 30, 1999. The Corporation experienced increases in all mortgage loan categories except for real estate construction and development and land. The largest increase was in one- to four-family residential real estate loans which increased $4.5 million while multi-family residential and commercial real estate loans increased a combined total of $3.5 million. These increases were partially offset by a $846,000 decrease in real estate construction and development loans. The overall increase and continued growth in total mortgage loans is reflective of a strong local economy coupled with attractive loan rates and products compared to local competition. The Corporation has not changed its philosophy regarding pricing or underwriting standards during the year.

The Corporation's consumer and other loan portfolio increased $2.0 million between June 30, 1998 and June 30, 1999. The increase was primarily related to new auto loans and commercial lines of credit originated at the Association's two new branch locations. Even with the increase, consumer and other loans remain a small portion of the entire loan portfolio and represented only 3.9% of gross loans at June 30, 1999 compared to 2.2% at June 30, 1998.

Premises and equipment increased $1.0 million from $1.0 million at June 30, 1998 to $2.0 million at June 30, 1999. The increase resulted because the Corporation constructed a new, full-service branch banking office in Anna, Ohio. The
Corporation also purchased equipment and made leasehold improvements in connection with the opening of a new, leased branch banking office in Jackson Center, Ohio.

Total deposits increased $5.2 million from $79.1 million at June 30, 1998 to $84.3 million at June 30, 1999. The Corporation experienced increases in all types of deposits. The majority of deposit growth was in negotiable orders of withdrawal ("NOW") accounts, which increased by $1.5 million, savings accounts, which increased by $1.1 million and certificates of deposit, which increased by $1.3 million. The increases in the various deposit types are the result of regular interest-rate promotions, as well as special promotions offered in connection with the opening of new branch locations in Anna and Jackson Center, Ohio. All certificates of deposit mature within five years with the majority maturing in the next two years.


                                  (Continued)

Borrowed funds totaled $14.8 million at June 30, 1999 and $7.0 million at June 30, 1998. Borrowings at June 30, 1999 consisted of $2.8 million in short-term cash management advances and $12.0 million in long-term fixed-rate advances. The $5.0 million long-term fixed-rate advance borrowed in June 1999 was discussed above. The remaining $7.0 million in long-term fixed-rate advance was borrowed near the end of fiscal 1998 under a 10-year fixed-rate advance from the FHLB of Cincinnati to fund a $4.00 per share special dividend, of which $3.99 was a tax free return of capital, totaling $7.1 million. The Corporation paid the return of capital on June 26, 1998 as a means of reducing the excess capital provided from the stock conversion.

Total shareholders' equity decreased $2.2 million from $19.6 million at June 30, 1998 to $17.4 million at June 30, 1999. The net decrease is due to the purchase of treasury stock, the establishment of a Management Recognition Plan ("MRP") and paying out almost all the Corporation's 1999 earnings in dividends. The decrease is part of Management's capital planning strategy. During 1999, the Corporation's Board of Directors approved two separate 5% stock buybacks, which were completed prior to June 30, 1999.


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


Comparison of Results of Operations for the Year Ended June 30, 1999 and June 30, 1998

Net Income. The Corporation earned net income of $510,000 for the year ended June 30, 1999 compared to net income of $1,233,000 for the year ended June 30, 1998. The decrease in net income was primarily due to a decrease in net interest income combined with an increase in noninterest expense.

Net Interest Income. Net interest income totaled $3,752,000 for the year ended June 30, 1999 compared to $4,123,000 for the year ended June 30, 1998, a decrease of $371,000, or 9.0%. The decrease was the result of additional interest paid on borrowed funds.

Interest and fees on loans increased $234,000, or 3.1%, from $7,463,000 for the year ended June 30, 1998 to $7,697,000 for the year ended June 30, 1999. The increase in interest income was due to higher average loans receivable, related primarily to the origination of new commercial real estate and one- to four-family residential loans. The increase in interest and fees on loans due to volume was partially offset by a decline in the yield earned on loans, which dropped from 8.09% for 1998 to 7.88% for 1999.


                                  (Continued)

Interest earned on securities totaled $229,000 for the year ended June 30, 1999 compared to $252,000 for the year ended June 30, 1998. Interest on interest-bearing demand, time and overnight deposits with other financial institutions decreased $177,000 for the year ended June 30, 1999 compared to the year ended June 30, 1998. The decreases were the result of lower average balances of securities and interest-bearing deposits and decreases in the average yields earned on such investments.

Dividends on FHLB stock increased slightly over the comparable periods due to an increase in the number of shares of FHLB stock owned.

Interest paid on deposits decreased $55,000 for the year ended June 30, 1999 compared to the year ended June 30, 1998. The average balance for all interest-bearing deposits increased and the mix of the deposit portfolio shifted slightly from certificates of deposit to transaction accounts. The average cost of deposits decreased from 5.06% for the year ended June 30, 1998 to 4.80% for the year ended June 30, 1999. The decrease in the average cost of funds more than offset the increase in volume.

Interest paid on borrowed funds totaled $470,000 for the year ended June 30, 1999 compared to $6,000 for the year ended June 30, 1998. The Corporation did not borrow funds during 1998 until June 25, 1998 to fund the return of capital discussed previously. Management borrowed short- and long-term funds from the FHLB throughout 1999 to fund loan growth and leverage some of the Corporation's excess capital.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb probable losses inherent in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 1999 totaled $104,000 compared to $41,000 for the year ended June 30, 1998, an increase of $63,000, or 151.7%. The allowance for loan losses totaled $529,000, or 0.50% of gross loans receivable and 70.0% of total nonperforming loans at June 30, 1999, compared with $426,000, or 0.44% of gross loans receivable and 44.4% of total nonperforming loans at June 30, 1998. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income. Notwithstanding the charge-off history, as well as a lower volume of nonperforming loans, management believes it is necessary to continue to increase the allowance for loan losses as total loans increase. Accordingly, management anticipates it will continue its provisions to the allowance for loan losses as loan growth continues.

Noninterest income. Noninterest income includes service fees and other miscellaneous income and totaled $89,000 for the year ended June 30, 1999 compared to $63,000 for the year ended June 30, 1998. The primary reasons for the increase were higher late charge income and service charges on NOW accounts due to the increase in the number of accounts.


                                  (Continued)

Noninterest expense. Noninterest expense totaled $2,872,000 for the year ended June 30, 1999 compared to $2,205,000 for the year ended June 30, 1998, an increase of $667,000 or 30.3%. The increase is primarily related to compensation and benefits, occupancy expenses and state franchise taxes.

Compensation and benefits expense increased $409,000, or 37.5%. The increase is the result of normal, annual merit increases, the addition of employees for the two new branches and the added expense of the MRP, which began in May 1998. Compensation expense related to the MRP was $187,000 and $20,000 for the years ended June 30, 1999 and 1998. Occupancy and equipment expense increased $128,000, or 82.0%, due to the added costs of the two new branch offices. State franchise taxes increased $70,000, or 32.7%, due to being taxed at higher capital levels at the Association for a full year for 1999. The third and fourth quarters of fiscal 1998 were the first periods impacted by the capital raised in the conversion. The increase in other expense was attributable to various miscellaneous items.

Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $354,000 for the year ended June 30, 1999 compared to $706,000 for the year ended June 30, 1998, a decrease of $352,000, or 49.9%. The effective tax rates were 40.9% and 36.4% for the years ended June 30, 1999 and 1998, respectively. The increase in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their relative tax impact resulting from lower pretax earnings.

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

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which was delayed until the first taxable year beginning after December 31, 1997, provided the institution met certain residential lending requirements. At June 30, 1999, the Association had approximately $484,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 1999, $97,000 of bad debt reserves were recaptured.


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


                                  (Continued)

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

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 1998 totaled $41,000 compared to $103,000 for the year ended June 30, 1997, a decrease of $62,000, or 60.2%. The allowance for loan losses totaled $426,000, or 0.44% of total loans receivable and 44.4% of total nonperforming loans at June 30, 1998, compared with $397,000, or 0.43% of total loans receivable and 45.8% of total nonperforming loans at June 30, 1997. The reduction in the provision was reflective of the fact that the Corporation did not experience significant charge-offs during 1998. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio.

Noninterest income. Noninterest income totaled $63,000 for each of the years ended June 30, 1998 and 1997.

Noninterest expense. Noninterest expense totaled $2,205,000 for the year ended June 30, 1998 compared to $2,222,000 for the year ended June 30, 1997, a decrease of $17,000, or 0.8%. Increases in compensation and benefits, state franchise taxes and other expenses were offset by a decrease in the FDIC deposit insurance premiums.

Compensation and benefits expense increased $216,000, or 24.7%. The increase is the result of normal, annual merit increases, the addition of new employees and the added expense of employee benefit plans. The expense related to the employee stock ownership plan increased as the Corporation was able to allocate more shares to participants in 1998. Compensation expense related to the ESOP was $250,000 for the year ended June 30, 1998 compared to $136,000 for the year ended June 30, 1997. The Corporation also implemented a Management Recognition Plan ("MRP") in May 1998, which resulted in expense of $20,000 for fiscal 1998. State franchise taxes increased $80,000, or 59.7%, due to the change in corporate structure during fiscal 1997 and the resulting tax impact of higher capital levels at the Association and earnings at the Corporation. The third and fourth quarters of fiscal 1998 were the first periods impacted by the capital raised in the conversion. The increase in other expense was attributable to

                                  (Continued)
increases in professional service fees and printing costs. These increases were largely related to the conversion to stock ownership.

The FDIC deposit insurance premium was $49,000 for the year ended June 30, 1998 compared to $560,000 for the year ended June 30, 1997. Included in the year ended June 30, 1997 was a special deposit insurance assessment of $456,000 resulting from legislation enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. The SAIF was below the level required by law because a significant portion of the assessments paid into the SAIF by thrifts, like the Association, were used to pay the cost of prior thrift failures. The legislation called for a one-time assessment estimated at $0.657 for each $100 in deposits held as of March 31, 1995. Because of the recapitalization of the SAIF, the disparity between bank and thrift insurance assessments was reduced. Thrifts had been paying assessments of $.23 per $100 of deposits, which, for most thrifts, was reduced to $.064 per $100 in deposits in January 1997 and is scheduled to be reduced to $.024 per $100 in deposits no later than January 2000.

Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $706,000 for the year ended June 30, 1998 compared to $312,000 for the year ended June 30, 1997, a increase of $394,000, or 126.3%. The effective tax rates were 36.4% and 35.6% for the years ended June 30, 1998 and 1997, respectively.

Yields Earned and Rates Paid. The following table sets forth certain information relating to the Corporation's average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from average daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                                     Year ended June 30,
                           -----------------------------------------------------------------------------------------------------
                                         1999                                 1998                             1997
                           ---------------------------------  --------------------------------   -------------------------------
                              Average   Interest                 Average    Interest                Average   Interest
                           outstanding   earned/      Yield/  outstanding    earned/    Yield/   outstanding   earned/    Yield/
                              balance     paid        rate       balance      paid       rate       balance     paid       rate
                                                           (Dollars in thousands)
ASSETS:
Interest-earning assets:
   Interest-earning
     deposits               $   2,853    $   117       4.10%    $  5,919    $   295       4.98%    $  3,467    $ 194       5.60%
   Securities available
     for sale (1)               3,635        229       6.31        3,013        199       6.65          308       21       6.84
   Securities held to
     maturity                       -          -          -          958         53       5.53        2,138      120       5.61
   Loans receivable (2)        97,702      7,697       7.88       92,208      7,463       8.09       84,421    6,805       8.06
   FHLB stock                     870         62       7.13          789         57       7.22          698       49       7.02
                            ---------    -------                --------    -------                --------    -----

     Total interest-
       earning assets         105,060      8,105       7.72      102,887      8,067       7.84       91,032    7,189       7.90
                            ---------    -------                --------    -------                --------    -----

Noninterest-earning
  assets:
   Cash and due from
     banks                        725                                536                                498
   Premises and
     equipment, net             1,809                                817                                775
   Accrued interest and
     other assets                 950                                920                              1,014
                            ---------                           --------                           --------

     Total noninterest-
       earning assets           3,484                              2,273                              2,287
                            ---------                           --------                           --------

Total assets                $ 108,544                           $105,160                           $ 93,319
                            =========                           ========                           ========

                                  (Continued)

                                                                       Year ended June 30,
                              -----------------------------------------------------------------------------------------------------
                                              1999                               1998                              1997
                              ----------------------------------  --------------------------------   ------------------------------
                                 Average    Interest                 Average    Interest               Average    Interest
                              outstanding    earned/      Yield/  outstanding   earned/     Yield/   outstanding   earned/   Yield/
                                 balance      paid        rate      balance       paid       rate       balance     paid      rate
                                                           (Dollars in thousands)
LIABILITIES AND
    SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
   Savings deposits             $  18,939    $   571       3.01%    $ 18,236    $   557       3.05%    $ 17,973   $  555       3.09%
   Demand and NOW
     deposits                       5,591        152       2.72        3,911         95       2.43        4,313      105       2.43
   Certificate accounts            56,415      3,160       5.60       55,737      3,286       5.90       56,085    3,326       5.93
                               ----------   --------                --------    -------                   ------   -----

   Total deposits                  80,945      3,883       4.80       77,884      3,938       5.06       78,371    3,986       5.09
   Borrowed funds                   7,764        470       6.05           96          6       6.25        1,163       65       5.59
                                ---------    -------                --------    -------                --------    -----
     Total interest-
      bearing liabilities          88,709      4,353       4.91       77,980      3,944       5.06       79,534    4,051       5.09
                                ---------    -------                --------    -------                --------    -----
Noninterest-bearing
  liabilities
   Demand deposits                    440                                493                              1,281
   Accrued interest
     payable and other
     liabilities                      681                                825                                493
                                ---------                           --------                           --------
     Total noninterest-
       bearing
       liabilities                  1,121                              1,318                              1,774
                                ---------                           --------                           --------

Total liabilities                  89,830                             79,298                             81,308

Total shareholders'
  equity                           18,714                             25,862                             12,011
                                ---------                           --------                           --------
Total liabilities and
  shareholders'
  equity                        $ 108,544                           $105,160                           $ 93,319
                                =========                           ========                           ========
Net interest income;
  interest rate
  spread (3)                                  $ 3,752       2.81%               $ 4,123       2.78%               $3,138       2.81%
                                              =======       ====                =======       ====                ======       ====
Net earning assets              $  16,351                           $ 24,907                           $ 11,498
                                =========                           ========                           ========
Net interest margin (4)                                     3.57%                             4.01%                            3.45%
                                                            ====                              ====                             ====
Average interest-earning
  assets to interest-
  bearing liabilities                1.18x                              1.32x                              1.14x

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

                                  (Continued)

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

                                                                           Year ended June 30,
                                                   ----------------------------------------------------------------
                                                            1999 vs. 1998                     1998 vs. 1997
                                                   --------------------------------   -----------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                    Volume       Rate       Total      Volume     Rate       Total
                                                   ---------   --------   ---------   -------   --------    -------
                                                                              (In thousands)
Interest income attributable to:
     Interest-earning deposits                     $    (133)  $    (45)  $    (178)  $   124   $    (23)   $   101
     Securities available for sale                        39         (9)         30       180         (2)       178
     Securities held to maturity                         (53)         -         (53)      (65)        (2)       (67)
     Loans receivable                                    436       (202)        234       630         28        658
     FHLB stock                                            6         (1)          5         7          1          8
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-earning assets             $     295   $   (257)         38   $   876   $      2        878
                                                   =========   ========   ---------   =======   ========    -------

Interest expense attributable to:
     Savings deposits                              $      21   $     (7)         14   $     8   $     (6)         2
     Demand and NOW deposits                              37         20          57       (10)         -        (10)
     Certificates accounts                                40       (166)       (126)      (21)       (19)       (40)
     Borrowed funds                                      464          -         464       (66)         7        (59)
                                                   ---------   --------   ---------   --------  --------    -------

         Total interest-bearing liabilities        $     562   $   (153)        409   $   (89)  $    (18)      (107)
                                                   =========   ========   ---------   =======   ========    -------

Net interest income                                                       $    (371)                        $   985
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


                                  (Continued)

At March 31, 1999, the most recent date with available data, 2% of the present value of the Association's assets was $2,203,000. Because the interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $2,905,000 at March 31, 1999, the Association would have been required to make additional deductions from its capital of $351,000 in determining whether the Association met its risk-based capital requirement. Even with the deduction, the Association would have still exceeded its risk-based capital requirement.

Presented below, as of March 31, 1999, is an analysis of the Association's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, NPV is more sensitive to declining rates than rising rates. Since the Association is primarily a residential mortgage lender, the mortgage portfolio makes up nearly 90% of total assets. Faster prepayment speeds under a falling rate environment, along with the large percentage of adjustable-rate loans, make the Association more sensitive when interest rates fall. Additionally, the Association has significant long-term fixed-rate FHLB advances that increase the Association's sensitivity to a falling rate environment.

                                                                 NPV as % of
                                                                 Portfolio           Target Limit Under
   Change                  Net Portfolio Value                    Value of            Asset/Liability
  in Rates       $ Amount        $ Change         % Change          Assets            Management Policy
  --------       --------        --------         --------         ------            -----------------
    +400         $13,256        $(2,938)           (18.2)%          13.18%                  (75)%
    +300          14,496         (1,699)           (10.5)           14.03                   (45)
    +200          15,721           (473)            (2.9)           14.80                   (20)
    +100          16,193             (1)            (0.0)           14.94                   (10)
   STATIC         16,194              0              0.0            14.70                     0
   (100)          14,753         (1,441)            (8.9)           13.34                   (10)
   (200)          13,289         (2,905)           (17.9)           11.96                   (20)
   (300)          11,913         (4,281)           (26.4)           10.65                   (45)
   (400)          10,809         (5,385)           (33.2)            9.60                   (75)

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



                                  (Continued)

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1999, 1998 and 1997.

                                                                                  Year Ended June 30,
                                                                   ------------------------------------------------
                                                                        1999              1998             1997
                                                                   -------------     ------------      ------------
Net income                                                         $         510     $      1,233      $        564
Adjustments to reconcile net income to net
  cash from operating activities                                             824               83               134
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         1,334            1,316               698
Net cash from investing activities                                       (14,237)            (602)          (16,140)
Net cash from financing activities                                         9,889            1,437            15,517
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                   (3,014)           2,151                75
Cash and cash equivalents at beginning of period                           4,947            2,796             2,721
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       1,933     $      4,947      $      2,796
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

OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds on which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1999, the Association's regulatory liquidity was 7.47%. At such date, the Corporation had commitments to originate fixed-rate commercial and residential real estate loans totaling $375,000, and variable-rate commercial and residential real estate mortgage loans totaling $394,000. Loan commitments are generally for 30 days. The Corporation considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 16 of the Notes to Consolidated Financial Statements.

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 1999 and 1998, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1999 and 1998. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.


                                  (Continued)
18

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 1999.



                                                                                   Excess of Actual
                                                                               Capital Over Current
                              Actual capital          Current requirement            Requirement         Applicable
                           Amount      Percent       Amount      Percent          Amount   Percent       Asset Total
                           ------      -------       ------      -------          ------   -------       -----------
                                                   (Dollars in thousands)
Total risk-based
  capital                $   13,634     18.0%      $   6,069      8.0%          $   7,565    10.0%      $    75,864
Tier 1 risk-based
  capital                    13,152     17.3           3,035      4.0              10,117    13.3            75,864
Core capital                 13,152     11.2           4,677      4.0               8,475     7.2           116,935
Tangible capital             13,152     11.2           1,754      1.5              11,398     9.7           116,935



Impact of New Accounting Standards

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" - SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS 133 does not allow hedging of a security which is classified as held to maturity. Accordingly, upon adoption of SFAS 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. SFAS 133, as amended by SFAS 137, is effective for fiscal years beginning after June 15, 2000 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. Management does not expect the adoption SFAS 133 to have a significant impact on the Corporation's financial statements.

SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise"
- SFAS 134 changes the way companies involved in mortgage banking activities account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. SFAS 134 allows any retained mortgage-backed securities after a securitization of mortgage loans held for sale to be classified based on holding intent in accordance with SFAS 115, except in cases where the retained mortgage-backed security is committed to be sold before or during the securitization process, in which case it must be classified as trading. Previously, all retained mortgage-backed securities were required to be classified as trading. SFAS 134 was effective as of July 1, 1999, and did not have a significant impact on the Corporation's financial statements.

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

                                  (Continued)

Year 2000 ("Y2K") Issue

The Corporation's lending and deposit activities are almost entirely dependent upon computer systems which process and record transactions, although the Corporation can effectively operate with manual systems for brief periods when its electronic systems malfunction or cannot be accessed. The Corporation uses the services of a nationally-recognized data processing service bureau that specializes in data processing for financial institutions. In addition to its basic operating activities, the Corporation's facilities and infrastructure, such as security systems and communications equipment, are dependent, to varying degrees, upon computer systems.

The Corporation began by identifying mission critical systems in the fourth quarter of 1997. Every system was reviewed and inventoried and determined to be "mission critical" or "nonmission critical." Mission critical systems are those critical to providing service to the customers by maintaining customer records, general accounting functions and those that would impact the Corporation's liquidity if they should fail.

The following systems were identified as mission critical by management. A brief description on the status of each system is listed below.

     1.   File servers and Novell network
     2.   Teller equipment and NCR BMS teller and new accounts software
     3.   Other personal computers
     4.   NCR Starcom account processing including ACH items and EDS (Jeannie)
     5.   IPS accounting software
     6.   Federal Home Loan Bank
     7.   Bankers Systems, Inc. new loan software
     8.   EDS

File Servers and Novell Network

Due to two new branches, two new Compaq file servers were purchased in 1998 and have been verified as Y2K compliant. The Novell operating software was either upgraded or purchased and has been verified as Y2K compliant. One file server at a branch location will not rollover the date into the next century, but can be manually set and will correctly handle dates forward including leap year. The file server and software were tested at the Sidney location in August 1998 by advancing the date to the next century and performing daily teller functions.

Teller Equipment and NCR Software

All personal computer-based equipment and NCR software were updated and then tested in August 1998. The testing included running of transactions in Year 2000 environment against an on-line test file. Review of the results showed the processing operated correctly and is Y2K compliant.

Other Personal Computers

All other personal computers have been tested by an outside vendor and found to be Y2K compliant or will have the date loaded form the file server as noted by the manufacturer and tested by the Corporation. All operating software and office software were installed with the most recent Y2K versions and are Y2K compliant.

                                  (Continued)
20

NCR Starcom Account Processing

The Starcom account processing was tested in August 1998 in conjunction with the teller equipment and software. The results of these tests were reviewed and showed that the system operated as expected and is Y2K compliant. An additional test was performed in July 1999 for items that had been added since the previous test. The results of this test indicate these items will operate as expected. NCR also tested with EDS (Jeannie) and the ACH networks on a proxy basis and have certified that they are compliant.


IPS Accounting Software

The IPS accounting was presented as being Y2K compliant by the manufacturer and was tested in December 1998 by the Corporation. The test results were as expected and showed the system to be compliant.


Federal Home Loan Bank

The FHLB is the primary correspondent of the Corporation and provides the Corporation with liquidity through advances, and cash and also acts as settlement agent with the Federal Reserve Bank. The FHLB has reported completion of all mission-critical testing.


Bankers Systems, Inc. Loan Processing Software

The Bankers  Systems,  Inc. loan  processing  software has been certified as Y2K
compliant  by  the   manufacturer  and  was  tested  in  December  1998  by  the
Corporation. All tests showed the software to be compliant.


EDS

EDS provides the Corporation with on-us check clearing, statement mailing, check encoding and depositing. They have reported being Y2K compliant.


Bank Security

All security systems have been certified as Y2K compliant or do not use a date function in the operation of the system.


Other Nonmission Critical Systems

All nonmission critical systems have been reviewed and made Y2K ready or will be removed from service prior to year-end.


Y2K Costs

The total direct cost of upgrading equipment and software, personnel and testing associated fees will be approximately $21,000. Some other indirect costs were incurred due to upgrading equipment that would have needed to be replaced over the coming year.

                                  (Continued)

Business Resumption Contingency Plan

The Corporation's contingency plans have been reviewed and updated. A special Y2K addendum was also added to cover special concerns and needs of the century change. These included liquidity and cash needs of the Association. The Corporation has secured a guaranteed Y2K line from the FHLB to be used in addition to the normal line of credit that has been recently renewed. The Corporation plans to maintain higher levels of liquidity the remainder of 1999 through maturing investments, normal cash flows and FHLB advances. As part of the contingency plan, however, the Corporation has determined that if such service providers were to have their systems fail, the Corporation would implement manual systems until such systems could be re-established. The Corporation does not anticipate that such short term manual systems would have a material adverse effect on the Corporation's operations. The expense of any change in suppliers or servicers is not expected to be material to the Corporation.

In addition to the possible expense related to its own systems, the Corporation could incur losses if loan payments are delayed due to Year 2000 problems affecting any of the Corporation's significant borrowers or impairing the payroll systems of large employers in the Corporation's primary market area. Because the Corporation's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and the Corporation's primary market area is not significantly dependent on one employer or industry, the Corporation does not expect any significant or prolonged Year 2000 related difficulties will affect net earnings or cash flow.

                       [GRAPHIC-CROWE CHIZEK LETTERHEAD]




                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio


We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.




                                                /s/Crowe, Chizek and Company LLP
                                                --------------------------------
                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
July 9, 1999

                             PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  CONSOLIDATED BALANCE SHEETS
                                    June 30, 1999 and 1998

                                                                    1999              1998
                                                              -------------      -------------
ASSETS
Cash and due from banks                                       $   1,298,357      $     655,188
Interest-bearing deposits in other financial institutions           634,621          2,292,065
Overnight deposits                                                     --            2,000,000
                                                              -------------      -------------
     Total cash and cash equivalents                              1,932,978          4,947,253

Time deposits in other financial institutions                       400,000            100,000
Securities available for sale                                     7,858,111          4,015,890
Federal Home Loan Bank stock                                        907,700            846,500
Loans receivable, net                                           102,802,845         94,052,531
Accrued interest receivable                                         759,913            722,401
Premises and equipment, net                                       1,985,608            973,403
Other assets                                                        235,104            245,339
                                                              -------------      -------------

     Total assets                                             $ 116,882,259      $ 105,903,317
                                                              =============      =============


LIABILITIES
Deposits                                                      $  84,310,492      $  79,053,686
Borrowed funds                                                   14,800,000          7,000,000
Accrued interest payable and other liabilities                      409,550            223,615
                                                              -------------      -------------
     Total liabilities                                           99,520,042         86,277,301

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares
  authorized, none issued and outstanding
Common stock, $.01 par value, 3,500,000 shares
  authorized, 1,785,375 shares issued                                17,854             17,854
Additional paid-in capital                                       10,779,941         10,717,991
Retained earnings                                                10,643,040         10,581,096
Treasury stock, 120,753 shares at cost                           (1,766,399)              --
Unearned employee stock ownership plan shares                    (1,520,139)        (1,702,114)
Unearned management recognition plan shares                        (746,692)              --
Accumulated other comprehensive income                              (45,388)            11,189
                                                              -------------      -------------
     Total shareholders' equity                                  17,362,217         19,626,016
                                                              -------------      -------------

     Total liabilities and shareholders' equity               $ 116,882,259      $ 105,903,317
                                                              =============      =============

          See accompanying notes to consolidated financial statements.

                                   CONSOLIDATED STATEMENTS OF INCOME
                               Years Ended June 30, 1999, 1998 and 1997


                                                                 1999            1998          1997
                                                              ----------     ----------     ----------
Interest income
     Loans, including fees                                    $7,697,298     $7,463,234     $6,804,933
     Securities                                                  228,786        252,271        140,604
     Interest-bearing demand, time and overnight deposits        117,218        294,440        194,226
     Dividends on Federal Home Loan Bank stock                    61,386         57,204         49,055
                                                              ----------     ----------     ----------
         Total interest income                                 8,104,688      8,067,149      7,188,818

Interest expense
     Deposits                                                  3,883,143      3,938,606      3,985,995
     Borrowed funds                                              469,997          5,878         64,640
                                                              ----------     ----------     ----------
         Total interest expense                                4,353,140      3,944,484      4,050,635
                                                              ----------     ----------     ----------

Net interest income                                            3,751,548      4,122,665      3,138,183

Provision for loan losses                                        103,803         41,240        102,743
                                                              ----------     ----------     ----------

Net interest income after provision for loan losses            3,647,745      4,081,425      3,035,440

Noninterest income
     Service fees and other charges                               88,729         62,912         63,048

Noninterest expense
     Compensation and benefits                                 1,499,573      1,090,237        873,749
     Director fees                                               120,000        129,000         83,800
     Occupancy and equipment                                     285,073        156,676        137,027
     Computer processing expense                                 185,542        156,470        152,318
     FDIC deposit insurance premiums                              47,627         49,096        559,660
     State franchise taxes                                       283,863        213,864        133,639
     Other                                                       450,555        409,197        281,909
                                                              ----------     ----------     ----------
         Total noninterest expense                             2,872,233      2,204,540      2,222,102
                                                              ----------     ----------     ----------

Income before income taxes                                       864,241      1,939,797        876,386

Income tax expense                                               353,865        706,488        311,941
                                                              ----------     ----------     ----------

Net income                                                    $  510,376     $1,233,309     $  564,445
                                                              ==========     ==========     ==========

Earnings per common share - basic                             $      .32     $      .74     $      .09
                                                              ==========     ==========     ==========
Earnings per common share - diluted                           $      .32     $      .74     $      .09
                                                              ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                                                PEOPLES-SIDNEY FINANCIAL CORPORATION
                                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                              Years Ended June 30, 1999, 1998 and 1997

                                                            Additional                                      Unearned       Unearned
                                                Common       Paid-In          Retained      Treasury          ESOP           MRP
                                                 Stock       Capital          Earnings        Stock          Shares         Shares
                                               --------   -------------    -------------   -----------    ------------    ---------
Balance, July 1, 1996                         $      -   $           -    $   9,212,537   $          -   $          -    $        -

Comprehensive income:

   Net income for the year ended
     June 30, 1997                                   -               -          564,445              -              -             -

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                -               -                -              -              -             -


     Total comprehensive income

Sale of 1,785,375 shares of $.01 par
  common stock, net of
  conversion costs                              17,854      17,200,090                -              -              -             -

142,830 shares purchased under
  employee stock ownership plan                      -               -                -              -     (1,428,300)            -

Commitment to release 10,202
  employee stock ownership
  plan shares                                        -          33,997                -              -        102,020             -
                                              --------   -------------    -------------   ------------   ------------    ----------

Balance, June 30, 1997                        $ 17,854   $  17,234,087    $   9,776,982   $          -   $ (1,326,280)   $        -
                                              ========   =============    =============   ============   ============    ==========

                                                    Accumulated
                                                       Other
                                                   Comprehensive
                                                       Income         Total
                                                     ---------   --------------
Balance, July 1, 1996                                $       -   $    9,212,537

Comprehensive income:

   Net income for the year ended
     June 30, 1997                                           -          564,445

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                    9,070            9,070
                                                                 --------------

     Total comprehensive income                                    573,515

Sale of 1,785,375 shares of $.01 par
  common stock, net of
  conversion costs                                           -       17,217,944

142,830 shares purchased under
  employee stock ownership plan                              -       (1,428,300)

Commitment to release 10,202
  employee stock ownership
  plan shares                                                -          136,017
                                                     ---------   --------------

Balance, June 30, 1997                               $   9,070   $   25,711,713
                                                     =========   ==============


          See accompanying notes to consolidated financial statements.

                                                PEOPLES-SIDNEY FINANCIAL CORPORATION
                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                                              Years Ended June 30, 1999, 1998 and 1997


                                                         Additional                                     Unearned        Unearned
                                             Common       Paid-In          Retained      Treasury          ESOP            MRP
                                             Stock        Capital          Earnings        Stock          Shares         Shares
                                            --------   -------------    -------------   -----------    ------------    ---------
Balance, July 1, 1997                       $ 17,854   $  17,234,087    $   9,776,982   $          -   $ (1,326,280)   $        -

Comprehensive income:

   Net income for the year ended
     June 30, 1998                                 -               -        1,233,309              -              -             -

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects              -               -                -              -              -             -


     Total comprehensive income

Cash dividends - $.26 per share                    -               -         (429,195)             -              -             -

$4.00 per share special dividend of
  which $3.99 was a return of capital
  distribution                                     -      (6,602,996)               -              -       (538,504)            -

Commitment to release 13,920 employee
  stock ownership plan shares                      -          86,900                -              -        162,670             -
                                            --------   -------------    -------------   ------------   ------------    ----------

Balance, June 30, 1998                      $ 17,854   $  10,717,991    $  10,581,096   $          -   $ (1,702,114)   $        -
                                            ========   =============    =============   ============   ============    ==========

                                                      Accumulated
                                                         Other
                                                     Comprehensive
                                                        Income         Total
                                                      ---------   --------------
Balance, July 1, 1997                                 $   9,070   $   25,711,713

Comprehensive income:

   Net income for the year ended
     June 30, 1998                                            -        1,233,309

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                     2,119            2,119
                                                                  --------------

     Total comprehensive income                                        1,235,428

Cash dividends - $.26 per share                               -         (429,195)

$4.00 per share special dividend of
  which $3.99 was a return of capital
  distribution                                                -       (7,141,500)

Commitment to release 13,920 employee
  stock ownership plan shares                                 -          249,570
                                                      ---------   --------------

Balance, June 30, 1998                                $  11,189   $   19,626,016
                                                      =========   ==============


                                  (Continued)

                                              PEOPLES-SIDNEY FINANCIAL CORPORATION 29.
                               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                                              Years Ended June 30, 1999, 1998 and 1997



                                                           Additional                                      Unearned       Unearned
                                               Common       Paid-In           Retained      Treasury          ESOP           MRP
                                                Stock       Capital            Earnings        Stock         Shares        Shares
                                               --------   -------------    -------------   ------------   ------------   ----------
Balance, July 1, 1998                         $ 17,854   $  10,717,991     $  10,581,096   $          -   $ (1,702,114)   $       -

Comprehensive income:

   Net income for the year ended
     June 30, 1999                                   -               -           510,376              -              -            -

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                -               -                 -              -              -            -


     Total comprehensive income

Cash dividends - $.28 per share                      -               -          (448,432)             -              -            -

Commitment to release 15,248 employee
  stock ownership plan shares                        -          61,950                 -              -        181,975            -

Purchase of 177,881 treasury shares,
  at cost                                            -               -                 -     (2,719,692)             -            -

Transfer of 57,128 shares from treasury
  stock to management recognition plan               -               -                 -        953,293              -     (953,293)

12,378 shares earned under
  management recognition plan                        -               -                 -              -              -       206,601
                                               --------   -------------    -------------   ------------   ------------   ----------

Balance, June 30, 1999                        $ 17,854    $  10,779,941    $  10,643,040   $ (1,766,399)  $ (1,520,139)  $ (746,692)
                                              ========    =============    =============   ============   ============   ==========


                                                       Accumulated
                                                          Other
                                                     Comprehensive
                                                         Income          Total
                                                        ---------   --------------
Balance, July 1, 1998                                   $  11,189   $   19,626,016

Comprehensive income:

   Net income for the year ended
     June 30, 1999                                              -          510,376

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                     (56,577)         (56,577)
                                                                    --------------

     Total comprehensive income                                            453,799

Cash dividends - $.28 per share                                 -         (448,432)

Commitment to release 15,248 employee
  stock ownership plan shares                                   -          243,925

Purchase of 177,881 treasury shares,
  at cost                                                       -       (2,719,692)

Transfer of 57,128 shares from treasury
  stock to management recognition plan                          -                -

12,378 shares earned under
  management recognition plan                                   -          206,601
                                                        ---------   --------------

Balance, June 30, 1999                                  $ (45,388)  $   17,362,217
                                                        =========   ==============

          See accompanying notes to consolidated financial statements.

                                   PEOPLES-SIDNEY FINANCIAL CORPORATION
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 Years Ended June 30, 1999, 1998 and 1997

                                                              1999              1998              1997
                                                         ------------      ------------      ------------
Cash flows from operating activities
     Net income                                          $    510,376      $  1,233,309      $    564,445
     Adjustments to reconcile net income to
       net cash from operating activities
         Depreciation                                         124,252            51,399            53,973
         Provision for loan losses                            103,803            41,240           102,743
         Gain on sale of real estate owned                     (3,086)             --                --
         FHLB stock dividends                                 (61,200)          (57,000)          (48,900)
         Deferred taxes                                       (56,025)           (1,101)          (12,778)
         Compensation expense for ESOP shares                 243,925           249,570           136,017
         Compensation expense for MRP shares                  186,601              --                --
         Change in:
              Accrued interest receivable and
                other assets                                  (28,444)         (212,755)         (127,860)
              Accrued interest payable and other
                liabilities                                   291,106           (25,707)           41,393
              Deferred loan fees                               22,600            37,183           (11,400)
                                                         ------------      ------------      ------------
                  Net cash from operating activities        1,333,908         1,316,138           697,633

Cash flows from investing activities
     Purchase of securities available for sale             (7,926,777)       (2,499,141)       (1,998,974)
     Proceeds from maturities of securities
       available for sale                                   4,000,000           500,000              --
     Proceeds from maturities of securities
       held to maturity                                          --           2,000,000           600,000
     Purchase of time deposits in other financial
       institutions                                          (900,000)       (3,100,000)       (5,000,000)
     Proceeds from maturities of time deposits
       in other financial institutions                        600,000         8,000,000         1,100,000
     Purchase of Federal Home Loan Bank stock                    --             (27,000)          (46,600)
     Net increase in loans                                 (8,939,161)       (5,206,615)      (10,825,674)
     Premises and equipment expenditures                   (1,136,457)         (269,516)          (11,588)
     Proceeds from sale of real estate owned                   65,530              --              42,652
                                                         ------------      ------------      ------------
         Net cash from investing activities               (14,236,865)         (602,272)      (16,140,184)

                                  (Continued)

                                   PEOPLES-SIDNEY FINANCIAL CORPORATION
                         CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                              Years ended June 30, 1999, 1998 and 1997


                                                      1999              1998             1997
                                                 ------------      ------------      ------------
Cash flows from financing activities
     Net change in deposits                      $  5,256,806      $  2,008,256      $   (272,076)
     Proceeds from long-term borrowings             5,000,000         7,000,000              --
     Net change in short-term borrowings            2,800,000              --                --
     Proceeds from issuance of common stock,
       net of conversion costs                           --                --          17,217,944
     Cash provided to ESOP                               --                --          (1,428,300)
     Return of capital distribution                      --          (7,141,500)             --
     Cash dividends paid                             (448,432)         (429,195)             --
     Purchase of treasury shares                   (2,719,692)             --                --
                                                 ------------      ------------      ------------
         Net cash from financing activities         9,888,682         1,437,561        15,517,568

Net change in cash and cash equivalents            (3,014,275)        2,151,427            75,017

Cash and cash equivalents at beginning
  of period                                         4,947,253         2,795,826         2,720,809
                                                 ------------      ------------      ------------

Cash and cash equivalents at end of period       $  1,932,978      $  4,947,253      $  2,795,826
                                                 ============      ============      ============

Supplemental disclosures of
  cash flow information
     Cash paid during the year for
         Interest                                $  4,343,587      $  3,946,041      $  4,096,411
         Income taxes                                 191,000           951,000           240,000

     Noncash transactions
         Transfer from loans to
           real estate owned                           62,444              --              42,652
         Transfer of treasury stock to MRP            953,293              --                --


          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the accompanying consolidated financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of Peoples-Sidney Financial Corporation ("Peoples") and its wholly-owned subsidiary, Peoples Federal Savings and Loan Association (the "Association"), a federal stock savings and loan association, together referred to as the Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations: The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Anna and Jackson Center, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

Cash Flows: Cash and cash equivalents are defined as cash, deposits with financial institutions, overnight deposits and time deposits with original maturities of 90 days or less. Overnight deposits are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions, as well as short-term borrowings under its cash management line of credit with the Federal Home Loan Bank of Cincinnati.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains or losses reported in other comprehensive income.

Interest and dividend income, adjusted by amortization of premiums and accretion of discounts, is included in earnings. Securities are written down to fair value when a decline in fair value is not temporary. Realized gains and losses on sales of securities are determined using the amortized cost of the specific security sold.

Loans Receivable: Loans are reported at the principal balance outstanding, less net deferred loan fees and the allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.


                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

NOTE 1 -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the terms of the loan is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as first mortgage loans secured by one- to four-family residences, residential construction loans, credit card, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Real Estate Owned: Real estate acquired in collection of a loan is initially recorded at fair value at acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate. The Corporation had no real estate owned at year-end 1999 or 1998.

Premises and Equipment: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.
Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Income Taxes: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk: The Corporation's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single family residences located in its primary lending area of Shelby County and its contiguous counties. Mortgage loans comprise approximately 96% and 98% of the Corporation's loan portfolio at June 30, 1999 and 1998. The remainder of the portfolio consists of consumer and other loans secured by automobiles, deposit balances at the Association and various other assets.

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


                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per Common Share: Basic earnings per share ("EPS") are based on net income divided by the weighted average number of shares outstanding during the period. Unallocated ESOP shares are not considered outstanding for this calculation. Management recognition plan ("MRP") shares are considered outstanding as they become vested. Diluted EPS shows the dilutive effect of MRP shares and the additional common shares issuable under stock options.

As more fully discussed in Note 2, the Association converted from mutual to stock ownership with the concurrent formation of a holding company effective April 25, 1997. Accordingly, earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation from April 25, 1997 through June 30, 1997 of $150,298.

Dividend Restriction: Financial institution regulations, which require the maintenance of certain capital levels, may limit the amount of dividends that may be paid. For regulatory capital requirements, see a separate Note.

Comprehensive  Income:  Comprehensive  income  consists  of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity. The accounting standard that requires reporting comprehensive income first applies for 1999, with prior information restated to be comparable.

Reclassification:   Reclassification  of  certain  amounts  in  the  prior  year consolidated financial statements have been made to conform to the 1999 presentation.



NOTE 2 - CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS AND
  LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF A HOLDING
  COMPANY

On November 8, 1996, the Board of Directors of the Association unanimously adopted a Plan of Conversion to convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association with the concurrent formation of a holding company, Peoples-Sidney Financial Corporation. The conversion was consummated on April 25, 1997 by amending the Association's charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Association after giving effect to the conversion. A total of 1,785,375 common shares of the Corporation were sold at $10.00 per share. Net proceeds from the sale were $17,217,944 after deducting the costs of conversion. The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Association to the Corporation because of the conversion.

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



                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 3 - SECURITIES

Securities at year-end were as follows:

                                                                Gross           Gross          Estimated
                                               Amortized     Unrealized      Unrealized          Fair
                                                 Cost           Gains          Losses            Value
                                                 ----           -----          ------            -----
1999
Securities available for sale
    U.S. Government agencies               $     2,998,229    $        -    $   (41,509)    $    2,956,720
    Mortgage-backed securities                   4,928,652             -        (27,261)         4,901,391
                                           ---------------    ----------    -----------     --------------
       Total                               $     7,926,881    $        -    $   (68,770)    $    7,858,111
                                           ===============    ==========    ===========     ==============

1998
Securities available for sale
    U.S. Government agencies               $     3,998,936    $   21,459    $    (4,505)    $    4,015,890
                                           ===============    ==========    ===========     ==============

Contractual maturities of securities at year-end 1999 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 Estimated
                                                              Amortized            Fair
                                                                Cost               Value
                                                                ----               -----
        Securities available for sale
           Due after one year through five years           $    2,998,229    $     2,956,720
           Mortgage-backed securities                           4,928,652          4,901,391
                                                           --------------    ---------------
                                                           $    7,926,881    $     7,858,111
                                                           ==============    ===============

No securities were pledged as collateral at year-end 1999 or 1998. No securities were sold during the years ended June 30, 1999, 1998 and 1997.

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997



NOTE 4 - LOANS RECEIVABLE

Year-end loans receivable were as follows:

                                                                              1999              1998
                                                                              ----              ----
           Mortgage loans:
                1-4 family residential                                  $    84,165,483   $     79,690,787
                Multi-family residential                                      1,358,906            654,871
                Commercial real estate                                        9,407,998          6,608,207
                Real estate construction and
                  development                                                 5,930,241          6,776,389
                Land                                                            866,988           867,755
                    Total mortgage loans                                    101,729,616         94,598,009
           Consumer and other loans                                           4,131,469          2,154,474
                                                                        ---------------   ----------------
                    Total loans receivable                                  105,861,085         96,752,483
           Less:
                Allowance for loan losses                                      (528,898)          (425,642)
                Loans in process                                             (2,311,369)        (2,078,937)
                Deferred loan fees                                             (217,973)          (195,373)
                                                                        ---------------   ----------------

                                                                        $   102,802,845   $     94,052,531
                                                                        ===============   ================

Activity in the allowance for loan losses was as follows:

                                                                     1999           1998           1997
                                                                     ----           ----           ----
         Balance at beginning of year                          $    425,642   $    397,159    $    307,308
         Provision for losses                                       103,803         41,240         102,743
         Charge-offs                                                (22,621)       (15,037)        (21,645)
         Recoveries                                                  22,074          2,280           8,753
                                                               ------------   ------------    ------------

         Balance at end of year                                $    528,898   $    425,642    $    397,159
                                                               ============   ============    ============

As of and for the years ended June 30, 1999, 1998 and 1997, no loans were required to be evaluated for impairment on an individual loan basis within the scope of SFAS No. 114. Loans on nonaccrual status totaled approximately $315,000 and $713,000 at June 30, 1999 and 1998.

Loans to executive officers, directors and companies with which they are affiliated aggregating $60,000 or more to any one related party for the year ended June 30, 1999, were as follows.

         Balance at beginning of period                     $      311,168
         New loans                                                  98,482
         Principal repayments                                      (94,423)
                                                            --------------

         Balance at end of period                           $      315,227
                                                            ==============

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 5 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:

                                                                  1999            1998
                                                                  ----            ----

         Loans                                              $    684,767     $    655,509
         Securities                                               72,296           66,579
         Interest-bearing deposits in other
           financial institutions                                  2,850              313
                                                            ------------     ------------

                                                            $    759,913     $    722,401
                                                            ============     ============


NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows:

                                                                  1999            1998
                                                                  ----            ----

         Land                                               $    225,166     $    225,166
         Buildings and improvements                            1,769,702          995,468
         Furniture and equipment                               1,148,856          590,421
         Construction in progress                                      -          196,212
                                                            ------------     ------------
              Total cost                                       3,143,724        2,007,267
         Accumulated depreciation                              1,158,116        1,033,864
                                                            ------------     ------------

                                                            $  1,985,608     $    973,403
                                                            ============     ============



The Jackson Center branch facility is leased under an operating lease which began in September 1998. The lease term is for ten years. At the conclusion of the fifth year, the rent shall be adjusted by the cumulative increase in the Consumer Price Index over the previous five years with a maximum increase of 15% for the remaining five years of the lease term. Total rental expense was $20,226 for the year ended June 30, 1999. The lease agreement includes an option to purchase the property at any time during the lease term.

Rental commitments under this noncancelable operating lease, assuming a maximum increase of 15% after year five, were:

     Year ending June 30,

         2000                                                   $    24,271
         2001                                                        24,271
         2002                                                        24,271
         2003                                                        24,271
         2004                                                        25,784
         Thereafter                                                 108,692
                                                                -----------
                                                                $   231,560
                                                                ===========

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 7 - FEDERAL INCOME TAXES

Income tax expense was as follows:

                                              1999          1998          1997
                                              ----          ----          ----
         Current                          $   409,890    $   707,589   $   324,719
         Deferred                             (56,025)        (1,101)      (12,778)
                                          -----------    -----------   -----------

                                          $   353,865    $   706,488   $   311,941
                                          ===========    ===========   ===========

Year-end deferred tax assets and deferred tax liabilities were due to the following:

                                                                                    1999          1998
                                                                                    ----          ----
         Items giving rise to deferred tax assets
              Deferred loan fees                                                 $    55,688   $    43,422
              Reserve for delinquent interest                                          2,132         7,607
              Allowance for loan losses                                               15,198             -
              Accrued ESOP expense                                                    12,385         3,620
              Accrued MRP expense                                                      5,401         6,800
              Unrealized loss on securities available for sale                        23,381             -
                                                                                 -----------   -----------
                  Total deferred tax assets                                          114,185        61,449

         Items giving rise to deferred tax liabilities
              Depreciation                                                           (50,663)      (45,387)
              Federal Home Loan Bank
                stock dividends                                                     (114,240)      (93,432)
              Allowance for loan losses                                                    -       (52,754)
              Unrealized gain on securities available for sale                             -        (5,764)
                                                                                 -----------   -----------
                  Total deferred tax liabilities                                    (164,903)     (197,337)
                                                                                 -----------   -----------

                  Net deferred tax liability                                     $   (50,718)  $  (135,888)
                                                                                 ===========   ===========

Effective tax rates differ from Federal statutory rates applied to financial statement income due to the following:

                                                                      1999          1998          1997
                                                                      ----          ----          ----
         Income taxes computed at the statutory
           tax rate on pretax income                              $   293,842    $   659,531   $   297,971
         Add tax effect of:
             ESOP fair value in excess of cost                         39,481         46,546        11,559
             MRP cost in excess of fair value                          19,884              -             -
             Nondeductible expenses and other                             658            411         2,411
                                                                  -----------    -----------   -----------

                                                                  $   353,865    $   706,488   $   311,941
                                                                  ===========    ===========   ===========

         Statutory tax rate                                              34.0%         34.0%          34.0%
                                                                  ===========    ==========    ===========
         Effective tax rate                                              40.9%         36.4%          35.6%
                                                                  ===========    ==========    ===========


                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

NOTE 7 - FEDERAL INCOME TAXES (Continued)

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which was delayed until the first taxable year beginning after December 31, 1997, because the Association met certain residential lending requirements. At June 30, 1999, the Association had approximately $484,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 1999, $97,000 bad debt reserves were recaptured.

Retained earnings at June 30, 1999 and 1998 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 1999 and 1998. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 8 - DEPOSITS

Year-end deposits were as follows:

                                                       1999               1998
                                                       ----               ----
         Noninterest-bearing
           demand deposits                      $       649,972    $        168,836
         NOW accounts                                 4,873,938           3,362,538
         Money market accounts                        1,845,923             981,958
         Savings accounts                            19,544,387          18,455,589
         Certificates of deposit                     57,396,272          56,084,765
                                                ---------------    ----------------

                                                $    84,310,492    $     79,053,686
                                                ===============    ================

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,463,000 and $4,057,000 at June 30, 1999 and 1998, respectively.
Deposits more than $100,000 are not insured by the FDIC.

The scheduled maturities of certificates of deposit as of June 30, 1999 were as follows:

                    Year ended June 30,
                           2000                          $ 31,603,351
                           2001                            16,393,941
                           2002                             4,169,384
                           2003                             3,555,442
                           2004                             1,674,154
                                                         ------------

                                                         $ 57,396,272
                                                         ============


                                  (Continued)

                     PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

NOTE 9 - BORROWED FUNDS

At June 30, 1999, the Association had a cash management line of credit enabling it to borrow up to $5,360,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. Borrowings outstanding on this line of credit at June 30, 1999 were $2,800,000 with interest rates of 4.90% and 6.02%. There were no borrowings outstanding on this line of credit at June 30, 1998.

As a member of the FHLB system, the Association has the ability to obtain borrowings up to a maximum total of $18,154,000, including the cash management line-of-credit. Advances from the Federal Home Loan Bank at year-end were as follows:

                                                                              1999               1998
                                                                              ----               ----
         4.90% FHLB cash management advance,
           due September 17, 1999                                      $     2,300,000    $              -
         4.90% FHLB cash management advance,
           due September 22, 1999                                              300,000                   -
         6.02% FHLB cash management advance,
           due September 28, 1999                                              200,000                   -
         6.13% FHLB advance, due June 25, 2008                               7,000,000           7,000,000
         6.00% FHLB advance, due June 11, 2009                               5,000,000                   -
                                                                       ---------------    ----------------
                                                                       $    14,800,000    $      7,000,000
                                                                       ===============    ================

The maximum month-end balance of advances outstanding was $14,800,000 in 1999 and $7,000,000 in 1998. Average balances of borrowings outstanding during 1999 and 1998 were $7,764,000 and $96,000. Advances under the borrowing agreements are collateralized by a blanket pledge of the Association's residential mortgage loan portfolio and its FHLB stock.


NOTE 10 - SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

Included in FDIC deposit insurance premium expense in the Statement of Income for the year ended June 30, 1997 is $455,901 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Association paid a one-time assessment in November 1996 of $0.657 for each $100 in deposits as of March 31, 1995. Because of the recapitalization, the Association began paying lower deposit insurance premiums in January 1997.



                                  (Continued)

                     PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997



NOTE 11 - RETIREMENT PLANS

The Corporation adopted a 401(k) profit sharing plan on April 1, 1997. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $15,951, $18,440 and $5,219 for the years ended June 30, 1999, 1998 and 1997.


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees of the Corporation. During July 1997, the ESOP received a favorable determination letter from the Internal Revenue Service on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code.

The ESOP borrowed funds from Peoples in order to acquire common shares of Peoples. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Association's discretionary contributions to the ESOP and earnings on ESOP assets. All dividends on unallocated shares received by the ESOP are used to pay debt service. When loan payments are made, ESOP shares are allocated to participants based on relative compensation.

During fiscal 1998, the Corporation declared and paid a $4.00 per share distribution of which $3.99 was a tax-free return of capital distribution. The ESOP received approximately $539,000 on 134,262 unallocated shares from the return of capital distribution. The ESOP used the proceeds to purchase 26,000 additional shares. The additional shares are held in suspense and allocated to participants in a manner similar to the shares originally in the ESOP.

Shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $243,925, $249,570 and $136,017 for the years ended June 30, 1999, 1998 and 1997.

Year-end ESOP shares were as follows:

                                                         1999             1998
                                                         ----             ----
         Allocated shares                                39,279           24,122
         Unreleased shares                              129,551          144,708
                                                     ----------       ----------
              Total ESOP shares                         168,830          168,830
                                                     ==========       ==========

         Fair value of unreleased shares             $1,295,510       $2,568,567
                                                     ==========       ==========


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

NOTE 13 - STOCK OPTION AND INCENTIVE PLAN

The Stock Option and Incentive Plan was approved by the shareholders of the Corporation on May 22, 1998. The Board of Directors has granted options to purchase shares of common stock at an exercise price ranging from $16.01 to $18.75 to certain employees, officers and directors of the Corporation. The exercise price for options granted prior to June 10, 1998, were reduced by the $3.99 return of capital distribution. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant.

A summary of the activity in the plan was as follows:

                                                                 1999                       1998
                                                                 ----                       ----
                                                                      Weighted                   Weighted
                                                                       Average                    Average
                                                                      Exercise                   Exercise
                                                          Shares        Price        Shares        Price
                                                          ------        -----        ------        -----
         Outstanding at beginning of year                 142,824    $   16.03              -   $        -
         Granted                                                -            -        142,824        16.03
         Exercised                                              -            -              -            -
         Forfeited                                         (1,000)       16.01              -            -
                                                      -----------    ---------    -----------   ----------
         Outstanding at end of year                       141,824    $   16.03        142,824   $    16.03
                                                      ===========    =========    ===========   ==========

         Options exercisable at year-end                   28,365    $   16.03              -            -
         Remaining shares available for grant              36,714                      35,714

Options outstanding at year-end 1999 were as follows:


                                                             Weighted Average
                                                                 Remaining
         Exercise                                Number         Contractual        Number
         Prices                                Outstanding         Life          Exercisable
         ------                                -----------         ----          -----------
         $16.01                                  140,579           8.90 yrs        28,116
         $18.75                                    1,245           8.95 yrs           249
                                             -----------        -----------    ----------

         Outstanding at year-end                 141,824           8.90 yrs        28,365
                                             ===========        ===========    ==========

The fair value of options granted in 1998 was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 5.44%, expected life of 10 years, expected volatility of stock price of 32.65% and expected dividend rate of 1.47%. Based on these assumptions, the estimated fair value per share of options granted in 1998 was $8.89.


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 13 - STOCK OPTION AND INCENTIVE PLAN (Continued)

SFAS No. 123, "Accounting for Stock Based Compensation," requires pro forma disclosures for corporations not adopting its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income for 1999 and 1998 had the Standard's fair value method been used to measure compensation cost for stock option plans. No compensation expense was recognized for the year ended June 30, 1999 and 1998.

                                                                                1999             1998
                                                                                ----             ----

                  Net income as reported                                  $      510,376    $    1,233,309
                  Pro forma net income                                           344,046         1,219,735
                  Basic earnings per share as reported                               .32               .74
                  Pro forma basic earnings per share                                 .22               .74
                  Diluted earnings per share as reported                             .32               .74
                  Pro forma diluted earnings per share                               .22               .74


NOTE 14 - MANAGEMENT RECOGNITION PLAN

A Management Recognition Plan ("MRP") was adopted by the Board of Directors and approved by the shareholders of the Corporation on May 22, 1998 to purchase 71,415 common shares, which is equal to 4% of the common shares sold in connection with the conversion. The MRP will be used as a means of providing directors and certain key employees of the Corporation with an ownership interest in the Corporation in a manner designed to compensate such directors and key employees for services to the Corporation.

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 1999, 11,426 shares have vested. In the event of the death or disability of a participant or a change in control of the Corporation, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 1999, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. For the years ended June 30, 1999 and 1998, compensation expense totaled $186,601 and $20,000.


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 15 - REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Corporation's financial statements. At June 30, 1999 and 1998, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1999 and 1998. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

At year-end 1999 and 1998, the Association's actual capital levels and minimum required levels were:

                                                                                                      Minimum
                                                                                                  Required To Be
                                                                        Minimum Required         Well Capitalized
                                                                           For Capital        Under Prompt Corrective
                                                   Actual               Adequacy Purposes       Action Regulations
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                    (Dollars in thousands)
1999
Total capital (to risk-weighted assets)      $  13,634     18.0%       $   6,069     8.0%       $   7,586    10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                       13,152     17.3            3,035     4.0            4,552     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 13,152     11.2            4,677     4.0            5,847     5.0
Tangible capital (to adjusted total assets)     13,152     11.2            1,754     1.5              N/A

1998
Total capital (to risk-weighted assets)      $  18,743     27.6%       $   5,426     8.0%       $   6,783    10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                       18,330     27.0            2,713     4.0            4,070     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 18,330     17.3            4,240     4.0            5,300     5.0
Tangible capital (to adjusted total assets)     18,330     17.3            1,590     1.5              N/A

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


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 15 - REGULATORY CAPITAL REQUIREMENTS (Continued)

OTS regulations applicable to all savings and loan associations provide that a savings association may make capital distributions in a calendar year without prior notice to the OTS as long as the distributions do not exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years. An application and approval from the OTS must be obtained if the proposed distribution would cause total distributions for that year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years. Savings associations would be required to file a notice with the OTS whenever an application would not be required based on the above and: (1) The savings association will not be at least adequately capitalized following the capital distribution; (2) The capital distribution would reduce the amount of, or retire any part of the savings association's common or preferred stock, or retire any part of debt instruments such as notes or debentures included in capital; (3) The proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) The savings association is a subsidiary of a savings and loan holding company.


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

Some financial instruments are used in the normal course of business to meet financing needs of customers and reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest rate risk in excess of amounts reported in the financial statements.

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


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 16 - COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS
  WITH OFF-BALANCE SHEET RISK (Continued)

As of year-end 1999 and 1998, the Corporation had commitments to make fixed-rate commercial and residential real estate mortgage loans at current market rates approximating $375,000 and $621,000, and variable-rate commercial and residential real estate mortgage loans at current market rates approximating $394,000 and $687,000. Loan commitments are generally for 30 days. The interest rates on fixed-rate commitments ranged from 7.00% to 7.75% at June 30, 1999 and ranged from 7.50% to 8.25% at June 30, 1998. The interest rates on variable-rate commitments ranged from 7.00% to 7.75% at June 30, 1999 and 7.25% to 8.00% at June 30, 1998.

The Corporation also had unused lines of credit approximating $1,434,000 and $548,000 at year-end 1999 and 1998.

At June 30, 1999 and 1998, the Association was required to have $532,000 and $299,000 on deposit with its correspondent banks as a compensating clearing requirement.

The Association entered into employment agreements with certain officers of the Corporation. The agreements provide for a term of one to three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which management personnel are eligible. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Association. The employment agreements also provide for vacation and sick leave.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                                      1999                                    1998
                                                      ----                                    ----
                                                               Estimated                                Estimated
                                             Carrying            Fair               Carrying              Fair
                                              Value              Value                Value               Value
                                              -----              -----                -----               -----
Financial assets:
     Cash and cash equivalents          $     1,932,978           1,933,000     $     4,947,253    $      4,947,000
     Time deposits in other
       financial institutions                   400,000             400,000             100,000             100,000
     Securities available for sale            7,858,111           7,858,000           4,015,890           4,016,000
     Federal Home Loan Bank stock               907,700             908,000             846,500             847,000
     Loans receivable, net                  102,802,845         102,621,000          94,052,531          93,954,000
     Accrued interest receivable                759,913             760,000             722,401             722,000

Financial liabilities:
     Deposits                               (84,310,492)        (84,877,000)        (79,053,686)        (79,500,000)
     Borrowed funds                         (14,800,000)        (13,659,000)         (7,000,000)         (7,000,000)
     Accrued interest payable                   (44,091)            (44,000)            (34,538)            (35,000)




                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997



NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair value approximates carrying amounts for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Estimated fair values of fixed-rate loans and loans that reprice less frequently than each year, are based on the rates charged at year-end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. Estimated fair values for certificates of deposit and long-term debt are based on the rates paid at year-end for new deposits or borrowings applied until maturity. Estimated fair values for other financial instruments and off-balance-sheet loan commitments are considered nominal.


NOTE 18 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per common share and diluted earnings per common share is presented below:


                                                                            1999            1998           1997
                                                                            ----            ----           ----
     Basic Earnings Per Common Share
         Numerator
           Net income                                                    $   510,376    $ 1,233,309     $   150,298
                                                                         ===========    ===========     ===========
         Denominator
           Weighted average common shares
             outstanding                                                   1,777,192      1,785,375       1,785,375
           Less:  Average unallocated ESOP shares                           (137,176)      (127,831)       (140,394)
           Less:  Average nonvested MRP shares                               (50,463)             -               -
                                                                         -----------    -----------     -----------
           Weighted average common shares
             outstanding for basis earnings per
             common share                                                  1,589,553      1,657,544       1,644,981
                                                                         ===========    ===========     ===========

         Basic earnings per common share                                 $       .32    $       .74     $      .09
                                                                         ===========    ===========     ==========

     Diluted Earnings Per Common Share
         Numerator
           Net income                                                    $   510,376    $ 1,233,309     $   150,298
                                                                         ===========    ===========     ===========
         Denominator
           Weighted average common shares
             outstanding for basic earnings per
             common share                                                  1,589,553      1,657,544       1,644,981
           Add:  Dilutive effects of average
             nonvested MRP shares                                                  -              -               -
           Add:  Dilutive effects of assumed
             exercises of stock options                                            -              -               -
                                                                         -----------    -----------     -----------
           Weighted average common shares
             and dilutive potential common
             shares outstanding                                            1,589,553      1,657,544       1,644,981
                                                                         ===========    ===========     ===========

         Diluted earnings per common share                               $       .32    $       .74     $      .09
                                                                         ===========    ===========     ==========


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 18 - EARNINGS PER SHARE (Continued)

Stock options granted did not have a dilutive effect on EPS for the years ended June 30, 1999 and 1998, as the exercise price of outstanding options was greater than the average market price for the period. No options were outstanding at June 30, 1997. Unearned MRP shares did not have a dilutive effect on EPS for the year ended June 30, 1999, as the fair value of MRP shares on the date of grant was greater than the average market price for the period. No MRP shares had been purchased as of June 30, 1998 and 1997.


NOTE 19 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:




                                                                              1999            1998           1997
                                                                              ----            ----           ----
     Unrealized holding gains and (losses) on
       available-for-sale securities                                     $   (85,724)   $     3,212     $    13,742
     Reclassification adjustments for (gains) and
       losses later recognized in income                                           -              -               -
                                                                         -----------    -----------     -----------
     Net unrealized gains and losses                                         (85,724)         3,212          13,742
     Tax effect                                                               29,147         (1,093)         (4,672)
                                                                         -----------    -----------     -----------

     Other comprehensive income (loss)                                   $   (56,577)   $     2,119     $     9,070
                                                                         ===========    ===========     ===========


NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 1999 and 1998, and for the periods ended June 30, 1999, 1998 and 1997:

                            CONDENSED BALANCE SHEETS
                             June 30, 1999 and 1998

                                                         1999             1998
                                                         ----             ----
Assets
Cash and cash equivalents                            $ 3,154,168     $    47,373
Investment in subsidiary                              13,107,093      18,341,302
Loans receivable from ESOP                             1,122,236       1,224,257
Other assets                                              16,145          13,084
                                                     -----------     -----------

    Total assets                                     $17,399,642     $19,626,016
                                                     ===========     ===========

Liabilities
Other liabilities                                    $    37,425     $      --

Shareholders' Equity                                  17,362,217      19,626,016
                                                     -----------     -----------

    Total liabilities and shareholders' equity       $17,399,642     $19,626,016
                                                     ===========     ===========

                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                         CONDENSED STATEMENTS OF INCOME

                                                                                                    Period from
                                                                        Year           Year       April 25, 1997
                                                                        Ended          Ended          through
                                                                    June 30, 1999  June 30, 1998   June 30, 1997
                                                                    -------------  -------------   -------------
     Income:
        Dividend income from subsidiary                           $    5,250,000   $           -   $         -
        Interest on loans                                                 85,399         515,584        23,006
                                                                  --------------   -------------   -----------
                                                                       5,335,399         515,584        23,006

     Other expenses                                                      122,303         100,294        14,884
                                                                  --------------   -------------   -----------

     Income before taxes and undistributed earnings
       of subsidiary                                                   5,213,096         415,290         8,122

     Income tax expense (benefit)                                        (12,548)        139,211         2,761
                                                                  --------------   -------------   -----------

     Income before undistributed earnings
       of subsidiary                                                   5,225,644         276,079         5,361

     Equity in undistributed earnings of subsidiary
       (distributions in excess of earnings)                          (4,715,268)        957,230       144,937
                                                                  --------------   -------------   -----------

        Net income                                                $      510,376   $   1,233,309   $   150,298
                                                                  ==============   =============   ===========


                                  (Continued)

                    PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997


NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                    Period from
                                                                                                  April 25, 1997
                                                                 Year Ended       Year Ended          through
                                                                June 30, 1999    June 30, 1998     June 30, 1997
                                                                -------------    -------------     -------------
     Cash flows from operating activities
     Net income                                                $     510,376    $   1,233,309   $      150,298
     Adjustments to reconcile net income to cash
       provided by operations:
        (Equity in undistributed income of subsidiary)
          distributions in excess of earnings                      4,715,268         (957,230)        (144,937)
        Net change in other assets and liabilities                    34,365          (15,845)           2,762
                                                               -------------    -------------   --------------
           Net cash from operating activities                      5,260,009          260,234            8,123

     Cash flows from investing activities
     Purchase of stock in Peoples Federal Savings
       and Loan Association                                                -                -       (8,608,972)
     Loan to ESOP                                                          -                -       (1,428,300)
     Loan to subsidiary                                                    -                -       (7,000,000)
     Proceeds from loan principal repayments                         102,021        7,102,022          102,020
                                                               -------------    -------------   --------------
           Net cash from investing activities                        102,021        7,102,022      (16,935,252)

     Cash flows from financing activities
     Proceeds from issuance of common stock, net of
       conversion costs                                                    -                -       17,217,944
     Return of capital distribution                                        -       (7,141,500)               -
     Purchase of treasury shares                                  (2,719,692)               -                -
     57,128 shares contributed to MRP from treasury                  953,293                -                -
     Cash dividends paid                                            (448,432)        (429,195)               -
     Dividends on unallocated ESOP shares                            (40,404)         (35,003)               -
                                                               -------------    -------------   --------------
           Net cash from financing activities                     (2,255,235)      (7,605,698)      17,217,944
                                                               -------------    -------------   --------------

     Net change in cash and cash equivalents                       3,106,795         (243,442)         290,815
     Cash and cash equivalents at beginning of year                   47,373          290,815                -
                                                               -------------    -------------   --------------

     Cash at end of year                                       $   3,154,168    $      47,373   $      290,815
                                                               =============    =============   ==============

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio time on October 8, 1999 at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.


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
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129


ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1999, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                              CORPORATE INFORMATION


CORPORATION AND ASSOCIATION ADDRESS

101 East Court Street
P.O. Box 727
Sidney, Ohio 45365-3021


DIRECTORS OF THE BOARD

Douglas Stewart
     President and Chief Executive Officer of
     Peoples Federal Savings and Loan Association


Robert W. Bertsch
     Retired Treasurer of Peoples Federal


John W. Sargeant
     Part Owner of Sidney Tool and Die Co. and
     BenSar Development, a warehouse provider



Officers of the Corporation and the Association:
------------------------------------------------

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer



Special Counsel
---------------

Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C. 20005-3934

      Telephone:      (937) 492-6129
      Fax:            (937) 498-4554





   Richard T. Martin (Chairman of the Board)
         Certified Public Accountant, in private practice



   Harry N. Faulkner
         Partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA

   James W. Kerber
         Owner of James W. Kerber CPA, a private practice accounting firm














   Independent Auditors
   --------------------

   Crowe, Chizek and Company LLP
   One Columbus
   10 West Broad Street
   Columbus, Ohio  43215