Form 10KSB, Exhibit 13
period 2000-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2000-09-27
CIK 1031340

PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2000

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2000

                                    CONTENTS

TO OUR SHAREHOLDERS....................................................     2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION.......................     4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS......................................     4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA.......................................................     6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..................................     8

REPORT OF INDEPENDENT AUDITORS ........................................    20

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets .....................................    21

      Consolidated Statements of Income ...............................    22

      Consolidated Statements of Changes in Shareholders' Equity ......    23

      Consolidated Statements of Cash Flows ...........................    26

      Notes To Consolidated Financial Statements ......................    28

SHAREHOLDER INFORMATION................................................    46

CORPORATE INFORMATION..................................................    47

--------------------------------------------------------------------------------

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


MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,578,315 common shares outstanding on July 31, 2000, held of record by approximately 888 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. and cash dividends paid by quarter are shown below.

                    September 30,      December 31,      March 31,         June 30,
                        1999             1999              2000              2000
                  --------------     -------------    --------------   --------------
High              $        11.50     $       10.50    $      10.75     $        10.75
Low                         9.88              7.94            8.88               8.50
Cash Dividends               .07               .07             .07                .07

                    September 30,      December 31,      March 31,         June 30,
                        1998             1998              1999              1999
                  --------------     -------------    --------------   --------------

High              $        21.75     $       18.06    $      16.88     $        13.25
Low                        18.13             15.00           12.50              10.00
Cash Dividends               .07               .07             .07                .07

--------------------------------------------------------------------------------

Peoples' primary source of funds with which to pay dividends to shareholders is from dividends received from the Association. In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of payment of such dividend, be reduced below the amount required for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Association in the event of complete liquidation to those members of the Association before the Conversion who maintain a savings account at the Association after the Conversion), or applicable regulatory capital requirements prescribed by the OTS.

An application must be submitted and approval from the OTS must be obtained by a subsidiary of a savings and loan holding company (1) if the proposed distribution would cause total distributions for the calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.




--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL
  INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of and other data regarding the Corporation at the dates and for the periods indicated. As the conversion was completed on April 25, 1997, information before the year ended June 30, 1997 is for the Association.

Selected Financial Condition                                             At June 30,
----------------------------             --------------------------------------------------------------------------
  and Other Data:                             2000          1999            1998            1997           1996
  --------------                         ------------   -------------    -----------   ------------    ------------
                                                                       (In thousands)
Total amount of:
     Assets                              $    129,287   $     116,882   $    105,903   $    103,142    $     86,882
     Time deposits in other
       financial institutions                      --             400            100          5,000           1,100
     Securities available for sale              8,447           7,858          4,016          2,013              --
     Securities held to maturity                   --              --             --          1,999           2,598
     FHLB stock                                 1,023             908            847            763             667
     Loans, net (1)                           114,650         102,803         94,053         88,924          78,233
     Deposits                                  93,057          84,310         79,054         77,045          77,318
     Borrowed funds                            19,000          14,800          7,000             --              --
     Shareholders' equity (2)                  16,960          17,362         19,626         25,712           9,213

                                                                     Year ended June 30,
                                         --------------------------------------------------------------------------
Selected Operations Data:                     2000          1999            1998            1997           1996
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                                        (In thousands)

Interest income                          $      9,156   $       8,105   $      8,067   $      7,189    $      6,513
Interest expense                                5,376           4,353          3,944          4,051           3,706
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             3,780           3,752          4,123          3,138           2,807
Provision for loan losses                          61             104             41            103              68
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     3,719           3,648          4,082          3,035           2,739
Noninterest income                                 82              89             63             63              57
Noninterest expense                             2,787           2,873          2,205          2,222           1,504
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      1,014             864          1,940            876           1,292
Income tax expense                                378             354            707            312             440
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $        636   $         510   $      1,233   $        564    $        852
                                         ============   =============   ============   ============    ============

Earnings per common
  share - basic (3)                      $        .43   $        .32    $        .74   $        .09
                                         ============   ============    ============   ============
Earnings per common
  share - diluted (3)                    $        .43   $        .32    $        .74   $        .09
                                         ============   ============    ============   ============
Dividends declared per share (3)         $        .28   $        .28    $       4.26   $         --
                                         ============   ============    ============   ============

--------------------------------------------------------------------------------

Selected Financial Ratios and Other Data:
----------------------------------------

Performance Ratios:                           2000          1999            1998            1997          1996
                                              ----          ----            ----            ----          ----
     Return on assets (ratio of net
       income to average total assets)         0.51%         0.47%           1.17%           0.60%         1.01%
     Return on equity (ratio of net
       income to average equity) (2)           3.70          2.73            4.77            4.70          9.70
     Dividend payout ratio (3)(8)             65.12         87.50          575.68            0.00           N/A
     Interest rate spread (4)                  2.52          2.81            2.78            2.81          2.97
     Net interest margin (5)                   3.13          3.57            4.01            3.45          3.41
     Ratio of operating expense to
       average total assets                    2.23          2.65            2.10            2.38          1.78
     Ratio of average interest-earning
       assets to average interest-bearing
       liabilities                             1.14x         1.18x           1.32x           1.14x         1.10x
Quality Ratios:
     Nonperforming assets to total
       assets at end of period (6)             0.81%         0.65%           0.91%           0.84%         1.41%
     Allowance for loan losses to
       nonperforming loans                    56.59         70.03           44.41           45.78         25.14
     Allowance for loan losses to
       gross loans (7)                         0.50          0.50            0.44            0.43          0.37
Capital Ratios:
     Shareholders' equity to total
       assets at end of period (2)            13.12         14.85           18.53           24.93         10.60
     Average equity to average assets (2)     13.77         17.24           24.59           12.87         10.43
Other Data:
     Number of full service offices            3             3               1               1             1

---------------
(1) Loans are shown net of net deferred loan fees, loans in process and the allowance for loan losses.
(2)  Retained earnings only before April 25, 1997.
(3) Earnings and dividends per share are not applicable for any of the periods presented before April 25, 1997 due to the Association's mutual form of ownership before April 25, 1997. Earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation from April 25, 1997 to June 30, 1997. The dividends for 1998 include a $4.00 per share special dividend of which $3.99 was a return of capital distribution.
(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(7)  Gross loans are stated at unpaid principal balances.
(8)  Dividends declared per share divided by basic earnings per common share.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2000, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

Financial Condition

Total assets at June 30, 2000 were $129.3 million compared to $116.9 million at June 30, 1999, an increase of $12.4 million, or 10.6%. The increase in total assets was primarily due to an increase in loans, funded by an increase in deposits and borrowed funds.

The sum of cash and cash equivalents and time deposits in other financial institutions had very little change from June 30, 1999 to June 30, 2000, decreasing from $2.3 million to $2.2 million.

The securities portfolio, which is classified as available for sale, increased $600,000 from June 30, 1999 to June 30, 2000. The Corporation had very little activity in its securities portfolio during 2000. Security maturities and sales were reinvested in new purchases. One security was sold at a loss during 2000 and reinvested in a higher yielding security. Management believed the increase in yield more than compensated for the loss associated with the sale.


--------------------------------------------------------------------------------
                                                                              8

Federal Home Loan Bank stock increased from $900,000 at June 30, 1999 to $1.0 million at June 30, 2000 due to stock dividends and purchases required to increase borrowings.

Loans increased $11.8 million from $102.8 million at June 30, 1999 to $114.6 million at June 30, 2000. The Corporation experienced increases in all mortgage loan categories except for multi-family residential. The largest increase was in one- to four-family residential real estate loans which increased $7.9 million and real estate construction and development, which increased $2.2 million. Commercial real estate and land loans increased a combined total of $800,000. The overall increase and continued growth in total mortgage loans is reflective of a strong local economy coupled with attractive loan rates and products compared to local competition. However, the loan growth has slowed down during the last several months due to the increase in interest rates.

The Corporation's consumer loan portfolio increased $835,000 between June 30, 1999 and June 30, 2000. Commercial loans increased $1.0 million between June 30, 1999 and June 30, 2000. The increases were primarily related to new auto loans and commercial lines of credit originated at the Association's two new branch locations. Even with the increase, non-mortgage loans remain a small portion of the entire loan portfolio and represented only 5.0% of gross loans at June 30, 2000 compared to 3.9% at June 30, 1999.

Premises and equipment decreased $100,000 from $2.0 million at June 30, 1999 to $1.9 million at June 30, 2000. The decrease resulted from annual depreciation on the Corporation's premises and equipment.

Total  deposits  increased  $8.8 million from $84.3  million at June 30, 1998 to
$93.1 million at June 30, 2000. The majority of deposit growth was in certificates of deposit, which increased by $9.4 million. The certificates of deposit growth can be attributed to the Corporation's special 15-month certificate of deposit product. This product totaled $17.2 million at June 30, 2000. Other certificates of deposit declined $7.8 million. Noninterest-bearing demand accounts and NOW accounts increased slightly from totals at June 30, 1999. Money market accounts and savings accounts declined from June 30, 1999 as customers moved funds to higher yielding certificates of deposit during the rising interest rate environment.

Borrowed funds totaled $19.0 million at June 30, 2000 and $14.8 million at June 30, 1999. Borrowings at June 30, 2000 consisted entirely of long-term fixed-rate advances. $7.0 million in new borrowings were taken in 2000 to replace cash management advances and lock in interest rates during a rising interest rate environment and to fund loan growth not supported by increased deposits. The $5.0 million long-term fixed-rate advance borrowed in June 1999 was used to purchase GNMA mortgage-backed securities with an original par value of $5.0 million to leverage some of the Corporation's excess capital. The remaining $7.0 million in long-term fixed-rate advance was borrowed near the end of fiscal 1998 under a 10-year fixed-rate advance from the FHLB of Cincinnati to fund a $4.00 per share special dividend, of which $3.99 was a tax free return of capital, totaling $7.1 million. The Corporation paid the return of capital on June 26, 1998 as a means of reducing the excess capital provided from the stock conversion.

Total shareholders' equity decreased $400,000 from $17.4 million at June 30, 1999 to $17.0 million at June 30, 2000. The net decrease is due to the purchase of treasury stock and paying out a substantial portion of the Corporation's 2000 earnings in dividends. The decrease is part of Management's capital planning strategy. During 2000, the Corporation's Board of Directors approved a 5% stock buyback, which was completed prior to June 30, 2000.

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

The Corporation's net income primarily depends upon its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on


--------------------------------------------------------------------------------
                                  (Continued)
interest-bearing liabilities, such as deposits and other borrowings. The level of net interest income is dependent upon the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets and other income, noninterest expense and income taxes.

Comparison of Results of Operations for the Year Ended June 30, 2000 and June 30, 1999

Net Income. The Corporation earned net income of $636,000 for the year ended June 30, 2000 compared to net income of $510,000 for the year ended June 30, 1999. The increase in net income was primarily due to a slight increase in net interest income combined with a decrease in the provision for loan losses and noninterest expense.

Net Interest Income. Net interest income totaled $3,780,000 for the year ended June 30, 2000 compared to $3,752,000 for the year ended June 30, 1999, an increase of $29,000, or 0.8%. The increase was the result of an increase in the volume of interest-earning assets almost entirely offset by a decrease in the net interest margin.

Interest and fees on loans increased $737,000 or 9.6%, from $7,697,000 for the year ended June 30, 1999 to $8,434,000 for the year ended June 30, 2000. The increase in interest income was due to higher average loans receivable, related primarily to the origination of new one- to four-family residential, real estate construction and development, commercial real estate, consumer and commercial loans. The increase in interest and fees on loans due to volume was partially offset by a decline in the yield earned on loans, which dropped from 7.88% for 1999 to 7.74% for 2000.

Interest earned on securities totaled $577,000 for the year ended June 30, 2000 compared to $229,000 for the year ended June 30, 1999. Interest on interest-bearing demand, time and overnight deposits with other financial institutions decreased to $78,000 for the year ended June 30, 2000 compared to $117,000 for the year ended June 30, 1999. The increase in interest on securities was the result of higher average balance of securities combined with a higher yield earned on securities. The decrease in interest-bearing demand, time and overnight deposits was the result of lower average balances of interest-bearing deposits and a decrease in the average yield earned on such investments.

Dividends on FHLB stock increased slightly over the comparable periods due to an increase in the number of shares of FHLB stock owned.

Interest paid on deposits increased $417,000 for the year ended June 30, 2000 compared to the year ended June 30, 1999. The average balance for interest-bearing deposits increased and due to the majority of the growth being in certificates of deposit, the mix of the deposit portfolio shifted from lower yielding transaction accounts to higher yielding certificates of deposit. As a result, the average cost of deposits increased from 4.80% for the year ended June 30, 1999 to 4.86% for the year ended June 30, 2000. The increase in the average cost of funds may continue due to the current interest rate environment.

Interest paid on borrowed funds totaled $1,076,000 for the year ended June 30, 2000 compared to $470,000 for the year ended June 30, 1999. Management increased its borrowings from the FHLB throughout 2000 to fund loan growth.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb probable losses inherent in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in

--------------------------------------------------------------------------------
                                  (Continued)
the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 2000 totaled $61,000 compared to $104,000 for the year ended June 30, 1999, a decrease of $43,000, or 40.8%. The allowance for loan losses totaled $591,000, or 0.50% of gross loans receivable and 56.6% of total nonperforming loans at June 30, 2000, compared with $529,000, or 0.50% of gross loans receivable and 70.0% of total nonperforming loans at June 30, 1999. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income includes service fees and other miscellaneous income and loss on sale of available-for-sale securities totaled $83,000 for the year ended June 30, 2000 compared to $89,000 for the year ended June 30, 1999. The primary reasons for the decrease was the $16,000 loss on sale partially offset by higher late charge income and service charges on NOW accounts due to the increase in the number of accounts.

Noninterest expense. Noninterest expense totaled $2,787,000 for the year ended June 30, 2000 compared to $2,872,000 for the year ended June 30, 1999, a decrease of $85,000 or 3.0%. The decrease is primarily related to state franchise taxes and other expenses.

Compensation and benefits expense decreased $9,000, or 0.6%. Increases in salaries were more than offset by a decrease in expense associated with the Corporation's ESOP. ESOP expense was lower in 2000 due to the Corporation's lower average stock price during the period. State franchise taxes decreased $45,000, or 15.8%. The Association pays franchise taxes on a calendar-year basis based on its net worth at June 30 of the preceding year. The lower capital levels at the Association at June 30, 1999, after the large dividend paid to Peoples prior to June 30, 1999, resulted in lower franchise taxes beginning January 1, 2000. Other expenses declined $64,000, or 14.3%, due to costs such as advertising and supplies incurred in 1999 associated with the opening of two new branches, which were not repeated in 2000, along with lower professional fees.

--------------------------------------------------------------------------------
                                  (Continued)

Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $378,000 for the year ended June 30, 2000 compared to $354,000 for the year ended June 30, 1999, an increase of $24,000, or 6.9%. The effective tax rates were 37.3% and 40.9% for the years ended June 30, 2000 and 1999, respectively. The decrease in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their relative tax impact resulting from higher pretax earnings, combined with the Corporation's lower average stock price in fiscal 2000.

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

--------------------------------------------------------------------------------
                                  (Continued)

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

--------------------------------------------------------------------------------

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

                                                                       Year ended June 30,
                            -------------------------------------------------------------------------------------------------------
                                            2000                                1999                                1998
                            ---------------------------------- --------------------------------- ----------------------------------
                               Average    Interest                Average     Interest              Average       Interest
                             outstanding   earned/   Yield/     outstanding    earned/  Yield/    outstanding      earned/  Yield/
                               balance      paid      rate        balance       paid     rate       balance         paid     rate
                               -------      ----      ----        -------       ----     ----       -------         ----     ----
                                                                     (Dollars in thousands)
ASSETS:
Interest-earning assets:
   Interest-earning
     deposits               $   2,203      $   78     3.53%      $   2,853   $   117      4.10%    $   5,919     $   295     4.98%
   Securities available
     for sale (1)               8,344         577     6.76           3,635       229      6.31         3,013         199     6.65
   Securities held to

     maturity                      --          --       --              --        --        --           958          53     5.53
   Loans (2)                  109,030       8,434     7.74          97,702     7,697      7.88        92,208       7,463     8.09
   FHLB stock                     942          67     7.16             870        62      7.13           789          57     7.22
                            ---------     -------                ---------   -------               ---------     -------

      Total interest-
        earning assets        120,519       9,156     7.59         105,060     8,105      7.72       102,887       8,067     7.84
                            ---------     -------                ---------   -------               ---------     -------

Noninterest-earning
  assets:
   Cash and due from
     banks                      1,257                                  725                               536
   Premises and
     equipment, net             1,947                                1,809                               817
   Accrued interest and

     other assets               1,006                                  950                               920
                            ---------                            ---------                         ---------

      Total noninterest-
        earning assets          4,210                                3,484                             2,273
                            ---------                            ---------                         ---------

Total assets                $ 124,729                            $ 108,544                         $ 105,160
                            =========                            =========                         =========

--------------------------------------------------------------------------------
                                  (Continued)

                                                                         Year ended June 30,
                              -----------------------------------------------------------------------------------------------------
                                               2000                             1999                              1998
                              --------------------------------- -------------------------------- ----------------------------------
                                  Average    Interest             Average     Interest              Average     Interest
                                outstanding  earned/   Yield/   outstanding    earned/   Yield/   outstanding    earned/   Yield/
                                  balance     paid      rate      balance       paid      rate      balance       paid      rate
                                  -------     ----      ----      -------       ----      ----      -------       ----      ----
                                                                     (Dollars in thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY:

Interest-bearing
  liabilities:
   Savings deposits           $   18,738   $    572     3.05%    $   18,939     $    571   3.01%    $ 18,236     $   557    3.05%
   Demand and NOW
     deposits                      6,719        189     2.81          5,591          152   2.72        3,911          95    2.43
   Certificate accounts           63,078      3,539     5.61         56,415        3,160   5.60       55,737       3,286    5.90
                              ----------   --------              ----------     --------            --------     -------
   Total deposits                 88,535      4,300     4.86         80,945        3,883   4.80       77,884       3,938    5.06
   Borrowed funds                 17,603      1,076     6.11          7,764          470   6.05           96           6    6.25
                              ----------   --------              ----------     --------            --------     -------
      Total interest-
       bearing liabilities       106,138      5,376     5.07         88,709        4,353   4.91       77,980       3,944    5.06
                              ----------   --------              ----------     --------            --------     -------

Noninterest-bearing
  liabilities

   Demand deposits                   691                                440                              493
   Accrued interest
     payable and other
     liabilities                     722                                681                              825
                              ----------                         ----------                         --------
      Total noninterest-
        bearing liabilities        1,413                              1,121                            1,318
                              ----------                         ----------                         --------

Total liabilities                107,551                             89,830                           79,298

Total shareholders'
  equity                          17,178                             18,714                           25,862
                              ----------                         ----------                         --------

Total liabilities and
  shareholders' equity        $  124,729                         $  108,544                         $105,160
                              ==========                         ==========                         ========

Net interest income;
  interest rate
  spread (3)                               $  3,780     2.52%                   $  3,752   2.81%                 $ 4,123    2.78%
                                           ========    =====                    ========  =====                  =======   =====

Net earning assets            $   14,381                         $   16,351                         $ 24,907
                              ==========                         ==========                         ========
Net interest margin (4)                                 3.13%                              3.57%                            4.01%
                                                       =====                              =====                            =====
Average interest-earning
  assets to interest-
  bearing liabilities               1.14x                              1.18x                            1.32x
                              ==========                         ==========                         ========


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

--------------------------------------------------------------------------------
                                  (Continued)

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

                                                                           Year ended June 30,
                                                   -----------------------------------------------------------------
                                                            2000 vs. 1999                     1999 vs. 1998
                                                   -------------------------------   -------------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                   --------------------               -----------------
                                                     Volume      Rate       Total      Volume     Rate       Total
                                                     ------      ----       -----      ------     ----       -----
                                                                            (In thousands)
Interest income attributable to:
     Interest-earning deposits                     $     (24)  $    (15)  $     (39)  $  (133)  $    (45)   $  (178)
     Securities available for sale                       331         17         348        39         (9)        30
     Securities held to maturity                          --         --          --       (53)        --        (53)
     Loans receivable                                    878       (141)        737       436       (202)       234
     FHLB stock                                            5         --           5         6         (1)         5
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-earning assets             $   1,190   $   (139)      1,051   $   295   $   (257)        38
                                                   =========   ========   ---------   =======   ========    -------

Interest expense attributable to:
     Savings deposits                              $      (6)  $      7           1   $    21   $     (7)        14
     Demand and NOW deposits                              32          5          37        37         20         57
     Certificates accounts                               374          5         379        40       (166)      (126)
     Borrowed funds                                      601          5         606       464         --        464
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-bearing liabilities        $   1,001   $     22       1,023   $   562   $   (153)       409
                                                   =========   ========   ---------   =======   ========    -------

Net interest income                                                       $      28                         $  (371)
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

At March 31, 2000, the most recent date with available data, 2% of the present value of the Association's assets was $2,459,000. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $3,509,000 at March 31, 2000, the Association would

--------------------------------------------------------------------------------
                                  (Continued)
have been required to make additional deductions from its capital of $525,000 in determining whether the Association met its risk-based capital requirement. Even with the deduction, the Association would have still exceeded its risk-based capital requirement by more than $7.4 million.

Presented below, as of March 31, 2000, is an analysis of the Association's interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the new Thrift Bulletin 13a reporting requirements and the new target limits set by the Association. As illustrated in the table, the Association is more sensitive to increasing rates than declining rates. This is the result of increases in interest rates by over 1% since July 1999 and the movement of capital from the Association to Peoples, which not only lowered capital of the Association, but also increased deposit liabilities. The shortening of terms of certificates of deposit by Association customers also contributed to the interest-rate sensitivity to rising interest rates. As a way to reduce this risk, the Board of Directors and management are looking at ways to restructure borrowings at the Federal Home Loan Bank by extending maturities through longer-term advances and by matching longer-term advances to the origination of fixed-rate mortgages. The Board of Directors and management also discussed potentially offering 48- to 60-month certificates of deposit specials as a way to lengthen the deposit liabilities as the Association continues to have a larger percentage of 1- ,3- and 5-year adjustable-rate mortgages than it does fixed-rate mortgages. Since the NPV ratio at the 400 basis point increasing interest rate scenario exceeds the Board of Director limit, management and the Board of Directors have also agreed to look at the possibility and effects of selling longer-term mortgage loans as another way to shorten asset maturities and avoid additional borrowings. While these options are being considered, they must be looked at in conjunction with their effect on the net interest income since the Association continues to have a strong shareholders' equity position overall. Although exceeding any limit is critical to interest rate risk, the Board of Directors and management do not consider it imperative that wholesale changes be made immediately for exceeding the 400 basis point limit at this time.

                                                                Target Limit
                     Economic Value               NPV Ratio      Under Asset
                     --------------               ---------       Liability
 Change    Market Value          Market Value       MVE/         Management
In Rates      Equity                Assets          MVTA           Policy
--------   ------------          ------------     ---------     ------------
 +400       $  2,886              $ 106,996         2.70%            4%
 +300          4,557                110,719         4.12             4
 +200          6,391                114,722         5.57             4
 +100          8,186                118,813         6.89             4
 STATIC        9,900                122,961         8.05
 -100         10,704                126,348         8.47             4
 -200         10,728                129,120         8.31             4
 -300          8,849                130,167         6.80             4
 -400          7,236                131,169         5.52             4

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

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2000, 1999 and 1998.

                                                                   Year Ended June 30,
                                                  ------------------------------------------------
                                                       2000              1999             1998
                                                  -------------     ------------      ------------
Net income                                        $         636     $        510      $      1,233
Adjustments to reconcile net income to net
  cash from operating activities                            355              824                83
                                                  -------------     ------------      ------------
Net cash from operating activities                          991            1,334             1,316
Net cash from investing activities                      (12,372)         (14,237)             (602)
Net cash from financing activities                       11,654            9,889             1,437
                                                  -------------     ------------      ------------
Net change in cash and cash equivalents                     273           (3,014)            2,151
Cash and cash equivalents at beginning of period          1,933            4,947             2,796
                                                  -------------     ------------      ------------
Cash and cash equivalents at end of period        $       2,206     $      1,933      $      4,947
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

OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of the Association's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds on which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 2000, the Association's regulatory liquidity was 10.6%. At such date, the Corporation had commitments to originate fixed-rate residential real estate loans totaling $15,000, and variable-rate residential real estate mortgage loans totaling $879,000. Loan commitments are generally for 30 days. The Corporation considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 14 of the Notes to Consolidated Financial Statements.

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 2000 and 1999, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2000 and 1999. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

--------------------------------------------------------------------------------
                                  (Continued)

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 2000.

                                                                             Excess of Actual
                                                                           Capital Over Current
                          Actual capital        Current requirement            Requirement
                      ----------------------  -----------------------     ----------------------    Applicable
                       Amount      Percent      Amount      Percent         Amount     Percent      Asset Total
                       ------      -------      ------      -------         ------     -------      -----------
                                                        (Dollars in thousands)

Total risk-based
  capital            $ 14,773       17.2%     $ 6,858        8.0%         $  7,915       9.2%        $  85,724
Tier 1 risk-based
  capital              14,183       16.5        3,429        4.0            10,754      12.5            85,724
Core capital           14,183       10.9        5,183        4.0             9,000       6.9           129,582
Tangible capital       14,183       10.9        1,944        1.5            12,239       9.4           129,582

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

Year 2000

The Corporation experienced no problems in their computer application systems, nor has management been made aware of any system problems of the Corporation's major customers and vendors, related to Year 2000 issues. In addition, the Corporation did not experience unusual deposit withdrawals related to the Year 2000. The Corporation does not anticipate any additional significant expenses in regards to Year 2000 issues.

--------------------------------------------------------------------------------
                                  (Continued)

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio

We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with generally accepted accounting principles.


                                                 Crowe, Chizek and Company LLP


Columbus, Ohio
July 14, 2000


--------------------------------------------------------------------------------
                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2000 and 1999
--------------------------------------------------------------------------------

                                                                    2000                 1999
                                                                    ----                 ----
ASSETS
Cash and due from financial institutions                       $       820,629    $      1,298,357
Interest-bearing deposits in other financial institutions              885,364             634,621
Overnight deposits                                                     500,000                  --
                                                               ---------------    ----------------
     Total cash and cash equivalents                                 2,205,993           1,932,978

Time deposits in other financial institutions                               --             400,000
Securities available for sale                                        8,446,681           7,858,111
Federal Home Loan Bank stock                                         1,023,000             907,700
Loans, net                                                         114,649,700         102,802,845
Accrued interest receivable                                            893,569             759,913
Premises and equipment, net                                          1,890,886           1,985,608
Other assets                                                           177,387             235,104
                                                               ---------------    ----------------

     Total assets                                              $   129,287,216    $    116,882,259
                                                               ===============    ================


LIABILITIES
Deposits                                                       $    93,056,941    $     84,310,492
Borrowed funds                                                      19,000,000          14,800,000
Accrued interest payable and other liabilities                         270,477             409,550
                                                               ---------------    ----------------
     Total liabilities                                             112,327,418          99,520,042

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized,
  none issued and outstanding
Common stock, $.01 par value, 3,500,000 shares authorized,
  1,785,375 shares issued                                               17,854              17,854
Additional paid-in capital                                          10,754,463          10,779,941
Retained earnings                                                   10,856,394          10,643,040
Treasury stock, 207,060 and 120,753 shares at cost                  (2,636,295)         (1,766,399)
Unearned employee stock ownership plan shares                       (1,347,800)         (1,520,139)
Unearned management recognition plan shares                           (556,043)           (746,692)
Accumulated other comprehensive income (loss)                         (128,775)            (45,388)
                                                               ---------------    ----------------
     Total shareholders' equity                                     16,959,798          17,362,217
                                                               ---------------    ----------------

     Total liabilities and shareholders' equity                $   129,287,216    $    116,882,259
                                                               ===============    ================


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years Ended June 30, 2000, 1999 and 1998

                                                                      2000              1999               1998
                                                                      ----              ----               ----
Interest income
     Loans, including fees                                     $    8,434,123     $    7,697,298    $     7,463,234
     Securities                                                       577,292            228,786            252,271
     Demand, time and overnight deposits                               77,798            117,218            294,440
     Dividends on Federal Home Loan Bank stock                         67,490             61,386             57,204
                                                               --------------     --------------    ---------------
         Total interest income                                      9,156,703          8,104,688          8,067,149

Interest expense
     Deposits                                                       4,299,957          3,883,143          3,938,606
     Borrowed funds                                                 1,076,346            469,997              5,878
                                                               --------------     --------------    ---------------
         Total interest expense                                     5,376,303          4,353,140          3,944,484
                                                               --------------     --------------    ---------------

Net interest income                                                 3,780,400          3,751,548          4,122,665

Provision for loan losses                                              61,503            103,803             41,240
                                                               --------------     --------------    ---------------

Net interest income after provision for loan losses                 3,718,897          3,647,745          4,081,425

Noninterest income
     Service fees and other charges                                    98,325             88,729             62,912
     Loss on sale of available for sale securities                    (15,781)                --                 --
                                                               --------------     --------------    ---------------
         Total noninterest income                                      82,544             88,729             62,912

Noninterest expense
     Compensation and benefits                                      1,490,680          1,499,573          1,090,237
     Director fees                                                    120,000            120,000            129,000
     Occupancy and equipment                                          312,827            285,073            156,676
     Computer processing expense                                      204,123            185,542            156,470
     FDIC deposit insurance premiums                                   34,490             47,627             49,096
     State franchise taxes                                            239,118            283,863            213,864
     Other                                                            386,208            450,555            409,197
                                                               --------------     --------------    ---------------
         Total noninterest expense                                  2,787,446          2,872,233          2,204,540
                                                               --------------     --------------    ---------------

Income before income taxes                                          1,013,995            864,241          1,939,797

Income tax expense                                                    378,397            353,865            706,488
                                                               --------------     --------------    ---------------

Net income                                                     $      635,598     $      510,376    $     1,233,309
                                                               ==============     ==============    ===============

Earnings per common share - basic                              $          .43     $          .32    $          .74
                                                               ==============     ==============    ==============
Earnings per common share - diluted                            $          .43     $          .32    $          .74
                                                               ==============     ==============    ==============

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2000, 1999 and 1998

--------------------------------------------------------------------------------

                                                                     Additional
                                                    Common            Paid-In            Retained          Treasury
                                                     Stock            Capital            Earnings           Stock
                                                     -----            -------            --------           -----
Balance, July 1, 1997                            $   17,854     $     17,234,087    $     9,776,982     $         --

Comprehensive income:

   Net income for the year ended
     June 30, 1998                                       --                   --          1,233,309               --

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                    --                   --                 --               --


      Total comprehensive income

Cash dividends - $.26 per share                          --                   --           (429,195)              --

$4.00 per share special dividend of
  which $3.99 was a return of capital
  distribution                                           --           (6,602,996)                --               --

Commitment to release 13,920 employee
  stock ownership plan shares                            --               86,900                 --               --
                                                 ----------     ----------------    ---------------     ------------

Balance, June 30, 1998                           $   17,854     $     10,717,991    $    10,581,096     $         --
                                                 ==========     ================    ===============     ============

                                                                                  Accumulated
                                                 Unearned         Unearned           Other
                                                   ESOP             MRP          Comprehensive
                                                  Shares           Shares            Income          Total
                                                  ------           ------            ------          -----
Balance, July 1, 1997                          $ (1,326,280)    $        --     $      9,070    $  25,711,713

Comprehensive income:
    Net income for the year ended
     June 30, 1998                                       --              --               --        1,233,309

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                    --              --            2,119            2,119
                                                                                                -------------

      Total comprehensive income                                                                    1,235,428

Cash dividends - $.26 per share                          --              --               --         (429,195)

$4.00 per share special dividend of
  which $3.99 was a return of capital
  distribution                                     (538,504)             --               --       (7,141,500)

Commitment to release 13,920 employee
  stock ownership plan shares                       162,670              --               --          249,570
                                              -------------     -----------     ------------    -------------

Balance, June 30, 1998                        $  (1,702,114)    $        --     $     11,189    $  19,626,016
                                              =============     ===========     ============    =============

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2000, 1999 and 1998

--------------------------------------------------------------------------------


                                                                  Additional
                                                   Common          Paid-In            Retained            Treasury
                                                    Stock          Capital            Earnings             Stock
                                                    -----          -------            --------             -----
Balance, July 1, 1998                           $   17,854     $    10,717,991    $    10,581,096     $          --

Comprehensive income:

   Net income for the year ended
     June 30, 1999                                      --                  --            510,376                --

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                   --                  --                 --                --

      Total comprehensive income

Cash dividends - $.28 per share                         --                  --           (448,432)               --

Commitment to release 15,248 employee
  stock ownership plan shares                           --              61,950                 --                --

Purchase of 177,881 treasury shares,
  at cost                                               --                  --                 --        (2,719,692)

Transfer of 57,128 shares from treasury
  stock to management recognition plan                  --                  --                 --           953,293

12,378 shares earned under
  management recognition plan                           --                  --                 --                --
                                                ----------     ---------------    ---------------     -------------

Balance, June 30, 1999                          $   17,854     $    10,779,941    $    10,643,040     $  (1,766,399)
                                                ==========     ===============    ===============     =============

                                                                                    Accumulated
                                                  Unearned         Unearned            Other
                                                    ESOP              MRP          Comprehensive
                                                   Shares           Shares         Income (Loss)       Total
                                                   ------           ------         -------------       -----

Balance, July 1, 1998                          $   (1,702,114)    $        --     $     11,189     $  19,626,016

Comprehensive income:

   Net income for the year ended
     June 30, 1999                                         --              --               --           510,376

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                      --              --          (56,577)          (56,577)
                                                                                                   -------------

      Total comprehensive income                                                                         453,799

Cash dividends - $.28 per share                            --              --               --          (448,432)

Commitment to release 15,248 employee
  stock ownership plan shares                         181,975              --               --           243,925

Purchase of 177,881 treasury shares,
  at cost                                                  --              --               --        (2,719,692)

Transfer of 57,128 shares from treasury
  stock to management recognition plan                     --        (953,293)              --                --

12,378 shares earned under
  management recognition plan                              --         206,601               --           206,601
                                               --------------     -----------     ------------     -------------

Balance, June 30, 1999                         $   (1,520,139)    $  (746,692)    $    (45,388)    $  17,362,217
                                               ==============     ===========     ============     =============

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2000, 1999 and 1998

--------------------------------------------------------------------------------


                                                                   Additional                                           Unearned
                                                   Common           Paid-In         Retained          Treasury            ESOP
                                                    Stock           Capital         Earnings            Stock            Shares
                                                    -----           -------         --------            -----            ------
Balance, July 1, 1999                           $   17,854     $   10,779,941    $   10,643,040   $  (1,766,399)    $  (1,520,139)

Comprehensive income:

   Net income for the year ended
     June 30, 2000                                      --                 --           635,598              --                --

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                   --                 --                --              --                --


      Total comprehensive income

Cash dividends - $.28 per share                         --                 --          (422,244)             --                --

Commitment to release 14,687 employee
  stock ownership plan shares                           --            (25,478)               --              --           172,339

Purchase of 86,307 treasury shares,
  at cost                                               --                 --                --        (869,896)               --

11,425 shares earned under
  management recognition plan                           --                 --                --              --                --
                                                ----------     --------------    --------------   -------------     -------------

Balance, June 30, 2000                          $   17,854     $   10,754,463    $   10,856,394   $  (2,636,295)    $  (1,347,800)
                                                ==========     ==============    ==============   =============     =============


                                                                       Accumulated
                                                     Unearned             Other
                                                        MRP           Comprehensive
                                                      Shares          Income (Loss)         Total
                                                      ------          -------------         -----
Balance, July 1, 1999                             $  (746,692)     $    (45,388)       $ 17,362,217

Comprehensive income:

   Net income for the year ended
     June 30, 2000                                         --                --             635,598

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                      --           (83,387)            (83,387)
                                                                                       ------------

      Total comprehensive income                                                            552,211

Cash dividends - $.28 per share                            --                --            (422,244)

Commitment to release 14,687 employee
  stock ownership plan shares                              --                --             146,861

Purchase of 86,307 treasury shares,
  at cost                                                  --                --            (869,896)

11,425 shares earned under
  management recognition plan                         190,649                --             190,649
                                                  -----------      ------------        ------------

Balance, June 30, 2000                            $  (556,043)     $   (128,775)       $ 16,959,798
                                                  ===========      ============        ============


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2000, 1999 and 1998

--------------------------------------------------------------------------------

                                                                   2000            1999            1998
                                                                   ----            ----            ----
Cash flows from operating activities
     Net income                                               $    635,598     $    510,376    $  1,233,309
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation                                              156,886          124,252          51,399
         Provision for loan losses                                  61,503          103,803          41,240
         Gain on sale of real estate owned                              --           (3,086)             --
         Loss on sale of securities available for sale              15,781               --              --
         FHLB stock dividends                                      (67,300)         (61,200)        (57,000)
         Deferred taxes                                            (29,183)         (56,025)         (1,101)
         Compensation expense for ESOP shares                      146,861          243,925         249,570
         Compensation expense for MRP shares                       190,649          186,601              --
         Change in:
              Accrued interest receivable and other assets         (75,939)         (28,444)       (212,755)
              Accrued interest payable and other liabilities       (71,249)          291,106        (25,707)
              Deferred loan fees                                    27,339           22,600          37,183
                                                              ------------     ------------    ------------
                  Net cash from operating activities               990,946        1,333,908       1,316,138

Cash flows from investing activities
     Purchase of securities available for sale                  (2,997,813)      (7,926,777)     (2,499,141)
     Proceeds from maturities of securities
       available for sale                                        1,000,000        4,000,000         500,000
     Principal repayments on mortgage-
       backed securities available for sale                        287,215               --              --
     Proceeds from sale of securities
       available for sale                                          984,219               --              --
     Proceeds from maturities of securities
       held to maturity                                                 --               --       2,000,000
     Purchase of time deposits in other financial
       institutions                                             (1,000,000)        (900,000)     (3,100,000)
     Proceeds from maturities of time deposits
       in other financial institutions                           1,400,000          600,000       8,000,000
     Purchase of Federal Home Loan Bank stock                      (48,000)              --         (27,000)
     Net increase in loans                                     (11,935,697)      (8,939,161)     (5,206,615)
     Premises and equipment expenditures                           (62,164)      (1,136,457)       (269,516)
     Proceeds from sale of real estate owned                            --           65,530              --
                                                              ------------     ------------    ------------
         Net cash from investing activities                    (12,372,240)     (14,236,865)       (602,272)

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                           2000              1999               1998
                                                           ----              ----               ----
Cash flows from financing activities
     Net change in deposits                          $    8,746,449     $    5,256,806    $     2,008,256
     Proceeds from long-term borrowings                   7,000,000          5,000,000          7,000,000
     Net change in short-term borrowings                 (2,800,000)         2,800,000                 --
     Return of capital distribution                              --                 --         (7,141,500)
     Cash dividends paid                                   (422,244)          (448,432)          (429,195)
     Purchase of treasury shares                           (869,896)        (2,719,692)                --
                                                     --------------     --------------    ---------------
         Net cash from financing activities              11,654,309          9,888,682          1,437,561
                                                     --------------     --------------    ---------------

Net change in cash and cash equivalents                     273,015         (3,014,275)         2,151,427

Cash and cash equivalents at beginning of year            1,932,978          4,947,253          2,795,826
                                                     --------------     --------------    ---------------

Cash and cash equivalents at end of year             $    2,205,993     $    1,932,978    $     4,947,253
                                                     ==============     ==============    ===============

Supplemental disclosures of cash flow information
     Cash paid during the year for
         Interest                                    $    5,385,712     $    4,343,587    $     3,946,041
         Income taxes                                       448,000            191,000            951,000

     Noncash transactions

         Transfer from loans to real estate owned                --             62,444                 --
         Transfer of treasury stock to MRP                       --            953,293                 --

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Nature of Operations: The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Anna and Jackson Center, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties. Management considers the Corporation to operate primarily in one segment, banking.

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains or losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of premiums and accretion of discounts. Realized gains and losses on sales of securities are determined using the amortized cost of the specific security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less net deferred loan fees, loans in process and the allowance for loan losses.

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

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as first mortgage loans secured by one- to four-family residences, residential construction loans, automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. If a loan is impaired, a portion of the allowance for loan losses is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value at acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate. The Corporation had no real estate owned at year-end 2000 or 1999.

Premises and Equipment: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense using an option pricing model to estimate fair value.

Employee Stock Ownership Plan: The cost of shares issued to the Employee Stock Ownership Plan ("ESOP"), but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk: The Corporation's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single family residences located in its primary lending area of Shelby County and its contiguous counties. Mortgage loans comprise approximately 95% and 96% of the Corporation's loan portfolio at June 30, 2000 and 1999.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share ("EPS") is based on net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Management recognition plan ("MRP") shares are considered outstanding as they become vested. Diluted EPS shows the dilutive effect of MRP shares and the additional common shares issuable under stock options.

Dividend Restriction: Financial institution regulations, which require the maintenance of certain capital levels, may limit the amount of dividends that may be paid. For detail on dividend restrictions and regulatory capital requirements, see a separate Note.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

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

Reclassification:   Reclassification  of  certain  amounts  in  the  prior  year consolidated financial statements has been made to conform to the 2000 presentation.

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE

Securities available for sale at year-end were as follows:

                                                      Gross           Gross          Estimated
                                     Amortized     Unrealized      Unrealized          Fair
                                       Cost           Gains          Losses            Value
                                       ----           -----          ------            -----
2000
    U.S. Government agencies     $     3,996,736    $       --    $  (100,336)    $    3,896,400
    Mortgage-backed securities         4,645,059            --        (94,778)         4,550,281
                                 ---------------    ----------    -----------     --------------
       Total                     $     8,641,795    $       --    $  (195,114)    $    8,446,681
                                 ===============    ==========    ===========     ==============

1999
    U.S. Government agencies     $     2,998,229    $       --    $   (41,509)    $    2,956,720
    Mortgage-backed securities         4,928,652            --        (27,261)         4,901,391
                                 ---------------    ----------    -----------     --------------
       Total                     $     7,926,881    $       --    $   (68,770)    $    7,858,111
                                 ===============    ==========    ===========     ==============

Contractual maturities of securities available for sale at year-end 2000 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                  Estimated
                                                 Amortized          Fair
                                                   Cost             Value
                                                   ----             -----
   Due after one year through five years      $    2,998,835    $   2,917,810
   Due after five years through ten years            997,901          978,590
   Mortgage-backed securities                      4,645,059        4,550,281
                                              --------------    -------------
                                              $    8,641,795    $   8,446,681
                                              ==============    =============

No securities were pledged as collateral at year-end 2000 or 1999. Proceeds from the sale of securities available for sale were $984,219 in fiscal 2000. A gross loss of $15,781 was realized on the sale. No securities were sold during the years ended June 30, 1999 and 1998.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 3 - LOANS

Year-end loans were as follows:

                                                 2000              1999
                                                 ----              ----
      Mortgage loans:
           1-4 family residential          $    92,116,695   $     84,165,483
           Multi-family residential              1,300,151          1,358,906
           Commercial real estate               10,047,775          9,407,998
           Real estate construction and
             development                         8,088,290          5,930,241
           Land                                    991,864            866,988
                                           ---------------   ----------------
               Total mortgage loans            112,544,775        101,729,616
      Consumer loans                             3,571,071          2,735,885
      Commercial loans                           2,406,064          1,395,584
                                           ---------------   ----------------
               Total loans                     118,521,910        105,861,085
      Less:
           Allowance for loan losses              (591,350)          (528,898)
           Loans in process                     (3,035,548)        (2,311,369)
           Deferred loan fees                     (245,312)          (217,973)
                                           ---------------   ----------------

                                           $   114,649,700   $    102,802,845
                                           ===============   ================

Activity in the allowance for loan losses was as follows:

                                           2000         1999         1998
                                           ----         ----         ----

     Balance at beginning of year      $  528,898   $  425,642    $  397,159
     Provision for losses                  61,503      103,803        41,240
     Charge-offs                               --      (22,621)      (15,037)
     Recoveries                               949       22,074         2,280
                                       ----------   ----------    ----------

     Balance at end of year            $  591,350   $  528,898    $  425,642
                                       ==========   ==========    ==========

Nonperforming loans at year-end were as follows:

                                                          2000         1999
                                                          ----         ----

      Loans past due over 90 days still on accrual    $  289,000   $  440,000
      Nonaccrual loans                                   756,000      315,000

Nonperforming   loans  include  smaller  balance   homogeneous  loans,  such  as
residential mortgage and consumer loans, that are collectively evaluated for impairment.

As of and for the years ended June 30, 2000, 1999 and 1998, no loans were required to be evaluated for impairment on an individual loan basis within the scope of SFAS No. 114.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Loans to executive officers, directors and companies with which they are affiliated aggregating $60,000 or more to any one related party for the year ended June 30, 2000, were as follows.

     Balance at beginning of period          $      315,227
     New loans                                      240,000
     Principal repayments                          (117,041)
                                             --------------

     Balance at end of period                $      438,186
                                             ==============


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:

                                                    2000            1999
                                                    ----            ----

     Loans                                    $    791,454     $    684,767
     Securities                                    102,115           72,296
     Interest-bearing deposits in other
       financial institutions                           --            2,850
                                              ------------     ------------

                                              $    893,569     $    759,913
                                              ============     ============

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows:

                                        2000            1999
                                        ----            ----

     Land                         $    225,166     $    225,166
     Buildings and improvements      1,785,182        1,769,702
     Furniture and equipment         1,173,124        1,148,856
     Automobile                         22,416               --
                                  ------------     ------------
          Total cost                 3,205,888        3,143,724
     Accumulated depreciation        1,315,002        1,158,116
                                  ------------     ------------

                                  $  1,890,886     $  1,985,608
                                  ============     ============


The Jackson Center branch facility is leased under an operating lease that began in September 1998. The lease term is for ten years. At the conclusion of the fifth year, the rent shall be adjusted by the cumulative increase in the Consumer Price Index over the previous five years with a maximum increase of 15% for the remaining five years of the lease term. Total rental expense was $24,271 and $20,226 for the years ended June 30, 2000 and 1999. The lease agreement includes an option to purchase the property at any time during the lease term.

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

Rental commitments under this noncancelable operating lease, assuming a maximum increase of 15% after year five, were:

     Year ending June 30,
         2001                     $    24,271
         2002                          24,271
         2003                          24,271
         2004                          25,784
         2005                          26,086
         Thereafter                    82,606
                                  -----------
                                  $   207,289

NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows:

                         2000          1999          1998
                         ----          ----          ----

     Current         $   407,580    $   409,890   $   707,589
     Deferred            (29,183)       (56,025)       (1,101)
                     -----------    -----------   -----------

                     $   378,397    $   353,865   $   706,488
                     ===========    ===========   ===========

Year-end deferred tax assets and deferred tax liabilities were due to the following:

                                                          2000         1999
                                                          ----         ----
Items giving rise to deferred tax assets
     Deferred loan fees                                $   67,630   $   55,688
     Reserve for delinquent interest                        5,372        2,132
     Allowance for loan losses                             69,034       15,198
     Accrued ESOP expense                                  19,548       12,385
     Accrued MRP expense                                    5,401        5,401
     Unrealized loss on securities available for sale      66,339       23,381
                                                       ----------   ----------
         Total deferred tax assets                        233,324      114,185

Items giving rise to deferred tax liabilities
     Depreciation                                         (74,779)     (50,663)
     Federal Home Loan Bank
       stock dividends                                   (137,122)    (114,240)
                                                       ----------   ----------
         Total deferred tax liabilities                  (211,901)    (164,903)
                                                       ----------   ----------

         Net deferred tax asset (liability)            $   21,423   $  (50,718)
                                                       ==========   ==========

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

                                                     2000          1999          1998
                                                     ----          ----          ----
Income taxes computed at the statutory
  tax rate on pretax income                      $   344,758    $   293,842   $   659,531
Add tax effect of:
    ESOP fair value in excess of tax deduction         8,082         39,481        46,546
    MRP cost in excess of fair value                  25,102         19,884            --
    Nondeductible expenses and other                     455            658           411
                                                 -----------    -----------   -----------

                                                 $   378,397    $   353,865   $   706,488
                                                 ===========    ===========   ===========

Statutory tax rate                                      34.0%         34.0%          34.0%
                                                 ===========    ==========    ===========
Effective tax rate                                      37.3%         40.9%          36.4%
                                                 ===========    ==========    ===========

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture is occurring over a six-year period, the commencement of which was delayed until the first taxable year beginning after December 31, 1997, because the Association met certain residential lending requirements. At June 30, 2000 and 1999, the Association had approximately $387,000 and $484,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 2000 and 1999, $97,000 bad debt reserves were recaptured.

Retained earnings at June 30, 2000 and 1999 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2000 and 1999. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

NOTE 7 - DEPOSITS

Year-end deposits were as follows:

                                          2000               1999
                                          ----               ----
         Noninterest-bearing
           demand deposits         $       870,734    $        649,972
         NOW accounts                    4,940,258           4,873,938
         Money market accounts           1,562,590           1,845,923
         Savings accounts               18,888,875          19,544,387
         Certificates of deposit        66,794,484          57,396,272
                                   ---------------    ----------------

                                   $    93,056,941    $     84,310,492
                                   ===============    ================
NOTE 7 - DEPOSITS (Continued)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $6,312,000 and $4,463,000 at June 30, 2000 and 1999, respectively.
Deposits more than $100,000 are not insured by the FDIC.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

The scheduled maturities of certificates of deposit as of June 30, 2000 were as follows:

        Year ended June 30,
               2001              $      44,699,597
               2002                     10,531,613
               2003                      8,433,824
               2004                      2,305,765
               2005                        823,685
                                 -----------------

                                 $      66,794,484
                                 =================

NOTE 8 - BORROWED FUNDS

At June 30, 2000, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 2000. Borrowings outstanding on this line of credit at June 30, 1999 were $2,800,000.

As a member of the FHLB system, the Association has the ability to obtain borrowings up to a maximum total of $20,460,000, including the cash management line-of-credit. Advances from the Federal Home Loan Bank at year-end were as follows:

                                                      2000            1999
                                                      ----            ----

4.90% FHLB cash management advance,
  due September 17, 1999                          $         --    $   2,300,000
4.90% FHLB cash management advance,
  due September 22, 1999                                    --          300,000
6.02% FHLB cash management advance,
  due September 28, 1999                                    --          200,000
7.15% FHLB fixed-rate advance, due May 2, 2001       2,500,000               --
7.41% FHLB fixed-rate advance, due May 15, 2001      2,000,000               --
7.40% FHLB fixed-rate advance, due  May 2, 2002      2,500,000               --
6.13% FHLB fixed-rate advance, due June 25, 2008     7,000,000        7,000,000
6.00% FHLB fixed-rate advance, due June 11, 2009     5,000,000        5,000,000
                                                  ------------    -------------

                                                  $ 19,000,000    $  14,800,000
                                                  ============    =============

The maximum month-end balance of advances outstanding was $19,800,000 in 2000 and $14,800,000 in 1999. Average balances of borrowings outstanding during 2000 and 1999 were $17,603,000 and $7,764,000. Advances under the borrowing agreements are collateralized by a blanket pledge of the Association's residential mortgage loan portfolio and its FHLB stock.

NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $25,172, $15,951 and $18,440 for the years ended June 30, 2000, 1999 and 1998.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

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

ESOP compensation expense was $146,861, $243,925 and $249,570 for the years ended June 30, 2000, 1999 and 1998.

Year-end ESOP shares were as follows:

                                           2000               1999
                                           ----               ----

Allocated shares                             53,966              39,279
Unreleased shares                           114,864             129,551
                                    ---------------    ----------------

     Total ESOP shares                      168,830             168,830
                                    ===============    ================

Fair value of unreleased shares     $       976,344      $    1,295,510
                                    ===============      ==============


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 11 - STOCK OPTION AND INCENTIVE PLAN

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

A summary of the activity in the plan was as follows:

                                           2000                      1999                     1998
                                           ----                      ----                     ----
                                               Weighted                 Weighted                 Weighted
                                                Average                  Average                  Average
                                               Exercise                 Exercise                 Exercise
                                    Shares       Price       Shares       Price        Shares      Price
                                    ------       -----       ------       -----        ------      -----
Outstanding at beginning of year    141,824   $  16.03       142,824    $ 16.03             --   $   --
Granted                                  --        --             --         --        142,824     16.03
Exercised                                --        --             --         --             --       --
Forfeited                            (1,000)     16.01        (1,000)     16.01             --       --
                                 ----------   --------    ----------    -------     ----------   ------
Outstanding at end of year          140,824   $  16.03       141,824    $ 16.03        142,824   $ 16.03
                                 ==========   ========    ==========    =======     ==========   =======

Options exercisable at year-end      56,330   $  16.03        28,365    $ 16.03             --   $   --
Remaining shares available
  for grant                          37,714                   36,714                    35,714


Options outstanding at year-end were as follows:

                                                Weighted Average
                                                   Remaining
  Exercise                         Number         Contractual        Number
  Prices                        Outstanding          Life          Exercisable
  --------                      -----------     ----------------   -----------
  $16.01                            139,579         7.89 yrs          55,832
  $18.75                              1,245         7.95 yrs             498
                                -----------        ---------       ----------

  Outstanding at year-end           140,824         7.89 yrs          56,330
                                ===========        =========       ==========

The fair value of options granted in 1998 was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 5.44%, expected life of 10 years, expected volatility of stock price of 32.65% and expected dividend rate of 1.47%. Based on these assumptions, the estimated fair value per share of options granted in 1998 was $8.89.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

The following pro forma information presents net income and earnings per share for 2000, 1999 and 1998 had Statement of Financial Accounting Standards No. 123 fair value method been used to measure compensation cost for stock options granted. No compensation expense was recognized for the year ended June 30, 2000, 1999 and 1998.

                                            2000        1999         1998
                                            ----        ----         ----

Net income as reported                   $ 635,598   $ 510,376    $ 1,233,309
Pro forma net income                       425,988     297,210      1,215,385
Basic earnings per share as reported           .43         .32            .74
Pro forma basic earnings per share             .29         .19            .73
Diluted earnings per share as reported         .43         .32            .74
Pro forma diluted earnings per share           .29         .19            .73

NOTE 12 - MANAGEMENT RECOGNITION PLAN

A Management Recognition Plan ("MRP") was adopted by the Board of Directors and approved by the shareholders of the Corporation on May 22, 1998 to purchase 71,415 common shares, which is equal to 4% of the common shares sold in connection with the conversion. The MRP is used as a means of providing directors and certain key employees of the Corporation with an ownership interest in the Corporation in a manner designed to compensate such directors and key employees for services to the Corporation.

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares is earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 2000, 22,851 shares have vested. In the event of the death or disability of a participant or a change in control of the Corporation, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 2000, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. For the years ended June 30, 2000, 1999 and 1998, compensation expense totaled $190,649, $186,601 and $20,000.

NOTE 13 - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators. Failure to meet minimum capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

NOTE 13 - REGULATORY MATTERS (Continued)

At June 30, 2000 and 1999, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

the Federal Deposit Insurance Act at June 30, 2000 and 1999. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

At year-end 2000 and 1999, the Association's actual capital levels and minimum required levels were:

                                                                                           Minimum Required
                                                                                              To Be Well
                                                                    Minimum Required       Capitalized Under
                                                                       For Capital        Prompt Corrective-
                                                   Actual           Adequacy Purposes     Action Regulations
                                               Amount    Ratio      Amount     Ratio       Amount      Ratio
                                               ------    -----      ------     -----       ------      -----
                                                                 (Dollars in thousands)
2000
Total capital (to risk-weighted assets)      $  14,773     17.2%   $   6,858     8.0%     $   8,572    10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                       14,183     16.5        3,429     4.0          5,143     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 14,183     10.9        5,183     4.0          6,479     5.0
Tangible capital (to adjusted total assets)     14,183     10.9        1,944     1.5           N/A


1999
Total capital (to risk-weighted assets)      $  13,634     18.0%   $   6,069     8.0%     $   7,586    10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                       13,152     17.3        3,035     4.0          4,552     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 13,152     11.2        4,677     4.0          5,847     5.0
Tangible capital (to adjusted total assets)     13,152     11.2        1,754     1.5           N/A


The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Association must convert to a commercial bank charter. Management believes that this test is met.

The Association converted from a mutual to a stock institution, and a "liquidation account" was established at $9,307,000, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Association liquidated. Dividends may not reduce shareholders' equity below the required liquidation account balance.

OTS regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At year-end 2000, no amount is available to pay dividends to the holding company without prior approval from the OTS.

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------


The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

                                     2000                       1999
                                     ----                       ----
                              Fixed     Variable       Fixed        Variable
                              Rate        Rate         Rate           Rate
                              ----        ----         ----           ----
Residential real estate    $ 15,000    $ 879,000    $  375,000    $   394,000
Interest rates                 9.00%    8.25-9.50%    7.00-7.75%    7.00-7.75%

Commitments to make loans are generally made for a period of 30 days or less. Maturities for fixed-rate loan commitments range from 10 years to 20 years.

The Corporation also had unused lines of credit approximating $2,200,000 and $1,434,000 at year-end 2000 and 1999.

At June 30, 2000 and 1999, the Association was required to have $419,000 and $532,000 on deposit with its correspondent banks as a compensating clearing requirement.

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


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                                      2000                                    1999
                                                      ----                                    ----
                                                               Estimated                                Estimated
                                            Carrying             Fair               Carrying              Fair
                                              Value              Value                Value               Value
                                              -----              -----                -----               -----
Financial assets:
     Cash and cash equivalents          $     2,205,993     $     2,206,000     $     1,932,978    $      1,933,000
     Time deposits in other
       financial institutions                        --                  --             400,000             400,000
     Securities available for sale            8,446,681           8,447,000           7,858,111           7,858,000
     Federal Home Loan Bank stock             1,023,000           1,023,000             907,700             908,000
     Loans, net                             114,649,700         111,633,000         102,802,845         102,621,000
     Accrued interest receivable                893,569             894,000             759,913             760,000

Financial liabilities:
     Deposits                               (93,056,941)        (92,484,000)        (84,310,492)        (84,877,000)
     Borrowed funds                         (19,000,000)        (17,736,000)        (14,800,000)        (13,659,000)
     Accrued interest payable                   (34,682)            (35,000)            (44,091)            (44,000)

The estimated fair value approximates carrying amounts for all items except those described below. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, which are not material.

NOTE 16 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per common share and diluted earnings per common share is presented below:

                                                2000            1999           1998
                                                ----            ----           ----
Basic Earnings Per Common Share
    Numerator
      Net income                             $   635,598    $   510,376     $ 1,233,309
                                             ===========    ===========     ===========
    Denominator
      Weighted average common shares
        outstanding                            1,635,106      1,777,192       1,785,375
      Less:  Average unallocated ESOP shares    (122,208)      (137,176)       (127,831)
      Less:  Average nonvested MRP shares        (39,037)       (50,463)             --
                                             -----------    -----------     -----------
      Weighted average common shares
        outstanding for basis earnings per
        common share                           1,473,861      1,589,553       1,657,544
                                             ===========    ===========     ===========

    Basic earnings per common share          $       .43    $       .32     $      .74
                                             ===========    ===========     ==========

--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 16 - EARNINGS PER SHARE (Continued)

                                                 2000            1999           1998
                                                 ----            ----           ----
Diluted Earnings Per Common Share
    Numerator
      Net income                              $   635,598    $   510,376     $ 1,233,309
                                              ===========    ===========     ===========
    Denominator
      Weighted average common shares
        outstanding for basic earnings per
        common share                            1,473,861      1,589,553       1,657,544
      Add:  Dilutive effects of average
        nonvested MRP shares                           --             --              --
      Add:  Dilutive effects of assumed
        exercises of stock options                     --             --              --
                                              -----------    -----------     -----------
      Weighted average common shares
        and dilutive potential common
        shares outstanding                      1,473,861      1,589,553       1,657,544
                                              ===========    ===========     ===========

    Diluted earnings per common share         $       .43    $       .32     $      .74
                                              ===========    ===========     ==========

Stock options granted did not have a dilutive effect on EPS for the years ended June 30, 2000, 1999 and 1998, as the exercise price of outstanding options was greater than the average market price for the period. As of June 30, 2000, 1999 and 1998, there were 140,824, 141,824 and 142,824 options outstanding that were not dilutive. Unearned MRP shares did not have a dilutive effect on EPS for the year ended June 30, 2000 and 1999, as the fair value of MRP shares on the date of grant was greater than the average market price for the period. No MRP shares had been purchased as of June 30, 1998.

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                                   2000            1999           1998
                                                   ----            ----           ----
Unrealized holding gains and (losses) on
  available-for-sale securities                 $  (142,125)   $   (85,724)    $     3,212
Reclassification adjustments for (gains) and
  losses later recognized in income                  15,781             --              --
                                                -----------    -----------     -----------
Net unrealized gains and losses                    (126,344)       (85,724)          3,212
Tax effect                                           42,957         29,147          (1,093)
                                                -----------    -----------     -----------

Other comprehensive income (loss)               $   (83,387)   $   (56,577)    $     2,119
                                                ===========    ===========     ===========


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following  is  condensed  financial  information  of  Peoples-Sidney   Financial
Corporation as of June 30, 2000 and 1999, and for the periods ended June 30, 2000, 1999 and 1998:

                            CONDENSED BALANCE SHEETS
                             June 30, 2000 and 1999

                                                                 2000                1999
                                                                 ----                ----
     Assets
     Cash and cash equivalents                            $     1,975,217     $     3,154,168
     Investment in subsidiary                                  14,054,239          13,107,093
     Loans receivable from ESOP                                 1,020,214           1,122,236
     Other assets                                                      --              16,145
                                                          ---------------     ---------------

         Total assets                                     $    17,049,670     $    17,399,642
                                                          ===============     ===============

     Liabilities
     Other liabilities                                    $        89,872     $        37,425

     Shareholders' Equity                                      16,959,798          17,362,217
                                                          ---------------     ---------------

         Total liabilities and shareholders' equity       $    17,049,670     $    17,399,642
                                                          ===============     ===============


                         CONDENSED STATEMENTS OF INCOME

                                                                        2000           1999            1998
                                                                        ----           ----            ----
     Income:
        Dividend income from subsidiary                           $           --   $   5,250,000   $        --
        Interest on loans                                                 78,497          85,399       515,584
                                                                  --------------   -------------   -----------
                                                                          78,497       5,335,399       515,584

     Other expenses                                                      112,955         122,303       100,294
                                                                  --------------   -------------   -----------

     Income (loss) before taxes and undistributed earnings
       of subsidiary                                                     (34,458)      5,213,096       415,290

     Income tax expense (benefit)                                        (13,307)        (12,548)      139,211
                                                                  --------------   -------------   -----------

     Income (loss) before undistributed earnings
       of subsidiary                                                     (21,151)      5,225,644       276,079

     Equity in undistributed earnings of subsidiary
       (distributions in excess of earnings)                             656,749      (4,715,268)      957,230
                                                                  --------------   -------------   -----------

        Net income                                                $      635,598   $     510,376   $ 1,233,309
                                                                  ==============   =============   ===========


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                               2000             1999              1998
                                                               ----             ----              ----
     Cash flows from operating activities
     Net income                                           $     635,598    $     510,376   $    1,233,309
     Adjustments to reconcile net income to cash
       provided by operations:
        (Equity in undistributed income of subsidiary)
          distributions in excess of earnings                  (656,749)       4,715,268         (957,230)
        Net change in other assets and liabilities               68,592           34,365          (15,845)
                                                          -------------    -------------   --------------
           Net cash from operating activities                    47,441        5,260,009          260,234

     Cash flows from investing activities
     Proceeds from loan principal repayments                    102,022          102,021        7,102,022
                                                          -------------    -------------   --------------
           Net cash from investing activities                   102,022          102,021        7,102,022

     Cash flows from financing activities
     Return of capital distribution                                  --               --       (7,141,500)
     Purchase of treasury shares                               (869,896)      (2,719,692)              --
     57,128 shares contributed to MRP from treasury                  --          953,293               --
     Cash dividends paid                                       (422,244)        (448,432)        (429,195)
     Dividends on unallocated ESOP shares                       (36,274)         (40,404)         (35,003)
                                                          -------------    -------------   --------------
           Net cash from financing activities                (1,328,414)      (2,255,235)      (7,605,698)
                                                          -------------    -------------   --------------

     Net change in cash and cash equivalents                 (1,178,951)       3,106,795         (243,442)
     Cash and cash equivalents at beginning of year           3,154,168           47,373          290,815
                                                          -------------    -------------   --------------

     Cash at end of year                                  $   1,975,217    $   3,154,168   $       47,373
                                                          =============    =============   ==============


--------------------------------------------------------------------------------

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 13, 2000 at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.


STOCK LISTING

Peoples-Sidney Financial Corporation common stock is traded on the NASDAQ National Market under the symbol "PSFC."

SHAREHOLDERS AND GENERAL INQUIRIES              TRANSFER AGENT

Douglas Stewart, President                      Registrar and Transfer Co.
Peoples-Sidney Financial Corporation            10 Commerce Drive
101 East Court Street                           Cranford, NJ  07016
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129


ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2000, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.


--------------------------------------------------------------------------------

                                  (Continued)

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

Robert W. Bertsch
     Retired Treasurer of Peoples Federal Savings and
     Loan Association

John W. Sargeant
     Part Owner of Sidney Tool and Die Co. and BenSar
     Development, a warehouse provider

Richard T. Martin (Chairman of the Board)
      Certified Public Accountant, in private practice

Harry N. Faulkner
      Partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA

James W. Kerber
      Owner of James W. Kerber CPA, a private practice accounting firm


Officers of the Corporation and the Association:
-----------------------------------------------

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer

Special Counsel                            Independent Auditors
---------------                            --------------------
Silver, Freedman & Taff, L.L.P.            Crowe, Chizek and Company LLP
1100 New York Avenue, N.W.                 One Columbus
Washington, D.C. 20005-3934                10 West Broad Street
Columbus, Ohio 43215


--------------------------------------------------------------------------------

                                  (Continued)