Form 10KSB, Exhibit 13
period 2001-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2001-09-27
CIK 1031340

--------------------------------------------------------------------------------

EXHIBIT 13

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2001

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2001







                                    CONTENTS






TO OUR SHAREHOLDERS.....................................................  F-2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION........................  F-4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS.......................................  F-4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA........................................................  F-6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS...................................  F-8

REPORT OF INDEPENDENT AUDITORS ......................................... F-20

CONSOLIDATED FINANCIAL STATEMENTS

           Consolidated Balance Sheets ................................. F-21

           Consolidated Statements of Income ........................... F-22

           Consolidated Statements of Changes in Shareholders' Equity .. F-23

           Consolidated Statements of Cash Flows ....................... F-26

           Notes To Consolidated Financial Statements .................. F-28

SHAREHOLDER INFORMATION................................................. F-46

CORPORATE INFORMATION................................................... F-47

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

Serving the Sidney, Ohio area since 1886, the Association conducts business from its main office at 101 East Court Street, Sidney, Ohio and full-service branches in Sidney, Anna, and Jackson Center, Ohio. The Association's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgages and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, consisting primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations, mortgage-backed and related securities and various types of short-term liquid assets.

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


MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,501,546 common shares outstanding on August 31, 2001, held of record by 856 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. and cash dividends paid by quarter are shown below.


                                   September 30,             December 31,          March 31,                           June 30,
                                       2000                    2000                  2001                                2001
                                 -------------------      -----------------     --------------------       -------------------------

               High              $            8.50        $           8.00      $         9.00             $                    9.83
               Low                            6.88                    7.25                8.00                                  8.63
               Cash Dividends                  .07                     .08                 .08                                   .08

                                   September 30,             December 31,          March 31,                           June 30,
                                       1999                    1999                  2000                                2000
                                 -------------------      -----------------     --------------------       -------------------------
               High              $           11.50        $          10.50      $        10.75             $                   10.75
               Low                            9.88                    7.94                8.88                                  8.50
               Cash Dividends                  .07                     .07                 .07                                   .07



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


Selected Financial Condition                                         At June 30,
----------------------------               -------------------------------------------------------------
  and Other Data:                            2001         2000         1999        1998         1997
  --------------                           --------     --------     --------     --------     --------
                                                                 (In thousands)
Total amount of:
         Assets ......................     $134,304     $129,287     $116,882     $105,903     $103,142
         Time deposits in other
           financial institutions ....         --           --            400          100        5,000
         Securities available for sale        3,002        8,447        7,858        4,016        2,013
         Securities held to maturity .         --           --           --           --          1,999
         FHLB stock ..................        1,397        1,023          908          847          763
         Loans, net (1) ..............      120,482      114,650      102,803       94,053       88,924
         Deposits ....................       91,341       93,057       84,310       79,054       77,045
         Borrowed funds ..............       25,475       19,000       14,800        7,000         --
         Shareholders' equity ........       17,150       16,960       17,362       19,626       25,712



                                                                Year ended June 30,
                                           ------------------------------------------------------------
Selected Operations Data:                    2001         2000         1999        1998         1997
------------------------                   --------     --------     --------     --------     --------
                                                                  (In thousands)
Interest income ......................     $ 10,130     $  9,170     $  8,117     $  8,067     $  7,189
Interest expense .....................        6,266        5,376        4,353        3,944        4,051
                                           --------     --------     --------     --------     --------
Net interest income ..................        3,864        3,794        3,764        4,123        3,138
Provision for loan losses ............           73           61          104           41          103
                                           --------     --------     --------     --------     --------
Net interest income after
  provision for loan losses ..........        3,791        3,733        3,660        4,082        3,035
Noninterest income ...................          204           68           77           63           63
Noninterest expense ..................        2,837        2,787        2,873        2,205        2,222
                                           --------     --------     --------     --------     --------
Income before income taxes ...........        1,158        1,014          864        1,940          876
Income tax expense ...................          418          378          354          707          312
                                           --------     --------     --------     --------     --------
Net income ...........................     $    740     $    636     $    510     $  1,233     $    564
                                           ========     ========     ========     ========     ========

Earnings per common
  share - basic (2) ..................     $    .52     $    .43     $    .32     $    .74     $    .09
                                           ========     ========     ========     ========     ========
Earnings per common
  share - diluted (2) ................     $    .52     $    .43     $    .32     $    .74     $    .09
                                           ========     ========     ========     ========     ========
Dividends declared per share (2) .....     $    .31     $    .28     $    .28     $   4.26     $   --
                                           ========     ========     ========     ========     ========

                                                                             F-6

Selected Financial Ratios and Other Data:
----------------------------------------

Performance Ratios: .........................          2001         2000         1999         1998         1997
                                                     -------      -------      -------      -------      -------
         Return on assets (ratio of net
           income to average total assets) ..           0.56%        0.51%        0.47%        1.17%        0.60%
         Return on equity (ratio of net
           income to average equity) ........           4.33         3.70         2.73         4.77         4.70
         Dividend payout ratio (2)(7) .......          59.62        65.12        87.50       575.68         0.00
         Interest rate spread (3) ...........           2.38         2.53         2.82         2.78         2.81
         Net interest margin (4) ............           3.01         3.14         3.58         4.01         3.45
         Ratio of operating expense to
           average total assets .............           2.15         2.23         2.65         2.10         2.38
         Ratio of average interest-earning
           assets to average interest-bearing
           liabilities ......................           1.13x        1.14x        1.18x        1.32x        1.14x
Quality Ratios:
         Nonperforming assets to total
           assets at end of period (5) ......           0.94%        0.81%        0.65%        0.91%        0.84%
         Allowance for loan losses to
           nonperforming loans ..............          52.32        56.59        70.03        44.41        45.78
         Allowance for loan losses to
           gross loans (6) ..................           0.53         0.50         0.50         0.44         0.43
Capital Ratios:
         Shareholders' equity to total
           assets at end of period ..........          12.77        13.12        14.85        18.53        24.93
         Average equity to average assets ...          12.92        13.77        17.24        24.59        12.87
Other Data:
         Number of full service offices .....              4            3            3            1            1

(1) Loans are shown net of net deferred loan fees, loans in process and the allowance for loan losses.
(2) Earnings per share for the period ended June 30, 1997 was computed based on net income of the Corporation from April 25, 1997 to June 30, 1997. The dividends for 1998 include a $4.00 per share special dividend of which $3.99 was a return of capital distribution.
(3) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets.
(5) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(6)  Gross loans are stated at unpaid principal balances.
(7)  Dividends declared per share divided by basic earnings per common share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
-------

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2001, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna, and Jackson Center, Ohio. Their primary deposits products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.


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

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


Financial Condition

Total assets at June 30, 2001 were $134.3 million compared to $129.3 million at June 30, 2000, an increase of $5.0 million, or 3.9%. The increase in total assets was primarily due to an increase in loans, funded by an increase in borrowed funds and a decline in securities.


                                   (Continued)

Cash and cash equivalents in other financial institutions increased from $2.2 million at June 30, 2000 to $6.4 million at June 30, 2001. The additional liquidity was primarily due to $4 million of FHLB select pay mortgage-matched advances taken in June 2001. See Note 8 to the consolidated financial statements for the detail of all the Corporation's FHLB advances and the scheduled principal repayments.

The securities portfolio, which is classified as available for sale, decreased $5.4 million from June 30, 2000 to June 30, 2001. The Corporation had nominal activity in its securities portfolio during 2001, except for the sale of its mortgaged-backed security. Management elected to sell this security to realize a $99,000 gain from an increase in market value and increase liquidity for lending opportunities.

Federal Home Loan Bank stock increased from $1.0 million at June 30, 2000 to $1.4 million at June 30, 2001 due to stock dividends and purchases required to increase borrowings.

Loans increased $5.8 million from $114.7 million at June 30, 2000 to $120.5 million at June 30, 2001. The Corporation experienced increases in one- to four-family residential mortgage loans, consumer loans and commercial loans. The increase and continued growth in one- to four-family residential mortgage loans is reflective of attractive loan rates and products compared to local competition. A significant portion of the loan growth occurred during the last quarter of the fiscal year due to the decrease in interest rates.

The Corporation's consumer loan portfolio increased $1.1 million between June 30, 2000 and June 30, 2001. Commercial loans increased $1.2 million between June 30, 2000 and June 30, 2001. The increases were primarily related to new auto loans and commercial lines of credit originated at the Association's Anna and Jackson Center branch locations. Even with the increase, non-mortgage loans remain a small portion of the entire loan portfolio and represented only 6.7% of gross loans at June 30, 2001 compared to 5.0% at June 30, 2000.

Premises and equipment increased $0.1 million from $1.9 million at June 30, 2000 to $2.0 million at June 30, 2001. The increase resulted from the Association's new branch in the new Wal-Mart Superstore in Sidney.

Total deposits decreased $1.7 million from $93.0 million at June 30, 2000 to $91.3 million at June 30, 2001. The decrease was primarily due to a large jumbo certificate of deposit for $901,000, which matured and was withdrawn, as well as a decline in 15-month certificates of deposit. The Corporation had offered a special interest rate on a 15-month certificate of deposit from July 1999 through October 1999 that resulted in approximately $17.2 million of 15-month certificates of deposit with scheduled maturities ranging from October 2000 through January 2001. Although a large percentage of the maturing 15-month certificates of deposit renewed in a current certificate of deposit offering, some were withdrawn. The Corporation did experience growth in three-year and four-year certificates of deposit. Management believes this increase was due to customers wanting to lock in at higher interest rates in a declining interest rate environment combined with the sluggish performance of the stock market. NOW accounts, money market accounts and savings accounts all increased since June 30, 2000, while noninterest-bearing demand deposits declined since June 30, 2000. With the new branch in the Wal-Mart Superstore, management expects an increase in transaction deposit accounts.

Borrowed funds totaled $25.5 million at June 30, 2001 and $19.0 million at June 30, 2000. The additional borrowings were taken to fund ongoing loan demand and replace withdrawn certificates of deposit. Based on the FHLB stock owned by the Association at June 30, 2001, the Association had the ability to obtain borrowings up to a maximum of $27.9 million. However, the Association can obtain advances up to the lower of 50% of the Association's total assets or 80% of the Association's pledgable residential mortgage loan portfolio by purchasing more FHLB stock. Based upon the 50% of total assets limitation, management estimates the maximum borrowing capacity from the FHLB to be approximately $67.2 million at June 30, 2001.



                                   (Continued)

Total shareholders' equity increased $0.2 million from June 30, 2000 to June 30, 2001. The nominal increase is due to the purchase of treasury stock and paying out a substantial portion of the Corporation's 2001 earnings in dividends. Maintaining capital at the current level is part of Management's capital planning strategy.


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

The Corporation's net income primarily depends upon its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent upon the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets and other income, noninterest expense and income taxes.


Comparison of Results of Operations for the Year Ended June 30, 2001 and June 30, 2000

Net Income. The Corporation earned net income of $740,000 for the year ended June 30, 2001 compared to net income of $636,000 for the year ended June 30, 2000. The increase in net income was primarily due to an increase in net interest income combined with the realized gain on the sale of a mortgage-backed security, partially offset by an increase in noninterest expenses.

Net Interest Income. Net interest income totaled $3,864,000 for the year ended June 30, 2001 compared to $3,794,000 for the year ended June 30, 2000, an increase of $70,000, or 1.8%. The increase was the result of an increase in the volume of interest-earning assets partially offset by a decrease in the net interest margin.

Interest and fees on loans increased $1,041,000 or 12.3%, from $8,448,000 for the year ended June 30, 2000 to $9,489,000 for the year ended June 30, 2001. The increase in interest income was due to higher average loans receivable, related primarily to the origination of new one- to four-family residential, consumer and commercial loans and an increase in the overall yield of the loan portfolio. The yield earned on loans increased from 7.75% for 2000 to 8.04% for 2001 due to the higher interest rate environment that occurred for the majority of fiscal 2001.

Interest earned on securities totaled $457,000 for the year ended June 30, 2001 compared to $577,000 for the year ended June 30, 2000. Interest on interest-bearing demand, time and overnight deposits with other financial institutions increased to $91,000 for the year ended June 30, 2001 compared to $78,000 for the year ended June 30, 2000. The decrease in interest on securities was the result of lower average balance of securities, partially offset by a higher yield earned on securities. The increase in interest-earning deposits was the result of higher average balances of those funds and an increase in the average yield earned on such investments.

Dividends on FHLB stock increased over the comparable period, primarily due to an increase in the number of shares of FHLB stock owned.

Interest paid on deposits increased $457,000 for the year ended June 30, 2001 compared to the year ended June 30, 2000. Although deposits were lower at June 30, 2001 than the June 30, 2000 total, the average balance for interest-bearing deposits increased from 2000 to 2001. The higher average balance combined with an increase in the average cost of deposits from 4.86% for the year ended June 30, 2000 to 5.27% for the year ended June 30, 2001, resulted in the increase in deposit interest expense. The average cost of funds should decline as certificates of deposit reprice at the current lower interest rate environment.


                                   (Continued)

Interest paid on borrowed funds totaled $1,508,000 for the year ended June 30, 2001 compared to $1,076,000 for the year ended June 30, 2000. Management increased its borrowings from the FHLB during 2001 to fund loan growth. Additionally, the average cost of borrowings was higher in 2001 than 2000 due to the higher interest rate environment that occurred for the majority of fiscal 2001.

During the last part of fiscal 2001, short-term interest rates declined 275 basis points. However, the impact on the Corporation will not be evident until fiscal 2002 when its interest-earning assets and interest-bearing liabilities reprice at current rates. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level that is considered adequate to absorb probable losses in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 2001 totaled $73,000 compared to $61,000 for the year ended June 30, 2000, an increase of $12,000, or 19.6%. The allowance for loan losses totaled $661,000, or 0.53% of gross loans receivable and 52.3% of total nonperforming loans at June 30, 2001, compared with $591,000, or 0.50% of gross loans receivable and 56.6% of total nonperforming loans at June 30, 2000. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of available-for-sale securities, totaled $204,000 for the year ended June 30, 2001 compared to $68,000 for the year ended June 30, 2000. The primary reason for the increase was the $99,000 gain on sale of available-for-sale securities compared to a $16,000 loss realized in 2000. Additionally, the Corporation had higher income from service charges on NOW accounts due to the increase in the number of accounts.

Noninterest expense. Noninterest expense totaled $2,837,000 for the year ended June 30, 2001 compared to $2,787,000 for the year ended June 30, 2000, an increase of $50,000, or 1.8%. The increase is primarily related to higher compensation and benefits, occupancy and equipment and computer processing expense partially offset by lower Director fees and state franchise taxes.

Compensation and benefits expense increased $57,000, or 3.8% due to an increase in the number of personnel, normal annual salary adjustments and increased hospitalization premiums. These increases were partially offset by lower expense associated with the Corporation's ESOP. ESOP expense was lower in 2001 due to the Corporation's lower average stock price during the period. Occupancy and equipment and computer processing expense increased due to the overall growth of the Corporation and the costs associated with the opening of the Sidney branch in the new Super Wal-Mart store in June 2001. Director fees declined due to the retirement of a Director in October 2000. This Director was not replaced. State franchise taxes decreased $55,000, or 22.8%. The Association pays franchise taxes on a calendar-year basis based on its net worth at June 30 of the preceding year. The Association paid a large dividend to Peoples prior to June 30, 1999. As a result, the Association lowered its franchise taxes beginning January 1, 2000. Fiscal 2000 only had one-half year impact of the lower capital levels compared to the full-year for fiscal 2001.

                                   (Continued)

Income Tax Expense. The volatility of income tax expense is primarily attributable to the increase in income before income taxes. Income tax expense totaled $418,000 for the year ended June 30, 2001 compared to $378,000 for the year ended June 30, 2000, an increase of $40,000, or 10.3%. The effective tax rates were 36.1% and 37.3% for the years ended June 30, 2001 and 2000, respectively. The decrease in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their relative tax impact resulting from higher pretax earnings, combined with the Corporation's lower average stock price in fiscal 2001.


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

Net Interest Income. Net interest income totaled $3,794,000 for the year ended June 30, 2000 compared to $3,764,000 for the year ended June 30, 1999, an increase of $30,000, or 0.8%. The increase was the result of an increase in the volume of interest-earning assets almost entirely offset by a decrease in the net interest margin.

Interest and fees on loans increased $739,000, or 9.6%, from $7,709,000 for the year ended June 30, 1999 to $8,448,000 for the year ended June 30, 2000. The increase in interest income was due to higher average loans receivable, related primarily to the origination of new one- to four-family residential, real estate construction and development, commercial real estate, consumer and commercial loans. The increase in interest and fees on loans due to volume was partially offset by a decline in the yield earned on loans, which dropped from 7.89% for 1999 to 7.75% for 2000.

Interest earned on securities totaled $577,000 for the year ended June 30, 2000 compared to $229,000 for the year ended June 30, 1999. Interest on interest-earning deposits decreased to $78,000 for the year ended June 30, 2000 compared to $117,000 for the year ended June 30, 1999. The increase in interest on securities was the result of a higher average balance of securities combined with a higher yield earned on securities. The decrease in interest-earning deposits was the result of a lower average balance and a decrease in the average yield earned on such investments.

Dividends on FHLB stock increased slightly over the comparable periods due to an increase in the number of shares of FHLB stock owned.


                                   (Continued)

Interest paid on deposits increased $417,000 for the year ended June 30, 2000 compared to the year ended June 30, 1999. The average balance for all interest-bearing deposits increased and due to the majority of the growth being in certificates of deposit, the mix of the deposit portfolio shifted from lower yielding transaction accounts to higher yielding certificates of deposit. As a result, the average cost of deposits increased from 4.80% for the year ended June 30, 1999 to 4.86% for the year ended June 30, 2000.

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

Noninterest income. Noninterest income totaled $68,000 for the year ended June 30, 2000 compared to $77,000 for the year ended June 30, 1999. The primary reason for the decrease was the $16,000 loss on the sale of available-for-sale securities partially offset by increased service charges on NOW accounts due to the increase in the number of accounts.

Noninterest expense. Noninterest expense totaled $2,787,000 for the year ended June 30, 2000 compared to $2,872,000 for the year ended June 30, 1999, a decrease of $85,000, or 3.0%. The decrease is primarily related to state franchise taxes and other expense.

Compensation and benefits expense decreased $9,000, or 0.6%. Increases in salaries were more than offset by a decrease in expense associated with the Corporation's ESOP. ESOP expense was lower in 2000 due to the Corporation's lower average stock price during the period. Occupancy and equipment expense and computer processing expense increased due to the added costs associated with the Anna and Jackson Center branches which opened in fiscal 1999. The 2000 fiscal year reflected a full year of operation for these two branches while 1999 included only a partial year of operation. State franchise taxes decreased $45,000, or 15.8%. The Association pays franchise taxes on a calendar-year basis based on its net worth at June 30 of the preceding year. The lower capital levels at the Association at June 30, 1999, after the large dividend paid to Peoples prior to June 30, 1999, resulted in lower franchise taxes beginning January 1, 2000. Other expenses declined $50,000, or 13.2%, due to costs such as advertising and supplies incurred in 1999 associated with the opening of two new branches, which were not repeated in 2000, along with lower professional fees.

Income Tax Expense. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $378,000 for the year ended June 30, 2000 compared to $354,000 for the year ended June 30, 1999, an increase of $24,000, or 6.9%. The effective tax rates were 37.3% and 40.9% for the years ended June 30, 2000 and 1999, respectively. The decrease in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their relative tax impact resulting from higher pretax earnings combined with the Corporation's lower average stock price in fiscal 2000.


                                   (Continued)

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

                                                                        Year ended June 30,
                              ------------------------------------------------------------------------------------------------------
                                             2001                              2000                              1999
                              ---------------------------------  --------------------------------  ---------------------------------
                                Average    Interest                Average    Interest                Average    Interest
                              outstanding   earned/     Yield/   outstanding   earned/     Yield/  outstanding   earned/    Yield/
                                balance      paid        rate      balance     paid        rate      balance      paid       rate
                                -------      ----        ----      -------     ----        ----      -------      ----       ----
                                                                   (Dollars in thousands)
ASSETS:
Interest-earning assets:
     Interest-earning
       deposits                 $  2,425    $     91      3.74%    $  2,203   $     78      3.53%    $  2,853    $    117      4.10%
     Securities available
       for sale (1)                6,605         457      6.88        8,344        577      6.76        3,635         229      6.31
     Loans (2)                   117,990       9,489      8.04      109,030      8,448      7.75       97,702       7,709      7.89
     FHLB stock                    1,262          93      7.34          942         67      7.16          870          62      7.13
                                --------    --------               --------   --------               --------    --------

         Total interest-
           earning assets        128,282      10,130      7.89      120,519      9,170      7.60      105,060       8,117      7.73
                                --------    --------               --------   --------               --------    --------

Noninterest-earning
  assets:
     Cash and due from
       banks                         923                              1,257                               725
     Premises and
       equipment, net              1,887                              1,947                             1,809
     Accrued interest and
       other assets                1,152                              1,006                               950
                                --------                           --------                          --------

         Total noninterest-
           earning assets          3,962                              4,210                             3,484
                                --------                           --------                          --------

Total assets                    $132,244                           $124,729                          $108,544
                                ========                           ========                          ========

                                   (Continued)

                                                                               Year ended June 30,
                                    ------------------------------------------------------------------------------------------------
                                                     2001                              2000                           1999
                                    ----------------------------------- ------------------------------- ----------------------------
                                        Average     Interest              Average     Interest            Average   Interest
                                     outstanding     earned/   Yield/   outstanding    earned/   Yield/ outstanding  earned/  Yield/
                                        balance       paid      rate      balance       paid      rate    balance     paid     rate
                                        -------       ----      ----      -------       ----      ----    -------     ----     ----
                                                                                (Dollars in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
     Savings deposits .............    $ 18,211   $    555      3.05%    $ 18,738   $    572      3.05%  $ 18,939   $    571   3.01%
     Demand and NOW
       deposits ...................       6,798        190      2.78        6,719        189      2.81      5,591        152   2.72
     Certificate accounts .........      65,192      4,013      6.16       63,078      3,539      5.61     56,415      3,160   5.60
                                       --------   --------      ----     --------   --------      ----   --------   --------   ----
     Total deposits ...............      90,201      4,758      5.27       88,535      4,300      4.86     80,945      3,883   4.80
     Borrowed funds ...............      23,477      1,508      6.42       17,603      1,076      6.11      7,764        470   6.05
                                       --------   --------      ----     --------   --------      ----   --------   --------   ----
         Total interest-
          bearing liabilities .....     113,678      6,266      5.51      106,138      5,376      5.07     88,709      4,353   4.91
                                       --------   --------      ----     --------   --------      ----   --------   --------   ----

Noninterest-bearing
  liabilities
     Demand deposits ..............         647                               691                             440
     Accrued interest
       payable and other
       liabilities ................         830                               722                             681
                                       --------                         --------                         --------
         Total noninterest-
           bearing
           liabilities ............       1,477                             1,413                           1,121
                                       --------                         --------                         --------

Total liabilities .................     115,155                           107,551                          89,830

Total shareholders'
  equity ..........................      17,089                            17,178                          18,714
                                       --------                          --------                        --------

Total liabilities and
  shareholders'
  equity ..........................    $132,244                          $124,729                        $108,544
                                       ========                          ========                        ========

Net interest income;
  interest rate
  spread (3) ......................               $  3,864      2.38%               $  3,794      2.53%             $  3,764   2.82%
                                                  ========      ====                ========      ====              ========   ====

Net earning assets ................    $ 14,604                          $ 14,381                        $ 16,351
                                       ========                          ========                        ========
Net interest margin (4) ...........                             3.01%                             3.14%                        3.58%
                                                                ====                              ====                         ====
Average interest-earning
  assets to interest-
  bearing liabilities .............        1.13x                             1.14x                           1.18x
                                           ====                              ====                            ====

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

                                                                                      Year ended June 30,
                                                         ------------------------------------------------------------------------
                                                                 2001 vs. 2000                           2000 vs. 1999
                                                         ----------------------------------    ----------------------------------
                                                                     Increase                               Increase
                                                                    (decrease)                             (decrease)
                                                                      due to                                  due to
                                                         ---------------------------------      ---------------------------------
                                                          Volume       Rate        Total        Volume        Rate         Total
                                                         -------      -------      -------      -------      -------      -------
Interest income attributable to:
         Interest-earning deposits .................     $     8      $     5      $    13      $   (24)     $   (15)     $   (39)
         Securities available for sale .............        (130)          10         (120)         331           17          348
         Loans receivable ..........................         712          329        1,041          880         (141)         739
         FHLB stock ................................          24            2           26            5           --            5
                                                         -------      -------      -------      -------      -------      -------

                  Total interest-earning assets ....     $   614      $   346          960      $ 1,192      $  (139)       1,053
                                                         =======      =======      -------      =======      =======      -------

Interest expense attributable to:
         Savings deposits ..........................     $   (16)     $    (1)         (17)     $    (6)     $     7            1
         Demand and NOW deposits ...................           2           (1)           1           32            5           37
         Certificates accounts .....................         122          352          474          374            5          379
         Borrowed funds ............................         375           57          432          601            5          606
                                                         -------      -------      -------      -------      -------      -------

                  Total interest-bearing liabilities     $   483      $   407          890      $ 1,001      $    22        1,023
                                                         =======      =======      -------      =======      =======      -------

Net interest income ................................                               $    70                                $    30
                                                                                   =======                                =======


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

At March 31, 2001, the most recent date with available data, 2% of the present value of the Association's assets was $2,669,000. Because the interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $4,585,000 at March 31, 2001, the Association would have been required to make additional deductions from its capital of $958,000 in determining whether the Association met its


                                   (Continued)
risk-based capital requirement. Even with the deduction, the Association would have still exceeded its risk-based capital requirement by more than $5.8 million.

Presented below, as of March 31, 2001, is an analysis of the Association's interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the new Thrift Bulletin 13a reporting requirements and the new target limits set by the Association. As illustrated in the table, the Association is more sensitive to declining rates than increasing rates. This is the result of decreases in short term interest rates by 2.75% since July 2000 and the movement of capital from the Association to Peoples, which not only lowered capital of the Association, but also increased interest-bearing liabilities. The decrease is interest rates to current levels is being monitored by the Board of Directors and management and is being viewed as an opportunity to lengthen the maturity of Federal Home Loan Bank advances at the lower interest rates. These advances may be used to match the origination of fixed-rate mortgages. Management is continuing efforts to lengthen maturities of deposit liabilities and to lower the overall cost of funds through reduced interest rates. Even though the interest rate sensitivity for a 200 basis point decline in interest rates is slightly higher than what is desired, it is not considered to be a problem with interest rates at current levels. With interest rates at the current low levels, there would appear to be a greater chance that interest rates will increase in the future.


                                                                                             Target Limit
                                    Economic Value                         NPV Ratio         Under Asset
                                     -------------                         --------            Liability
      Change            Market Value                Market Value              MVE/             Management
      In Rates              Equity                     Assets                 MVTA               Policy
      --------              ------                    ------                  ----               ------
                                               (Dollars in thousands)
       +400             $   14,434                 $   122,522                11.78%                 4%
       +300                 15,339                     125,815                12.19                  4
       +200                 15,844                     128,844                12.30                  4
       +100                 15,620                     131,292                11.90                  4
       STATIC               14,951                     133,456                11.20
       -100                 12,900                     134,412                 9.60                  4
       -200                 10,366                     135,076                 7.67                  4
       -300                  8,122                     136,237                 5.96                  4
       -400                  6,006                     137,259                 4.38                  4

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


Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2001, 2000 and 1999.

                                   (Continued)

                                                               Year Ended June 30,
                                                     ------------------------------------
                                                      2001           2000         1999
                                                     --------      --------      --------
Net income .....................................     $    740      $    636      $    510
Adjustments to reconcile net income to net
  cash from operating activities ...............          352           355           824
                                                     --------      --------      --------
Net cash from operating activities .............        1,092           991         1,334
Net cash from investing activities .............         (718)      (12,372)      (14,237)
Net cash from financing activities .............        3,771        11,654         9,889
                                                     --------      --------      --------
Net change in cash and cash equivalents ........        4,145           273        (3,014)
Cash and cash equivalents at beginning of period        2,206         1,933         4,947
                                                     --------      --------      --------
Cash and cash equivalents at end of period .....     $  6,351      $  2,206      $  1,933
                                                     ========      ========      ========

The Corporation's principal sources of funds are deposits, loan repayments, maturities of securities and other funds provided by operations. The Corporation also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. The Corporation maintains investments in liquid assets based upon management's assessment of (1) need for funds; (2) expected deposit flows; (3) yields available on short-term liquid assets; and, (4) objectives of the asset/liability management program.

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 2001 and 2000, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2001 and 2000. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 2001.

                                                                                                Excess of Actual
                                                                                             Capital Over Current
                                Actual capital             Current requirement                    Requirement
                          -----------------------        --------------------------          ---------------------       Applicable
                          Amount          Percent        Amount             Percent          Amount        Percent       Asset Total
                          ------          -------        ------             -------          ------        -------      -----------
                                                         (Dollars in thousands)
Total risk-based
  capital            $     13,934           15.6%   $     7,168               8.0%       $     6,766          7.6%       $  89,605
Tier 1 risk-based
  capital                  13,277           14.8          3,584               4.0              9,693         10.8           89,605
Core capital               13,277            9.9          5,374               4.0              7,903          5.9          134,357
Tangible capital           13,277            9.9          2,015               1.5             11,262          8.4          134,357



Impact of New Accounting Standards

Statement of Financial Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133, as delayed by SFAS No. 137 and amended by SFAS No. 138, was effective for fiscal years beginning after June 15, 2000. Consequently, the Corporation adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 has had no significant impact on the Corporation's financial statements.

In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125 and resolves various implementation issues while carrying forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 revises standards for transfers of financial assets by clarifying criteria and expanding guidance for determining whether the transferor has relinquished control and the transfer is therefore accounted for as a sale. SFAS No. 140 also adopts new accounting requirements for pledged collateral and requires new disclosures about securitizations and pledged collateral. SFAS No. 140 was effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this standard did not have a material effect on the Corporation's financial statements.

In June 2001, FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The adoption of this statement will only have an impact on the Corporation's financial statements if it enters into a business combination.

Also in June 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Corporation is required to adopt this Statement on July 1, 2002, and early adoption is permitted on July 1, 2001. The adoption of this Statement will not have an impact on the Corporation's financial statements, as it does not have any intangible assets.


Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes included herein have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Presently, GAAP requires the Corporation to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

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

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio


We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.




                                                /s/Crowe, Chizek and Company LLP
                                                --------------------------------
                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
July 20, 2001

                               PEOPLES-SIDNEY FINANCIAL CORPORATION
                                   CONSOLIDATED BALANCE SHEETS
                                      June 30, 2001 and 2000

------------------------------------------------------------------------------------------------


                                                                     2001               2000
                                                                -------------      -------------
ASSETS
Cash and due from financial institutions ..................     $   1,015,400      $     820,629
Interest-bearing deposits in other financial institutions .         4,335,495            885,364
Overnight deposits ........................................         1,000,000            500,000
                                                                -------------      -------------
         Total cash and cash equivalents ..................         6,350,895          2,205,993

Securities available for sale .............................         3,001,715          8,446,681
Federal Home Loan Bank stock ..............................         1,397,200          1,023,000
Loans, net ................................................       120,481,894        114,649,700
Accrued interest receivable ...............................           921,864            893,569
Premises and equipment, net ...............................         1,977,435          1,890,886
Other assets ..............................................           173,398            177,387
                                                                -------------      -------------

         Total assets .....................................     $ 134,304,401      $ 129,287,216
                                                                =============      =============


LIABILITIES
Deposits ..................................................     $  91,341,201      $  93,056,941
Borrowed funds ............................................        25,474,596         19,000,000
Accrued interest payable and other liabilities ............           338,991            270,477
                                                                -------------      -------------
         Total liabilities ................................       117,154,788        112,327,418

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized,
  none issued and outstanding
Common stock, $.01 par value, 3,500,000 shares authorized,
  1,785,375 shares issued .................................            17,854             17,854
Additional paid-in capital ................................        10,705,048         10,754,463
Retained earnings .........................................        11,150,845         10,856,394
Treasury stock, 271,829 and 207,060 shares at cost ........        (3,178,640)        (2,636,295)
Unearned employee stock ownership plan shares .............        (1,182,471)        (1,347,800)

Unearned management recognition plan shares ...............          (365,394)          (556,043)

Accumulated other comprehensive income (loss) .............             2,371           (128,775)
                                                                -------------      -------------
         Total shareholders' equity .......................        17,149,613         16,959,798
                                                                -------------      -------------

         Total liabilities and shareholders' equity .......     $ 134,304,401      $ 129,287,216
                                                                =============      =============

          See accompanying notes to consolidated financial statements.


                                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                       CONSOLIDATED STATEMENTS OF INCOME
                                    Years Ended June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------------------------------------


                                                                      2001             2000            1999
                                                                  -----------      ----------      -----------
Interest income
         Loans, including fees ..............................     $ 9,489,584      $8,448,175      $ 7,709,470
         Securities .........................................         456,934         577,292          228,786
         Demand, time and overnight deposits ................          90,806          77,798          117,218
         Dividends on Federal Home Loan Bank stock ..........          92,670          67,490           61,386
                                                                  -----------      ----------      -----------
                  Total interest income .....................      10,129,994       9,170,755        8,116,860

Interest expense
         Deposits ...........................................       4,757,395       4,299,957        3,883,143
         Borrowed funds .....................................       1,508,215       1,076,346          469,997
                                                                  -----------      ----------      -----------
                  Total interest expense ....................       6,265,610       5,376,303        4,353,140
                                                                  -----------      ----------      -----------

Net interest income .........................................       3,864,384       3,794,452        3,763,720

Provision for loan losses ...................................          73,565          61,503          103,803
                                                                  -----------      ----------      -----------

Net interest income after provision for loan losses .........       3,790,819       3,732,949        3,659,917

Noninterest income
         Service fees and other charges .....................         104,652          84,273           76,557
         Gain (loss) on sale of available for sale securities          98,912         (15,781)            --
                                                                  -----------      ----------      -----------
                  Total noninterest income ..................         203,564          68,492           76,557

Noninterest expense
         Compensation and benefits ..........................       1,547,347       1,490,680        1,499,573
         Director fees ......................................         104,800         120,000          120,000
         Occupancy and equipment ............................         340,056         312,827          285,073
         Computer processing expense ........................         229,581         204,123          185,542
         Professional fees ..................................         103,412          92,679          120,163
         State franchise taxes ..............................         184,609         239,118          283,863
         Other ..............................................         326,970         328,019          378,019
                                                                  -----------      ----------      -----------
                  Total noninterest expense .................       2,836,775       2,787,446        2,872,233
                                                                  -----------      ----------      -----------

Income before income taxes ..................................       1,157,608       1,013,995          864,241

Income tax expense ..........................................         417,554         378,397          353,865
                                                                  -----------      ----------      -----------

Net income ..................................................     $   740,054     $   635,598      $   510,376
                                                                  ===========     ===========      ===========

Earnings per common share - basic ...........................     $       .52     $       .43      $       .32
                                                                  ===========     ===========      ===========
Earnings per common share - diluted .........................     $       .52     $       .43      $       .32
                                                                  ===========     ===========      ===========

          See accompanying notes to consolidated financial statements.

                                             PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                           Years Ended June 30, 2001, 2000 and 1999

-----------------------------------------------------------------------------------------------------------------------------



                                                              Additional                                          Unearned
                                                  Common       Paid-In         Retained         Treasury            ESOP
                                                   Stock       Capital         Earnings          Stock             Shares
                                                   -----       -------         --------          -----             ------
Balance, July 1, 1998 ......................     $ 17,854     $10,717,991     $ 10,581,096      $      --        $(1,702,114)

Comprehensive income:

     Net income for the year ended
       June 30, 1999 .......................         --              --            510,376             --               --

     Change in net unrealized gain (loss) on
       securities available for sale, net of
       reclassification and tax effects ....         --              --               --               --               --


         Total comprehensive income ........

Cash dividends - $.28 per share ............         --              --           (448,432)            --               --

Commitment to release 15,248 employee
  stock ownership plan shares ..............         --            61,950             --               --            181,975

Purchase of 177,881 treasury shares,
  at cost ..................................         --              --               --         (2,719,692)            --

Transfer of 57,128 shares from treasury
  stock to management recognition plan .....         --              --               --            953,293             --

12,378 shares earned under
  management recognition plan ..............         --              --               --               --               --
                                                 --------     -----------     ------------      -----------      -----------

Balance, June 30, 1999 .....................     $ 17,854     $10,779,941     $ 10,643,040      $(1,766,399)     $(1,520,139)
                                                 ========     ===========     ============      ===========      ===========

                                                             Accumulated
                                                 Unearned        Other
                                                    MRP      Comprehensive
                                                  Shares     Income (Loss)        Total
                                                  ------     -------------        -----
Balance, July 1, 1998 ......................     $    --        $ 11,189      $ 19,626,016

Comprehensive income:

     Net income for the year ended
       June 30, 1999 .......................          --            --             510,376

     Change in net unrealized gain (loss) on
       securities available for sale, net of
       reclassification and tax effects ....          --         (56,577)          (56,577)
                                                                              ------------

         Total comprehensive income ........                                       453,799

Cash dividends - $.28 per share ............          --            --            (448,432)

Commitment to release 15,248 employee
  stock ownership plan shares ..............          --            --             243,925

Purchase of 177,881 treasury shares,
  at cost ..................................          --            --          (2,719,692)

Transfer of 57,128 shares from treasury
  stock to management recognition plan .....      (953,293)         --                --

12,378 shares earned under
  management recognition plan ..............       206,601          --             206,601
                                                 ---------      --------      ------------

Balance, June 30, 1999 .....................     $(746,692)     $(45,388)     $ 17,362,217
                                                 =========      ========      ============

                                   (Continued)
                                                                            F-23

                                              PEOPLES-SIDNEY FINANCIAL CORPORATION
                             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                                            Years Ended June 30, 2001, 2000 and 1999

-------------------------------------------------------------------------------------------------------------------------------

                                                              Additional                                          Unearned
                                                  Common       Paid-In         Retained         Treasury            ESOP
                                                   Stock       Capital         Earnings          Stock             Shares
                                                   -----       -------         --------          -----             ------
Balance, July 1, 1999 ......................     $ 17,854     $ 10,779,941      $ 10,643,040      $(1,766,399)     $(1,520,139)

Comprehensive income:


     Net income for the year ended
       June 30, 2000 .......................         --               --             635,598             --               --

     Change in unrealized gain (loss) on
       securities available for sale, net of
       reclassification and tax effects ....         --               --                --               --               --


         Total comprehensive income ........

Cash dividends - $.28 per share ............         --               --            (422,244)            --               --

Commitment to release 14,687 employee
  stock ownership plan shares ..............         --            (25,478)             --               --            172,339

Purchase of 86,307 treasury shares,
  at cost ..................................         --               --                --           (869,896)            --

11,425 shares earned under
  management recognition plan ..............         --               --                --               --               --
                                                 --------     ------------      ------------      -----------      -----------

Balance, June 30, 2000 .....................     $ 17,854     $ 10,754,463      $ 10,856,394      $(2,636,295)     $(1,347,800)
                                                 ========     ============      ============      ===========      ===========

                                                             Accumulated
                                                 Unearned        Other
                                                    MRP      Comprehensive
                                                  Shares     Income (Loss)        Total
                                                  ------     -------------        -----
Balance, July 1, 1999 ......................     $(746,692)     $ (45,388)     $ 17,362,217

Comprehensive income:


     Net income for the year ended
       June 30, 2000 .......................          --             --             635,598

     Change in unrealized gain (loss) on
       securities available for sale, net of
       reclassification and tax effects ....          --          (83,387)          (83,387)
                                                                               ------------

         Total comprehensive income ........                                        552,211

Cash dividends - $.28 per share ............          --             --            (422,244)

Commitment to release 14,687 employee
  stock ownership plan shares ..............          --             --             146,861

Purchase of 86,307 treasury shares,
  at cost ..................................          --             --            (869,896)

11,425 shares earned under
  management recognition plan ..............       190,649           --             190,649
                                                 ---------      ---------      ------------

Balance, June 30, 2000 .....................     $(556,043)     $(128,775)     $ 16,959,798
                                                 =========      =========      ============


                                   (Continued)

                                              PEOPLES-SIDNEY FINANCIAL CORPORATION
                             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                                            Years Ended June 30, 2001, 2000 and 1999

------------------------------------------------------------------------------------------------------------------------------

                                                              Additional                                          Unearned
                                                   Stock       Capital         Earnings          Stock             Shares
                                                   -----       -------         --------          -----             ------
Balance, July 1, 2000 ......................     $17,854     $ 10,754,463      $ 10,856,394      $(2,636,295)     $(1,347,800)

Comprehensive income:

     Net income for the year ended
       June 30, 2001 .......................        --               --             740,054             --               --

     Change in unrealized gain (loss) on
       securities available for sale, net of
       reclassification and tax effects ....        --               --                --               --               --


         Total comprehensive income ........        --               --                --               --               --

Cash dividends - $.31 per share ............        --               --            (445,603)            --               --

Commitment to release 14,090 employee
  stock ownership plan shares ..............        --            (49,415)             --               --            165,329

Purchase of 64,769 treasury shares,
  at cost ..................................        --               --                --           (542,345)            --

11,425 shares earned under
  management recognition plan ..............        --               --                --               --               --
                                                 -------     ------------      ------------      -----------      -----------

Balance, June 30, 2001 .....................     $17,854     $ 10,705,048      $ 11,150,845      $(3,178,640)     $(1,182,471)
                                                 =======     ============      ============      ===========      ===========


                                                             Accumulated
                                                 Unearned        Other
                                                    MRP      Comprehensive
                                                  Shares     Income (Loss)        Total
                                                  ------     -------------        -----

Balance, July 1, 2000 ......................     $(556,043)     $(128,775)     $ 16,959,798

Comprehensive income:

     Net income for the year ended
       June 30, 2001 .......................          --             --             740,054

     Change in unrealized gain (loss) on
       securities available for sale, net of
       reclassification and tax effects ....          --          131,146           131,146
                                                                               ------------


         Total comprehensive income ........          --             --             871,200

Cash dividends - $.31 per share ............          --             --            (445,603)

Commitment to release 14,090 employee
  stock ownership plan shares ..............          --             --             115,914

Purchase of 64,769 treasury shares,
  at cost ..................................          --             --            (542,345)

11,425 shares earned under
  management recognition plan ..............       190,649           --             190,649
                                                 ---------      ---------      ------------

Balance, June 30, 2001 .....................     $(365,394)     $   2,371      $ 17,149,613
                                                 =========      =========      ============





          See accompanying notes to consolidated financial statements.

                                             PEOPLES-SIDNEY FINANCIAL CORPORATION
                                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           Years Ended June 30, 2001, 2000 and 1999

------------------------------------------------------------------------------------------------------------------------------


                                                                                  2001             2000               1999
                                                                              -----------      ------------      ------------
Cash flows from operating activities
         Net income .....................................................     $   740,054      $    635,598      $    510,376
         Adjustments to reconcile net income to net cash
           from operating activities
                  Depreciation ..........................................         164,078           156,886           124,252
                  Provision for loan losses .............................          73,565            61,503           103,803
                  Loss (gain) on sale of real estate owned ..............          12,066              --              (3,086)
                  Loss (gain) on sale of securities available for sale ..         (98,912)           15,781              --
                  FHLB stock dividends ..................................         (92,500)          (67,300)          (61,200)
                  Deferred taxes ........................................         (22,664)          (29,183)          (56,025)
                  Compensation expense for ESOP shares ..................         115,914           146,861           243,925
                  Compensation expense for MRP shares ...................         190,649           190,649           186,601
                  Change in:
                           Accrued interest receivable and other assets .         (91,867)          (75,939)          (28,444)
                           Accrued interest payable and other liabilities          85,498           (71,249)          291,106
                           Deferred loan fees ...........................          15,651            27,339            22,600
                                                                              -----------      ------------      ------------
                                    Net cash from operating activities ..       1,091,532           990,946         1,333,908

Cash flows from investing activities
         Purchase of securities available for sale ......................      (2,000,000)       (2,997,813)       (7,926,777)
         Proceeds from maturities of securities
           available for sale ...........................................       3,000,000         1,000,000         4,000,000
         Principal repayments on mortgage-
           backed securities available for sale .........................         339,731           287,215              --
         Proceeds from sale of securities
           available for sale ...........................................       4,408,534           984,219              --
         Purchase of time deposits in other financial
           institutions .................................................            --          (1,000,000)         (900,000)
         Proceeds from maturities of time deposits
           in other financial institutions ..............................            --           1,400,000           600,000
         Purchase of Federal Home Loan Bank stock .......................        (281,700)          (48,000)             --
         Net increase in loans ..........................................      (6,059,224)      (11,935,697)       (8,939,161)
         Premises and equipment expenditures ............................        (250,627)          (62,164)       (1,136,457)
         Proceeds from sale of real estate owned ........................         125,748              --              65,530
                                                                              -----------      ------------      ------------
                  Net cash from investing activities ....................        (717,538)      (12,372,240)      (14,236,865)
                                                                              ===========      ============      ============

                                  (Continued)

                                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                    Years ended June 30, 2001, 2000 and 1999

---------------------------------------------------------------------------------------------------------------


                                                                   2001               2000             1999
                                                               ------------      ------------      -----------
Cash flows from financing activities
         Net change in deposits ..........................     $ (1,715,740)     $  8,746,449      $ 5,256,806
         Proceeds from long-term FHLB advances ...........       11,000,000         7,000,000        5,000,000
         Repayments of long-term FHLB advances ...........       (4,525,404)
         Net change in short-term FHLB advances ..........             --          (2,800,000)       2,800,000
         Cash dividends paid .............................         (445,603)         (422,244)        (448,432)
         Purchase of treasury shares .....................         (542,345)         (869,896)      (2,719,692)
                                                               ------------      ------------      -----------
                  Net cash from financing activities .....        3,770,908        11,654,309        9,888,682
                                                               ------------      ------------      -----------

Net change in cash and cash equivalents ..................        4,144,902           273,015       (3,014,275)

Cash and cash equivalents at beginning of year ...........        2,205,993         1,932,978        4,947,253
                                                               ------------      ------------      -----------

Cash and cash equivalents at end of year .................     $  6,350,895      $  2,205,993      $ 1,932,978
                                                               ============      ============      ===========


Supplemental disclosures of cash flow information
                  Interest paid ..........................     $  6,250,033      $  5,385,712      $ 4,343,587
                  Income taxes paid ......................          455,000           448,000          191,000

         Noncash transactions
                  Transfer from loans to real estate owned          137,814              --             62,444
                  Transfer of treasury stock to MRP ......             --                --            953,293


          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include Peoples-Sidney Financial Corporation ("Peoples") and its wholly-owned subsidiary, Peoples Federal Savings and Loan Association (the "Association"), a federal stock savings and loan association, together referred to as the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations: The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna and Jackson Center, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties. Management considers the Corporation to operate primarily in one segment, banking.

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

Cash Flows: Cash and cash equivalents are defined as cash, deposits with financial institutions, overnight deposits and time deposits with original maturities of 90 days or less. Overnight deposits are sold for one-day periods. Net cash flows are reported for loan and deposit transactions, as well as short-term borrowings under its cash management line of credit with the Federal Home Loan Bank of Cincinnati.

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


                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value at acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate. The Corporation had no foreclosed assets at year-end 2001 or 2000.

Premises and Equipment: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method to measure expense using an option-pricing model to estimate fair value.

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

                                   (Continued)

                     PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk: The Corporation's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single-family residences located in its primary lending area of Shelby County and its contiguous counties. Mortgage loans comprise approximately 93% and 95% of the Corporation's loan portfolio at June 30, 2001 and 2000.


Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share ("EPS") are based on net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Management recognition plan ("MRP") shares are considered outstanding as they become vested. Diluted EPS shows the dilutive effect of MRP shares and the additional common shares issuable under stock options.

Dividend Restriction: Financial institution regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid. For detail on dividend restrictions and regulatory capital requirements, see a separate Note.

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

Reclassification: Reclassification of certain amounts in the prior year consolidated financial statements has been made to conform to the 2001 presentation.
                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE

Securities available for sale at year-end were as follows:

                                                        Gross          Gross         Estimated
                                       Amortized      Unrealized      Unrealized       Fair
                                         Cost           Gains          Losses          Value
                                      ----------     ------------     ---------      ----------
2001
----
       U.S. Government agencies       $2,998,122     $     18,288     $ (14,695)     $3,001,715
                                      ==========     ============     =========      ==========

2000
----
       U.S. Government agencies       $3,996,736     $       --       $(100,336)     $3,896,400
       Mortgage-backed securiti        4,645,059             --         (94,778)      4,550,281
                                      ----------     ------------     ---------      ----------

              Total ......            $8,641,795     $       --       $(195,114)     $8,446,681
                                      ==========     ============     =========      ==========

Contractual maturities of securities available for sale at year-end 2001 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         Estimated
                                                                  Amortized                Fair
                                                                     Cost                  Value
                                                                --------------         -------------
       Due after one year through five years                    $      500,000         $     498,670
       Due after five years through ten years                        2,498,122             2,503,045
                                                                --------------         -------------

                                                                $    2,998,122         $   3,001,715
                                                                ==============         =============

No securities were pledged as collateral at year-end 2001 or 2000.

Sales of available-for-sale securities were as follows:

                                                 2001                  2000                1999
                                                 ----                  ----                ----
                  Proceeds                $    4,408,534         $     984,219         $      --
                  Gross gains                     98,912                    --                --
                  Gross losses                        --                15,781                --

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 3 - LOANS

Year-end loans were as follows:

                                                          2001               2000
                                                      -------------      -------------
Mortgage loans:
         1-4 family residential .................     $  96,717,463      $  92,116,695
         Multi-family residential ...............         1,239,141          1,300,151
         Commercial real estate .................        10,025,284         10,047,775
         Real estate construction and development         6,131,040          8,088,290
         Land ...................................         1,370,376            991,864

                  Total mortgage loans ..........       115,483,304        112,544,775
Consumer loans ..................................         4,657,828          3,571,071
Commercial loans ................................         3,629,987          2,406,064

                  Total loans ...................       123,771,119        118,521,910
Less:
         Allowance for loan losses ..............          (660,800)          (591,350)
         Loans in process .......................        (2,367,462)        (3,035,548)
         Deferred loan fees .....................          (260,963)          (245,312)
                                                      -------------      -------------

                                                      $ 120,481,894      $ 114,649,700
                                                      =============      =============

Activity in the allowance for loan losses was as follows:

                                        2001          2000          1999
                                     ---------      --------     ---------
    Balance at beginning of year     $ 591,350      $528,898     $ 425,642
    Provision for losses .......        73,565        61,503       103,803
    Charge-offs ................        (4,563)         --         (22,621)
    Recoveries .................           448           949        22,074
                                     ---------      --------     ---------

    Balance at end of year .....     $ 660,800      $591,350     $ 528,898
                                     =========      ========     =========

Nonperforming loans at year-end were as follows:

                                                            2001               2000
                                                            ----               ----

    Loans past due over 90 days still on accrual      $   498,000         $   289,000
    Nonaccrual loans                                      764,000             756,000

Nonperforming loans include smaller balance homogeneous loans, such as residential mortgage and consumer loans, which are collectively evaluated for impairment.

As of June 30, 2001 and 2000, and for the years ended June 30, 2001, 2000 and 1999, no loans were required to be evaluated for impairment on an individual loan basis.
                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 3 - LOANS (Continued)

Loans to executive officers, directors and companies with which they are affiliated aggregating $60,000 or more to any one related party for the year ended June 30, 2001, were as follows.


                  Balance at beginning of period       $   438,186
                  New loans                                     --
                  Principal repayments                     (21,347)
                                                       -----------

                  Balance at end of period             $   416,839
                                                       ===========


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:

                                        2001                2000
                                   ------------         ------------

                  Loans            $    852,070         $    791,454
                  Securities             69,794              102,115
                                   ------------         ------------

                                   $    921,864         $    893,569
                                   ============         ============



NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows:

                                                 2001                  2000
                                             ------------        --------------

            Land                             $    225,166        $      225,166
            Buildings and improvements          1,856,903             1,785,182
            Furniture and equipment             1,352,030             1,173,124
            Automobile                             22,416                22,416
                                             ------------        --------------
                     Total cost                 3,456,515             3,205,888
            Accumulated depreciation            1,479,080             1,315,002
                                             ------------        --------------

                                             $  1,977,435        $    1,890,886
                                             ============        ==============


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

The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2001. The lease term is for five years with two five-year renewal options. Annual rent is $31,800 for the first five years and increases to $39,750 annually for the first five-year renewal period and $49,688 annually for the second five-year renewal period. Total rental expense for the two branch offices was $25,243, $24,271 and $20,226 for the years ended June 30, 2001, 2000 and 1999.

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

Rental commitments under these noncancelable operating leases, assuming a maximum increase of 15% after year five on the Jackson Center lease, were:

                    Year ending June 30,
                            2002                      $  56,071
                            2003                         56,071
                            2004                         57,584
                            2005                         57,886
                            2006                         56,914
                            Thereafter                   56,520
                                                      ---------

                                                      $ 341,046
                                                      =========


NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows:

                              2001          2000            1999
                          ---------      ---------      ---------

             Current      $ 440,218      $ 407,580      $ 409,890
             Deferred       (22,664)       (29,183)       (56,025)
                          ---------      ---------      ---------

                          $ 417,554      $ 378,397      $ 353,865
                          =========      =========      =========

Year-end deferred tax assets and deferred tax liabilities were due to the following:

                                                                 2001           2000
                                                              ---------      ---------
Items giving rise to deferred tax assets
         Deferred loan fees                                   $  75,788      $  67,630
         Reserve for delinquent interest                          4,115          5,372
         Allowance for loan losses                              125,896         69,034
         Accrued ESOP expense                                    25,012         19,548
         Accrued MRP expense                                      5,401          5,401
         Unrealized loss on securities available for sale          --           66,339
                                                              ---------      ---------
                  Total deferred tax assets                     236,212        233,324

Items giving rise to deferred tax liabilities
         Unrealized gain on securities available for sale        (1,221)          --
         Depreciation                                           (89,892)       (74,779)
         Federal Home Loan Bank
           stock dividends                                     (168,572)      (137,122)
                                                              ---------      ---------

                  Total deferred tax liabilities               (259,685)      (211,901)
                                                              ---------      ---------

                  Net deferred tax asset (liability)          $ (23,473)     $  21,423
                                                              =========      =========


                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------



NOTE 6 - FEDERAL INCOME TAXES (Continued)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

                                                            2001            2000          1999
                                                          ---------       --------      --------
Income taxes computed at the statutory
  tax rate on pretax income                               $ 393,587       $344,758      $293,842
Add tax effect of:
       ESOP fair value book expense and tax deduction          (741)         8,082        39,481
       MRP cost in excess of fair value                      24,072         25,102        19,884
       Nondeductible expenses and other                         636            455           658
                                                          ---------       --------      --------

                                                          $ 417,554       $378,397      $353,865
                                                          =========       ========      ========

Statutory tax rate                                             34.0%          34.0%         34.0%
                                                          =========       ========      ========
Effective tax rate                                             36.1%          37.3%         40.9%
                                                          =========       ========      ========

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture is occurring over a six-year period, the commencement of which was delayed until the first taxable year beginning after December 31, 1997, because the Association met certain residential lending requirements. At June 30, 2001 and 2000, the Association had approximately $291,000 and $387,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 2001 and 2000, $97,000 bad debt reserves were recaptured.

Retained earnings at June 30, 2001 and 2000 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2001 and 2000. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 7 - DEPOSITS

Year-end deposits were as follows:

                                            2001            2000
                                        -----------     -----------
            Noninterest-bearing
              demand deposits           $   662,446     $   870,734
            NOW accounts                  5,816,704       4,940,258
            Money market accounts         1,713,300       1,562,590
            Savings accounts             19,353,977      18,888,875
            Certificates of deposit      63,794,774      66,794,484
                                        -----------     -----------

                                        $91,341,201     $93,056,941
                                        ===========     ===========

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 7 - DEPOSITS (Continued)

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $5,323,000 and $6,312,000 at June 30, 2001 and 2000, respectively.
Deposits more than $100,000 are not insured by the FDIC.

The scheduled maturities of certificates of deposit as of June 30, 2001 were as follows:

                  Year ended June 30,
                         2002                             $    33,213,067
                         2003                                  18,233,991
                         2004                                   8,194,502
                         2005                                   1,581,103
                         2006                                   2,572,111
                                                          ---------------

                                                          $    63,794,774
                                                          ===============



NOTE 8 - BORROWED FUNDS

At June 30, 2001, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 2001 and 2000.

As a member of the FHLB system, the Association has the ability to obtain borrowings up to a maximum total of $27,944,000, including the cash management line of credit. However, the Association can obtain advances up to the lower of 50% of the Association's total assets or 80% of the Association's pledgable residential mortgage loan portfolio by purchasing more FHLB stock. Advances from the Federal Home Loan Bank at year-end were as follows:


                                                                      2001               2000
                                                                      ----               ----
        7.15% fixed-rate advance, due May 2, 2001                $         --       $  2,500,000
        7.41% fixed-rate advance, due May 15, 2001                         --          2,000,000
        7.40% fixed-rate advance, due May 2, 2002                   2,500,000          2,500,000
        6.13% fixed-rate advance, due June 25, 2008                 7,000,000          7,000,000
        6.00% convertible advance, fixed-rate until June 2004,
          due June 11, 2009                                         5,000,000          5,000,000
        6.27% convertible advance, fixed-rate until
          September 2003, due September 8, 2010                     5,000,000                 --
        5.30% select pay mortgage-matched advance, final
          maturity May 1, 2011                                      1,974,596                 --
        5.35% select pay mortgage-matched advance, final
          maturity July 1, 2011                                     4,000,000                 --
                                                                 ------------       ------------

                                                                 $ 25,474,596       $ 19,000,000
                                                                 ============       ============

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 8 - BORROWED FUNDS (Continued)

The interest rates on the convertible advances are fixed for a specified number of years, then convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The select pay mortgage-matched advances require monthly principal and interest payments and annual additional principal payments.

The maximum month-end balance of advances outstanding was $26,500,000 in 2001 and $19,800,000 in 2000. Average balances of borrowings outstanding during 2001 and 2000 were $23,477,000 and $17,603,000. Advances under the borrowing agreements are collateralized by a blanket pledge of the Association's residential mortgage loan portfolio and its FHLB stock.

Maturities of FHLB advances for the next fives years and thereafter were:

                    Year ended June 30,
                            2002                     $   3,518,782
                            2003                           895,497
                            2004                           785,627
                            2005                           687,777
                            2006                           600,692
                         Thereafter                     18,986,221
                                                     -------------

                                                     $  25,474,596
                                                     =============



NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $26,586, $25,172 and $15,951 for the years ended June 30, 2001, 2000 and 1999.


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

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

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

ESOP compensation expense was $115,914, $146,861 and $243,925 for the years ended June 30, 2001, 2000 and 1999.

Year-end ESOP shares were as follows:

                                                  2001         2000
                                               --------     --------

           Allocated shares                      68,056       53,966
           Unreleased shares                    100,774      114,864
                                               --------     --------

                    Total ESOP shares           168,830      168,830
                                               ========     ========

           Fair value of unreleased shares     $957,353     $976,344
                                               ========     ========


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

A summary of the activity in the plan was as follows:


                                                           2001                       2000                      1999
                                                           ----                       ----                      ----
                                                                Weighted                   Weighted                 Weighted
                                                                Average                    Average                  Average
                                                                Exercise                   Exercise                 Exercise
                                                  Shares          Price       Shares        Price       Shares       Price
                                                  ------            -----     ------        -----       ------       -----
          Outstanding at beginning of year         140,824    $    16.03      141,824     $   16.03     142,824    $   16.03
          Granted                                       --            --           --            --          --           --
          Exercised                                     --            --           --            --          --           --
          Forfeited                                     --            --       (1,000)        16.01      (1,000)       16.01
                                                   -------    ----------      -------     ---------     -------    ---------
          Outstanding at end of year               140,824    $    16.03      140,824     $   16.03     141,824    $   16.03
                                                   =======    ==========      =======     =========     =======    =========

          Options exercisable at year-end           84,494    $    16.03       56,330     $   16.03      28,365    $   16.03
          Remaining shares available
            for grant                               37,714                     37,714                    36,714

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Options outstanding at year-end were as follows:

                                                                             Weighted Average
                                                                                Remaining
                  Exercise                              Number                 Contractual                 Number
                  Prices                             Outstanding                   Life                 Exercisable
                  ------                             -----------                   ----                 -----------
                  $16.01                                139,579                   6.89 yrs                  83,747
                  $18.75                                  1,245                   6.95 yrs                     747
                                                       --------                   --------                 -------

                  Outstanding at year-end               140,824                   6.89 yrs                  84,494
                                                        =======                   ========                 =======

The fair value of options granted in 1998 was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 5.44%, expected life of 10 years, expected volatility of stock price of 32.65% and expected dividend rate of 1.47%. Based on these assumptions, the estimated fair value per share of options granted in 1998 was $8.89.

The following pro forma information presents net income and earnings per share for 2001, 2000 and 1999 had Statement of Financial Accounting Standards No. 123 fair value method been used to measure compensation cost for stock options granted. No compensation expense was recognized for the year ended June 30, 2001, 2000 and 1999.

                                                                  2001              2000              1999
                                                                  ----              ----              ----
                  Net income as reported                      $  740,054       $   635,598      $    510,376
                  Pro forma net income                           528,518           425,988           297,210
                  Basic earnings per share as reported               .52               .43               .32
                  Pro forma basic earnings per share                 .37               .29               .19
                  Diluted earnings per share as reported             .52               .43               .32
                  Pro forma diluted earnings per share               .37               .29               .19


NOTE 12 - MANAGEMENT RECOGNITION PLAN

A Management Recognition Plan ("MRP") was adopted by the Board of Directors and approved by the shareholders of the Corporation on May 22, 1998 to purchase 71,415 common shares. The MRP is used as a means of providing directors and certain key employees of the Corporation with an ownership interest in the Corporation in a manner designed to compensate such directors and key employees for services to the Corporation.

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares is earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 2001, 34,276 shares have vested. In the event of the death or disability of a participant or a change in control of the Corporation, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 2001, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. For the years ended June 30, 2001, 2000 and 1999, compensation expense totaled $190,649, $190,649 and $186,601.

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



                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

At June 30, 2001 and 2000, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2001 and 2000. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

At year-end 2001 and 2000, the Association's actual capital levels and minimum required levels were:


                                                                                                     Minimum Required
                                                                                                       To Be Well
                                                                          Minimum Required          Capitalized Under
                                                                             For Capital            Prompt Corrective-
                                                      Actual              Adequacy Purposes        Action Regulations
                                                --------------------     --------------------      --------------------
                                                Amount         Ratio     Amount         Ratio      Amount        Ratio
                                                ------         -----     ------         -----      ------        -----
                                                                        (Dollars in thousands)
2001
----
Total capital (to risk-weighted assets) ...     $13,934         15.6%    $7,168          8.0%      $8,961         10.0%
Tier 1 (core) capital (to risk-weighted
  assets) .................................      13,277         14.8      3,584          4.0        5,376          6.0
Tier 1 (core) capital (to adjusted
  total assets) ...........................      13,277          9.9      5,374          4.0        6,718          5.0
Tangible capital (to adjusted total assets)      13,277          9.9      2,015          1.5          N/A

2000
----
Total capital (to risk-weighted assets) ...     $14,773         17.2%    $6,858          8.0%      $8,572         10.0%
Tier 1 (core) capital (to risk-weighted
  assets) .................................      14,183         16.5      3,429          4.0        5,143          6.0
Tier 1 (core) capital (to adjusted
  total assets) ...........................      14,183         10.9      5,183          4.0        6,479          5.0
Tangible capital (to adjusted total assets)      14,183         10.9      1,944          1.5          N/A



                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 13 - REGULATORY MATTERS (Continued)

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Association must convert to a commercial bank charter. Management believes the Association satisfies this test.

When the Association converted from a mutual to a stock institution, a "liquidation account" was established at $9,307,000, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Association liquidated. Dividends may not reduce shareholders' equity below the required liquidation account balance.

OTS regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At year-end 2001, no amount is available to pay dividends to the holding company without prior approval from the OTS.


NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                              2001                                    2000
                                                              ---                                     ----
                                                    Fixed              Variable             Fixed            Variable
                                                    Rate                 Rate               Rate               Rate
                                                    ----                 ----               ----               ----
                  Residential real estate      $    412,000      $      113,000       $     15,000       $      879,000
                  Commercial real estate                 --             600,000                 --                   --
                  Interest rates                  7.00-7.25%          7.00-7.50%              9.00%           8.25-9.50%

Commitments to make loans are generally made for a period of 30 days or less. Maturities for fixed-rate loan commitments range from 10 years to 20 years.

The Corporation also had unused lines of credit approximating $2,539,000 and $2,200,000 at year-end 2001 and 2000.

At June 30, 2001 and 2000, the Association was required to have $698,000 and $419,000 on deposit with its correspondent banks as a compensating clearing requirement.

                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

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


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                                        2001                                  2000
                                                        ----                                  ----
                                                              Estimated                             Estimated
                                              Carrying          Fair            Carrying              Fair
                                               Value            Value             Value               Value
                                               -----            -----             -----               -----
Financial assets:
         Cash and cash equivalents ...     $  6,350,895      $  6,351,000      $  2,205,993     $   2,206,000
         Securities available for sale        3,001,715         3,002,000         8,446,681         8,447,000
         Federal Home Loan Bank stock         1,397,000         1,397,000         1,023,000         1,023,000
         Loans, net ..................      120,481,894       120,362,408       114,649,700       111,633,000
         Accrued interest receivable .          921,864           922,000           893,569           894,000

Financial liabilities:
         Deposits ....................      (91,341,201)      (93,162,000)      (93,056,941)      (92,484,000)
         Borrowed funds ..............      (25,474,596)      (25,217,000)      (19,000,000)      (17,736,000)
         Accrued interest payable ....          (50,259)          (50,000)          (34,682)          (35,000)



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



                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 16 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators used in the computation of the basic earnings per common share and diluted earnings per common share is presented below:


                                                             2001             2000            1999
                                                         -----------      -----------      -----------
Basic Earnings Per Common Share
         Numerator
              Net income ...........................     $   740,054      $   635,598      $   510,376
                                                         ===========      ===========      ===========
         Denominator
              Weighted average common shares
                outstanding ........................       1,550,747        1,635,106        1,777,192
              Less:  Average unallocated ESOP shares        (107,819)        (122,208)        (137,176)
              Less:  Average nonvested MRP shares ..         (27,609)         (39,037)         (50,463)
                                                         -----------      -----------      -----------
              Weighted average common shares
                outstanding for basic earnings per
                common share .......................       1,415,319        1,473,861        1,589,553
                                                         ===========      ===========      ===========

         Basic earnings per common share ...........     $       .52      $       .43      $       .32
                                                         ===========      ===========      ===========

Diluted Earnings Per Common Share
         Numerator
              Net income ...........................     $   740,054      $   635,598      $   510,376
                                                         ===========      ===========      ===========
         Denominator
              Weighted average common shares
                outstanding for basic earnings per
                common share .......................       1,415,319        1,473,861        1,589,553
              Add:  Dilutive effects of average
                nonvested MRP shares ...............            --               --               --
              Add:  Dilutive effects of assumed
                exercises of stock options .........            --               --               --
                                                         -----------      -----------      -----------
              Weighted average common shares
                and dilutive potential common
                shares outstanding .................       1,415,319        1,473,861        1,589,553
                                                         ===========      ===========      ===========

         Diluted earnings per common share .........     $       .52      $       .43      $       .32
                                                         ===========      ===========      ===========


Stock options granted did not have a dilutive effect on EPS for the years ended June 30, 2001, 2000 and 1999, as the exercise price of outstanding options was greater than the average market price for the period. As of June 30, 2001, 2000 and 1999, there were 140,824, 140,824 and 141,824 options outstanding that were not dilutive. Unearned MRP shares did not have a dilutive effect on EPS for the year ended June 30, 2001, 2000 and 1999, as the fair value of MRP shares on the date of grant was greater than the average market price for the period.

                                   (Continued)
                                                                            F-43

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:


                                                    2001          2000          1999
                                                 ---------      ---------      --------
Unrealized holding gains and (losses) on
  available-for-sale securities ............     $ 297,619      $(142,125)     $(85,724)
Reclassification adjustments for (gains) and
  losses later recognized in income ........       (98,912)        15,781          --
                                                 ---------      ---------      --------
Net unrealized gains and losses ............       198,707       (126,344)      (85,724)
Tax effect .................................       (67,561)        42,957        29,147
                                                 ---------      ---------      --------

Other comprehensive income (loss) ..........     $ 131,146      $ (83,387)     $(56,577)
                                                 =========      =========      ========


NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following is condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 2001 and 2000, and for the periods ended June 30, 2001, 2000 and 1999:

                                   CONDENSED BALANCE SHEETS
                                    June 30, 2001 and 2000

                                                                     2001            2000
                                                                     ----            ----
Assets
         Cash and cash equivalents .........................     $ 2,951,700     $ 1,975,217
         Investment in subsidiary ..........................      13,279,448      14,054,239
         Loans receivable from ESOP ........................         918,193       1,020,214
         Other assets ......................................             272            --
                                                                 -----------     -----------


                  Total assets .............................     $17,149,613     $17,049,670
                                                                 ===========     ===========

Liabilities
         Other liabilities $ ...............................            --       $    89,872

         Shareholders' Equity ..............................      17,149,613      16,959,798
                                                                 -----------     -----------

                  Total liabilities and shareholders' equity     $17,149,613     $17,049,670
                                                                 ===========     ===========


                                   (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                                           CONDENSED STATEMENTS OF INCOME

                                                              2001             2000             1999
                                                          -----------      -----------      -----------
Income:
       Dividend income from subsidiary ..............     $ 2,000,000      $      --        $ 5,250,000
       Interest on loans ............................          71,166           78,497           85,399
                                                          -----------      -----------      -----------
                                                            2,071,166           78,497        5,335,399
Other expenses ......................................          91,515          112,955          122,303
                                                          -----------      -----------      -----------
Income (loss) before taxes and undistributed earnings
  of subsidiary .....................................       1,979,651          (34,458)       5,213,096
Income tax benefit ..................................          (8,510)         (13,307)         (12,548)
                                                          -----------      -----------      -----------
Income (loss) before undistributed earnings
  of subsidiary .....................................       1,988,161          (21,151)       5,225,644
Equity in undistributed earnings of subsidiary
  (distributions in excess of earnings) .............      (1,248,107)         656,749       (4,715,268)
                                                          -----------      -----------      -----------

       Net income ...................................     $   740,054      $   635,598      $   510,376
                                                          ===========      ===========      ===========


                                           CONDENSED STATEMENTS OF CASH FLOWS

                                                              2001            2000             1999
                                                          -----------      -----------      -----------
Cash flows from operating activities
Net income ..........................................     $   740,054      $   635,598      $   510,376
Adjustments to reconcile net income to cash
  provided by operations:
       (Equity in undistributed income of subsidiary)
         distributions in excess of earnings ........       1,248,107         (656,749)       4,715,268
       Net change in other assets and liabilities ...         (90,143)          68,592           34,365
                                                          -----------      -----------      -----------
              Net cash from operating activities ....       1,898,018           47,441        5,260,009

Cash flows from investing activities
Proceeds from loan principal repayments .............         102,021          102,022          102,021
                                                          -----------      -----------      -----------
              Net cash from investing activities ....         102,021          102,022          102,021

Cash flows from financing activities
Purchase of treasury shares .........................        (542,345)        (869,896)      (2,719,692)
57,128 shares contributed to MRP from treasury ......            --               --            953,293
Cash dividends paid .................................        (445,603)        (422,244)        (448,432)
Dividends on unallocated ESOP shares ................         (35,608)         (36,274)         (40,404)
                                                          -----------      -----------      -----------
              Net cash from financing activities ....      (1,023,556)      (1,328,414)      (2,255,235)
                                                          -----------      -----------      -----------

Net change in cash and cash equivalents .............         976,483       (1,178,951)       3,106,795
Cash and cash equivalents at beginning of year ......       1,975,217        3,154,168           47,373
                                                          -----------      -----------      -----------

Cash at end of year .................................     $ 2,951,700      $ 1,975,217      $ 3,154,168
                                                          ===========      ===========      ===========

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION
                             -----------------------


ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 12, 2001 at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.


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
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129


ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2001, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

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

Harry N. Faulkner
            Partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA

James W. Kerber
            Owner of James W. Kerber CPA, a private practice accounting firm






Officers of the Corporation and the Association:
-----------------------------------------------

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer



Special Counsel                                    Independent Auditors
---------------                                    --------------------

Katten Muchin Zavis                                Crowe, Chizek and Company LLP
1025 Thomas Jefferson Street, N.W.                 One Columbus
East Lobby, Suite 700                              10 West Broad Street
Washington, D.C. 20007-5201                        Columbus, Ohio  43215