Form 10KSB, Exhibit 13
period 2002-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2002-09-30
CIK 1031340

EXHIBIT 13

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2002



--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2002




                                    CONTENTS




TO OUR SHAREHOLDERS......................................................   F-2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION.........................   F-4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS........................................   F-4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA.........................................................   F-6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS....................................   F-8

REPORT OF INDEPENDENT AUDITORS ..........................................  F-21

CONSOLIDATED FINANCIAL STATEMENTS

           Consolidated Balance Sheets ..................................  F-22

           Consolidated Statements of Income ............................  F-23

           Consolidated Statements of Changes in Shareholders' Equity ...  F-24

           Consolidated Statements of Cash Flows ........................  F-27

           Notes To Consolidated Financial Statements ...................  F-29

SHAREHOLDER INFORMATION..................................................  F-48

CORPORATE INFORMATION....................................................  F-49

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


MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,459,147 common shares outstanding on August 31, 2002, held of record by 834 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. and cash dividends paid by quarter are shown below.


                            September 30,    December 31,      March 31,        June 30,
                                2001            2001             2002             2002
                                ----            ----             ----             ----

         High               $   10.30        $   10.65        $   11.25        $   12.20
         Low                     9.50             9.57            10.40            10.95
         Cash Dividends           .08              .09              .09              .09

                            September 30,    December 31,       March 31,        June 30,
                                2000            2000              2001             2001
                                ----            ----              ----             ----
         High                $   8.50        $    8.00        $    9.00        $    9.83
         Low                     6.88             7.25             8.00             8.63
         Cash Dividends           .07              .08              .08              .08

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


A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS. At year-end 2002, no amount is available to pay dividends from the Association to Peoples without prior approval from the OTS.

SELECTED CONSOLIDATED FINANCIAL
  INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of and other data regarding the Corporation at the dates and for the periods indicated.


Selected Financial Condition                                     At June 30,
  and Other Data:                           2002        2001        2000        1999         1998
                                            ----        ----        ----        ----         ----
                                                              (In thousands)
Total amount of:
         Assets                           $134,854    $134,304    $129,287    $116,882    $105,903
         Time deposits in other
           financial institutions               --          --          --         400         100
         Securities available for sale       3,526       3,002       8,447       7,858       4,016
         FHLB stock                          1,475       1,397       1,023         908         847
         Loans, net (1)                    121,225     120,482     114,650     102,803      94,053
         Deposits                           94,787      91,341      93,057      84,310      79,054
         Borrowed funds                     22,456      25,475      19,000      14,800       7,000
         Shareholders' equity               17,194      17,150      16,960      17,362      19,626


                                                               Year ended June 30,
                                            -------------------------------------------------------
Selected Operations Data:                     2002       2001        2000       1999         1998
-------------------------                     ----       ----        ----       ----         ----
                                                                (In thousands)

       Interest income                      $ 9,667     $10,130     $ 9,170     $ 8,117     $ 8,067
       Interest expense                       5,579       6,266       5,376       4,353       3,944
                                            -------     -------     -------     -------     -------
       Net interest income                    4,088       3,864       3,794       3,764       4,123
       Provision for loan losses                 52          73          61         104          41
                                            -------     -------     -------     -------     -------
       Net interest income after
         provision for loan losses            4,036       3,791       3,733       3,660       4,082
       Noninterest income                       130         204          68          77          63
       Noninterest expense                    3,066       2,837       2,787       2,873       2,205
                                            -------     -------     -------     -------     -------
       Income before income taxes             1,100       1,158       1,014         864       1,940
       Income tax expense                       393         418         378         354         707
                                            -------     -------     -------     -------     -------
       Net income                           $   707     $   740     $   636     $   510     $ 1,233
                                            =======     =======     =======     =======     =======

       Earnings per common
         share - basic                      $   .51     $   .52     $   .43     $   .32     $   .74
                                            =======     =======     =======     =======     =======
       Earnings per common
         share - diluted                    $   .51     $   .52     $   .43     $   .32     $   .74
                                            =======     =======     =======     =======     =======
       Dividends declared per share (2)     $   .35     $   .31     $   .28     $   .28     $  4.26
                                            =======     =======     =======     =======     =======




Selected Financial Ratios and Other Data:
-----------------------------------------

Performance Ratios:                                   2002         2001          2000          1999         1998
                                                      ----         ----          ----          ----         ----
         Return on assets (ratio of net
           income to average total assets)            0.52%        0.56%         0.51%         0.47%         1.17%
         Return on equity (ratio of net
           income to average equity)                  4.15         4.33          3.70          2.73          4.77
         Dividend payout ratio (2)(7)                68.63        59.62         65.12         87.50        575.68
         Interest rate spread (3)                     2.57         2.38          2.53          2.82          2.78
         Net interest margin (4)                      3.09         3.01          3.14          3.58          4.01
         Ratio of operating expense to
           average total assets                       2.25         2.15          2.23          2.65          2.10
         Ratio of average interest-earning
           assets to average interest-bearing
           liabilities                                1.12x       1.13x         1.14x         1.18x          1.32x
Quality Ratios:
         Nonperforming assets to total
           assets at end of period (5)                0.79%        0.94%         0.81%         0.65%         0.91%
         Allowance for loan losses to
           nonperforming loans                       66.12        52.32         56.59         70.03         44.41
         Allowance for loan losses to
           gross loans (6)                            0.57         0.53          0.50          0.50          0.44
Capital Ratios:
         Shareholders' equity to total
           assets at end of period                   12.75        12.77         13.12         14.85         18.53
         Average equity to average assets            12.49        12.92         13.77         17.24         24.59
Other Data:
         Number of full service offices                  4            4             3             3             1


(1) Loans are shown net of net deferred loan fees, loans in process and the allowance for loan losses.
(2) The dividends for 1998 include a $4.00 per share special dividend of which $3.99 was a return of capital distribution.
(3) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets.
(5) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(6)  Gross loans are stated at unpaid principal balances.
(7)  Dividends declared per share divided by basic earnings per common share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2002, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna, and Jackson Center, Ohio. The Corporation's primary deposits products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.


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


Comparison of Financial Condition at June 30, 2002 and June 30, 2001

Total assets at June 30, 2002 were $134.9 million compared to $134.3 million at June 30, 2001, an increase of $550,000, or 0.41%. The increase in total assets was primarily due to an increase in loans and securities, funded by an increase in deposits and a decline in cash and cash equivalents.

Cash and cash equivalents decreased from $6.4 million at June 30, 2001 to $5.6 million at June 30, 2002 primarily due to the purchase of additional securities and loan funding.

The securities portfolio, which is classified as available for sale, increased $524,000 from June 30, 2001 to June 30, 2002. The Corporation had nominal activity in its securities portfolio during 2002, except for the calls of three government agency securities, which were replaced with three securities of the same type.

Federal Home Loan Bank stock increased from $1.4 million at June 30, 2001 to $1.5 million at June 30, 2002 due to stock dividends received during the period.

Loans increased $743,000 from $120.5 million at June 30, 2001 to $121.2 million at June 30, 2002. The Corporation had increases in multi-family residential and construction loans offset by a decrease in 1-4 family residential mortgage loans. The increase in multi-family and construction loans is reflective of attractive loan rates and products compared to local competition. The Corporation's 1-4 family residential mortgage loans decreased $710,000 as of June 30, 2002 compared to June 30, 2001 as a result of intensified refinancing caused by decreasing interest rates. Non-mortgage loans, comprised of consumer and commercial loans, remained stable and represented a small portion of the entire loan portfolio with 6.7% of gross loans at June 30, 2002 and 2001.

Premises and equipment increased $52,000 from $1,977,000 at June 30, 2001 to $2,029,000 at June 30, 2002. The increase resulted from regular fixed asset purchases in the course of business.

Total deposits increased $3.5 million from $91.3 million at June 30, 2001 to $94.8 million at June 30, 2002. The increase was primarily in money market and savings accounts. The overall growth in deposits has occurred despite the dramatic decline in interest rates. Continuing volatility in the stock market has prompted some investors to seek financial institution deposit products. Customers seeking more liquidity in the current low interest rate environment have shifted their funds into transaction accounts. Certificates of deposit decreased $3.3 million from $63.8 million at June 30, 2001 to $60.5 million at June 30, 2002 primarily due to maturities of 15-month certificates, which were not renewed due to a decrease in interest rates.

Borrowed funds totaled $22.5 million at June 30, 2002 and $25.5 million at June 30, 2001. The decrease resulted from a repayment of an advance maturing in May 2002 as well as regular scheduled payments on the select-payment mortgage matched advances. See Note 8 to the consolidated financial statements for the detail of all the Corporation's FHLB advances and the scheduled principal payments. Based on the FHLB stock owned by the Association at June 30, 2002, the Association had the ability to obtain borrowings up to a maximum of $29.5 million. However, the Association can obtain advances up to the lower of 50% of the Association's total assets or 80% of the Association's pledgable residential mortgage loan portfolio by purchasing more FHLB stock. Based upon the 50% of total assets limitation, management estimates the maximum borrowing capacity from the FHLB to be approximately $67.4 million at June 30, 2002 with the purchase of more FHLB stock.

Total shareholders' equity increased $45,000 from June 30, 2001 to June 30, 2002. The nominal increase is due to the continued purchase of treasury stock and paying out a substantial portion of the Corporation's 2002 earnings in dividends. Maintaining capital at the current level is part of Management's capital planning strategy.

While the current interest rate environment remains at the lowest levels in many years, Management continues to focus on interest rate spread. Loan demand has been very strong as borrowers continue to take advantage of lower fixed rate loans. On the deposit side, consumers have begun to place deposits into liquid funds, i.e. passbook and money market accounts in lieu of certificates of deposit due to the low rate environment. As the economy begins to recover and interest rates rise, Management anticipates that deposits will flow into certificates of deposit.

                                  (Continued)

Comparison of Financial Condition at June 30, 2001 and June 30, 2000

Total assets at June 30, 2001 were $134.3 million compared to $129.3 million at June 30, 2000, an increase of $5.0 million, or 3.9%. The increase in total assets was primarily due to an increase in loans, funded by an increase in borrowed funds and a decline in securities.

Cash and cash equivalents in other financial institutions increased from $2.2 million at June 30, 2000 to $6.4 million at June 30, 2001. The additional liquidity was primarily due to a $4 million FHLB mortgage-matched advance taken in June 2001.

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

Borrowed funds totaled $25.5 million at June 30, 2001 and $19.0 million at June 30, 2000. The additional borrowings were taken to fund ongoing loan demand and replace withdrawn certificates of deposit. Based on the FHLB stock owned by the Association at June 30, 2001, the Association had the ability to obtain borrowings up to a maximum of $27.9 million. However, the Association can obtain advances up to the lower of 50% of the Association's total assets or 80% of the Association's pledgable residential

                                  (Continued)
mortgage loan portfolio by purchasing more FHLB stock. Based upon the 50% of total assets limitation, management estimates the maximum borrowing capacity from the FHLB to be approximately $67.2 million at June 30, 2001.

Total shareholders' equity increased $0.2 million from $17.0 million at June 30, 2000 to $17.2 million at June 30, 2001. The nominal increase is due to the purchase of treasury stock and paying out a substantial portion of the Corporation's 2001 earnings in dividends. Maintaining capital at the current level is part of Management's capital planning strategy.

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


Comparison of Results of Operations for the Year Ended June 30, 2002 and June 30, 2001

Net Income. The Corporation earned net income of $707,000 for the year ended June 30, 2002 compared to net income of $740,000 for the year ended June 30, 2001. The decrease in net income was primarily due to an increase in noninterest expense and a decrease in noninterest income, partially offset by an increase in net interest income.

Net Interest Income. Net interest income totaled $4,088,000 for the year ended June 30, 2002 compared to $3,864,000 for the year ended June 30, 2001, an increase of $224,000, or 5.8%. The increase was the result of an increase in the volume of interest-earning assets combined with a decrease in the cost of funds.

Interest and fees on loans decreased $216,000, or 2.3%, from $9,489,000 for the year ended June 30, 2001 to $9,273,000 for the year ended June 30, 2002. The decrease in interest income was due to lower interest rates on interest-earning assets partially offset by an increase in average loans receivable during the year. The yield earned on loans decreased from 8.04% for 2001 to 7.70% for 2002 due to the decreasing interest rate environment that occurred during fiscal 2002.

Interest earned on securities totaled $216,000 for the year ended June 30, 2002 compared to $457,000 for the year ended June 30, 2001. Interest on interest-bearing demand, time and overnight deposits with other financial institutions increased to $100,000 for the year ended June 30, 2002 compared to $91,000 for the year ended June 30, 2001. The decrease in interest on securities was the result of lower average balance of securities combined with lower yield earned on securities. The increase in interest earned on deposits with other financial institutions was primarily the result of higher average balances of those funds partially offset by a decrease in the average yield earned on such investments.

Dividends on FHLB stock decreased over the comparable period due to a decrease in amounts paid by FHLB.

                                  (Continued)

Interest paid on deposits decreased $682,000 for the year ended June 30, 2002 compared to the year ended June 30, 2001. Deposits were higher at June 30, 2002 than the June 30, 2001 total and the average balance of interest-bearing deposits increased from 2001 to 2002. On the other hand, the average cost of deposits decreased from 5.27% for the year ended June 30, 2001 to 4.38% for the year ended June 30, 2002, resulting in the decrease in deposit interest expense.

Interest paid on borrowed funds remained stable at $1.5 million for the year ended June 30, 2002 and 2001. Although the average balance of borrowings was higher during 2002 than the 2001 average, the expense remained almost unchanged due to lower average cost of borrowed funds resulting from lower interest rate environment that occurred for fiscal 2002. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.


In the months ahead, Management will continue to focus on overall cost of funds and overall loan yields. As the economy recovers and interest rates begin to rise, we understandably will see a shift from liquid savings deposits into longer term certificates of deposit bearing higher rates. In addition, a variety of lending programs will be offered to meet the market competition as well as maintain our interest rate spread position.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable incurred losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level that is considered adequate to absorb probable incurred losses in the loan portfolio. The amount of the provision is based on management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 2002 totaled $52,000 compared to $73,000 for the year ended June 30, 2001, a decrease of $21,000, or 28.9%. The allowance for loan losses totaled $708,000, or 0.57% of gross loans receivable and 66.12% of total nonperforming loans at June 30, 2002, compared with $661,000, or 0.53% of gross loans receivable and 52.32% of total nonperforming loans at June 30, 2001. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of available-for-sale securities, totaled $131,000 for the year ended June 30, 2002 compared to $204,000 for the year ended June 30, 2001. Although the Corporation had higher income from service charges on NOW accounts due to the increase in the number of accounts, total noninterest income decreased due to absence of gain on sale of available-for-sale securities in 2002 as compared with 2001.

Noninterest expense. Noninterest expense totaled $3,066,000 for the year ended June 30, 2002 compared to $2,837,000 for the year ended June 30, 2001, an increase of $229,000, or 8.10%. The increase is primarily related to higher compensation and benefits, occupancy and equipment and computer processing expense.

                                  (Continued)

Compensation and benefits expense increased $97,000, or 6.26% due to an increase in the number of personnel related to the opening of the Sidney branch in the new Super Wal-Mart store in June 2001, normal annual salary adjustments, increased hospitalization premiums and higher expense associated with the Corporation's ESOP. ESOP expense was higher in 2002 due to the Corporation's higher average stock price during the period. Occupancy and equipment and computer processing expense increased due to the overall growth of the Corporation and the costs associated with the opening of the Sidney branch in the new Super Wal-Mart store.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $393,000 for the year ended June 30, 2002 compared to $418,000 for the year ended June 30, 2001, a decrease of $25,000, or 5.83%. The effective tax rates were 35.7% and 36.1% for the years ended June 30, 2002 and 2001, respectively. The decrease in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their relative tax impact resulting from lower pretax earnings, combined with the Corporation's higher average stock price in fiscal 2002.


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

Interest and fees on loans increased $1,041,000 or 12.3%, from $8,448,000 for the year ended June 30, 2000 to $9,489,000 for the year ended June 30, 2001. The increase in interest income was due to higher average loans receivable, related primarily to the origination of new one- to four-family residential, consumer and commercial loans and increase in the overall yield of the loan portfolio. The yield earned on loans increased from 7.75% for 2000 to 8.04% for 2001.

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

During the last part of fiscal 2001, short-term interest rates declined 275 basis points. However, the impact on the Corporation was not evident until fiscal 2002 when its interest-earning assets and interest-bearing liabilities repriced at current rates.

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 2001 totaled $73,000 compared to $61,000 for the year ended June 30, 2000, and increase of $12,000, or 19.6%. The allowance for loan losses totaled $661,000, or 0.53% of gross loans receivable and 52.3% of total nonperforming loans at June 30, 2001, compared with $591,000, or 0.50% of gross loans receivable and 56.6% of total nonperforming loans at June 30, 2000.

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

Noninterest expense. Noninterest expense totaled $2,837,000 for the year ended June 30, 2001 compared to $2,787,000 for the year ended June 30, 2000, an increase of $50,000, or 1.8%. The increase is primarily related to higher compensation and benefits; occupancy and equipment; and computer processing expense partially offset by lower Director fees and state franchise taxes.

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

                                                                        Year ended June 30,
                               ---------------------------------------------------------------------------------------------------
                                               2002                             2001                            2000
                               -------------------------------   ------------------------------  ---------------------------------
                                 Average     Interest              Average    Interest             Average    Interest
                               outstanding    earned/   Yield/   outstanding   earned/   Yield/  outstanding   earned/     Yield/
                                 balance       paid      rate      balance      paid      rate     balance      paid        rate
                                 -------       ----      ----      -------      ----      ----     -------      ----        ----
                                                                       (Dollars in thousands)
ASSETS:
Interest-earning assets:
     Interest-earning
       deposits                 $  6,562    $    100     1.53%    $  2,425    $    91      3.74%   $  2,203    $   78       3.53%
     Securities available
       for sale (1)                3,845         216     5.65        6,605        457      6.88       8,344       577       6.76
     Loans (2)                   120,487       9,273     7.70      117,990      9,489      8.04     109,030     8,448       7.75
     FHLB stock                    1,430          78     5.43        1,262         93      7.34         942        67       7.16
                                 -------       -----               -------     ------               -------     -----
         Total interest-
           earning assets        132,324       9,667     7.31      128,282     10,130      7.89     120,519     9,170       7.60
                                 -------       -----               -------     ------               -------     -----

Noninterest-earning
  assets:
     Cash and due from
       banks                       1,026                               923                            1,257
     Premises and
       equipment, net              2,092                             1,887                            1,947
     Accrued interest and
       other assets                1,046                             1,152                            1,006
                                --------                          --------                         --------

         Total noninterest-
           earning assets          4,164                             3,962                            4,210
                                --------                          --------                         --------

Total assets                    $136,488                          $132,244                         $124,729
                                ========                          ========                         ========

                                                                        Year ended June 30,
                               ---------------------------------------------------------------------------------------------------
                                               2002                             2001                            2000
                               -------------------------------   ------------------------------  ---------------------------------
                                 Average     Interest              Average    Interest             Average    Interest
                               outstanding    earned/   Yield/   outstanding   earned/   Yield/  outstanding   earned/     Yield/
                                 balance       paid      rate      balance      paid      rate     balance      paid        rate
                                 -------       ----      ----      -------      ----      ----     -------      ----        ----
                                                                       (Dollars in thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
     Savings deposits           $ 21,364    $    489     2.29%    $ 18,211     $    555    3.05%   $ 18,738    $    572     3.05%
     Demand and NOW
       deposits                    8,315         129     1.55        6,798          190    2.78       6,719         189     2.81
     Certificate accounts         63,264       3,457     5.47       65,192        4,013    6.16      63,078       3,539     5.61
                                 -------       -----               -------        -----             -------       -----
     Total deposits               92,943       4,075     4.38       90,201        4,758    5.27      88,535       4,300     4.86
     Borrowed funds               24,836       1,504     6.05       23,477        1,508    6.42      17,603       1,076     6.11
                                 -------       -----               -------        -----             -------       -----
         Total interest-
          bearing liabilities    117,779       5,579     4.74      113,678        6,266    5.51     106,138       5,376     5.07
                                 -------       -----               -------        -----             -------       -----

Noninterest-bearing
  liabilities
     Demand deposits                 825                               647                              691
     Accrued interest
       payable and other
       liabilities                   834                               830                              722
                                     ---                               ---                              ---
         Total noninterest-
           bearing
           liabilities             1,659                             1,477                            1,413
                                   -----                             -----                            -----

Total liabilities                119,438                           115,155                          107,551

Total shareholders'
  equity                          17,050                            17,089                           17,178
                                  ------                            ------                           ------

Total liabilities and
  shareholders'
  equity                        $136,488                          $132,244                         $124,729
                                ========                          ========                         ========

Net interest income;
  interest rate
  spread (3)                                $  4,088     2.57%                 $  3,864    2.38%               $  3,794     2.53%
                                            ========     ====                  ========    ====                ========     ====

Net earning assets              $ 14,545                          $ 14,604                         $ 14,381
                                ========                          ========                         ========
Net interest margin (4)                                  3.09%                             3.01%                            3.14%
                                                         ====                              ====                             ====
Average interest-earning
  assets to interest-
  bearing liabilities               1.12x                             1.13x                            1.14x
                                ========                          ========                         ========


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

                                                                                       Year ended June 30,
                                                           ------------------------------------------------------------------------
                                                                          2002 vs. 2001                     2001 vs. 2000
                                                           ---------------------------------      ---------------------------------
                                                                 Increase                               Increase
                                                                (decrease)                             (decrease)
                                                                  due to                                 due to
                                                           -------------------                    -------------------
                                                            Volume        Rate        Total        Volume       Rate         Total
                                                            ------        ----        -----        ------       ----         -----
                                                                                         (In thousands)
Interest income attributable to:
         Interest-earning deposits                         $    86      $   (77)     $     9      $     8      $    5      $    13
         Securities available for sale                        (170)         (71)        (241)        (130)         10         (120)
         Loans receivable                                      198         (414)        (216)         712         329        1,041
         FHLB stock                                             11          (26)         (15)          24           2           26
                                                           -------      -------      -------      -------      ------      -------
                  Total interest-earning assets            $   125      $  (588)     $  (463)     $   614      $  346      $   960
                                                           =======      =======      =======      =======      ======      =======

Interest expense attributable to:
         Savings deposits                                  $    86      $  (152)     $   (66)     $   (16)     $   (1)         (17)
         Demand and NOW deposits                                36          (97)         (61)           2          (1)           1
         Certificates accounts                                (116)        (440)        (556)         122         352          474
         Borrowed funds                                         85          (89)          (4)         375          57          432
                                                           -------      -------      -------      -------      ------      -------
                  Total interest-bearing liabilities       $    91      $  (778)        (687)     $   483      $  407          890
                                                           =======      =======      =======      =======      ======      =======

Net interest income                                                                  $   224                               $    70
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

                                  (Continued)

At March 31, 2002, the most recent date with available data, 2% of the present value of the Association's assets was $2,797,000. Because the interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $677,000 at March 31, 2002, the Association would not have been required to make additional deductions from its capital in determining whether the Association met its risk-based capital requirement.


Presented below, as of March 31, 2002, is an analysis of the Association's interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the new Thrift Bulletin 13a reporting requirements and the new target limits set by the Association. As illustrated in the table, the Association is more sensitive to declining rates than increasing rates. This is primarily the result of decreases in short-term interest rates by 2% since July 2001. The decrease in interest rates to current levels is being monitored by the Board of Directors and management and is being viewed as an opportunity to lengthen maturities of Federal Home Loan Bank advances at lower interest rates. These advances may be used to match the origination of new fixed-rate mortgages. Management is continuing efforts to lengthen maturities of deposit liabilities and to lower the overall cost of funds through reduced interest rates as the market permits. The greatest interest rates sensitivity this quarter is 96 basis points if interest rates are down 200 basis points for a net portfolio value of 14.38%. This is significantly less than the same quarter last year when they were 353 basis points if interest rates were down 200 basis points for a net portfolio value of 7.67%. This change is primarily the result of changes in the prepayment rate tables used by our processor, IPS Sendero and the non-maturity deposit accounts being valued at FHLB rates instead of being carried at book value as they had in the past. Overall falling rates are not considered to be a problem with interest rates at near historical levels. The greater risk appears to be from rising interest rates in the future.



                                                            Target Limit
                          Economic Value         NPV Ratio  Under Asset
                          --------------         ---------   Liability
      Change         Market Value  Market Value     MVE/     Management
     In Rates           Equity       Assets         MVTA       Policy
     --------           ------       ------         ----       ------
                      (Dollars in thousands)
       +400           $ 19,283     $128,269        15.03%         4%
       +300             20,288      131,427        15.44          4
       +200             20,898      134,310        15.56          6
       +100             21,256      137,074        15.51          7
       STATIC           21,452      139,819        15.34
       -100             21,382      142,241        15.03          7
       -200             20,775      144,434        14.38          6
       -300             19,272      146,054        13.19          4
       -400             16,462      147,017        11.20          4

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


                                  (Continued)

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2002, 2001 and 2000.

                                                          Year Ended June 30,
                                                    ---------------------------
                                                      2002       2001      2000
                                                      ----       ----      ----

Net income                                            $ 707     $ 740      $636
Adjustments to reconcile net income to net
  cash from operating activities                        744       352       355
                                                    -------   -------  --------
Net cash from operating activities                    1,451     1,092       991
Net cash from investing activities                   (1,628)     (718)  (12,372)
Net cash from financing activities                     (585)    3,771    11,654
                                                    -------   -------  --------
Net change in cash and cash equivalents                 762     4,145       273
Cash and cash equivalents at beginning of period      6,351     2,206     1,933
                                                    -------   -------  --------
Cash and cash equivalents at end of period          $ 5,589   $ 6,351  $  2,206
                                                    =======   =======  ========



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

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 2002 and 2001, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2002 and 2001. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 2002.

                                                                               Excess of Actual
                                                                             Capital Over Current
                              Actual capital          Current requirement         Requirement       Applicable
                              --------------          -------------------         -----------
                            Amount     Percent       Amount       Percent      Amount    Percent    Asset Total
                            ------     -------       ------       -------      ------    -------    -----------
                                                            (Dollars in thousands)
Total risk-based
  capital                 $ 15,073       17.1%      $  7,049       8.0%      $  8,024      9.1%      $ 88,109
Tier 1 risk-based
  capital                   14,365       16.3          3,524       4.0         10,841     12.3         88,109
Core capital                14,365       10.6          5,396       4.0          8,969      6.6        134,890
Tangible capital            14,365       10.6          2,023       1.5         12,342      9.1        134,890



                                  (Continued)

Impact of New Accounting Standards

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Corporation was required to adopt this Statement on July 1, 2002. The adoption of this Statement did not have an impact on the Corporation's financial statements, as it does not have any intangible assets.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which amends SFAS No. 121 by addressing business segments accounted for as a discontinued operation under Accounting Principles Board Opinion No. 30. This Statement was effective beginning July 1, 2002. The effect of this Statement on the financial position and results of operations of the Corporation was not material.

The FASB also recently issued SFAS No. 145 and SFAS No. 146. SFAS 145 covers debt extinguishments and leases, and made some minor technical corrections. Gains and losses on extinguishments of debt, always treated as an extraordinary item under a previous standard, will no longer be considered extraordinary, except under very limited conditions. If a capital lease is modified to an operating, it will be treated as a sale-leaseback instead of a new lease. SFAS No. 146 covers accounting for costs associated with exit or disposal activities, such as lease termination costs or employee severance costs. The Statement replaces Emerging Issues Task Force ("EITF") 94-3, and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. It requires these costs to be recognized when they are incurred rather than at date of commitment to an exit or disposal plan. The Corporation does not expect the adoption of these Standards to be material.

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

                                  (Continued)

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio


We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.



                                               /s/ Crowe, Chizek and Company LLP
                                               --------------------------------
                                               Crowe, Chizek and Company LLP

Columbus, Ohio
July 11, 2002


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2002 and 2001

--------------------------------------------------------------------------------


                                                                     2002             2001
                                                                     ----             ----
ASSETS
Cash and due from financial institutions                       $   1,018,337     $   1,015,400
Interest-bearing deposits in other financial institutions          3,770,677         4,335,495
Overnight deposits                                                   800,000         1,000,000
                                                                ------------      ------------
         Total cash and cash equivalents                           5,589,014         6,350,895

Securities available for sale                                      3,525,750         3,001,715
Federal Home Loan Bank stock                                       1,474,600         1,397,200
Loans, net                                                       121,224,773       120,481,894
Accrued interest receivable                                          834,744           921,864
Premises and equipment, net                                        2,028,995         1,977,435
Other assets                                                         176,432           173,398
                                                                ------------      ------------
         Total assets                                          $ 134,854,308     $ 134,304,401
                                                               =============     =============


LIABILITIES
Deposits                                                       $  94,786,623     $  91,341,201
Borrowed funds                                                    22,455,813        25,474,596
Accrued interest payable and other liabilities                       417,664           338,991
                                                                ------------      ------------
         Total liabilities                                       117,660,100       117,154,788

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized,
  none issued and outstanding                                             --                --
Common stock, $.01 par value, 3,500,000 shares authorized,
  1,785,375 shares issued                                             17,854            17,854
Additional paid-in capital                                        10,689,800        10,705,048
Retained earnings                                                 11,371,950        11,150,845
Treasury stock, 321,228 and 271,829 shares at cost                (3,703,717)       (3,178,640)
Unearned employee stock ownership plan shares                     (1,023,928)       (1,182,471)
Unearned management recognition plan shares                         (174,746)         (365,394)
Accumulated other comprehensive income                                16,995             2,371
                                                                ------------      ------------
         Total shareholders' equity                               17,194,208        17,149,613
                                                                ------------      ------------

         Total liabilities and shareholders' equity            $ 134,854,308     $ 134,304,401
                                                               =============     =============


          See accompanying notes to consolidated financial statements.


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years Ended June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


                                                                      2002            2001            2000
                                                                      ----            ----            ----
Interest income
         Loans, including fees                                     $9,273,433      $9,489,584      $8,448,175
         Securities                                                   216,044         456,934         577,292
         Demand, time and overnight deposits                          100,352          90,806          77,798
         Dividends on Federal Home Loan Bank stock                     77,616          92,670          67,490
                                                                   ----------     -----------  --------------
                  Total interest income                             9,667,445      10,129,994       9,170,755

Interest expense
         Deposits                                                   4,075,347       4,757,395       4,299,957
         Borrowed funds                                             1,503,717       1,508,215       1,076,346
                                                                   ----------     -----------  --------------
                  Total interest expense                            5,579,064       6,265,610       5,376,303
                                                                   ----------     -----------  --------------

Net interest income                                                 4,088,381       3,864,384       3,794,452

Provision for loan losses                                              52,341          73,565          61,503
                                                                   ----------     -----------  --------------

Net interest income after provision for loan losses                 4,036,040       3,790,819       3,732,949

Noninterest income
         Service fees and other charges                               130,866         104,652          84,273
         Gain (loss) on sale of available for sale securities              --          98,912         (15,781)
                                                                   ----------     -----------  --------------
                  Total noninterest income                            130,866         203,564          68,492

Noninterest expense
         Compensation and benefits                                  1,644,187       1,547,347       1,490,680
         Director fees                                                 97,200         104,800         120,000
         Occupancy and equipment                                      449,276         340,056         312,827
         Computer processing                                          267,821         229,581         204,123
         Professional services                                         97,615         103,412          92,679
         State franchise taxes                                        185,434         184,609         239,118
         Other                                                        324,941         326,970         328,019
                                                                   ----------     -----------  --------------
                  Total noninterest expense                         3,066,474       2,836,775       2,787,446
                                                                   ----------     -----------  --------------

Income before income taxes                                          1,100,432       1,157,608       1,013,995

Income tax expense                                                    393,224         417,554         378,397
                                                                   ----------     -----------  --------------

Net income                                                         $  707,208     $   740,054  $      635,598
                                                                   ==========     ===========  ==============

Earnings per common share - basic                                  $      .51     $       .52  $          .43
                                                                   ==========     ===========  ==============
Earnings per common share - diluted                                $      .51     $       .52  $          .43
                                                                   ==========     ===========  ==============

          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2002, 2001 and 2000

----------------------------------------------------------------------------------------------------------------------

                                                      Additional                                Unearned     Unearned
                                           Common      Paid-In       Retained     Treasury        ESOP          MRP
                                            Stock      Capital       Earnings       Stock        Shares       Shares
                                            -----      -------       --------       -----        ------       ------
Balance, July 1, 1999                     $  17,854  $ 10,779,941  $ 10,643,040 $(1,766,399) $(1,520,139)  $(746,692)

Comprehensive income:

   Net income for the year ended
     June 30, 2000                               --            --       635,598           --            --          --

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects            --            --            --           --            --          --

       Total comprehensive income

Cash dividends - $.28 per share                  --            --      (422,244)          --            --          --

Commitment to release 14,687 employee
  stock ownership plan shares                    --       (25,478)           --           --       172,339          --

Purchase of 86,307 treasury shares,
  at cost                                        --            --            --     (869,896)           --          --

11,425 shares earned under
  management recognition plan                    --            --            --           --            --     190,649

                                          ---------  ------------  ------------  -----------   -----------   ---------

Balance, June 30, 2000                    $  17,854  $ 10,754,463  $ 10,856,394  $(2,636,295)  $(1,347,800)  $(556,043)
                                          =========  ============  ============  ===========   ===========   =========


                                           Accumulated
                                              Other
                                          Comprehensive
                                          Income (Loss)    Total
                                          -------------    -----
Balance, July 1, 1999                      $ (45,388)  $ 17,362,217

Comprehensive income:

   Net income for the year ended
     June 30, 2000                                --        635,598

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects        (83,387)       (83,387)
                                                            -------
       Total comprehensive income                           552,211

Cash dividends - $.28 per share                   --       (422,244)

Commitment to release 14,687 employee
  stock ownership plan shares                     --        146,861

Purchase of 86,307 treasury shares,
  at cost                                         --       (869,896)

11,425 shares earned under
  management recognition plan                     --        190,649

                                           ---------   ------------

Balance, June 30, 2000                     $(128,775)  $ 16,959,798
                                           =========   ============


                                  (Continued)


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2002, 2001 and 2000

----------------------------------------------------------------------------------------------------------------------

                                                      Additional                                Unearned     Unearned
                                           Common      Paid-In       Retained     Treasury        ESOP          MRP
                                            Stock      Capital       Earnings       Stock        Shares       Shares
                                            -----      -------       --------       -----        ------       ------

Balance, July 1, 2000                      $ 17,854  $ 10,754,463  $ 10,856,394 $(2,636,295) $(1,347,800)    $(556,043)

Comprehensive income:


   Net income for the year ended
     June 30, 2001                               --            --       740,054          --           --            --

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects            --            --            --          --           --            --

       Total comprehensive income

Cash dividends - $.31 per share                  --            --      (445,603)         --           --            --

Commitment to release 14,090 employee
  stock ownership plan shares                    --       (49,415)           --          --      165,329            --

Purchase of 64,769 treasury shares,
  at cost                                        --            --            --    (542,345)          --            --

11,425 shares earned under
  management recognition plan                    --            --            --          --           --       190,649
                                           --------  ------------  ------------ -----------  -----------     ---------

Balance, June 30, 2001                     $ 17,854  $ 10,705,048  $ 11,150,845 $(3,178,640) $(1,182,471)    $(365,394)
                                           ========  ============  ============ ===========  ===========     =========

                                            Accumulated
                                                Other
                                            Comprehensive
                                            Income (Loss)     Total
                                            -------------     -----

Balance, July 1, 2000                         $(128,775)   $ 16,959,798

Comprehensive income:


   Net income for the year ended
     June 30, 2001                                   --         740,054

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects           131,146         131,146
                                                           ------------
       Total comprehensive income                               871,200

Cash dividends - $.31 per share                      --        (445,603)

Commitment to release 14,090 employee
  stock ownership plan shares                        --         115,914

Purchase of 64,769 treasury shares,
  at cost                                            --        (542,345)

11,425 shares earned under
  management recognition plan                        --         190,649
                                              ---------    ------------

Balance, June 30, 2001                        $   2,371    $ 17,149,613
                                              =========    ============

          See accompanying notes to consolidated financial statements.

                                  (Continued)


                     PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2002, 2001 and 2000

------------------------------------------------------------------------------------------------------------------------


                                                       Additional                             Unearned        Unearned
                                            Common      Paid-In       Retained    Treasury      ESOP            MRP
                                             Stock      Capital       Earnings      Stock      Shares          Shares
                                             -----      -------       --------      -----      ------          ------

Balance, July 1, 2001                      $ 17,854  $ 10,705,048  $ 11,150,845 $(3,178,640) $(1,182,471)    $(365,394)


Comprehensive income:

   Net income for the year ended
     June 30, 2002                               --            --       707,208          --           --            --

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects            --            --            --          --           --            --

       Total comprehensive income

Cash dividends - $.35 per share                  --            --      (486,103)         --           --            --

Commitment to release 13,512 employee
  stock ownership plan shares                    --       (15,248)           --          --      158,543            --

Purchase of 49,399 treasury shares,
  at cost                                        --            --            --    (525,077)          --            --

11,426 shares earned under
  management recognition plan                    --            --            --          --           --       190,648
                                           --------  ------------  ------------ -----------  -----------     ---------
Balance, June 30, 2002                     $ 17,854  $ 10,689,800  $ 11,371,950 $(3,703,717) $(1,023,928)    $(174,746)
                                           ========  ============  ============ ===========  ===========     =========


                                             Accumulated
                                                 Other
                                            Comprehensive
                                             Income (Loss)       Total
                                             -------------       -----

Balance, July 1, 2001                        $ 2,371         $ 17,149,613


Comprehensive income:

   Net income for the year ended
     June 30, 2002                                --              707,208

   Change in unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects         14,624               14,624
                                                             ------------
       Total comprehensive income                                 721,832

Cash dividends - $.35 per share                   --             (486,103)

Commitment to release 13,512 employee
  stock ownership plan shares                     --              143,295

Purchase of 49,399 treasury shares,
  at cost                                         --             (525,077)

11,426 shares earned under
  management recognition plan                     --              190,648
                                             -------         ------------
Balance, June 30, 2002                       $16,995         $ 17,194,208
                                             =======         ============

                                  (Continued)


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2002, 2001 and 2000



                                                                     2002            2001             2000
                                                                     ----            ----             ----
Cash flows from operating activities
   Net income                                                   $   707,208     $   740,054     $    635,598
   Adjustments to reconcile net income to net cash
     from operating activities
        Depreciation                                                211,186         164,078          156,886
        Provision for loan losses                                    52,341          73,565           61,503
        Loss on sale of real estate owned                                --          12,066               --
        Loss (gain) on sale of securities available for sale             --         (98,912)          15,781
        FHLB stock dividends                                        (77,400)        (92,500)         (67,300)
        Deferred taxes                                              (49,082)        (22,664)         (29,183)
        Compensation expense for ESOP shares                        143,295         115,914          146,861
        Compensation expense for MRP shares                         190,648         190,649          190,649
        Change in:
            Accrued interest receivable and other assets             82,208         (91,867)         (75,939)
            Accrued interest payable and other liabilities          120,222          85,498          (71,249)
            Deferred loan fees                                       70,571          15,651           27,339
                                                                 ----------        --------      -----------
                     Net cash from operating activities           1,451,197       1,091,532          990,946

Cash flows from investing activities
   Purchase of securities available for sale                     (2,500,000)     (2,000,000)      (2,997,813)
   Proceeds from maturities of securities
     available for sale                                           2,000,000       3,000,000        1,000,000
   Principal repayments on mortgage-
     backed securities available for sale                                --         339,731          287,215
   Proceeds from sale of securities
     available for sale                                                  --       4,408,534          984,219
   Purchase of time deposits in other financial
     institutions                                                        --              --       (1,000,000)
   Proceeds from maturities of time deposits
     in other financial institutions                                     --              --        1,400,000
   Purchase of Federal Home Loan Bank stock                              --        (281,700)         (48,000)
   Net increase in loans                                           (865,791)     (6,059,224)     (11,935,697)
   Premises and equipment expenditures                             (262,746)       (250,627)         (62,164)
   Proceeds from sale of real estate owned                               --         125,748               --
                                                                 ----------        --------      -----------
            Net cash from investing activities                   (1,628,537)       (717,538)     (12,372,240)


          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                    Years ended June 30, 2002, 2001 and 2000


                                                                  2002             2001             2000
                                                                  ----             ----             ----
Cash flows from financing activities
         Net change in deposits                               $ 3,445,422     $ (1,715,740)    $  8,746,449
         Proceeds from long-term FHLB advances                         --       11,000,000        7,000,000
         Repayments of long-term FHLB advances                 (3,518,783)      (4,525,404)              --
         Net change in short-term FHLB advances                   500,000               --       (2,800,000)
         Cash dividends paid                                     (486,103)        (445,603)        (422,244)
         Purchase of treasury shares                             (525,077)        (542,345)        (869,896)
                                                              -----------     ------------     ------------
                  Net cash from financing activities             (584,541)       3,770,908       11,654,309
                                                              -----------     ------------     ------------

Net change in cash and cash equivalents                          (761,881)       4,144,902          273,015

Cash and cash equivalents at beginning of year                  6,350,895        2,205,993        1,932,978
                                                              -----------     ------------     ------------

Cash and cash equivalents at end of year                      $ 5,589,014     $  6,350,895     $  2,205,993
                                                              ===========     ============     ============

Supplemental cash flow information
                  Interest paid                               $ 5,548,361     $  6,250,033     $  5,385,712
                  Income taxes paid                               396,000          455,000          448,000

Supplemental noncash disclosures
                  Transfer from loans to real estate owned             --          137,814               --



          See accompanying notes to consolidated financial statements.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


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

Nature of Operations: The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna and Jackson Center, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties. Management considers the Corporation to operate primarily in one segment, banking.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

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

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000




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

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value at acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate. The Corporation had no foreclosed assets at year-end 2002 or 2001.

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

                                  (Continued)

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk: The Corporation's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single-family residences located in its primary lending area of Shelby County and its contiguous counties. Mortgage loans comprise approximately 93% of the Corporation's loan portfolio at June 30, 2002 and 2001.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share ("EPS") is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Management recognition plan ("MRP") shares are considered outstanding as they become vested. Diluted EPS includes the dilutive effect of MRP shares and the additional potential common shares issuable under stock options.

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

New Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Corporation was required to adopt this Statement on July 1, 2002. The adoption of this Statement did not have an impact on the Corporation's financial statements, as it does not have any intangible assets.

                                  (Continued)
                                                                            F-31

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which amends SFAS No. 121 by addressing business segments accounted for as a discontinued operation under Accounting Principles Board Opinion No. 30. This Statement was effective beginning July 1, 2002. The effect of this Statement on the financial position and results of operations of the Corporation was not material.

The FASB also recently issued SFAS No. 145 and SFAS No. 146. SFAS 145 covers debt extinguishments and leases, and made some minor technical corrections. Gains and losses on extinguishments of debt, always treated as an extraordinary item under a previous standard, will no longer be considered extraordinary, except under very limited conditions. If a capital lease is modified to an operating, it will be treated as a sale-leaseback instead of a new lease. SFAS No. 146 covers accounting for costs associated with exit or disposal activities, such as lease termination costs or employee severance costs. The Statement replaces Emerging Issues Task Force ("EITF") 94-3, and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. It requires these costs to be recognized when they are incurred rather than at date of commitment to an exit or disposal plan. The Corporation does not expect the adoption of these Standards to be material.

Reclassification: Reclassification of certain amounts in the prior years consolidated financial statements has been made to conform to the 2002 presentation.


NOTE 2 - SECURITIES AVAILABLE FOR SALE

Securities available for sale at year-end were as follows.

                                                 Gross        Gross
                                     Fair      Unrealized   Unrealized
                                     Value        Gains       Losses
                                     -----        -----       ------
2002
----
U.S. Government agencies           $3,525,750    $28,080    $ (2,330)
                                   ==========    =======    ========

2001
----
U.S. Government agencies           $3,001,715    $18,288    $(14,695)
                                   ==========    =======    ========


Contractual maturities of securities available for sale at year-end 2002 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Fair
                                                              Value
                                                              -----

        Due after one year through five years              $ 2,505,800
        Due after five years through ten years               1,019,950
                                                           -----------
                                                           $ 3,525,750
                                                           ===========


                                  (Continued)
                                                                            F-32

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000




NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

No securities were pledged as collateral at year-end 2002 or 2001.

Sales of available for sale securities were as follows.


                                         2002        2001          2000
                                         ----        ----          ----
Proceeds                               $   --    $ 4,408,534    $ 984,219
Gross gains                                --         98,912           --
Gross losses                               --             --       15,781


NOTE 3 - LOANS

Year-end loans were as follows.

                                                                  2002             2001
                                                                  ----             ----
       Mortgage loans:
                1-4 family residential                      $  96,006,970     $  96,717,463
                Multi-family residential                        1,913,649         1,239,141
                Commercial real estate                         10,111,114        10,025,284
                Real estate construction and development        7,096,855         6,131,040
                Land                                            1,309,677         1,370,376
                                                            -------------     -------------
                         Total mortgage loans                 116,438,265       115,483,304
       Consumer loans                                           4,625,413         4,657,828
       Commercial loans                                         3,716,760         3,629,987
                                                            -------------     -------------
                         Total loans                          124,780,438       123,771,119
       Less:
                Allowance for loan losses                        (708,000)         (660,800)
                Loans in process                               (2,516,131)       (2,367,462)
                Deferred loan fees                               (331,534)         (260,963)
                                                            -------------     -------------

                                                            $ 121,224,773     $ 120,481,894
                                                            =============     =============


Activity in the allowance for loan losses was as follows.

                                          2002          2001          2000
                                          ----          ----          ----
       Balance at beginning of year    $ 660,800     $ 591,350     $528,898
       Provision for losses               52,341        73,565       61,503
       Charge-offs                        (5,941)       (4,563)          --
       Recoveries                            800           448          949
                                       ---------     ---------     --------
       Balance at end of year          $ 708,000     $ 660,800     $591,350
                                       =========     =========     ========


                                  (Continued)
                                                                            F-33

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


NOTE 3 - LOANS (Continued)

Nonperforming loans at year-end were as follows.

                                                         2002        2001
                                                         ----        ----

       Loans past due over 90 days still on accrual    $472,000    $498,000
       Nonaccrual loans                                 598,000     764,000

Nonperforming   loans  include  smaller  balance   homogeneous  loans,  such  as
residential mortgage and consumer loans, which are collectively evaluated for impairment.

As of June 30, 2002 and 2001, and for the years ended June 30, 2002, 2001 and 2000, loans required to be evaluated for impairment on an individual loan basis were not material.

Loans to executive officers, directors and companies with which they are affiliated aggregating $60,000 or more to any one related party for the year ended June 30, 2002, were as follows.

       Balance at beginning of period          $   416,839
       New loans                                     6,700
       Principal repayments                        (27,603)
                                               -----------

       Balance at end of period                $   395,936
                                               ===========


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                                       2002        2001
                                       ----        ----

       Loans                         $787,821    $852,070
       Securities                      46,923      69,794
                                     --------    --------

                                     $834,744    $921,864
                                     ========    ========


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows.

                                         2002          2001
                                         ----          ----

       Land                          $  225,166    $  225,166
       Buildings and improvements     2,027,879     1,856,903
       Furniture and equipment        1,443,801     1,352,030
       Automobile                        22,416        22,416
                                     ----------    ----------
                Total cost            3,719,262     3,456,515
       Accumulated depreciation       1,690,267     1,479,080
                                     ----------    ----------

                                     $2,028,995    $1,977,435
                                     ==========    ==========

                                  (Continued)
                                                                            F-34

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 5 - PREMISES AND EQUIPMENT (Continued)

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

The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2001. The lease term is for five years with two five-year renewal options. Annual rent is $31,800 for the first five years and increases to $39,750 annually for the first five-year renewal period and $49,688 annually for the second five-year renewal period. Total rental expense for the two branch offices was $56,071, $25,243 and $24,271 for the years ended June 30, 2002, 2001 and 2000.

Rental commitments under these noncancelable operating leases, assuming a maximum increase of 15% after year five on the Jackson Center lease, were as follows.

          Year ending June 30,
                  2003                           $  56,071
                  2004                              57,584
                  2005                              57,886
                  2006                              56,914
                  2007                              26,086
                  Thereafter                        30,434
                                                 ---------
                                                 $ 284,975
                                                 =========


NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows.

                                         2002           2001          2000
                                         ----           ----          ----

       Current                        $ 442,306     $ 440,218     $ 407,580
       Deferred                         (49,082)      (22,664)      (29,183)
                                      ---------     ---------     ---------

                                      $ 393,224     $ 417,554     $ 378,397
                                      =========     =========     =========


                       (Continued)
                                                                            F-35

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


NOTE 6 - FEDERAL INCOME TAXES (Continued)

Year-end deferred tax assets and deferred tax liabilities were due to the following.

                                                                 2002          2001
                                                                 ----          ----
       Items giving rise to deferred tax assets
          Deferred loan fees                                  $ 104,007     $  75,788
          Reserve for delinquent interest                         6,495         4,115
          Allowance for loan losses                             174,869       125,896
          Accrued ESOP expense                                   28,829        25,012
          Accrued MRP expense                                     5,401         5,401
                                                              ---------     ---------
                   Total deferred tax assets                    319,601       236,212

       Items giving rise to deferred tax liabilities
          Unrealized gain on securities available for sale       (8,755)       (1,221)
          Depreciation                                          (97,883)      (89,892)
          FHLB stock dividends                                 (194,888)     (168,572)
                                                              ---------     ---------
                   Total deferred tax liabilities              (301,526)     (259,685)
                                                              ---------     ---------

                   Net deferred tax asset (liability)         $  18,075     $ (23,473)
                                                              =========     =========


Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                                   2002           2001          2000
                                                                   ----           ----          ----
       Income taxes computed at the statutory
         tax rate on pretax income                              $ 374,147      $ 393,587      $344,758
       Add tax effect of:
              ESOP fair value book expense and tax deduction       10,215           (741)        8,082
              MRP cost in excess of fair value                     13,506         24,072        25,102
              Nondeductible expenses and other                     (4,644)           636           455
                                                                ---------      ---------      --------

                                                                $ 393,224      $ 417,554      $378,397
                                                                =========      =========      ========

       Statutory tax rate                                            34.0%          34.0%         34.0%
                                                                =========      =========      ========
       Effective tax rate                                            35.7%          36.1%         37.3%
                                                                =========      =========      ========



In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture is occurring over a six-year period, the commencement of which was delayed until the first taxable year beginning after December 31, 1997, because the Association met certain residential lending requirements. At June 30, 2002 and 2001, the Association had approximately $194,000 and $291,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 2002, 2001, and 2000, $97,000 bad debt reserves were recaptured.

                                  (Continued)
                                                                            F-36

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000




NOTE 6 - FEDERAL INCOME TAXES (Continued)

Retained earnings at June 30, 2002 and 2001 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2002 and 2001. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 7 - DEPOSITS

Year-end deposits were as follows.

                                                    2002              2001
                                                    ----              ----
                  Noninterest-bearing
                    demand deposits            $    849,445      $    662,446
                  NOW accounts                    6,614,392         5,816,704
                  Money market accounts           2,887,180         1,713,300
                  Savings accounts               23,948,896        19,353,977
                  Certificates of deposit        60,486,710        63,794,774
                                               ------------      ------------

                                               $ 94,786,623      $ 91,341,201
                                               ============      ============

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $5,536,000 and $5,232,000 at June 30, 2002 and 2001, respectively.
Deposits more than $100,000 are not insured by the FDIC.

The scheduled maturities of certificates of deposit as of June 30, 2002 were as follows.

        Year ended June 30,
               2003                                $  36,763,613
               2004                                   15,265,933
               2005                                    3,166,889
               2006                                    2,974,513
               2007                                    2,315,762
                                                   -------------

                                                   $  60,486,710
                                                   =============


NOTE 8 - BORROWED FUNDS

At June 30, 2002, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 2001.

As a member of the FHLB system, the Association currently has the ability to obtain borrowings up to a maximum total of $29,492,000, including the cash management line of credit. However, the Association can obtain advances up to the lower of 50% of the Association's total assets or 80% of the Association's pledgable residential mortgage loan portfolio by purchasing more FHLB stock.

                                  (Continued)
                                                                            F-37

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 8 - BORROWED FUNDS (Continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

                                                                      2002         2001
                                                                      ----         ----
       Cash management advance, variable rate
         2.15% at June 30, 2002                                  $   500,000    $        --
       7.40% fixed-rate advance, due May 2, 2002                          --      2,500,000
       6.13% fixed-rate advance, due June 25, 2008                 7,000,000      7,000,000
       6.00% convertible advance, fixed-rate until June 2004,
         due June 11, 2009                                         5,000,000      5,000,000
       6.27% convertible advance, fixed-rate until
         September 2003, due September 8, 2010                     5,000,000      5,000,000
       5.30% select pay mortgage-matched advance, final
         maturity May 1, 2011                                      1,635,638      1,974,596
       5.35% select pay mortgage-matched advance, final
         maturity July 1, 2011                                     3,320,175      4,000,000
                                                                 -----------    -----------

                                                                 $22,455,813    $25,474,596
                                                                 ===========    ===========


The interest rates on the convertible advances are fixed for a specified number of years, then convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The select pay mortgage-matched advances require monthly principal and interest payments and annual additional principal payments.

The maximum month-end balance of advances outstanding was $25,462,000 in 2002 and $26,500,000 in 2001. Average balances of borrowings outstanding during 2002 and 2001 were $24,836,000 and $23,477,000. Advances under the borrowing agreements were collateralized by the Association's FHLB stock owned and $30,865,522 of qualifying mortgage loans.

Maturities of FHLB advances for the next fives years and thereafter were as follows.

                   Year ended June 30,
                          2003                           $    1,395,497
                          2004                                  785,627
                          2005                                  687,777
                          2006                                  600,692
                          2007                                  523,246
                       Thereafter                            18,462,974
                                                         --------------
                                                         $   22,455,813
                                                         ==============


                                   (Continued)
                                                                            F-38

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $27,484, $26,586 and $25,172 for the years ended June 30, 2002, 2001 and 2000.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees of the Corporation. The ESOP received a favorable determination letter from the Internal Revenue Service on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code. The ESOP borrowed funds from Peoples in order to acquire common shares of Peoples. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Association's discretionary contributions to the ESOP, dividends on unallocated shares received by the ESOP and earnings on ESOP assets. When loan payments are made, ESOP shares are allocated to participants based on relative compensation. Dividends on allocated shares increase participant accounts.


ESOP compensation expense was $143,295, $115,914 and $146,861 for the years ended June 30, 2002, 2001 and 2000.

Year-end ESOP shares were as follows.

                                                         2002            2001
                                                         ----            ----

                  Allocated shares                        81,568        68,056
                  Unreleased shares                       87,262       100,774
                                                      ----------      --------
                           Total ESOP shares             168,830       168,830
                                                      ==========      ========

                  Fair value of unreleased shares     $1,025,328      $957,353
                                                      ==========      ========


NOTE 11 - STOCK OPTION AND INCENTIVE PLAN

The Stock Option and Incentive Plan was approved by the shareholders of the Corporation on May 22, 1998. The Board of Directors has granted options to purchase shares of common stock to certain employees, officers and directors of the Corporation. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant.

                                  (Continued)
                                                                            F-39

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

A summary of the activity in the plan was as follows.

                                                  2002                 2001                2000
                                                  ----                 ----                ----
                                                       Weighted              Weighted               Weighted
                                                       Average               Average                Average
                                                       Exercise              Exercise               Exercise
                                            Shares      Price     Shares      Price     Shares       Price
                                            ------      -----     ------      -----     ------       -----
       Outstanding at beginning of year    140,824    $ 16.03    140,824    $  16.03    141,824     $ 16.03
       Granted                                  --         --         --          --         --          --
       Exercised                                --         --         --          --         --          --
       Forfeited                                --         --         --          --     (1,000)      16.01
                                           -------    -------    -------    --------    -------     -------
       Outstanding at end of year          140,824    $ 16.03    140,824    $  16.03    140,824     $ 16.03
                                           =======    =======    =======    ========    =======     =======

       Options exercisable at year-end     112,659    $ 16.03     84,494    $  16.03     56,330     $ 16.03
       Remaining shares available
         for grant                          37,714                37,714                 37,714


Options outstanding at year-end were as follows.

                                                  Weighted Average
                                                     Remaining
           Exercise                      Number      Contractual      Number
           Prices                      Outstanding      Life        Exercisable
           ------                      -----------      ----        -----------

           $16.01                        139,579      5.89 yrs         111,663
           $18.75                          1,245      5.95 yrs             996
                                         -------      --------         -------

           Outstanding at year-end       140,824      5.90 yrs         112,659
                                         =======      ========         =======


Pro forma net income and earnings per share for 2002, 2001 and 2000 had Statement of Financial Accounting Standards No. 123 fair value method been used to measure compensation cost for stock options granted follows. No compensation expense was recognized for the year ended June 30, 2002, 2001 and 2000.

                                                2002        2001        2000
                                                ----        ----        ----

    Net income as reported                   $ 707,208   $ 740,054   $ 635,598
    Pro forma net income                       495,672     528,518     425,988
    Basic earnings per share as reported           .51         .52         .43
    Pro forma basic earnings per share             .36         .37         .29
    Diluted earnings per share as reported         .51         .52         .43
    Pro forma diluted earnings per share           .36         .37         .29


                                  (Continued)
                                                                            F-40

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



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

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares is earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 2002 and 2001, 45,702 and 34,276, shares have vested. In the event of the death or disability of a participant or a change in control of the Corporation, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 2002, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. Compensation expense totaled $190,649 for each of the three years in the period ended June 30, 2002.




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

At June 30, 2002 and 2001, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2002 and 2001. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

                                  (Continued)
                                                                            F-41

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 13 - REGULATORY MATTERS (Continued)



At year-end 2002 and 2001, the Association's actual capital levels and minimum required levels were as follows.

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                                   For Capital        Prompt Corrective-
                                                            Actual              Adequacy Purposes     Action Regulations
                                                            ------              -----------------     ------------------
                                                       Amount    Ratio           Amount     Ratio       Amount    Ratio
                                                       ------    -----           ------     -----       ------    -----
                                                                             (Dollars in thousands)

2002
       Total capital (to risk-weighted assets)        $15,073     17.1%          $7,049     8.0%        $8,811    10.0%
       Tier 1 (core) capital (to risk-weighted
         assets)                                       14,365     16.3            3,524     4.0          5,287     6.0
       Tier 1 (core) capital (to adjusted
         total assets)                                 14,365     10.6            5,396     4.0          6,745     5.0
       Tangible capital (to adjusted total assets)     14,365     10.6            2,023     1.5            N/A

2001
       Total capital (to risk-weighted assets)        $13,934     15.6%          $7,168     8.0%        $8,961    10.0%
       Tier 1 (core) capital (to risk-weighted
         assets)                                       13,277     14.8            3,584     4.0          5,376     6.0
       Tier 1 (core) capital (to adjusted
         total assets)                                 13,277      9.9            5,374     4.0          6,718     5.0
       Tangible capital (to adjusted total assets)     13,277      9.9            2,015     1.5            N/A



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

OTS regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At year-end 2002, no amount is available to pay dividends to the holding company without prior approval from the OTS.

                                  (Continued)
                                                                            F-42

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.


                                                         2002                        2001
                                                         ----                        ----
                                                   Fixed      Variable       Fixed         Variable
                                                   Rate         Rate         Rate            Rate
                                                   ----         ----         ----            ----

                  Residential real estate       $ 696,000      $  --       $ 412,000       $ 113,000
                  Commercial real estate          400,000         --              --         600,000
                  Interest rates                6.75-7.00%        -- %     7.00-7.25%       7.00-7.50%


Commitments to make loans are generally made for a period of 30 days or less. Maturities for fixed-rate loan commitments range from 10 years to 20 years.

The Corporation also had unused lines of credit approximating $3,156,000 and $2,539,000 at year-end 2002 and 2001. The Corporation had outstanding letters of credit with the FHLB totaling $300,000 pledged to secure public deposits at June 30, 2002.

At June 30, 2002 and 2001, the Association was required to have $1,700,000 and $698,000 on deposit with its correspondent banks as a compensating clearing requirement.



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

                                  (Continued)
                                                                            F-43

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows.


                                                       2002                            2001
                                                       ----                            ----
                                                              Estimated                        Estimated
                                             Carrying           Fair          Carrying           Fair
                                              Value            Value            Value            Value
                                              -----            -----            -----            -----
Financial assets:
         Cash and cash equivalents        $  5,589,014     $  5,589,014     $  6,350,895     $  6,350,895
         Securities available for sale       3,525,750        3,525,750        3,001,715        3,001,715
         Federal Home Loan Bank stock        1,474,600        1,474,600        1,397,200        1,397,200
         Loans, net                        121,224,773      121,956,727      120,481,894      120,362,408
         Accrued interest receivable           834,744          834,744          921,864          921,864

Financial liabilities:
         Deposits                          (94,786,623)     (96,203,892)     (91,341,201)     (93,162,447)
         Borrowed funds                    (22,455,813)     (23,454,145)     (25,474,596)     (25,216,937)
         Accrued interest payable              (80,962)         (80,962)         (50,259)         (50,259)


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


NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

                                                       2002            2001             2000
                                                       ----            ----             ----
    Basic Earnings Per Common Share

       Net income                                 $   707,208      $   740,054      $   635,598
                                                  ===========      ===========      ===========

       Weighted average common shares
         outstanding                                1,486,144        1,550,747        1,635,106
       Less:  Average unallocated ESOP shares         (94,018)        (107,819)        (122,208)
       Less:  Average nonvested MRP shares            (16,184)         (27,609)         (39,037)
                                                  -----------      -----------      -----------
       Weighted average common shares
         outstanding for basic earnings per
         common share                               1,375,942        1,415,319        1,473,861
                                                  ===========      ===========      ===========
       Basic earnings per common share            $       .51      $       .52      $       .43
                                                  ===========      ===========      ===========


                                  (Continued)
                                                                            F-44

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000



NOTE 16 - EARNINGS PER SHARE (Continued)

                                                   2002            2001           2000
                                                   ----            ----           ----
    Diluted Earnings Per Common Share

       Net income                               $  707,208     $  740,054     $  635,598
                                                ==========     ==========     ==========

       Weighted average common shares
         outstanding for basic earnings per
         common share                            1,375,942      1,415,319      1,473,861
       Add:  Dilutive effects of average
         nonvested MRP shares                           --             --             --
       Add:  Dilutive effects of assumed
         exercises of stock options                     --             --             --
                                                ----------     ----------     ----------
       Weighted average common shares
         and dilutive potential common
         shares outstanding                      1,375,942      1,415,319      1,473,861
                                                =========     ==========     ==========
       Diluted earnings per common share        $      .51     $      .52     $      .43
                                                ==========     ==========     ==========


Stock options granted did not have a dilutive effect on EPS for the years ended June 30, 2002, 2001 and 2000, as the exercise price of outstanding options was greater than the average market price for the periods. As of June 30, 2002, 2001 and 2000, there were 140,824 options outstanding that were not dilutive. Unearned MRP shares did not have a dilutive effect on EPS for the years ended
June 30, 2002, 2001 and 2000, as the fair value of MRP shares on the date of grant was greater than the average market price for the periods.


NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.


                                                           2002           2001           2000
                                                           ----           ----           ----
       Unrealized holding gains and (losses) on
         available-for-sale securities                  $  22,157      $ 297,619      $(142,125)
       Reclassification adjustments for (gains) and
         losses later recognized in income                     --        (98,912)        15,781
                                                        ---------      ---------      ---------
       Net unrealized gains and losses                     22,157        198,707       (126,344)
       Tax effect                                          (7,533)       (67,561)        42,957
                                                        ---------      ---------      ---------
       Other comprehensive income (loss)                $  14,624      $ 131,146      $ (83,387)
                                                        =========      =========      =========



                                   (Continued)
                                                                            F-45

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following  is  condensed  financial  information  of  Peoples-Sidney   Financial
Corporation as of June 30, 2002 and 2001, and for the periods ended June 30, 2002, 2001 and 2000.

                            CONDENSED BALANCE SHEETS
                             June 30, 2002 and 2001
                                                                       2002                   2001
                                                                       ----                   ----
       Assets
       Cash and cash equivalents                                   $ 1,998,187            $ 2,951,700
       Investment in subsidiary                                     14,381,744             13,279,448
       Loans receivable from ESOP                                      816,171                918,193
       Other assets                                                         --                    272
                                                                   -----------            -----------

                Total assets                                       $17,196,102            $17,149,613
                                                                   ===========            ===========
       Liabilities
       Other liabilities                                           $     1,894            $        --

       Shareholders' Equity                                         17,194,208             17,149,613
                                                                   -----------            -----------

                Total liabilities and shareholders' equity         $17,196,102            $17,149,613
                                                                   ===========            ===========



                         CONDENSED STATEMENTS OF INCOME
                                                                     2002               2001             2000
                                                                     ----               ----             ----
       Income:
              Dividend income from subsidiary                    $        --        $ 2,000,000       $       --
              Interest on loans                                       64,049             71,166           78,497
                                                                 -----------        -----------        ---------
                                                                      64,049          2,071,166           78,497
       Other expenses                                                 92,480             91,515          112,955
                                                                 -----------        -----------        ---------
       Income (loss) before taxes and undistributed earnings
         of subsidiary                                               (28,431)         1,979,651          (34,458)
       Income tax benefit                                            (17,182)            (8,510)         (13,307)
                                                                 -----------        -----------        ---------
       Income (loss) before undistributed earnings
         of subsidiary                                               (11,249)         1,988,161          (21,151)
       Equity in undistributed earnings of subsidiary
         (distributions in excess of earnings)                       718,457         (1,248,107)         656,749
                                                                 -----------        -----------        ---------

              Net income                                         $   707,208        $   740,054        $ 635,598
                                                                 ===========        ===========        =========



                                  (Continued)
                                                                            F-46

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                                   CONDENSED STATEMENTS OF CASH FLOWS

                                                                     2002            2001              2000
                                                                     ----            ----              ----
       Cash flows from operating activities
              Net income                                         $   707,208      $   740,054      $   635,598
              Adjustments to reconcile net income to cash
                provided by operations:
              (Equity in undistributed income of subsidiary)
                distributions in excess of earnings                 (718,457)       1,248,107         (656,749)
              Net change in other assets and liabilities               2,166          (90,143)          68,592
                                                                 -----------      -----------      -----------
                     Net cash from operating activities               (9,083)       1,898,018           47,441

       Cash flows from investing activities
              Proceeds from loan principal repayments                102,022          102,021          102,022
                                                                 -----------      -----------      -----------
                     Net cash from investing activities              102,022          102,021          102,022

       Cash flows from financing activities
              Purchase of treasury shares                           (525,077)        (542,345)        (869,896)
              Cash dividends paid                                   (486,103)        (445,603)        (422,244)
              Dividends on unallocated ESOP shares                   (35,272)         (35,608)         (36,274)
                                                                 -----------      -----------      -----------
                     Net cash from financing activities           (1,046,452)      (1,023,556)      (1,328,414)
                                                                 -----------      -----------      -----------
       Net change in cash and cash equivalents                      (953,513)         976,483       (1,178,951)
       Cash and cash equivalents at beginning of year              2,951,700        1,975,217        3,154,168
                                                                 -----------      -----------      -----------

       Cash at end of year                                       $ 1,998,187      $ 2,951,700      $ 1,975,217
                                                                 ===========      ===========      ===========

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 11, 2002 at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.


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
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129


ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2002, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                              CORPORATE INFORMATION


CORPORATION AND ASSOCIATION ADDRESS
101 East Court Street                                         Telephone:   (937) 492-6129
P.O. Box 727                                                  Fax:         (937) 498-4554
Sidney, Ohio 45365-3021


DIRECTORS OF THE BOARD

Douglas Stewart                                               Harry N. Faulkner
         President and Chief Executive Officer of                Partner in the law firm of Faulkner, Garmhausen,
         Peoples Federal Savings and Loan Association            Keister & Shenk LPA

John W. Sargeant                                              James W. Kerber
         Part Owner of Sidney Tool and Die Co. and               Owner of James W. Kerber CPA, a private
         BenSar Development, a warehouse provider                 practice accounting firm

Richard T. Martin (Chairman of the Board)
         Certified Public Accountant, in private practice


Officers of the Corporation and the
-----------------------------------
Association:
------------

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer and   Treasurer



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
