Form 10KSB, Exhibit 13
PEOPLES SIDNEY FINANCIAL CORP
filed 2003-09-29
CIK 1031340

Exhibit13
                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2003

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2003

                                    CONTENTS

TO OUR SHAREHOLDERS.........................................................   2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION............................   4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS...........................................   4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA............................................................   6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................................   8

REPORT OF INDEPENDENT AUDITORS .............................................  21

CONSOLIDATED FINANCIAL STATEMENTS

       Consolidated Balance Sheets .........................................  22

       Consolidated Statements of Income ...................................  23

       Consolidated Statements of Changes in Shareholders' Equity ..........  24

       Consolidated Statements of Cash Flows ...............................  27

       Notes To Consolidated Financial Statements ..........................  29

SHAREHOLDER INFORMATION.....................................................  49

CORPORATE INFORMATION.......................................................  50

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

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND RELATED SHAREHOLDER MATTERS

The Corporation had 1,439,501 common shares outstanding on August 29, 2003, held of record by 830 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. and cash dividends paid by quarter are shown below.

                                                    September 30,         December 31,         March 31,            June 30,
                                                        2002                 2002                2003                 2003
                                                 -----------------     ----------------     ---------------    -----------------
                High                             $          12.35      $         12.95      $       14.84      $          15.15
                Low                                         11.75                11.75              12.35                 13.93
                Cash Dividends                               0.09                 0.16               0.12                  0.12

                                                    September 30,         December 31,         March 31,            June 30,
                                                        2001                 2001                2002                 2002
                                                 -----------------     ----------------     ---------------    -----------------
                High                             $          10.30      $         10.65      $       11.25      $          12.20
                Low                                          9.50                 9.57              10.40                 10.95
                Cash Dividends                               0.08                 0.09               0.09                  0.09

--------------------------------------------------------------------------------


4.

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

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS. As of July 1, 2003, approximately $1,584,000, plus current year fiscal 2004 earnings, is available to dividends from the Association to Peoples without approval from the OTS.

--------------------------------------------------------------------------------


                                                                              5.

SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of and other data regarding the Corporation at the dates and for the periods indicated.

                                                                               At June 30,
Selected Financial Condition              --------------------------------------------------------------------------------------
  and Other Data:                               2003            2002                2001              2000              1999
                                          --------------    --------------     -------------    --------------    --------------
                                                                           (In thousands)
Total amount of:
      Assets                              $      143,568    $      134,854    $      134,304    $      129,287    $      116,882
      Time deposits in other
        financial institutions                        --                --                --                --               400
      Securities available for sale               11,517             3,526             3,002             8,447             7,858
      FHLB stock                                   1,539             1,475             1,397             1,023               908
      Loans, net (1)                             115,260           121,225           120,482           114,650           102,803
      Deposits                                    93,452            94,787            91,341            93,057            84,310
      Borrowed funds                              32,190            22,456            25,475            19,000            14,800
      Shareholders' equity                        17,384            17,194            17,150            16,960            17,362

                                                                           Year ended June 30,
                                          --------------------------------------------------------------------------------------
Selected Operations Data:                       2003            2002                2001              2000              1999
                                          --------------    --------------     -------------    --------------    --------------
                                                                           (In thousands)
Interest income                           $        8,782    $        9,667    $       10,130    $        9,170    $        8,117
Interest expense                                   4,423             5,579             6,266             5,376             4,353
                                          --------------    --------------    --------------    --------------    --------------
Net interest income                                4,359             4,088             3,864             3,794             3,764
Provision for loan losses                             69                52                73                61               104
                                          --------------    --------------    --------------    --------------    --------------
Net interest income after
  provision for loan losses                        4,291             4,036             3,791             3,733             3,660
Noninterest income                                   135               130               204                68                77
Noninterest expense                                3,114             3,066             2,837             2,787             2,873
                                          --------------    --------------    --------------    --------------    --------------
Income before income taxes                         1,311             1,100             1,158             1,014               864
Income tax expense                                   475               393               418               378               354
                                          --------------    --------------    --------------    --------------    --------------
Net income                                $          836    $          707    $          740    $          636    $          510
                                          ==============    ==============    ==============    ==============    ==============

Earnings per common
  share - basic                           $         .61     $         .51     $         .52     $         .43     $         .32
                                          =============     =============     =============     =============     =============
Earnings per common
  share - diluted                         $         .61     $         .51     $         .52     $         .43     $         .32
                                          =============     =============     =============     =============     =============
Dividends declared per share              $         .49     $         .35     $         .31     $         .28     $         .28
                                          =============     =============     =============     =============     =============

--------------------------------------------------------------------------------


6.

Selected Financial Ratios and Other Data:

Performance Ratios:                                   2003            2002                2001              2000            1999
                                                      ----            ----                ----              ----            ----
      Return on assets (ratio of net
        income to average total assets)                0.60%           0.52%               0.56%             0.51%           0.47%
      Return on equity (ratio of net
        income to average equity)                      4.85            4.15                4.33              3.70            2.73
      Dividend payout ratio (6)                       80.33           68.63               59.62             65.12           87.50
      Interest rate spread (2)                         2.83            2.57                2.38              2.53            2.82
      Net interest margin (3)                          3.23            3.09                3.01              3.14            3.58
      Ratio of operating expense to
        average total assets                           2.24            2.25                2.15              2.23            2.65
      Ratio of average interest-earning
        assets to average interest-bearing
        liabilities                                    1.12x           1.12x               1.13x             1.14x           1.18x
Quality Ratios:
      Nonperforming assets to total
        assets at end of period (4)                    1.47%           0.79%               0.94%             0.81%           0.65%
      Allowance for loan losses to
        nonperforming loans                           38.26           66.12               52.32             56.59           70.03
      Allowance for loan losses to
        gross loans (5)                                0.65            0.57                0.53              0.50            0.50
Capital Ratios:
      Shareholders' equity to total
        assets at end of period                       12.11           12.75               12.77             13.12           14.85
      Average equity to average assets                12.39           12.49               12.92             13.77           17.24
Other Data:
      Number of full service offices                   4               4                   4                 3               3

(1) Loans are shown net of net deferred loan fees, loans in process and the allowance for loan losses.

(2) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) The net interest margin represents net interest income as a percent of average interest-earning assets.

(4) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.

(5)   Gross loans are stated at unpaid principal balances.

(6)   Dividends declared per share divided by basic earnings per common share.

--------------------------------------------------------------------------------


                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2003, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

Comparison of Financial Condition at June 30, 2003 and June 30, 2002

Total assets at June 30, 2003 were $143.6 million compared to $134.9 million at June 30, 2002, an increase of $8.7 million, or 6.5%. The increase in total assets was primarily due to an increase in cash and cash equivalents and securities, funded by an increase in borrowed funds and a decline in loans.

--------------------------------------------------------------------------------

                                   (Continued)


8.

While the current interest rate environment remains at the lowest levels in many years, Management continues to focus on interest rate spread. Loan demand has been moderate as borrowers continue to take advantage of lower fixed rate loans. On the deposit side, consumers have continued to place deposits into liquid funds, i.e. passbook and money market accounts, in lieu of certificates of deposit due to the low rate environment. As the economy begins to recover and interest rates rise, Management anticipates that deposits will flow into certificates of deposit.

Cash and cash equivalents increased from $5.6 million at June 30, 2002 to $12.3 million at June 30, 2003 primarily due to loan payoffs and an increase in borrowings.

The securities portfolio, which is classified as available for sale, increased $8.0 million from June 30, 2002 to June 30, 2003. The Corporation purchased $18.5 million of agency securities to replace $10.5 million of agencies maturing during the year and to utilize the increase in Federal Home Loan Bank advances. Federal Home Loan Bank stock increased $64,000 from June 30, 2002 to June 30, 2003 due to dividends received during the period.

Loans decreased $5.9 from $121.2 million at June 30, 2002 to $115.3 million at June 30, 2003. The most significant changes were in 1-4 family and real estate construction and development loans. The balance of 1-4 family loans has decreased $6.1 million, or 6.3% from $96.0 million at June 30, 2002 to $89.9 million at June 30, 2003. The change was due to continued refinancing due to further decreasing interest rates. The low interest rate environment has encouraged customers to migrate to 30 year fixed rate mortgage products not currently offered by the Corporation. Construction and development loans decreased $1.2 million from $7.1 million at June 30, 2002 to $5.9 million at June 30, 2003. The decrease was caused by seasonal fluctuations in this type of lending. Non-mortgage loans, comprised of consumer and commercial loans, represented a small portion of the entire loan portfolio with 7.3% and 6.7% of gross loans at June 30, 2003 and 2002. Changes in all other types of loans were not significant.

Premises and equipment decreased $0.2 million from $2.0 million at June 30, 2002 to $1.8 million at June 30, 2003. The decrease was the result of no significant additions during the fiscal year and regular depreciation of existing assets.

Total deposits decreased $1.3 million from $94.8 million at June 30, 2002 to $93.5 million at June 30, 2003 primarily due to decrease in certificates of deposit partially offset by the increase in money market and savings accounts. Certificates of deposit decreased $7.2 million from $60.5 million at June 30, 2002 to $53.3 million at June 30, 2003 primarily due to maturities of certificates, which were not renewed due to decreases in interest rates. The low interest rates on certificates of deposit prompted the shift of customer funds to money market and savings accounts, which increased $1.6 million and $4.6 million, respectively, from June 30, 2002 to June 30, 2003.

Borrowed funds totaled $32.2 million at June 30, 2003 and $22.5 million at June 30, 2002. The $9.7 million increase resulted from seven new select payment mortgage-match advances totaling $11.0 million, partially offset by regular scheduled payments on the advances. The Corporation's intent in borrowing additional FHLB advances was to secure low, long-term fixed rate funding to satisfy anticipated spring and summer mortgage loan demand and as a hedge in a rising rate environment. However, interest rates have remained low and new loan demand has been weak as mortgage customers seek to refinance current balances for lower fixed rates and longer terms than the Corporation currently offers. As a result, these borrowings have largely been invested in overnight deposits and securities. The Corporation expects to experience portfolio shrinkage and to endure some margin compression until demand for its mortgage products increases. Management is currently exploring additional mortgage products to address this issue. Management is also exploring other investment options to utilize the additional funds provided from the increase in borrowings. See Note 8 to the consolidated financial statements for the detail of all the Corporation's FHLB advances and the scheduled principal payments. At June 30, 2003, based on the Association's current FHLB stock ownership, total assets and pledgable residential mortgage loan portfolio, the Association had the ability to obtain borrowings up to a maximum of $66.5 million.

Total shareholders' equity increased $0.2 million from June 30, 2002 to June 30, 2003. The nominal increase is due to the continued purchase of treasury stock and paying out 79.9% of the Corporation's 2003 earnings in dividends. Maintaining capital at the current level is part of Management's capital planning strategy.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                              9.

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

Total deposits increased $3.5 million from $91.3 million at June 30, 2001 to $94.8 million at June 30, 2002. The increase was primarily in money market and savings accounts. The overall growth in deposits has occurred despite the dramatic decline in interest rates. Continuing volatility in the stock market prompted some investors to seek financial institution deposit products. Customers seeking more liquidity in the current low interest rate environment shifted their funds into transaction accounts. Certificates of deposit decreased $3.3 million from $63.8 million at June 30, 2001 to $60.5 million at June 30, 2002 primarily due to maturities of 15-month certificates, which were not renewed due to a decrease in interest rates.

Borrowed funds totaled $22.5 million at June 30, 2002 and $25.5 million at June 30, 2001. The decrease resulted from a repayment of an advance maturing in May 2002 as well as regular scheduled payments on the select-payment mortgage matched advances.

Total shareholders' equity increased $45,000 from June 30, 2001 to June 30, 2002. The nominal increase is due to the continued purchase of treasury stock and paying out 68.7% of the Corporation's 2002 earnings in dividends. Maintaining capital at the current level is part of Management's capital planning strategy.

--------------------------------------------------------------------------------

                                   (Continued)


10.

Comparison of Results of Operations for the Year Ended June 30, 2003 and June 30, 2002

Net Income. The Corporation earned net income of $836,000 for the year ended June 30, 2003 compared to net income of $707,000 for the year ended June 30, 2002. The increase in net income was primarily due to an increase in net interest income, partially offset by the increase in noninterest expense and federal income tax expense.

Net Interest Income. Net interest income totaled $4,359,000 for the year ended June 30, 2003 compared to $4,088,000 for the year ended June 30, 2002, an increase of $271,000, or 6.6%. The increase was the result of an increase in the volume of average interest-earning assets combined with an increase in the net interest spread.

Interest and fees on loans decreased $831,000, or 9.0%, from $9,273,000 for the year ended June 30, 2002 to $8,442,000 for the year ended June 30, 2003. The decrease in interest income was primarily due to lower interest rates on loans and to a lesser extent due to a decrease in average loans receivable during the year. The yield earned on loans decreased from 7.70% for 2002 to 7.10% for 2003 due to the decreasing interest rate environment that continued during fiscal 2003.

Interest earned on securities totaled $204,000 for the year ended June 30, 2003 compared to $216,000 for the year ended June 30, 2002. Interest on interest-bearing demand, time and overnight deposits with other financial institutions decreased to $72,000 for the year ended June 30, 2003 compared to $100,000 for the year ended June 30, 2002. The decrease in interest on securities was the result lower yield earned on securities partially offset by increased average balance. The decrease in interest earned on deposits with other financial institutions was primarily the result of significantly lower average yield earned on such investments.

Dividends on FHLB stock decreased over the comparable period due to a decrease in amounts paid by FHLB.

Interest paid on deposits decreased $1,207,000 for the year ended June 30, 2003 compared to the year ended June 30, 2002. The average balance of interest-bearing deposits decreased from 2002 to 2003 modestly. However, the average cost of deposits decreased from 4.38% for the year ended June 30, 2002 to 3.11% for the year ended June 30, 2003, resulting in the significant decrease in deposit interest expense.

Interest paid on borrowed funds slightly increased from $1,504,000 for the year ended June 30, 2002 to $1,555,000 for the year ended June 30, 2003. This increase was caused by higher average balance of borrowings partially offset by lower average cost of borrowed funds resulting from lower interest rate environment that continued during fiscal 2003. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

In the months ahead, Management will continue to focus on the cost of funds and loan yields. As the economy begins to recover and interest rates begin to rise, we understandably will see a shift from liquid savings deposits into longer term certificates of deposit bearing higher rates.

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

--------------------------------------------------------------------------------

                                   (Continued)


11.

The provision for loan losses for the year ended June 30, 2003 totaled $69,000 compared to $52,000 for the year ended June 30, 2002, an increase of $17,000, or 31.1%. The allowance for loan losses totaled $766,000, or 0.65% of gross loans receivable and 38.26% of total nonperforming loans at June 30, 2003, compared with $708,000, or 0.57% of gross loans receivable and 66.12% of total nonperforming loans at June 30, 2002. Although charge-offs continue to be minimal and the loan balance declined, the provision increased over 2002 due to an increase in nonperforming loans. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of available-for-sale securities, totaled $135,000 for the year ended June 30, 2003 compared to $131,000 for the year ended June 30, 2002.

Noninterest expense. Noninterest expense totaled $3,114,000 for the year ended June 30, 2003 compared to $3,066,000 for the year ended June 30, 2002, an increase of $48,000, or 1.6%. The increase is primarily related to higher compensation and benefits.

Compensation and benefits expense increased $76,000, or 4.6% due to normal annual salary adjustments, increased hospitalization premiums and higher expense associated with the Corporation's ESOP. ESOP expense was higher in 2003 due to the Corporation's higher average stock price during the period.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $475,000 for the year ended June 30, 2003 compared to $393,000 for the year ended June 30, 2002, an increase of $82,000, or 20.8%. The effective tax rates were 36.2% and 35.7% for the years ended June 30, 2003 and 2002, respectively. The small increase in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their related tax impact.

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

--------------------------------------------------------------------------------

                                   (Continued)


12.

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

Noninterest expense. Noninterest expense totaled $3,066,000 for the year ended June 30, 2002 compared to $2,837,000 for the year ended June 30, 2001, an increase of $229,000, or 8.1%. The increase is primarily related to higher compensation and benefits, occupancy and equipment and computer processing expense.

Compensation and benefits expense increased $97,000, or 6.3% due to an increase in the number of personnel related to the opening of the Sidney branch in the new Super Wal-Mart store in June 2001, normal annual salary adjustments, increased hospitalization premiums and higher expense associated with the Corporation's ESOP. ESOP expense was higher in 2002 due to the Corporation's higher average stock price during the period. Occupancy and equipment and computer processing expense increased due to the overall growth of the Corporation and the costs associated with the opening of the Sidney branch in the new Super Wal-Mart store.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $393,000 for the year ended June 30, 2002 compared to $418,000 for the year ended June 30, 2001, a decrease of $25,000, or 5.8%. The effective tax rates were 35.7% and 36.1% for the years ended June 30, 2002 and 2001, respectively. The decrease in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their relative tax impact resulting from lower pretax earnings, combined with the Corporation's higher average stock price in fiscal 2002.

--------------------------------------------------------------------------------

                                   (Continued)


13.

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

                                                                       Year ended June 30,
                             -------------------------------------------------------------------------------------------------------
                                           2003                               2002                                 2001
                             ------------------------------     ---------------------------------   --------------------------------
                               Average     Interest               Average     Interest                 Average    Interest
                             outstanding    earned/   Yield/    outstanding    earned/    Yield/     outstanding   earned/   Yield/
                               balance       paid      rate       balance       paid       rate        balance      paid      rate
                               -------       ----      ----       -------       ----       ----        -------      ----      ----
                                                                 (Dollars in thousands)
ASSETS:
Interest-earning assets:
   Interest-earning
     deposits             $    9,045    $      72     0.79%   $     6,562   $     100        1.53%  $     2,425  $     91      3.74%
   Securities available
     for sale (1)              5,599          203     3.67          3,845         216        5.65         6,605       457      6.88
   Loans (2)                 118,824        8,442     7.10        120,487       9,273        7.70       117,990     9,489      8.04
   FHLB stock                  1,500           65     4.31          1,430          78        5.43         1,262        93      7.34
                          ----------    ---------             -----------   ---------               -----------  --------

      Total interest-
        earning assets       134,968        8,782     6.51        132,324       9,667        7.31       128,282    10,130      7.89
                          ----------    ---------             -----------   ---------               -----------  --------

Noninterest-earning
  assets:
   Cash and due from
     banks                     1,064                                1,026                                   923
   Premises and
     equipment, net            1,940                                2,092                                 1,887
   Accrued interest and
     other assets              1,065                                1,046                                 1,152
                          ----------                          -----------                           -----------

      Total noninterest-
        earning assets         4,069                                4,164                                 3,962
                          ----------                          -----------                           -----------

Total assets              $  139,037                          $   136,488                           $   132,244
                          ==========                          ===========                           ===========

--------------------------------------------------------------------------------

                                   (Continued)


14.

                                                                       Year ended June 30,
                             -----------------------------------------------------------------------------------------------------
                                           2003                               2002                                 2001
                             -------------------------------    ---------------------------------   ------------------------------
                               Average     Interest               Average     Interest                 Average    Interest
                             outstanding    earned/    Yield/   outstanding    earned/    Yield/     outstanding   earned/  Yield/
                               balance       paid       rate      balance       paid       rate        balance      paid     rate
                               -------       ----       ----      -------       ----       ----        -------      ----     ----
                                                                 (Dollars in thousands)
LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
   Savings deposits       $   25,525    $     387      1.52%  $    21,364   $     489        2.29%  $    18,211  $    555     3.05%
   Demand and NOW
     deposits                  9,884          102      1.04         8,315         129        1.55         6,798       190     2.78
   Certificate accounts       56,835        2,379      4.18        63,264       3,457        5.47        65,192     4,013     6.16
                          ----------    ---------             -----------   ---------               -----------  --------
   Total deposits             92,244        2,868      3.11        92,943       4,075        4.38        90,201     4,758     5.27
   Borrowed funds             28,052        1,555      5.54        24,836       1,504        6.05        23,477     1,508     6.42
                          ----------    ---------             -----------   ---------               -----------  --------

      Total interest-
       bearing liabilities   120,296        4,423      3.68       117,779       5,579        4.74       113,678     6,266     5.51
                          ----------    ---------             -----------   ---------               -----------  --------

Noninterest-bearing
  liabilities
   Demand deposits               845                                  825                                   647
   Accrued interest
     payable and other
     liabilities                 674                                  834                                   830
                          ----------                          -----------                           -----------
      Total noninterest-
        bearing
        liabilities            1,519                                1,659                                 1,477
                          ----------                          -----------                           -----------

Total liabilities            121,815                              119,438                               115,155

Total shareholders'
  equity                      17,222                               17,050                                17,089
                          ----------                          -----------                           -----------

Total liabilities and
  shareholders'
  equity                  $  139,037                          $   136,488                           $   132,244
                          ==========                          ===========                           ===========

Net interest income;
  interest rate
  spread (3)                            $   4,359      2.83%                $   4,088        2.57%               $  3,864     2.38%
                                        =========    ======                 =========    ========                ========   ======

Net earning assets        $   14,672                          $    14,545                           $    14,604
                          ==========                          ===========                           ===========
Net interest margin (4)                                3.23%                                 3.09%                            3.01%
                                                     ======                              ========                           ======
Average interest-earning
  assets to interest-
  bearing liabilities           1.12x                                1.12x                                1.13x
                          ==========                          ===========                           ===========

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


                                                                             15.

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

                                                                                Year ended June 30,
                                                   --------------------------------------------------------------------------
                                                               2003 vs. 2002                          2002 vs. 2001
                                                   ------------------------------------   -----------------------------------
                                                           Increase                               Increase
                                                          (decrease)                             (decrease)
                                                            due to                                 due to
                                                   -----------------------                  -------------------
                                                      Volume        Rate         Total        Volume      Rate         Total
                                                      ------        ----         -----        ------      ----         -----
                                                                                (In thousands)
Interest income attributable to:
      Interest-earning deposits                    $       30    $     (58)   $      (28)   $    86    $     (77)    $      9
      Securities available for sale                        78          (91)          (13)      (170)         (71)        (241)
      Loans receivable                                   (126)        (705)         (831)       198         (414)        (216)
      FHLB stock                                            4          (17)          (13)        11          (26)         (15)
                                                   ----------    ---------    ----------    -------    ---------     --------

           Total interest-earning assets           $      (14)   $    (871)   $     (885)   $   125    $    (588)    $   (463)
                                                   ==========    =========    ==========    =======    =========     ========

Interest expense attributable to:
      Savings deposits                             $       83    $    (185)   $     (102)   $    86    $    (152)    $    (66)
      Demand and NOW deposits                              21          (48)          (27)        36          (97)         (61)
      Certificates accounts                              (326)        (752)       (1,078)      (116)        (440)        (556)
      Borrowed funds                                      185         (134)           51         85          (89)          (4)
                                                   ----------    ---------    ----------    -------    ---------     --------

           Total interest-bearing liabilities      $      (37)   $  (1,119)   $   (1,156)   $    91    $    (778)        (687)
                                                   ==========    =========    ==========    =======    =========     --------

Net interest income                                                           $      271                             $    224
                                                                              ==========                             ========

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

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from a theoretical 200 basis point (1 basis point equals 0.01%) change in market interest rates. Usually, both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. However, due to the current interest rate environment, a 200 basis point decrease in interest rates in not realistic. If the NPV would decrease by more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates, the institution must deduct 50% of the amount of decrease in excess of such 2% in the calculation of the institution's risk-based capital.

--------------------------------------------------------------------------------

                                   (Continued)


16.

At March 31, 2003, the most recent date with available data, 2% of the present value of the Association's assets was $3,032,000. The Association began using the Office of Thrift Supervision (OTS) for preparation of the interest rate risk report as of December 31, 2002. The OTS does not currently report rate shocks at down 100 or over 300 basis points. Because the interest rate risk of a 100 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $2,469,000 at March 31, 2003, the association would not have been required to make additional deductions from its capital in determining whether the association met its risk-based capital requirement.

Presented below, as of March 31, 2003, is an analysis of the Association's interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the Thrift Bulletin 13a reporting requirements and the target limits set by the Association. As illustrated in the table, the Association is more sensitive to declining rates than increasing rates. This is primarily the result of the continued decrease in short-term interest rates by 0.5% since March 2002. The Board of Directors and management are monitoring the continuing decrease in interest rates to current levels. Management continues to lower the overall cost of funds through reduced interest rates as the market permits. The greatest interest rate sensitivity at March 31, 2003 was a 171 basis point decline in the NPV ratio if interest rates decreased 100 basis points. This is more than the same quarter last year when the NPV ratio declined only 31 basis points if interest rates decreased 100 basis points. It should be noted that IPS Sendero produced the report last year and the OTS, as previously noted, produced this year's report. Management does not consider declining interest rates to be a problem with interest rates at near low historical levels. Management believes the greater risk continues to be from rising interest rates in the future.

                                                                                                        Target Limit
                                                     Economic Value                    NPV Ratio         Under Asset
                                                     --------------                    ---------          Liability
             Change                      Market Value             Market Value           MVE/            Management
            In Rates                        Equity                   Assets              MVTA              Policy
            --------                        ------                   ------              ----              ------
                                                 (Dollars in thousands)
           +400                        $     *                   $      *                  *                  4%
           +300                            20,311                    143,991             14.11%               4
           +200                            20,496                    146,972             13.95                6
           +100                            20,087                    149,596             13.43                7
           STATIC                          18,791                    151,610             12.39
           -100                            16,322                    152,797             10.68                7
           -200                              *                          *                  *                  6
           -300                              *                          *                  *                  4
           -400                              *                          *                  *                  4
           *Not currently reported by OTS

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

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             17.

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2003, 2002 and 2001.

                                                                            Year Ended June 30,
                                                         -------------------------------------------------------
                                                               2003                2002                 2001
                                                         --------------      ---------------      --------------
Net income                                               $          836      $           707      $          740
Adjustments to reconcile net income to net
  cash from operating activities                                    706                  744                 352
                                                         --------------      ---------------      --------------
Net cash from operating activities                                1,542                1,451               1,092
Net cash from investing activities                               (2,245)              (1,628)               (718)
Net cash from financing activities                                7,415                 (585)              3,771
                                                         --------------      ---------------      --------------
Net change in cash and cash equivalents                           6,712                  762               4,145
Cash and cash equivalents at beginning of period                  5,589                6,351               2,206
                                                         --------------      ---------------      --------------
Cash and cash equivalents at end of period               $       12,301      $         5,589      $        6,351
                                                         ==============      ===============      ==============

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

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 2003 and 2002, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2003 and 2002. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 2003.

                                                                                         Excess of Actual
                                                                                       Capital Over Current
                             Actual capital             Current requirement                 Requirement
                         ---------------------        -----------------------        -------------------------       Applicable
                         Amount        Percent         Amount        Percent            Amount       Percent         Asset Total
                         ------        -------         ------        -------            ------       -------         -----------
                                                      (Dollars in thousands)
Total risk-based
  capital             $    16,372       18.8%        $    6,981        8.0%           $      9,391    10.8%       $      87,266
Tier 1 risk-based
  capital                  15,617       17.9              3,491        4.0                  12,126    13.9               87,266
Core capital               15,617       10.9              5,742        4.0                   9,875     6.9              143,559
Tangible capital           15,617       10.9              2,153        1.5                  13,464     9.4              143,559

--------------------------------------------------------------------------------

                                   (Continued)


18.

Impact of New Accounting Standards

On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods for transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provision of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The Corporation currently accounts for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25. The impact of the adoption of this Statement is presented in Note 1 to the financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

Critical Accounting Policies and Estimates

The accounting and reporting policies of the Corporation are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policy for the allowance for loan losses is deemed critical since it involves the use of estimates and requires significant management judgments. Application of assumptions different than those used by management could result in material changes in the Corporation's financial position or results of operations. Note 1 (Summary of Significant Accounting Policies) and Note 3 (Loans), as described in the notes to the financial statements, provide detail with regard to the Corporation's methodology and reporting of the allowance for loan losses.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             19.

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


--------------------------------------------------------------------------------
20.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio

We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                               Crowe Chizek and Company LLC

Columbus, Ohio
July 10, 2003

--------------------------------------------------------------------------------


                                                                             21.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2003 and 2002

--------------------------------------------------------------------------------

                                                                                    2003                    2002
                                                                                    ----                    ----
ASSETS
Cash and due from financial institutions                                     $          818,123     $        1,018,337
Interest-bearing deposits in other financial institutions                             6,482,475              3,770,677
Overnight deposits                                                                    5,000,000                800,000
                                                                             ------------------     ------------------
      Total cash and cash equivalents                                                12,300,598              5,589,014
Securities available for sale                                                        11,517,255              3,525,750
Federal Home Loan Bank stock                                                          1,539,000              1,474,600
Loans, net                                                                          115,259,841            121,224,773
Accrued interest receivable                                                             740,197                834,744
Premises and equipment, net                                                           1,831,839              2,028,995
Other real estate owned                                                                 109,303                     --
Other assets                                                                            269,981                176,432
                                                                             ------------------     ------------------

      Total assets                                                           $      143,568,014     $      134,854,308
                                                                             ==================     ==================

LIABILITIES
Deposits                                                                     $       93,451,901     $       94,786,623
Borrowed funds                                                                       32,190,354             22,455,813
Accrued interest payable and other liabilities                                          541,479                417,664
                                                                             ------------------     ------------------
      Total liabilities                                                             126,183,734            117,660,100

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized,
  none issued and outstanding                                                                --                     --
Common stock, $.01 par value, 3,500,000 shares authorized,
  1,785,375 shares issued                                                                17,854                 17,854
Additional paid-in capital                                                           10,706,209             10,689,800
Retained earnings                                                                    11,540,186             11,371,950
Treasury stock, 345,874 and 321,228 shares at cost                                   (4,021,200)            (3,703,717)
Unearned employee stock ownership plan shares                                          (872,192)            (1,023,928)
Unearned management recognition plan shares                                                  --               (174,746)
Accumulated other comprehensive income                                                   13,423                 16,995
                                                                             ------------------     ------------------
      Total shareholders' equity                                                     17,384,280             17,194,208
                                                                             ------------------     ------------------

      Total liabilities and shareholders' equity                             $      143,568,014     $      134,854,308
                                                                             ==================     ==================

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


22.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years Ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

                                                                        2003                  2002                  2001
                                                                        ----                  ----                  ----
Interest income
      Loans, including fees                                     $      8,442,163      $     9,273,433      $      9,489,584
      Securities                                                         203,964              216,044               456,934
      Demand, time and overnight deposits                                 71,581              100,352                90,806
      Dividends on Federal Home Loan Bank stock                           64,662               77,616                92,670
                                                                ----------------      ---------------      ----------------
           Total interest income                                       8,782,370            9,667,445            10,129,994

Interest expense
      Deposits                                                         2,868,309            4,075,347             4,757,395
      Borrowed funds                                                   1,554,935            1,503,717             1,508,215
                                                                ----------------      ---------------      ----------------
           Total interest expense                                      4,423,244            5,579,064             6,265,610
                                                                ----------------      ---------------      ----------------

Net interest income                                                    4,359,126            4,088,381             3,864,384

Provision for loan losses                                                 68,605               52,341                73,565
                                                                ----------------      ---------------      ----------------

Net interest income after provision for loan losses                    4,290,521            4,036,040             3,790,819

Noninterest income
      Service fees and other charges                                     134,571              130,866               104,652
      Gain on sale of available for sale securities                           --                   --                98,912
                                                                ----------------      ---------------      ----------------
           Total noninterest income                                      134,571              130,866               203,564

Noninterest expense
      Compensation and benefits                                        1,720,274            1,644,187             1,547,347
      Director fees                                                       97,200               97,200               104,800
      Occupancy and equipment                                            444,306              449,276               340,056
      Computer processing                                                251,092              267,821               229,581
      Professional services                                              100,420               97,615               103,412
      State franchise taxes                                              187,410              185,434               184,609
      Other                                                              313,537              324,941               326,970
                                                                ----------------      ---------------      ----------------
           Total noninterest expense                                   3,114,239            3,066,474             2,836,775
                                                                ----------------      ---------------      ----------------

Income before income taxes                                             1,310,853            1,100,432             1,157,608

Income tax expense                                                       475,051              393,224               417,554
                                                                ----------------      ---------------      ----------------

Net income                                                      $        835,802      $       707,208      $        740,054
                                                                ================      ===============      ================

Earnings per common share - basic                               $            .61      $           .51      $            .52
                                                                ================      ===============      ================
Earnings per common share - diluted                             $            .61      $           .51      $            .52
                                                                ================      ===============      ================

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                             23.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------


                                                             Additional                                   Unearned
                                                 Common        Paid-In      Retained        Treasury        ESOP
                                                  Stock        Capital      Earnings          Stock        Shares
                                                  -----        -------      --------          -----        ------
Balance, July 1, 2000                           $ 17,854   $ 10,754,463   $ 10,856,394    $(2,636,295)  $(1,347,800)

Comprehensive income:

   Net income for the year ended
     June 30, 2001                                    --             --        740,054             --            --

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                 --             --             --             --            --


      Total comprehensive income

Cash dividends - $.31 per share                       --             --       (445,603)            --            --

Commitment to release 14,090 employee
  stock ownership plan shares                         --        (49,415)            --             --       165,329

Purchase of 64,769 treasury shares,
  at cost                                             --             --             --       (542,345)           --

11,425 shares earned under
  management recognition plan                         --             --             --             --            --
                                                --------   ------------   ------------    -----------   -----------

Balance, June 30, 2001                          $ 17,854   $ 10,705,048   $ 11,150,845    $(3,178,640)  $(1,182,471)
                                                ========   ============   ============    ===========   ===========

                                                                        Accumulated
                                                      Unearned             Other
                                                         MRP           Comprehensive
                                                       Shares           Income (Loss)        Total
                                                       ------          --------------        -----
Balance, July 1, 2000                                $(556,043)           $(128,775)      $ 16,959,798

Comprehensive income:

   Net income for the year ended
     June 30, 2001                                          --                   --            740,054

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                       --              131,146            131,146
                                                                                          ------------

      Total comprehensive income                                                               871,200

Cash dividends - $.31 per share                             --                   --           (445,603)

Commitment to release 14,090 employee
  stock ownership plan shares                               --                   --            115,914

Purchase of 64,769 treasury shares,
  at cost                                                   --                   --           (542,345)

11,425 shares earned under
  management recognition plan                          190,649                   --            190,649
                                                     ---------            ---------       ------------

Balance, June 30, 2001                               $(365,394)           $   2,371       $ 17,149,613
                                                     =========            =========       ============

--------------------------------------------------------------------------------

                                  (Continued)


24.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------


                                                                Additional                                              Unearned
                                                 Common           Paid-In          Retained           Treasury            ESOP
                                                  Stock           Capital          Earnings             Stock            Shares
                                                  -----           -------          --------             -----            ------
Balance, July 1, 2001                           $ 17,854      $ 10,705,048       $ 11,150,845       $(3,178,640)      $(1,182,471)

Comprehensive income:

   Net income for the year ended
     June 30, 2002                                    --                --            707,208                --                --

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                 --                --                 --                --                --


      Total comprehensive income

Cash dividends - $.35 per share                       --                --           (486,103)               --                --

Commitment to release 13,512 employee
  stock ownership plan shares                         --           (15,248)                --                --           158,543

Purchase of 49,399 treasury shares,
  at cost                                             --                --                 --          (525,077)               --

11,426 shares earned under
  management recognition plan                         --                --                 --                --                --
                                                --------      ------------       ------------       -----------       -----------

Balance, June 30, 2002                          $ 17,854      $ 10,689,800       $ 11,371,950       $(3,703,717)      $(1,023,928)
                                                ========      ============       ============       ===========       ===========

                                                               Accumulated
                                                   Unearned        Other
                                                      MRP      Comprehensive
                                                    Shares     Income (Loss)      Total
                                                    ------     -------------      -----
Balance, July 1, 2001                             $(365,394)      $ 2,371      $ 17,149,613

Comprehensive income:

   Net income for the year ended
     June 30, 2002                                       --            --           707,208

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                    --        14,624            14,624
                                                                               ------------

      Total comprehensive income                                                    721,832

Cash dividends - $.35 per share                          --            --          (486,103)

Commitment to release 13,512 employee
  stock ownership plan shares                            --            --           143,295

Purchase of 49,399 treasury shares,
  at cost                                                --            --          (525,077)

11,426 shares earned under
  management recognition plan                       190,648            --           190,648
                                                  ---------       -------      ------------

Balance, June 30, 2002                            $(174,746)      $16,995      $ 17,194,208
                                                  =========       =======      ============

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             25.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------


                                                              Additional                                              Unearned
                                                 Common         Paid-In           Retained         Treasury             ESOP
                                                  Stock         Capital           Earnings           Stock             Shares
                                                  -----         -------           --------           -----             ------
Balance, July 1, 2002                           $ 17,854      $10,689,800      $ 11,371,950       $(3,703,717)      $(1,023,928)

Comprehensive income:

   Net income for the year ended
     June 30, 2003                                    --               --           835,802                --                --

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                 --               --                --                --                --

      Total comprehensive income

Cash dividends - $.49 per share                       --               --          (667,566)               --                --

Commitment to release 12,932 employee
  stock ownership plan shares                         --           16,409                --                --           151,736

Purchase of 24,646 treasury shares,
  at cost                                             --               --                --          (317,483)               --

11,426 shares earned under
  management recognition plan
                                                --------      -----------      ------------       -----------       -----------

Balance, June 30, 2003                          $ 17,854      $10,706,209      $ 11,540,186       $(4,021,200)      $  (872,192)
                                                ========      ===========      ============       ===========       ===========

                                                               Accumulated
                                                   Unearned        Other
                                                      MRP      Comprehensive
                                                    Shares     Income (Loss)         Total
                                                    ------     -------------         -----
Balance, July 1, 2002                             $(174,746)      $ 16,995       $ 17,194,208

Comprehensive income:

   Net income for the year ended
     June 30, 2003                                       --             --            835,802

   Change in net unrealized gain (loss) on
     securities available for sale, net of
     reclassification and tax effects                    --         (3,572)            (3,572)
                                                                                 ------------

      Total comprehensive income                                                      832,230

Cash dividends - $.49 per share                          --             --           (667,566)

Commitment to release 12,932 employee
  stock ownership plan shares                            --             --            168,145

Purchase of 24,646 treasury shares,
  at cost                                                --             --           (317,483)

11,426 shares earned under
  management recognition plan                       174,746                           174,746
                                                  ---------       --------       ------------

Balance, June 30, 2003                            $      --       $ 13,423       $ 17,384,280
                                                  =========       ========       ============

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


26.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

                                                                         2003              2002              2001
                                                                    ------------       -----------       -----------
Cash flows from operating activities
      Net income                                                    $    835,802       $   707,208       $   740,054
      Adjustments to reconcile net income to net cash
        from operating activities
           Depreciation                                                  206,804           211,186           164,078
           Provision for loan losses                                      68,605            52,341            73,565
           Net amortization (accretion) of securities                       (620)               --                --
           Loss (gain) on sale of real estate owned                       (4,388)               --            12,066
           Gain on sale of securities available for sale                      --                --           (98,912)
           FHLB stock dividends                                          (64,400)          (77,400)          (92,500)
           Deferred taxes                                                (65,800)          (49,082)          (22,664)
           Compensation expense for ESOP shares                          168,145           143,295           115,914
           Compensation expense for MRP shares                           174,746           190,648           190,649
           Change in:
                Accrued interest receivable and other assets              68,635            82,208           (91,867)
                Accrued interest payable and other liabilities           123,815           120,222            85,498
                Deferred loan fees                                        30,548            70,571            15,651
                                                                    ------------       -----------       -----------
                     Net cash from operating activities                1,541,892         1,451,197         1,091,532

Cash flows from investing activities
      Purchase of securities available for sale                      (18,496,295)       (2,500,000)       (2,000,000)
      Proceeds from maturities of securities
        available for sale                                            10,500,000         2,000,000         3,000,000
      Principal repayments on mortgage-
        backed securities available for sale                                  --                --           339,731
      Proceeds from sale of securities
        available for sale                                                    --                --         4,408,534
      Purchase of Federal Home Loan Bank stock                                --                --          (281,700)
      Net change in loans                                              5,542,902          (865,791)       (6,059,224)
      Premises and equipment expenditures                                 (9,648)         (262,746)         (250,627)
      Proceeds from sale of real estate owned                            217,963                --           125,748
                                                                    ------------       -----------       -----------
           Net cash from investing activities                         (2,245,078)       (1,628,537)         (717,538)

--------------------------------------------------------------------------------

                                  (Continued)


27.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                    Years ended June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

                                                             2003              2002               2001
                                                         ------------       -----------       ------------
Cash flows from financing activities
      Net change in deposits                             $ (1,334,722)      $ 3,445,422       $ (1,715,740)
      Proceeds from long-term FHLB advances                11,000,000                --         11,000,000
      Repayments of long-term FHLB advances                  (765,459)       (3,518,783)        (4,525,404)
      Net change in short-term FHLB advances                 (500,000)          500,000                 --
      Cash dividends paid                                    (667,566)         (486,103)          (445,603)
      Purchase of treasury shares                            (317,483)         (525,077)          (542,345)
                                                         ------------       -----------       ------------
           Net cash from financing activities               7,414,770          (584,541)         3,770,908
                                                         ------------       -----------       ------------

Net change in cash and cash equivalents                     6,711,584          (761,881)         4,144,902

Cash and cash equivalents at beginning of year              5,589,014         6,350,895          2,205,993
                                                         ------------       -----------       ------------

Cash and cash equivalents at end of year                 $ 12,300,598       $ 5,589,014       $  6,350,895
                                                         ============       ===========       ============

Supplemental cash flow information
           Interest paid                                 $  4,332,326       $ 5,548,361       $  6,250,033
           Income taxes paid                                  576,000           396,000            455,000

Supplemental noncash disclosures
           Transfer from loans to real estate owned           322,877                --            137,814

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


28.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

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

Nature of Operations: The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna and Jackson Center, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and overnight deposits. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties. Management considers the Corporation to operate primarily in one segment, banking.

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

Cash Flows: Cash and cash equivalents include cash, deposits with financial institutions, overnight deposits and time deposits with original maturities of 90 days or less. Overnight deposits are sold for one-day periods. Net cash flows are reported for loan and deposit transactions, as well as short-term borrowings under its cash management line of credit with the Federal Home Loan Bank of Cincinnati.

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

Interest income is reported on the interest method and includes amortization of net deferred loan fees over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             29.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

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

--------------------------------------------------------------------------------

                                   (Continued)


30.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation: Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense were measured using the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

                                                    2003             2002             2001
                                                -----------      -----------      -----------
Net income as reported                          $   835,802      $   707,208      $   740,054
Deduct: Stock-based expense
  determined under fair value based method          190,671          211,536          211,536
                                                -----------      -----------      -----------

Pro forma net income                            $   645,131      $   495,672      $   528,518
                                                ===========      ===========      ===========

Basic earnings per share as reported            $       .61      $       .51      $       .52
Pro forma basic earnings per share                      .47              .36              .37

Diluted earnings per share as reported          $       .61      $       .51      $       .52
Pro forma diluted earnings per share                    .47              .36              .37

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             31.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on derivative instruments and hedging activities and certain financial instruments with characteristics of both assets and liabilities were issued during fiscal 2003. Management determined that when the new accounting standards are adopted in fiscal 2004 they will not have a material impact on the Corporation's financial condition or results of operations.

Reclassification: Reclassification of certain amounts in the prior years consolidated financial statements has been made to conform to the 2003 presentation.

--------------------------------------------------------------------------------

                                   (Continued)


32.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows.

                                                                                      Gross               Gross
                                                                 Fair              Unrealized          Unrealized
                                                                 Value                Gains              Losses
                                                                 -----                -----              ------
2003
    U.S. Government agencies                                $   11,517,255      $       54,132       $       (33,792)
                                                            ==============      ==============       ===============

2002
    U.S. Government agencies                                $    3,525,750      $       28,080       $        (2,330)
                                                            ==============      ==============       ===============

Contractual maturities of securities available for sale at year-end 2003 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          Fair
                                                                                          Value
                                                                                          -----
             Due after one year through five years                                 $      4,044,535
             Due after five years through ten years                                       7,472,720
                                                                                   ----------------

                                                                                   $     11,517,255
                                                                                   ================

No securities were pledged as collateral at year-end 2003 or 2002.

Sales of available for sale securities were as follows.

                                                                        2003                  2002                2001
                                                                        ----                  ----                ----
           Proceeds                                            $              --     $              --     $       4,408,534
           Gross gains                                                        --                    --                98,912
           Gross losses                                                       --                    --                    --

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             33.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans were as follows.

                                                               2003                2002
                                                         -------------       -------------
      Mortgage loans:
           1-4 family residential                        $  89,930,505       $  96,006,970
           Multi-family residential                          1,656,877           1,913,649
           Commercial real estate                           10,306,608          10,111,114
           Real estate construction and development          5,906,440           7,096,855
           Land                                              1,852,354           1,309,677
                                                         -------------       -------------
                 Total mortgage loans                      109,652,784         116,438,265
      Consumer loans                                         4,636,034           4,625,413
      Commercial loans                                       4,006,001           3,716,760
                                                         -------------       -------------
                 Total loans                               118,294,819         124,780,438
      Less:
           Allowance for loan losses                          (766,000)           (708,000)
           Loans in process                                 (1,906,896)         (2,516,131)
           Deferred loan fees                                 (362,082)           (331,534)
                                                         -------------       -------------

                                                         $ 115,259,841       $ 121,224,773
                                                         =============       =============

Activity in the allowance for loan losses was as follows.

                                         2003            2002            2001
                                      ---------       ---------       ---------

      Balance at beginning of year    $ 708,000       $ 660,800       $ 591,350
      Provision for losses               68,605          52,341          73,565
      Charge-offs                       (15,409)         (5,941)         (4,563)
      Recoveries                          4,804             800             448
                                      ---------       ---------       ---------

      Balance at end of year          $ 766,000       $ 708,000       $ 660,800
                                      =========       =========       =========

Nonperforming loans at year-end were as follows.

                                                           2003           2002
                                                        ----------      --------

      Loans past due over 90 days still on accrual      $  398,000      $472,000
      Nonaccrual loans                                   1,604,000       598,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

As of June 30, 2003 and 2002, and for the years ended June 30, 2003, 2002 and 2001, impaired loans were not material.

--------------------------------------------------------------------------------

                                   (Continued)


34.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Loans to executive officers, directors and companies with which they are affiliated for the year ended June 30, 2003, were as follows.

      Balance at beginning of period                            $ 395,936
      New loans                                                    98,000
      Principal repayments                                       (133,830)
                                                                ---------

      Balance at end of period                                  $ 360,106
                                                                =========

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                                                2003                2002
                                              --------            --------

      Loans                                   $687,136            $787,821
      Securities                                53,061              46,923
                                              --------            --------

                                              $740,197            $834,744
                                              ========            ========

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows.

                                                  2003              2002
                                              ----------        ----------

      Land                                    $  225,166        $  225,166
      Buildings and improvements               2,029,210         2,027,879
      Furniture and equipment                  1,452,118         1,443,801
      Automobile                                  22,416            22,416
                                              ----------        ----------
           Total cost                          3,728,910         3,719,262
      Accumulated depreciation                 1,897,071         1,690,267
                                              ----------        ----------

                                              $1,831,839        $2,028,995
                                              ==========        ==========

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

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             35.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2002. The lease term is for five years with two five-year renewal options. Annual rent is $31,800 for the first five years and increases to $39,750 annually for the first five-year renewal period and $49,688 annually for the second five-year renewal period. Total rental expense for the two branch offices was $56,071, $56,071 and $25,243 for the years ended June 30, 2003, 2002 and 2001.

Rental commitments under these noncancelable operating leases, assuming a maximum increase of 15% after year five on the Jackson Center lease, were as follows.

           Year ending June 30,
                     2004                         $   57,584
                     2005                             57,886
                     2006                             56,914
                     2007                             26,086
                     2008                             26,086
                     Thereafter                        4,348
                                                  ----------

                                                  $  228,904
                                                  ==========

NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows.

                               2003              2002              2001
                            ---------         ---------         ---------

      Current               $ 540,851         $ 442,306         $ 440,218
      Deferred                (65,800)          (49,082)          (22,664)
                            ---------         ---------         ---------

                            $ 475,051         $ 393,224         $ 417,554
                            =========         =========         =========

--------------------------------------------------------------------------------

                                   (Continued)


36.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Year-end deferred tax assets and deferred tax liabilities were due to the following.

                                                                    2003            2002
                                                                 ---------       ---------
      Items giving rise to deferred tax assets
           Deferred loan fees                                    $ 117,770       $ 104,007
           Reserve for delinquent interest                          13,673           6,495
           Allowance for loan losses                               227,515         174,869
           Accrued ESOP expense                                     30,995          28,829
           Accrued MRP expense                                          --           5,401
                                                                 ---------       ---------
                Total deferred tax assets                          389,953         319,601

      Items giving rise to deferred tax liabilities
           Unrealized gain on securities available for sale         (6,917)         (8,755)
           Depreciation                                            (80,539)        (97,883)
           FHLB stock dividends                                   (216,784)       (194,888)
                                                                 ---------       ---------
                Total deferred tax liabilities                    (304,240)       (301,526)
                                                                 ---------       ---------

                Net deferred tax asset                           $  85,713       $  18,075
                                                                 =========       =========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                                2003            2002             2001
                                                              --------       ---------        ---------
      Income taxes computed at the statutory
        tax rate on pretax income                             $445,690       $ 374,147        $ 393,587
      Add tax effect of:
          ESOP fair value book expense and tax deduction        20,317          10,215             (741)
          MRP cost in excess of fair value                          37          13,506           24,072
          Nondeductible expenses and other                       9,007          (4,644)             636
                                                              --------       ---------        ---------

                                                              $475,051       $ 393,224        $ 417,554
                                                              ========       =========        =========

      Statutory tax rate                                          34.0%           34.0%            34.0%
                                                              ========       =========        =========
      Effective tax rate                                          36.2%           35.7%            36.1%
                                                              ========       =========        =========

In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. Therefore, small thrifts such as the Association must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture is occurring over a six-year period, the commencement of which was delayed until the first taxable year beginning after December 31, 1997, because the Association met certain residential lending requirements. At June 30, 2003 and 2002, the Association had approximately $97,000 and $194,000 in bad debt reserves subject to recapture for federal income tax purposes. The deferred tax liability related to the recapture has been previously established. In fiscal 2003, 2002, and 2001, $97,000 bad debt reserves were recaptured.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             37.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Retained earnings at June 30, 2003 and 2002 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2003 and 2002. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

NOTE 7 - DEPOSITS

Year-end deposits were as follows.

                                       2003             2002
                                   -----------      -----------
      Noninterest-bearing
        demand deposits            $   804,838      $   849,445
      NOW accounts                   6,360,941        6,614,392
      Money market accounts          4,445,140        2,887,180
      Savings accounts              28,558,508       23,948,896
      Certificates of deposit       53,282,474       60,486,710
                                   -----------      -----------

                                   $93,451,901      $94,786,623
                                   ===========      ===========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $5,123,000 and $5,536,000 at June 30, 2003 and 2002, respectively.
Deposits more than $100,000 are not insured by the FDIC. Related party deposits were $485,000 and $436,000 at June 30, 2003 and 2002.

The scheduled maturities of certificates of deposit as of June 30, 2003 were as follows.

         Year ended June 30,
                 2004                         $29,673,639
                 2005                          11,005,078
                 2006                           6,744,052
                 2007                           4,605,079
                 2008                           1,254,626
                                              -----------

                                              $53,282,474
                                              ===========

NOTE 8 - BORROWED FUNDS

At June 30, 2003, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 2003.

At June 30, 2003, based on the Association's current FHLB stock ownership, total assets and pledgable residential mortgage loan portfolio, the Association had the ability to obtain borrowings up to a maximum of $66.5 million.

--------------------------------------------------------------------------------

                                   (Continued)


38.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 8 - BORROWED FUNDS (Continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

                                                                      2003             2002
                                                                  -----------      -----------
      Cash management advance, variable rate
        2.15% at June 30, 2003                                    $        --      $   500,000
      6.13% fixed-rate advance, due June 25, 2008                   7,000,000        7,000,000
      6.00% convertible advance, fixed-rate until June 2004,
        due June 11, 2009                                           5,000,000        5,000,000
      6.27% convertible advance, fixed-rate until
        September 2003, due September 8, 2010                       5,000,000        5,000,000
      5.30% select pay mortgage-matched advance, final
        maturity May 1, 2011                                        1,349,272        1,635,638
      5.35% select pay mortgage-matched advance, final
        maturity July 1, 2011                                       3,050,211        3,320,175
      3.92% select pay mortgage-matched advance, final
        maturity November 1, 2012                                     951,791               --
      4.09% select pay mortgage-matched advance, final
        maturity November 1, 2017                                     971,474               --
      4.72% select pay mortgage-matched advance, final
        maturity November 1, 2022                                   2,946,610               --
      4.38% select pay mortgage-matched advance, final
        maturity December 1, 2022                                     984,185               --
      3.92% select pay mortgage-matched advance, final
        maturity December 1, 2022                                     983,358               --
      3.55% select pay mortgage-matched advance, final
        maturity March 1, 2013                                        979,077               --
      3.64% select pay mortgage-matched advance, final
        maturity March 1, 2023                                      2,974,376               --
                                                                  -----------      -----------

                                                                  $32,190,354      $22,455,813
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

The maximum month-end balance of advances outstanding was $32,633,000 in 2003 and $25,462,000 in 2002. Average balances of borrowings outstanding during 2003 and 2002 were $28,052,000 and $24,836,000. Advances under the borrowing agreements were collateralized by the Association's FHLB stock owned and $40,237,942 of qualifying mortgage loans.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             39.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 8 - BORROWED FUNDS (Continued)

Maturities of FHLB advances for the next fives years and thereafter were as follows.

             Year ended June 30,
                        2004                           $ 2,041,358
                        2005                             1,837,873
                        2006                             1,655,746
                        2007                             1,492,819
                        2008                             8,347,149
                     Thereafter                         16,815,409
                                                       -----------

                                                       $32,190,354
                                                       ===========

NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $30,328, $27,484 and $26,586 for the years ended June 30, 2003, 2002 and 2001.

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

--------------------------------------------------------------------------------

                                   (Continued)


40.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

ESOP compensation expense was $168,145, $143,295 and $115,914 for the years ended June 30, 2003, 2002 and 2001.

Year-end ESOP shares were as follows.

                                               2003            2002
                                           ----------      ----------

      Allocated shares                         94,500          81,568
      Unreleased shares                        74,330          87,262
                                           ----------      ----------

           Total ESOP shares                  168,830         168,830
                                           ==========      ==========

      Fair value of unreleased shares      $1,035,417      $1,025,328
                                           ==========      ==========

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

A summary of the activity in the plan was as follows.

                                                       2003                          2002                          2001
                                                       ----                          ----                          ----
                                                            Weighted                     Weighted                      Weighted
                                                             Average                      Average                       Average
                                                            Exercise                     Exercise                      Exercise
                                               Shares         Price         Shares         Price           Shares        Price
                                               ------         -----         ------         -----           ------        -----
        Outstanding at beginning of year        140,824    $  16.03          140,824    $  16.03           140,824    $     16.03
        Granted                                      --          --               --          --                --             --
        Exercised                                    --          --               --          --                --             --
        Forfeited                                    --          --               --          --                --             --
                                           ------------    --------      -----------    --------      ------------    -----------
        Outstanding at end of year              140,824    $  16.03          140,824    $  16.03           140,824    $     16.03
                                           ============    ========      ===========    ========      ============    ===========

        Options exercisable at year-end         140,824    $  16.03          112,659    $  16.03            84,494    $     16.03
        Remaining shares available
          for grant                              37,714                       37,714                        37,714

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             41.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Options outstanding at year-end were as follows.

                                                                  Weighted Average
                                                                      Remaining
           Exercise                               Number             Contractual          Number
           Prices                               Outstanding             Life            Exercisable
           --------                             -----------             ----            -----------
           $16.01                                  139,579             4.90 yrs           139,579
           $18.75                                    1,245             4.95 yrs             1,245
                                             -------------         ------------      ------------

           Outstanding at year-end                 140,824             4.90 yrs           140,824
                                             =============         ============      ============

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

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares is earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 2003 and 2002, 57,128 and 45,702, shares have vested. At June 30, 2003, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. Compensation expense totaled $174,746 for the year ended June 30, 2003, $190,648 for the year ended June 30, 2002 and $190,649 for the year ended June 30, 2001.

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

--------------------------------------------------------------------------------

                                   (Continued)


42.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY MATTERS (Continued)

At June 30, 2003 and 2002, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2003 and 2002. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

At year-end 2003 and 2002, the Association's actual capital levels and minimum required levels were as follows.

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                     For Capital            Prompt Corrective-
                                                         Actual                   Adequacy Purposes         Action Regulations
                                                         ------                   -----------------         ------------------
                                                    Amount      Ratio             Amount       Ratio        Amount        Ratio
                                                    ------      -----             ------       -----        ------        -----
                                                  (Dollars in thousands)
2003
Total capital (to risk-weighted assets)           $   16,372      18.8%         $    6,981       8.0%     $     8,727     10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                             15,617      17.9               3,491       4.0            5,236      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                       15,617      10.9               5,742       4.0            7,178      5.0
Tangible capital (to adjusted total assets)           15,617      10.9               2,153       1.5              N/A

2002
Total capital (to risk-weighted assets)           $   15,073      17.1%         $    7,049       8.0%     $     8,811     10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                             14,365      16.3               3,524       4.0            5,287      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                       14,365      10.6               5,396       4.0            6,745      5.0
Tangible capital (to adjusted total assets)           14,365      10.6               2,023       1.5              N/A

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

OTS regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. As of July 1, 2003, approximately $1,584,000, plus current year fiscal 2004 earnings, is available to dividends from the Association to Peoples without approval from the OTS.

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             43.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                       2003                               2002
                                                       ----                               ----
                                                 Fixed         Variable           Fixed          Variable
                                                 Rate            Rate             Rate             Rate
                                                 ----            ----             ----             ----
           Residential real estate         $   2,867,000    $    151,000     $    696,000      $        --
           Commercial real estate                     --              --          400,000               --
           Interest rates                     5.00-6.00%      5.25-6.00%       6.75-7.00%               --%

Commitments to make loans are generally made for a period of 30 days or less. Maturities for fixed-rate loan commitments range from 10 years to 20 years.

The Corporation also had unused lines of credit approximating $818,000 and $3,156,000 at year-end 2003 and 2002.

At June 30, 2003 and 2002, the Association was required to have $2,526,000 and $1,700,000 on deposit with its correspondent banks as a compensating clearing requirement.

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

--------------------------------------------------------------------------------

                                   (Continued)


44.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows.

                                                         2003                                          2002
                                                         ----                                          ----
                                                                   Estimated                                      Estimated
                                            Carrying                 Fair                  Carrying                 Fair
                                              Value                  Value                   Value                  Value
                                              -----                  -----                   -----                  -----
Financial assets:
      Cash and cash equivalents        $       12,300,598     $       12,300,598     $        5,589,014     $        5,589,014
      Securities available for sale            11,517,255             11,517,255              3,525,750              3,525,750
      Federal Home Loan Bank stock              1,539,000              1,539,000              1,474,600              1,474,600
      Loans, net                              115,259,841            116,611,846            121,224,773            121,956,727
      Accrued interest receivable                 740,197                740,197                834,744                834,744

Financial liabilities:
      Deposits                                (93,451,901)           (94,906,030)           (94,786,623)           (96,203,892)
      Borrowed funds                          (32,190,354)           (37,774,346)           (22,455,813)           (23,454,145)
      Accrued interest payable                   (171,880)              (171,880)               (80,962)               (80,962)

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

                                                             2003              2002              2001
                                                         -----------       -----------       -----------
      Basic Earnings Per Common Share

             Net income                                  $   835,802       $   707,208       $   740,054
                                                         ===========       ===========       ===========

             Weighted average common shares
               outstanding                                 1,449,086         1,486,144         1,550,747
             Less:  Average unallocated ESOP shares          (80,796)          (94,018)         (107,819)
             Less:  Average nonvested MRP shares              (4,792)          (16,184)          (27,609)
                                                         -----------       -----------       -----------
             Weighted average common shares
               outstanding for basic earnings per
               common share                                1,363,498         1,375,942         1,415,319
                                                         ===========       ===========       ===========

             Basic earnings per common share             $       .61       $       .51       $       .52
                                                         ===========       ===========       ===========

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             45.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 16 - EARNINGS PER SHARE (Continued)

                                                           2003            2002            2001
                                                       ----------      ----------      ----------
      Diluted Earnings Per Common Share

             Net income                                $  835,802      $  707,208      $  740,054
                                                       ==========      ==========      ==========

             Weighted average common shares
               outstanding for basic earnings per
               common share                             1,363,498       1,375,942       1,415,319
             Add:  Dilutive effects of average
               nonvested MRP shares                            --              --              --
             Add:  Dilutive effects of assumed
               exercises of stock options                      --              --              --
                                                       ----------      ----------      ----------
             Weighted average common shares
               and dilutive potential common
               shares outstanding                       1,363,498       1,375,942       1,415,319
                                                       ==========      ==========      ==========

             Diluted earnings per common share         $      .61      $      .51      $      .52
                                                       ==========      ==========      ==========

Stock options granted did not have a dilutive effect on EPS for the years ended June 30, 2003, 2002 and 2001, as the exercise price of outstanding options was greater than the average market price for the periods. As of June 30, 2003, 2002 and 2001, there were 140,824 options outstanding that were not dilutive. Unearned MRP shares did not have a dilutive effect on EPS for the years ended June 30, 2003, 2002 and 2001, as the fair value of MRP shares on the date of grant was greater than the average market price for the periods.

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                                          2003           2002            2001
                                                        -------       --------       ---------
      Unrealized holding gains and (losses) on
        available-for-sale securities                   $(5,410)      $ 22,157       $ 297,619
      Reclassification adjustments for (gains) and
        losses later recognized in income                    --             --         (98,912)
                                                        -------       --------       ---------
      Net unrealized gains and losses                    (5,410)        22,157         198,707
      Tax effect                                          1,838         (7,533)        (67,561)
                                                        -------       --------       ---------

      Other comprehensive income (loss)                 $(3,572)      $ 14,624       $ 131,146
                                                        =======       ========       =========

--------------------------------------------------------------------------------

                                   (Continued)


46.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following is condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 2003 and 2002, and for the periods ended June 30, 2003, 2002 and 2001.

                            CONDENSED BALANCE SHEETS
                             June 30, 2003 and 2002

                                                               2003             2002
                                                           -----------      -----------
      Assets
      Cash and cash equivalents                            $ 1,047,181      $ 1,998,187
      Investment in subsidiary                              15,629,764       14,381,744
      Loans receivable from ESOP                               714,150          816,171
                                                           -----------      -----------

           Total assets                                    $17,391,095      $17,196,102
                                                           ===========      ===========

      Liabilities
      Other liabilities                                    $     6,815      $     1,894

      Shareholders' Equity                                  17,384,280       17,194,208
                                                           -----------      -----------

           Total liabilities and shareholders' equity      $17,391,095      $17,196,102
                                                           ===========      ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                    2003             2002              2001
                                                                 ---------       -----------       -----------
      Income:
         Dividend income from subsidiary                         $      --       $        --       $ 2,000,000
         Interest on loans                                          56,932            64,049            71,166
                                                                 ---------       -----------       -----------
                                                                    56,932            64,049         2,071,166
      Other expenses                                                93,022            92,480            91,515
                                                                 ---------       -----------       -----------
      Income (loss) before taxes and undistributed earnings
        of subsidiary                                              (36,090)          (28,431)        1,979,651
      Income tax benefit                                            (5,949)          (17,182)           (8,510)
                                                                 ---------       -----------       -----------
      Income (loss) before undistributed earnings
        of subsidiary                                              (30,141)          (11,249)        1,988,161
      Equity in undistributed earnings of subsidiary
        (distributions in excess of earnings)                      865,943           718,457        (1,248,107)
                                                                 ---------       -----------       -----------

         Net income                                              $ 835,802       $   707,208       $   740,054
                                                                 =========       ===========       ===========

--------------------------------------------------------------------------------

                                   (Continued)


                                                                             47.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                 2003              2002              2001
                                                             -----------       -----------       -----------
      Cash flows from operating activities
         Net income                                          $   835,802       $   707,208       $   740,054
         Adjustments to reconcile net income to cash
           provided by operations:
         (Equity in undistributed income of subsidiary)
           distributions in excess of earnings                  (865,943)         (718,457)        1,248,107
         Net change in other assets and liabilities                4,922             2,166           (90,143)
                                                             -----------       -----------       -----------
             Net cash from operating activities                  (25,219)           (9,083)        1,898,018

      Cash flows from investing activities
         Proceeds from loan principal repayments                 102,021           102,022           102,021
                                                             -----------       -----------       -----------
             Net cash from investing activities                  102,021           102,022           102,021

      Cash flows from financing activities
         Purchase of treasury shares                            (317,483)         (525,077)         (542,345)
         Cash dividends paid                                    (667,566)         (486,103)         (445,603)
         Dividends on unallocated ESOP shares                    (42,759)          (35,272)          (35,608)
                                                             -----------       -----------       -----------
             Net cash from financing activities               (1,027,808)       (1,046,452)       (1,023,556)
                                                             -----------       -----------       -----------

      Net change in cash and cash equivalents                   (951,006)         (953,513)          976,483
      Cash and cash equivalents at beginning of year           1,998,187         2,951,700         1,975,217
                                                             -----------       -----------       -----------

      Cash at end of year                                    $ 1,047,181       $ 1,998,187       $ 2,951,700
                                                             ===========       ===========       ===========

--------------------------------------------------------------------------------


48.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 10, 2003, at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.

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
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129

ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2003, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

--------------------------------------------------------------------------------


                                                                             49.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                              CORPORATE INFORMATION

CORPORATION AND ASSOCIATION ADDRESS

101 East Court Street                   Telephone: (937) 492-6129
P.O. Box 727                            Fax:       (937) 498-4554
Sidney, Ohio 45365-3021

DIRECTORS OF THE BOARD

Douglas Stewart                         Harry N. Faulkner
      President and Chief Executive         Partner in the law firm of Faulkner,
      Officer of Peoples Federal            Garmhausen, Keister & Shenk LPA
      Savings and Loan Association

John W. Sargeant                        James W. Kerber
      Part Owner of Sidney Tool and         Owner of James W. Kerber CPA, a
      Die Co. and BenSar Development,       private practice accounting firm
      a warehouse provider

Richard T. Martin (Chairman of the Board)
      Certified Public Accountant, in private practice

Officers of the Corporation and the Association:

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer and
  Treasurer

Special Counsel                             Independent Auditors
---------------                             --------------------

Katten Muchin Zavis Rosenman                Crowe Chizek and Company LLC
1025 Thomas Jefferson Street, N.W.          One Columbus
East Lobby, Suite 700                       10 West Broad Street
Washington, D.C. 20007-5201                 Columbus, Ohio 43215

--------------------------------------------------------------------------------


50.