Form 10KSB, Exhibit 13
period 2004-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2004-09-28
CIK 1031340

PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2004

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2004

                                    CONTENTS

TO OUR SHAREHOLDERS.......................................................     2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION..........................     4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS.........................................     4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA..........................................................     6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................     8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ..................    21

CONSOLIDATED FINANCIAL STATEMENTS

       Consolidated Balance Sheets .......................................    22

       Consolidated Statements of Income .................................    23

       Consolidated Statements of Changes in Shareholders' Equity ........    24

       Consolidated Statements of Cash Flows .............................    27

       Notes to Consolidated Financial Statements ........................    28

SHAREHOLDER INFORMATION...................................................    49

CORPORATE INFORMATION.....................................................    50

--------------------------------------------------------------------------------


                                                                              1.

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION

Peoples-Sidney Financial Corporation, a unitary thrift holding company incorporated under the laws of the State of Delaware ("Peoples"), owns all of the issued and outstanding capital stock of Peoples Federal Savings and Loan Association, a savings and loan association chartered under the laws of the United States, (the "Association" and, together with Peoples, the "Corporation"). On April 25, 1997, Peoples acquired all of the common stock issued by the Association upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). Peoples' activities have been limited primarily to holding the common shares of the Association.

Serving the Sidney, Ohio area since 1886, the Association conducts business from its main office at 101 East Court Street, Sidney, Ohio and full-service branches in Sidney, Anna, and Jackson Center, Ohio. The Association's business involves attracting deposits from the general public and using such deposits to originate one- to four-family permanent and construction residential mortgages and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, which consists primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations, mortgage-backed and related securities and various types of short-term liquid assets.

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

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
RELATED SHAREHOLDER MATTERS

The Corporation had 1,432,648 common shares outstanding on August 31, 2004, which were held of record by 816 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc., and cash dividends paid by quarter, are shown below.

                          September 30,  December 31,   March 31,      June 30,
                              2003          2003          2004           2004
                          -------------  ------------  -----------    ----------
      High                  $  15.00      $  15.88      $  18.50      $  17.67
      Low                      13.25         13.25         14.69         15.77
      Cash Dividends            0.13          0.23          0.14          0.14

                          September 30,  December 31,   March 31,      June 30,
                              2002          2002          2003           2003
                          -------------  ------------  -----------    ----------
      High                  $  12.35      $  12.95      $  14.84      $  15.15
      Low                      11.75         11.75         12.35         13.93
      Cash Dividends            0.09          0.16          0.12          0.12

--------------------------------------------------------------------------------


4.

Peoples' pays dividends to shareholders using primarily funds received as dividends from the Association. In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of such dividend payment, be reduced below the amount required for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Association in the event of complete liquidation to those members of the Association before the Conversion who maintain a savings account at the Association after the Conversion), or applicable regulatory capital requirements prescribed by the OTS.

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS. As of July 1, 2004, the Association must obtain regulatory approval to pay dividends to the holding company until fiscal 2005 net income exceeds $130,944.

--------------------------------------------------------------------------------


                                                                              5.

SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of, and other data regarding, the Corporation at the dates and for the periods indicated.

                                                                     At June 30,
Selected Financial Condition                -------------------------------------------------------------
  and Other Data:                              2004         2003         2002         2001         2000
                                            ---------    ---------    ---------    ---------    ---------
                                                                    (In thousands)
Total amount of:
      Assets                                $ 135,771    $ 143,568    $ 134,854    $ 134,304    $ 129,287
      Securities available for sale             5,288       11,517        3,526        3,002        8,447
      FHLB stock                                1,601        1,539        1,475        1,397        1,023
      Loans, net (1)                          115,652      115,260      121,225      120,482      114,650
      Deposits                                 86,764       93,452       94,787       91,341       93,057
      Borrowed funds                           31,140       32,190       22,456       25,475       19,000
      Shareholders' equity                     17,431       17,384       17,194       17,150       16,960

                                                                 Year ended June 30,
                                            -------------------------------------------------------------
Selected Operations Data:                      2004         2003         2002         2001         2000
                                            ---------    ---------    ---------    ---------    ---------
                                                                    (In thousands)
Interest income                             $   7,910    $   8,782    $   9,667    $  10,130    $   9,170
Interest expense                                3,404        4,423        5,579        6,266        5,376
                                            ---------    ---------    ---------    ---------    ---------
Net interest income                             4,506        4,359        4,088        3,864        3,794
Provision for loan losses                          53           69           52           73           61
                                            ---------    ---------    ---------    ---------    ---------
Net interest income after
  provision for loan losses                     4,453        4,291        4,036        3,791        3,733
Noninterest income                                135          135          130          204           68
Noninterest expense                             3,039        3,114        3,066        2,837        2,787
                                            ---------    ---------    ---------    ---------    ---------
Income before income taxes                      1,549        1,311        1,100        1,158        1,014
Income tax expense                                574          475          393          418          378
                                            ---------    ---------    ---------    ---------    ---------
Net income                                  $     975    $     836    $     707    $     740    $     636
                                            =========    =========    =========    =========    =========
Earnings per common
  share - basic                             $     .71    $     .61    $     .51    $     .52    $     .43
                                            =========    =========    =========    =========    =========
Earnings per common
  share - diluted                           $     .71    $     .61    $     .51    $     .52    $     .43
                                            =========    =========    =========    =========    =========
Dividends declared per share                $     .64    $     .49    $     .35    $     .31    $     .28
                                            =========    =========    =========    =========    =========

--------------------------------------------------------------------------------


6.

Selected Financial Ratios and Other Data:

Performance Ratios:                             2004       2003       2002       2001       2000
                                                ----       ----       ----       ----       ----
      Return on assets (ratio of net
        income to average total assets)         0.70%      0.60%      0.52%      0.56%      0.51%
      Return on equity (ratio of net
        income to average equity)               5.65       4.85       4.15       4.33       3.70
      Dividend payout ratio (6)                90.14      80.33      68.63      59.62      65.12
      Interest rate spread (2)                  3.05       2.83       2.57       2.38       2.53
      Net interest margin (3)                   3.36       3.23       3.09       3.01       3.14
      Ratio of operating expense to
        average total assets                    2.20       2.24       2.25       2.15       2.23
      Ratio of average interest-earning
        assets to average interest-bearing
        liabilities                            1.12x      1.12x      1.12x      1.13x      1.14x
Quality Ratios:
      Nonperforming assets to total
        assets at end of period (4)             0.96%      1.47%      0.79%      0.94%      0.81%
      Allowance for loan losses to
        nonperforming loans                    62.17      38.26      66.12      52.32      56.59
      Allowance for loan losses to
        gross loans (5)                         0.65       0.66       0.58       0.55       0.51
Capital Ratios:
      Shareholders' equity to total
        assets at end of period                12.84      12.11      12.75      12.77      13.12
      Average equity to average assets         12.47      12.39      12.49      12.92      13.77
Other Data:
      Number of full service offices               4          4          4          4          3

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

(5) Gross loans are stated at unpaid principal balances, net of deferred loan fees and loans in process.

(6)   Dividends declared per share divided by basic earnings per common share.

--------------------------------------------------------------------------------


                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2004, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could otherwise be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna, and Jackson Center, Ohio. The Corporation's primary deposits products are checking, savings and term certificate accounts. Its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.

Despite the Corporation's strong results, events underlying the fiscal year financial results were somewhat mixed. With interest rates at all-time lows, the Corporation was very cautious in over-booking record numbers of long-term fixed rate loans. As a portfolio lender, and with the anticipation of interest rates rising in the near term, the interest rate risk of lower rate, long term fixed rate loans would have a definite impact on future earnings for the Corporation. The Corporation did, however, continue to leverage its fixed rate loan portfolio with mortgage-matched advances from the Federal Home Loan Bank. This will continue to provide a measure of protection for the Corporation since interest rates have now begun to rise. In addition, the Corporation continually monitored the cost of funds and operational expenses by using "wholesale funds" versus "retail deposits" to support operations as market rates continued to decline. Regardless, some business moved to competitors who originate and immediately sell their mortgage products, as well as depositors who moved funds in search of higher interest rates. The Corporation also anticipates that loan demand will remain just moderate during the months ahead as the larger volume of refinancing that occurred last year would not be repeated in a higher interest rate environment.

Forward-Looking Statements

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission (the "SEC"), or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected.

--------------------------------------------------------------------------------
                                   (Continued)


8.

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

Comparison of Financial Condition at June 30, 2004 and June 30, 2003

Total assets at June 30, 2004 were $135.8 million compared to $143.6 million at June 30, 2003, a decrease of $7.8 million. The decrease in total assets was due primarily to a decrease in cash and cash equivalents and securities, resulting from a decrease in deposits and borrowed funds.

While the current interest rate environment remains at the lowest levels in many years, Management continues to focus on interest rate spread. Loan demand has been moderate, as the high volume of low interest rate driven activity has subsided. On the deposit side, some customers have elected not to renew maturing certificates to search for higher returns on their deposits or to spend rather than save due to the low interest rate environment. As the economy begins to recover and interest rates rise, Management anticipates that deposits will flow back into passbook accounts and eventually into certificates of deposit again.

Cash and cash equivalents decreased $2.3 million from $12.3 million at June 30, 2003 to $10.0 million at June 30, 2004 as an offset to the decrease in savings deposits.

The securities portfolio, which is classified as available for sale, decreased $6.2 million from $11.5 million at June 30, 2003 to $5.3 million at June 30, 2004. The Corporation sold a $2.0 million security at par and also had $4.0 million in securities called prior to maturity by the issuing agency during the fiscal year ended June 30, 2004 ("Fiscal 2004"). The proceeds from the sale and called securities were also used as an offset to the decrease in savings deposits.

Federal Home Loan Bank stock increased $62,400 from June 30, 2003 to June 30, 2004 due to dividends received during the period.

Loans increased $0.4 million from $115.3 million at June 30, 2003 to $115.7 million at June 30, 2004. The most significant changes were in commercial real estate loans, which increased $1.5 million from $10.3 million at June 30, 2003 to $11.8 million at June 30, 2004, and commercial loans, which increased $0.7 million from $4.0 million to $4.7 million during the same period. The change was due to increased commercial lending activity coupled with the addition of a $1.3 million commercial real estate loan during Fiscal 2004. Offsetting these increases were decreases in multi-family residential, real estate construction and development, land and consumer loans. The largest decrease of $1.0 million was in real estate construction and development loans. The Corporation actually has more real estate construction and development loans at June 30, 2004 than at June 30, 2003. However, the projects in the loan portfolio at June 30, 2004 have more undrawn amounts, so that the net balance is less at June 30, 2004 than at June 30, 2003. The change to the one- to four-family loan category was not significant.

Premises and equipment increased $0.3 million from $1.8 million at June 30, 2003 to $2.1 million at June 30, 2004. This increase resulted from the purchase of the previously leased office building at the Corporation's Jackson Center branch for $387,000. Offsetting this increase, in part, was the normal depreciation of existing assets.

Total deposits decreased $6.7 million from $93.5 million at June 30, 2003 to $86.8 million at June 30, 2004 due to decreases in certificates of deposit and money market accounts, partially offset by increases in savings and NOW accounts. Certificates of deposit decreased $8.5 million as a result of matured certificates, that were not renewed due to the low interest rate environment. This prompted a partial shift of funds to more liquid savings and NOW accounts, which increased $2.0 million and $0.3 million, respectively from June 30, 2003 to June 30, 2004. The overall decrease in deposits occurred as customers searched for higher returns on their deposits or elected to spend

--------------------------------------------------------------------------------
                                   (Continued)


                                                                              9.

rather than save. Noninterest-bearing demand and money market accounts also decreased $8,000 and $0.5 million, respectively since June 30, 2003.

Borrowed funds decreased $1.1 million from $32.2 million at June 30, 2003 to $31.1 million at June 30, 2004. This decrease was the result of scheduled repayments of the long-term advances, which offset the addition of a $1.0 million select pay mortgage-matched advance. See Note 8 to the consolidated financial statements for the detail of all the Corporation's FHLB advances and the scheduled principal payments.

Total shareholders' equity increased $47,000 from June 30, 2003 to June 30, 2004. This nominal increase is due to the continued purchase of treasury stock and the payment of dividends equal to 89.5% of the Corporation's earnings for Fiscal 2004. Maintaining capital at the current level is part of Management's capital planning strategy.

Comparison of Results of Operations for the Year Ended June 30, 2004 and June 30, 2003

Net Income. The Corporation earned net income of $975,000 for the year ended June 30, 2004 compared to net income of $836,000 for the year ended June 30, 2003. The increase in net income was due primarily to an increase in net interest income coupled with a decrease in noninterest expense and the provision for loan losses, partially offset by an increase in federal income tax expense.

Net Interest Income. Net interest income totaled $4,506,000 for the year ended June 30, 2004 compared to $4,359,000 for the year ended June 30, 2003, an increase of $147,000, or 3.4%. The increase was the result of a larger decrease in interest expense on deposits compared to the decline in interest income on loans and other sources of interest income with the exception of interest income on securities, which increased.

Interest and fees on loans decreased $868,000, or 10.3%, from $8,442,000 for the year ended June 30, 2003 to $7,574,000 for the year ended June 30, 2004. The decrease in interest income was due primarily to lower interest rates on loans and to a lesser extent due to a decrease in average loans receivable during the Fiscal 2004. The yield earned on loans decreased from 7.10% for Fiscal 2003 to 6.50% for Fiscal 2004 due to the decreasing interest rate environment that continued during Fiscal 2004.

Interest earned on securities totaled $235,000 for the year ended June 30, 2004 compared to $204,000 for the year ended June 30, 2003. Interest on interest-bearing demand, time and overnight deposits with other financial institutions decreased to $39,000 for the year ended June 30, 2004 compared to $72,000 for the year ended June 30, 2003. The increase in interest on securities was the result of an increase in the average balance partially offset by a decrease to the average yield earned. The decrease in interest earned on deposits with other financial institutions was the result of a lower average yield earned on such investments as well as a decrease in the average balance.

Dividends on FHLB stock decreased over the comparable period due to a decrease in dividends paid by FHLB.

Interest paid on deposits decreased $1,140,000, or 39.7% for the year ended June 30, 2004 compared to the year ended June 30, 2003. The decrease resulted from a substantial decline in the average interest rate paid on deposits combined with lower average balance of deposits. The average balance of deposits at June 30, 2003 was $92.2 million at an average cost of 3.11% compared to an average balance of deposits at June 30, 2004 of $88.3 million at an average cost of 1.96%

Interest paid on borrowed funds increased slightly from $1,555,000 for the year ended June 30, 2003 to $1,676,000 for the year ended June 30, 2004. This increase was caused by a higher average balance of borrowings partially offset by a lower average cost of borrowed funds resulting from the lower interest rate environment that continued during Fiscal 2004. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

--------------------------------------------------------------------------------
                                   (Continued)


10.

In the months ahead, Management will continue to focus on the cost of funds and loan yields. As the economy begins to recover and interest rates begin to rise, we anticipate to see a shift from liquid savings deposits into longer term certificates of deposit bearing higher rates.

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

The provision for loan losses for the year ended June 30, 2004 totaled $53,000 compared to $69,000 for the year ended June 30, 2003, a decrease of $16,000. The allowance for loan losses totaled $753,000, or 0.65% of loans receivable and 62.2% of total nonperforming loans at June 30, 2004, compared with $766,000, or 0.66% of loans receivable and 38.3% of total nonperforming loans at June 30, 2003. The decrease in the provision for loan losses was the result of a decrease in nonaccrual loans during Fiscal 2004. The decrease in nonaccrual loans is the result of Management's ongoing efforts to resolve problem loans. Historically, charge-offs experienced by the Corporation have related primarily to consumer and other non-real estate loans. However, during Fiscal 2004, the Corporation also experienced minimal charge-off activity in the one- to four-family residential mortgage category. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of available-for-sale securities, remained unchanged and totaled $135,000 for the years ended June 30, 2004 and 2003.

Noninterest expense. Noninterest expense totaled $3,039,000 for the year ended June 30, 2004 compared to $3,114,000 for the year ended June 30, 2003, a decrease of $75,000. The change was primarily the result of a decrease in compensation and benefits as it related to the MRP. All outstanding MRP shares finished vesting in May 2003. This provided a decrease of $175,000 in compensation and benefits expense for the current year ended June 30, 2004. This decrease was partially offset by normal increases in compensation plus the impact of the Corporation's increased stock price on the ESOP plan. Occupancy and equipment expense also decreased $39,000 from $444,000 for the year ended June 30, 2003 to $405,000 for the year ended June 30, 2004. The decrease is related primarily to the benefits associated with owning the Jackson Center branch office building as opposed to leasing. Other expense increased $46,000 from $314,000 for the year ended June 30, 2003 to $360,000 for the year ended June 30, 2004, primarily due to increases in charitable contributions and expenses and losses related to other real estate owned.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $574,000 for the year ended June 30, 2004 compared to $475,000 for the year ended June 30, 2003, an increase of $99,000. The effective tax rates were 37.1% and 36.2% for the years ended June 30, 2004 and 2003, respectively. The increase in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their related tax impact.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             11.

Comparison of Results of Operations for the Year Ended June 30, 2003 and June 30, 2002 ("Fiscal 2002")

Net Income. The Corporation earned net income of $836,000 for the year ended June 30, 2003 compared to net income of $707,000 for the year ended June 30, 2002. The increase in net income was due primarily to an increase in net interest income, partially offset by the increase in noninterest expense and federal income tax expense.

Net Interest Income. Net interest income totaled $4,359,000 for the year ended June 30, 2003 compared to $4,088,000 for the year ended June 30, 2002, an increase of $271,000, or 6.6%. The increase was the result of an increase in the volume of average interest-earning assets combined with an increase in the net interest spread.

Interest and fees on loans decreased $831,000, or 9.0%, from $9,273,000 for the year ended June 30, 2002 to $8,442,000 for the year ended June 30, 2003. The decrease in interest income was due primarily to lower interest rates on loans and to a lesser extent due to a decrease in average loans receivable during the year. The yield earned on loans decreased from 7.70% for Fiscal 2002 to 7.10% for Fiscal 2003 due to the decreasing interest rate environment that continued during Fiscal 2003.

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

Interest paid on deposits decreased $1,207,000 for the year ended June 30, 2003 compared to the year ended June 30, 2002. The average balance of interest-bearing deposits decreased from Fiscal 2002 to Fiscal 2003 modestly. However, the average cost of deposits decreased from 4.38% for the year ended June 30, 2002 to 3.11% for the year ended June 30, 2003, resulting in the significant decrease in deposit interest expense.

Interest paid on borrowed funds slightly increased from $1,504,000 for the year ended June 30, 2002 to $1,555,000 for the year ended June 30, 2003. This increase was caused by higher average balance of borrowings partially offset by lower average cost of borrowed funds resulting from lower interest rate environment that continued during Fiscal 2003.

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 2003 totaled $69,000 compared to $52,000 for the year ended June 30, 2002, an increase of $17,000, or 31.1%. The allowance for loan losses totaled $766,000, or 0.66% of loans receivable and 38.3% of total nonperforming loans at June 30, 2003, compared with $708,000, or 0.58% of loans receivable and 66.1% of total nonperforming loans at June 30, 2002. Although charge-offs continued to be minimal and the loan balance declined, the provision increased over Fiscal 2002 due to an increase in nonperforming loans. Charge-offs experienced by the Corporation have primarily related to consumer and other non-real estate loans. As indicated previously, such loans make up a small portion of the Corporation's total loan portfolio.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of available-for-sale securities, totaled $135,000 for the year ended June 30, 2003 compared to $131,000 for the year ended June 30, 2002.

Noninterest expense. Noninterest expense totaled $3,114,000 for the year ended June 30, 2003 compared to $3,066,000 for the year ended June 30, 2002, an increase of $48,000, or 1.6%. The increase was primarily related to higher compensation and benefits.

Compensation and benefits expense increased $76,000, or 4.6% due to normal annual salary adjustments, increased hospitalization premiums and higher expense associated with the Corporation's ESOP. ESOP expense was higher in Fiscal 2003 due to the Corporation's higher average stock price during the period.

--------------------------------------------------------------------------------
                                   (Continued)


12.

Income Tax Expense. The volatility of income tax expense was primarily attributable to income before income taxes. Income tax expense totaled $475,000 for the year ended June 30, 2003 compared to $393,000 for the year ended June 30, 2002, an increase of $82,000, or 20.8%. The effective tax rates were 36.2% and 35.7% for the years ended June 30, 2003 and 2002, respectively. The increase in the effective tax rate related primarily to the Corporation's stock-based benefit plans and their related tax impact.

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             13.

                                                             Year ended June 30,
                                     ---------------------------------------------------------------------
                                                    2004                                2003
                                     ---------------------------------   ---------------------------------
                                       Average     Interest                Average     Interest
                                     outstanding    earned/     Yield/   outstanding    earned/     Yield/
                                       balance       paid        rate      balance       paid        rate
                                       -------       ----        ----      -------       ----        ----
                                                                      (Dollars in thousands)
ASSETS:
Interest-earning assets:
Interest-earning deposits             $   8,869    $     39       0.44%   $   9,045    $     72       0.79%
Securities available for sale (1)         7,091         234       3.24        5,599         203       3.67
Loans (2)                               116,607       7,574       6.50      118,824       8,442       7.10
FHLB stock                                1,562          63       4.00        1,500          65       4.31
                                      ---------    --------               ---------    --------
Total interest-
  earning assets                        134,132       7,910       5.89      134,968       8,782       6.51
                                      ---------    --------    -------    ---------    --------    -------
Noninterest-earning
  assets:
Cash and due from banks                   1,072                               1,064
Premises and equipment, net               2,080                               1,940
Accrued interest and other assets         1,135                               1,065
                                      ---------                           ---------
Total noninterest-earning assets          4,287                               4,069
                                      ---------                           ---------

Total assets                          $ 138,416                           $ 139,037
                                      =========                           =========

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
Savings deposits                      $  29,460    $    219       0.75%   $  25,525    $    387       1.52%
Demand and NOW deposits                  11,020          42       0.38        9,884         102       1.04
Certificate accounts                     47,826       1,467       3.07       56,835       2,379       4.18
                                      ---------    --------               ---------    --------
Total deposits                           88,306       1,729       1.96       92,244       2,868       3.11
Borrowed funds                           31,379       1,676       5.34       28,052       1,555       5.54
                                      ---------    --------               ---------    --------
Total interest-bearing liabilities      119,685       3,404       2.84      120,296       4,423       3.68
                                      ---------    --------    -------    ---------    --------    -------

Noninterest-bearing liabilities
Demand deposits                             910                                 845
Accrued interest payable and
 other liabilities                          557                                 674
                                      ---------                           ---------
Total noninterest-bearing
  liabilities                             1,467                               1,519
                                      ---------                           ---------

Total liabilities                       121,152                             121,815
Total shareholders'equity                17,264                              17,222
                                      ---------                           ---------
Total liabilities and
  shareholders'equity                 $ 138,416                           $ 139,037
                                      =========                           =========

Net interest income;
  interest rate spread (3)                         $  4,506       3.05%                $  4,359       2.83%
                                                   ========    =======                 ========    =======

Net earning assets                    $  14,444                           $  14,672
                                      =========                           =========

Net interest margin (4)                                           3.36%                               3.23%
                                                               =======                             =======
Average interest-earning assets
  to interest- bearing liabilities         1.12x                               1.12x
                                      =========                           =========

                                        Year ended June 30,
                                     ----------------------------------
                                                    2002
                                     ----------------------------------
                                       Average     Interest
                                     outstanding    earned/      Yield/
                                       balance       paid         rate
                                       -------       ----         ----
ASSETS:
Interest-earning assets:
Interest-earning deposits              $  6,562    $     100       1.53%
Securities available for sale (1)         3,845          216       5.65
Loans (2)                               120,487        9,273       7.70
FHLB stock                                1,430           78       5.43
                                       --------    ---------
Total interest-
  earning assets                        132,324        9,667       7.31
                                       --------    ---------    -------
Noninterest-earning
  assets:
Cash and due from banks                                1,026
Premises and equipment, net                            2,092
Accrued interest and other assets                      1,046
                                                   ---------
Total noninterest-earning assets                       4,164
                                                   ---------

Total assets                                       $ 136,488
                                                   =========

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
Savings deposits                       $ 21,364    $     489       2.29%
Demand and NOW deposits                   8,315          129       1.55
Certificate accounts                     63,264        3,457       5.47
                                       --------    ---------
Total deposits                           92,943        4,075       4.38
Borrowed funds                           24,836        1,504       6.05
                                       --------    ---------
Total interest-bearing liabilities      117,779        5,579       4.74
                                       --------    ---------    -------

Noninterest-bearing liabilities
Demand deposits                             825
Accrued interest payable and
 other liabilities                          834
                                       --------
Total noninterest-bearing
  liabilities                             1,659
                                       --------

Total liabilities                       119,438
Total shareholders'equity                17,050
                                       --------
Total liabilities and
  shareholders'equity                  $136,488
                                       ========

Net interest income;
  interest rate spread (3)                         $   4,088       2.57%
                                                   =========    =======

Net earning assets                     $ 14,545
                                       ========

Net interest margin (4)                                            3.09%
                                                                =======
Average interest-earning assets
  to interest- bearing liabilities         1.12x
                                       ========

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


14.

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

                                                                          Year ended June 30,
                                               -------------------------------------------------------------------------
                                                         2004 vs. 2003                           2003 vs. 2002
                                               ----------------------------------     ----------------------------------
                                                     Increase                               Increase
                                                    (decrease)                             (decrease)
                                                      due to                                 due to
                                               ---------------------                  ---------------------
                                                Volume        Rate        Total        Volume        Rate        Total
                                                ------        ----        -----        ------        ----        -----
                                                                            (In thousands)
Interest income attributable to:
    Interest-earning deposits                  $     (2)    $    (31)    $    (33)    $     30     $    (58)    $    (28)
    Securities available for sale                    57          (26)          31           78          (91)         (13)
    Loans receivable                               (155)        (713)        (868)        (126)        (705)        (831)
    FHLB stock                                        3           (5)          (2)           4          (17)         (13)
                                               --------     --------     --------     --------     --------     --------

         Total interest-earning assets         $    (97)    $   (775)    $   (872)    $    (14)    $   (871)    $   (885)
                                               ========     ========     ========     ========     ========     ========

Interest expense attributable to:
    Savings deposits                           $     53     $   (221)    $   (168)    $     83     $   (185)    $   (102)
    Demand and NOW deposits                          11          (71)         (60)          21          (48)         (27)
    Certificates accounts                          (340)        (572)        (912)        (326)        (752)      (1,078)
    Borrowed funds                                  179          (58)         121          185         (134)          51
                                               --------     --------     --------     --------     --------     --------

         Total interest-bearing liabilities    $    (97)    $   (922)    $ (1,019)    $    (37)    $ (1,119)      (1,156)
                                               ========     ========     ========     ========     ========     --------

Net interest income                                                      $    147                               $    271
                                                                         ========                               ========

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             15.

Presented below, as of March 31, 2004, is an analysis of the Association's interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the Thrift Bulletin 13a reporting requirements and the target limits set by the Association. As illustrated in the table, the Association is more sensitive to declining rates than increasing rates as it was in the March 2003 report. This is due to the continued historically low short-term interest rates that have prevailed throughout the past two year as the result of actions taken by the Federal Reserve. The Board of Directors and Management continued to monitor interest rates during the past year and anticipate that there will be further increases in short-term rates, which began in June 2004, during fiscal 2005. Over the preceding 12 months, Management worked to lower the overall cost of funds through reductions in deposit interest rates as the market permitted and adding a 3.31% $1.0 million Federal Home Loan Bank mortgage-matched advance. The greatest interest rate sensitivity at March 31, 2004 was a 129 basis point decline in the NPV ratio if interest rates decreased 100 basis points. This is less than the same quarter last year when the NPV ratio declined 171 basis points if interest rates decreased 100 basis points. Management does not consider declining interest rates to be a problem with interest rates at historically low levels. Management believes the greater risk continues to be from rising interest rates in the future.

                                 March 31, 2004

                                                                    Target Limit
                              Economic Value           NPV Ratio     Under Asset
                              --------------           ---------     Liability
       Change       Market Value     Market Value         MVE/       Management
      In Rates         Equity           Assets            MVTA         Policy
      --------         ------           ------            ----         ------
                          (Dollars in thousands)
      +400            $   *           $    *               *              4%
      +300              19,566          136,565          14.33%           4
      +200              20,655          139,815          14.77            6
      +100              21,177          142,708          14.84            7
      STATIC            20,775          144,913          14.34
      -100              19,066          146,072          13.05            7
      -200                *                *               *              6
      -300                *                *               *              4
      -400                *                *               *              4

*     Not currently reported by OTS

                                 March 31, 2003

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
      -200                *                *               *              6
      -300                *                *               *              4
      -400                *                *               *              4

*     Not currently reported by OTS

--------------------------------------------------------------------------------
                                   (Continued)


16.

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

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2004, 2003 and 2002.

                                                          Year Ended June 30,
                                                    --------------------------------
                                                      2004        2003        2002
                                                    --------    --------    --------
Net income                                          $    975    $    836    $    707
Adjustments to reconcile net income to net
  cash from operating activities                         401         706         744
                                                    --------    --------    --------
Net cash from operating activities                     1,376       1,542       1,451
Net cash from investing activities                     5,059      (2,245)     (1,628)
Net cash from financing activities                    (8,702)      7,415        (585)
                                                    --------    --------    --------
Net change in cash and cash equivalents               (2,267)      6,712         762
Cash and cash equivalents at beginning of period      12,301       5,589       6,351
                                                    --------    --------    --------
Cash and cash equivalents at end of period          $ 10,034    $ 12,301    $  5,589
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

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 2004 and 2003, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2004 and 2003. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             17.

The following table summarizes the Association's minimum regulatory capital requirements and actual capital at June 30, 2004.

                                                                      Excess of Actual
                                                                   Capital Over Current
                        Actual capital       Current requirement        Requirement
                     --------------------   ---------------------  --------------------   Applicable
                      Amount     Percent      Amount     Percent    Amount     Percent    Asset Total
                      ------     -------      ------     -------    ------     -------    -----------
                                            (Dollars in thousands)
Total risk-based
  capital            $ 15,448      20.0%    $  6,176       8.0%    $  9,272      12.0%     $ 77,199
Tier 1 risk-based
  capital              14,855      19.2        3,088       4.0       11,767      15.2        77,199
Core capital           14,855      10.9        5,440       4.0        9,415       6.9       136,010
Tangible capital       14,855      10.9        2,040       1.5       12,815       9.4       136,010

Impact of New Accounting Standards

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

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

In December 2003, FASB issued FASB Interpretation FIN 45, "Grantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation requires recognizing the fair value of guarantees made and information about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. Interpretation 45 covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The adoption of this Statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

In December 2003, FASB issued FIN 46, "Consolidation of Variable Interest Entities." This Interpretation, as revised in December 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportional to the equity interest and substantially all the entity's activities are conducted for an investor with few voting rights. The adoption of this Statement did not have an impact on the Corporation's financial statements.

--------------------------------------------------------------------------------
                                   (Continued)


18.

In November 2003, the updated Emerging Issues Task Force ("EITF") Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" to require additional numerical and narrative disclosures for debt and marketable equity securities that have unrealized losses. The Corporation included the disclosures in the 2004 consolidated financial statements.

This consensus also addresses the issue of determining the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity and investments accounted for under the cost method or the equity method. For equity securities (including cost method investments), and for debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost, an impairment is other-than-temporary unless the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for a forecasted recovery of fair value up to (or beyond) the cost of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For all other debt securities, an impairment shall be deemed other than temporary if the investor does not have the ability and intent to hold an investment until a forecasted recovery of fair value up to (or beyond) the cost of the investment, which in certain cases may mean until maturity, or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security.

If the impairment is other than temporary, the investor should recognize impairment equal to the difference between the investment's cost and its fair value. The impairment loss should be recognized in earnings equal to the difference between cost and fair value of the investment at the end of the reporting period. The fair value becomes the new cost basis of the investment and should not be adjusted for subsequent recoveries in fair value.

Beginning with interim periods starting July 1, 2004 and thereafter, EITF 03-01 has been further updated and states that "Although not presumptive, a pattern of selling investments at a loss prior to the forecasted recovery of fair value may call into question the investor's intent" to hold the securities until they recover from their loss position. Thus, such an investor may not be able to demonstrate that it has the ability and intent to hold other available for sale securities in a loss position until their fair value recovers. As of June 30, 2004, the Corporation did not have any securities with unrealized losses where the impairment was classified as other-than-temporary.

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

--------------------------------------------------------------------------------
                                   (Continued)


20.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio

We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.


                                        Crowe Chizek and Company LLC

Columbus, Ohio
July 15, 2004

--------------------------------------------------------------------------------


                                                                             21.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2004 and 2003
--------------------------------------------------------------------------------

                                                                   2004              2003
                                                                   ----              ----
ASSETS
Cash and due from financial institutions                       $   1,327,745     $     818,123
Interest-bearing deposits in other financial institutions          4,705,943         6,482,475
Overnight deposits                                                 4,000,000         5,000,000
                                                               -------------     -------------
      Total cash and cash equivalents                             10,033,688        12,300,598
Securities available for sale                                      5,288,280        11,517,255
Federal Home Loan Bank stock                                       1,601,400         1,539,000
Loans, net of allowance of $752,900 and $766,000                 115,651,910       115,259,841
Accrued interest receivable                                          670,521           740,197
Premises and equipment, net                                        2,124,986         1,831,839
Other real estate owned                                               99,085           109,303
Other assets                                                         301,160           269,981
                                                               -------------     -------------

      Total assets                                             $ 135,771,030     $ 143,568,014
                                                               =============     =============

LIABILITIES
Deposits                                                       $  86,764,253     $  93,451,901
Borrowed funds                                                    31,140,388        32,190,354
Accrued interest payable and other liabilities                       435,476           541,479
                                                               -------------     -------------
      Total liabilities                                          118,340,117       126,183,734

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized,
  none issued and outstanding                                             --                --
Common stock, $.01 par value, 3,500,000 shares authorized,
  1,785,375 shares issued                                             17,854            17,854
Additional paid-in capital                                        10,748,851        10,706,209
Retained earnings                                                 11,642,982        11,540,186
Treasury stock, 352,727 and 345,874 shares at cost                (4,113,716)       (4,021,200)
Unearned employee stock ownership plan shares                       (727,121)         (872,192)
Accumulated other comprehensive income (loss)                       (137,937)           13,423
                                                               -------------     -------------
      Total shareholders' equity                                  17,430,913        17,384,280
                                                               -------------     -------------

      Total liabilities and shareholders' equity               $ 135,771,030     $ 143,568,014
                                                               =============     =============

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


22.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years Ended June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                                           2004           2003           2002
                                                           ----           ----           ----
Interest income
      Loans, including fees                            $ 7,573,870    $ 8,442,163    $ 9,273,433
      Securities                                           234,765        203,964        216,044
      Demand, time and overnight deposits                   39,446         71,581        100,352
      Dividends on Federal Home Loan Bank stock             62,575         64,662         77,616
                                                       -----------    -----------    -----------
           Total interest income                         7,910,656      8,782,370      9,667,445

Interest expense
      Deposits                                           1,728,572      2,868,309      4,075,347
      Borrowed funds                                     1,675,789      1,554,935      1,503,717
                                                       -----------    -----------    -----------
           Total interest expense                        3,404,361      4,423,244      5,579,064
                                                       -----------    -----------    -----------

Net interest income                                      4,506,295      4,359,126      4,088,381

Provision for loan losses                                   53,450         68,605         52,341
                                                       -----------    -----------    -----------

Net interest income after provision for loan losses      4,452,845      4,290,521      4,036,040

Noninterest income
      Service fees and other charges                       135,414        134,571        130,866
                                                       -----------    -----------    -----------
           Total noninterest income                        135,414        134,571        130,866

Noninterest expense
      Compensation and benefits                          1,603,600      1,720,274      1,644,187
      Director fees                                         97,200         97,200         97,200
      Occupancy and equipment                              404,661        444,306        449,276
      Computer processing                                  249,180        251,092        267,821
      Professional services                                120,573        100,420         97,615
      State franchise taxes                                204,670        187,410        185,434
      Other                                                359,589        313,537        324,941
                                                       -----------    -----------    -----------
           Total noninterest expense                     3,039,473      3,114,239      3,066,474
                                                       -----------    -----------    -----------

Income before income taxes                               1,548,786      1,310,853      1,100,432

Income tax expense                                         574,200        475,051        393,224
                                                       -----------    -----------    -----------

Net income $                                               974,586    $   835,802    $   707,208
                                                       ===========    ===========    ===========

Earnings per common share - basic                      $       .71    $       .61    $       .51
                                                       ===========    ===========    ===========
Earnings per common share - diluted                    $       .71    $       .61    $       .51
                                                       ===========    ===========    ===========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                             23.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------


                                                             Additional                                       Unearned
                                                 Common       Paid-In         Retained        Treasury          ESOP
                                                  Stock       Capital         Earnings          Stock          Shares
                                                  -----       -------         --------          -----          ------
Balance, July 1, 2001                          $   17,854   $ 10,705,048    $ 11,150,845    $ (3,178,640)   $ (1,182,471)

Comprehensive income:

   Net income for the year ended
     June 30, 2002                                     --             --         707,208              --              --

   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects           --             --              --              --              --


      Total comprehensive income

Cash dividends - $.35 per share                        --             --        (486,103)             --              --

Commitment to release 13,512 employee
  stock ownership plan shares                          --        (15,248)             --              --         158,543

Purchase of 49,399 treasury shares,
  at cost                                              --             --              --        (525,077)             --

11,426 shares earned under
  management recognition plan                          --             --              --              --              --
                                               ----------   ------------    ------------    ------------    ------------

Balance, June 30, 2002                         $   17,854   $ 10,689,800    $ 11,371,950    $ (3,703,717)   $ (1,023,928)
                                               ==========   ============    ============    ============    ============

                                                               Accumulated
                                                 Unearned         Other
                                                    MRP       Comprehensive
                                                  Shares      Income (Loss)      Total
                                                  ------      -------------      -----
Balance, July 1, 2001                          $   (365,394)   $    2,371    $ 17,149,613

Comprehensive income:

   Net income for the year ended
     June 30, 2002                                       --            --         707,208

   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects             --        14,624          14,624
                                                                             ------------

      Total comprehensive income                                                  721,832

Cash dividends - $.35 per share                          --            --        (486,103)

Commitment to release 13,512 employee
  stock ownership plan shares                            --            --         143,295

Purchase of 49,399 treasury shares,
  at cost                                                --            --        (525,077)

11,426 shares earned under
  management recognition plan                       190,648            --         190,648
                                               ------------    ----------    ------------

Balance, June 30, 2002                         $   (174,746)   $   16,995    $ 17,194,208
                                               ============    ==========    ============

--------------------------------------------------------------------------------
                                   (Continued)


24.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------


                                                             Additional                                      Unearned
                                                 Common       Paid-In        Retained        Treasury          ESOP
                                                 Stock        Capital        Earnings          Stock          Shares
                                                 -----        -------        --------          -----          ------
Balance, July 1, 2002                          $   17,854   $ 10,689,800   $ 11,371,950    $ (3,703,717)   $ (1,023,928)

Comprehensive income:

   Net income for the year ended
     June 30, 2003                                     --             --        835,802              --              --

   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects           --             --             --              --              --


      Total comprehensive income

Cash dividends - $.49 per share                        --             --       (667,566)             --              --

Commitment to release 12,932 employee
  stock ownership plan shares                          --         16,409             --              --         151,736

Purchase of 24,646 treasury shares,
  at cost                                              --             --             --        (317,483)             --

11,426 shares earned under
  management recognition plan                          --             --             --              --              --
                                               ----------   ------------   ------------    ------------    ------------

Balance, June 30, 2003                         $   17,854   $ 10,706,209   $ 11,540,186    $ (4,021,200)   $   (872,192)
                                               ==========   ============   ============    ============    ============

                                                               Accumulated
                                                  Unearned        Other
                                                     MRP      Comprehensive
                                                   Shares     Income (Loss)      Total
                                                   ------     ------------       -----
Balance, July 1, 2002                          $   (174,746)   $   16,995    $ 17,194,208

Comprehensive income:

   Net income for the year ended
     June 30, 2003                                       --            --         835,802

   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects             --        (3,572)         (3,572)
                                                                             ------------

      Total comprehensive income                                                  832,230

Cash dividends - $.49 per share                          --            --        (667,566)

Commitment to release 12,932 employee
  stock ownership plan shares                            --            --         168,145

Purchase of 24,646 treasury shares,
  at cost                                                --            --        (317,483)

11,426 shares earned under
  management recognition plan                       174,746            --         174,746
                                               ------------    ----------    ------------

Balance, June 30, 2003                         $         --    $   13,423    $ 17,384,280
                                               ============    ==========    ============

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             25.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------


                                                                 Additional                                     Unearned
                                                    Common        Paid-In       Retained        Treasury          ESOP
                                                    Stock         Capital       Earnings          Stock          Shares
                                                    -----         -------       --------          -----          ------
Balance, July 1, 2003                             $   17,854   $ 10,706,209   $ 11,540,186    $ (4,021,200)   $   (872,192)

Comprehensive income:

      Net income for the year ended
        June 30, 2004                                     --             --        974,586              --              --

      Change in net unrealized gain (loss)
        on securities available for sale,
        net of reclassification and tax effects           --             --             --              --              --


           Total comprehensive income

Cash dividends - $.64 per share                           --             --       (871,790)             --              --

Commitment to release 12,364 employee
  stock ownership plan shares                             --         42,642             --              --         145,071

Purchase of 6,853 treasury shares,
  at cost                                                 --             --             --         (92,516)             --
                                                  ----------   ------------   ------------    ------------    ------------

Balance, June 30, 2004                            $   17,854   $ 10,748,851   $ 11,642,982    $ (4,113,716)   $   (727,121)
                                                  ==========   ============   ============    ============    ============

                                                   Accumulated
                                                      Other
                                                  Comprehensive
                                                  Income (Loss)       Total
                                                  -------------       -----
Balance, July 1, 2003                              $     13,423    $ 17,384,280

Comprehensive income:

      Net income for the year ended
        June 30, 2004                                        --         974,586

      Change in net unrealized gain (loss)
        on securities available for sale,
        net of reclassification and tax effects        (151,360)       (151,360)
                                                                   ------------

           Total comprehensive income                                   823,226

Cash dividends - $.64 per share                              --        (871,790)

Commitment to release 12,364 employee
  stock ownership plan shares                                --         187,713

Purchase of 6,853 treasury shares,
  at cost                                                    --         (92,516)
                                                   ------------    ------------

Balance, June 30, 2004                             $   (137,937)   $ 17,430,913
                                                   ============    ============

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


26.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                                                   2004            2003            2002
                                                                   ----            ----            ----
Cash flows from operating activities
    Net income                                                 $    974,586    $    835,802    $    707,208
    Adjustments to reconcile net income to net cash
      from operating activities
         Depreciation                                               197,281         206,804         211,186
         Provision for loan losses                                   53,450          68,605          52,341
         Net amortization (accretion) of securities                    (360)           (620)             --
         Loss (gain) on sale of real estate owned                     4,829          (4,388)             --
         FHLB stock dividends                                       (62,400)        (64,400)        (77,400)
         Deferred taxes                                              (3,284)        (65,800)        (49,082)
         Compensation expense for ESOP shares                       187,713         168,145         143,295
         Compensation expense for MRP shares                             --         174,746         190,648
         Change in:
              Accrued interest receivable and other assets          119,756          68,635          82,208
              Accrued interest payable and other liabilities       (106,003)        123,815         120,222
              Deferred loan fees                                     10,759          30,548          70,571
                                                               ------------    ------------    ------------
                   Net cash from operating activities             1,376,327       1,541,892       1,451,197

Cash flows from investing activities
    Purchase of securities available for sale                            --     (18,496,295)     (2,500,000)
    Proceeds from maturities of securities
      available for sale                                          4,000,000      10,500,000       2,000,000
    Proceeds from sale of securities
      available for sale                                          2,000,000              --              --
    Net change in loans                                            (808,689)      5,542,902        (865,791)
    Premises and equipment expenditures                            (490,428)         (9,648)       (262,746)
    Proceeds from sale of real estate owned                         357,800         217,963              --
                                                               ------------    ------------    ------------
         Net cash from investing activities                       5,058,683      (2,245,078)     (1,628,537)

Cash flows from financing activities
    Net change in deposits                                       (6,687,648)     (1,334,722)      3,445,422
    Proceeds from long-term FHLB advances                         1,000,000      11,000,000              --
    Repayments of long-term FHLB advances                        (2,049,966)       (765,459)     (3,518,783)
    Net change in short-term FHLB advances                               --        (500,000)        500,000
    Cash dividends paid                                            (871,790)       (667,566)       (486,103)
    Purchase of treasury shares                                     (92,516)       (317,483)       (525,077)
                                                               ------------    ------------    ------------
         Net cash from financing activities                      (8,701,920)      7,414,770        (584,541)
                                                               ------------    ------------    ------------

Net change in cash and cash equivalents                          (2,266,910)      6,711,584        (761,881)
Cash and cash equivalents at beginning of year                   12,300,598       5,589,014       6,350,895
                                                               ------------    ------------    ------------

Cash and cash equivalents at end of year                       $ 10,033,688    $ 12,300,598    $  5,589,014
                                                               ============    ============    ============

Supplemental cash flow information
         Interest paid                                         $  3,424,342    $  4,332,326    $  5,548,361
         Income taxes paid                                          557,000         576,000         396,000

Supplemental noncash disclosures
         Transfer from loans to real estate owned                   352,411         322,877              --

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                             27.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less net deferred loan fees and the allowance for loan losses.

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

--------------------------------------------------------------------------------
                                   (Continued)


28.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method based on the estimated useful lives of the assets. The useful lives range from 10 years to 40 years for building and improvements, 3 years to 20 years for furniture and equipment and 5 years for automobiles. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             29.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock-Based Compensation: Employee compensation expense under stock option plans is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. All outstanding options finished vesting during the year ended June 30, 2003. The following table illustrates the effect on net income and earnings per share if expense were measured using the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

                                                       2004          2003          2002
                                                       ----          ----          ----
      Net income as reported                        $  974,586    $  835,802    $  707,208
      Deduct: Stock-based expense
        determined under fair value based method            --       190,671       211,536
                                                    ----------    ----------    ----------

      Pro forma net income                          $  974,586    $  645,131    $  495,672
                                                    ==========    ==========    ==========

      Basic earnings per share as reported          $      .71    $      .61    $      .51
      Pro forma basic earnings per share                   .71           .47           .36

      Diluted earnings per share as reported        $      .71    $      .61    $      .51
      Pro forma diluted earnings per share                 .71           .47           .36

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

--------------------------------------------------------------------------------
                                   (Continued)


30.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Reclassification: Reclassification of certain amounts in the prior years consolidated financial statements has been made to conform to the current presentation.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             31.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

                                                      Gross           Gross
                                      Fair          Unrealized      Unrealized
                                      Value           Gains           Losses
                                      -----           -----           ------
2004
    U.S. Government agencies       $  5,288,280    $     13,280    $   (222,275)
                                   ============    ============    ============

2003
    U.S. Government agencies       $ 11,517,255    $     54,132    $    (33,792)
                                   ============    ============    ===========

Contractual maturities of securities available for sale at year-end 2004 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Fair
                                                              Value
                                                              -----

      Due after one year through five years                $ 2,498,280
      Due after five years through ten years                 2,790,000
                                                           -----------
                                                           $ 5,288,280
                                                           ===========

No securities were pledged as collateral at year-end 2004 or 2003. Proceeds from the sale of securities available for sale totaled $2,000,000 for 2004. There was no gain or loss realized on this sale. There were no sales of securities in 2003 or 2002.

Securities with unrealized losses at year-end 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows.

                               Less than 12 Months          12 Months or More                  Total
                               -------------------          -----------------                  -----
                              Fair        Unrealized       Fair        Unrealized        Fair       Unrealized
Description of Securities     Value          Loss          Value          Loss           Value         Loss
-------------------------     -----          ----          -----          ----           -----         ----
U.S. Government agencies    $2,949,380    $  (50,109)    $1,825,620    $ (172,166)    $4,775,000    $ (222,275)
                            ==========    ==========     ==========    ==========     ==========    ==========

Unrealized losses on the investment securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date.

--------------------------------------------------------------------------------
                                   (Continued)


32.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans were as follows.

                                                       2004            2003
                                                       ----            ----
      Mortgage loans:
        1-4 family residential                    $  89,974,734   $  89,930,505
        Multi-family residential                      1,330,844       1,656,877
        Commercial real estate                       11,847,794      10,306,608
        Real estate construction and development      3,056,172       4,039,165
        Land                                          1,694,844       1,812,733
                                                  -------------   -------------
             Total mortgage loans                   107,904,388     107,745,888
      Consumer loans                                  4,211,193       4,636,034
      Commercial loans                                4,662,070       4,006,001
                                                  -------------   -------------
             Total loans                            116,777,651     116,387,923
      Less:
        Allowance for loan losses                      (752,900)       (766,000)
        Deferred loan fees                             (372,841)       (362,082)
                                                  -------------   -------------

                                                  $ 115,651,910   $ 115,259,841
                                                  =============   =============

Activity in the allowance for loan losses was as follows.

                                          2004           2003           2002
                                          ----           ----           ----

      Balance at beginning of year     $  766,000     $  708,000     $  660,800
      Provision for losses                 53,450         68,605         52,341
      Charge-offs                         (67,244)       (15,409)        (5,941)
      Recoveries                              694          4,804            800
                                       ----------     ----------     ----------

      Balance at end of year           $  752,900     $  766,000     $  708,000
                                       ==========     ==========     ==========

Impaired loans were as follows.

                                                                          2004
                                                                          ----

Period-end impaired loans with no allowance for loan losses allocated  $      --
Period-end impaired loans with allowance for loan losses allocated       129,000
Amount of the allowance allocated to impaired loans                      129,000

Average of impaired loans during the year                                 22,000
Interest income recognized during the year                                 1,000
Cash-basis interest income recognized                                      1,000

Impaired loans as of June 30, 2003 and for the years ended June 30, 2003 and 2002 were not material.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             33.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Nonperforming loans at year-end were as follows.

                                                            2004         2003
                                                            ----         ----

      Loans past due over 90 days still on accrual      $  587,000    $  398,000
      Nonaccrual loans                                     624,000     1,604,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans to executive officers, directors and companies with which they are affiliated for the year ended June 30, 2004, were as follows.

      Balance at beginning of period                                 $  360,106
      New loans                                                         311,410
      Principal repayments                                             (152,721)
                                                                     ----------

      Balance at end of period                                       $  518,795
                                                                     ==========

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                                                            2004          2003
                                                            ----          ----

      Loans                                               $660,604      $687,136
      Securities                                             9,917        53,061
                                                          --------      --------

                                                          $670,521      $740,197
                                                          ========      ========

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows.

                                                        2004            2003
                                                        ----            ----

      Land                                          $   225,166     $   225,166
      Buildings and improvements                      2,438,537       2,029,210
      Furniture and equipment                         1,510,775       1,452,118
      Automobile                                         22,416          22,416
                                                    -----------     -----------
           Total cost                                 4,196,894       3,728,910
      Accumulated depreciation                       (2,071,908)     (1,897,071)
                                                    -----------     -----------

                                                    $ 2,124,986     $ 1,831,839
                                                    ===========     ===========

--------------------------------------------------------------------------------
                                   (Continued)


34.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

The Jackson Center branch facility had been leased under an operating lease that began in September 1998. During 2004, the Association exercised its option to purchase the property. The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2002. The lease term is for five years with two five-year renewal options. Annual rent is $31,800 for the first five years and increases to $39,750 annually for the first five-year renewal period and $49,688 annually for the second five-year renewal period. Total rental expense was $35,301, $56,071 and $56,071 for the years ended June 30, 2004, 2003 and 2002.

Rental commitment under the noncancelable operating lease was as follows, before considering renewal options.

      Year ending June 30,
              2005                                                      $ 31,800
              2006                                                        30,828
                                                                        --------

                                                                        $ 62,628
                                                                        ========

NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows.

                                           2004           2003           2002
                                           ----           ----           ----

      Current                           $ 577,484      $ 540,851      $ 442,306
      Deferred                             (3,284)       (65,800)       (49,082)
                                        ---------      ---------      ---------

                                        $ 574,200      $ 475,051      $ 393,224
                                        =========      =========      =========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                               2004          2003          2002
                                                               ----          ----          ----
      Income taxes computed at the statutory
        tax rate on pretax income                           $ 526,587     $ 445,690     $ 374,147
      Add tax effect of:
          ESOP fair value book expense and tax deduction       28,590        20,317        10,215
          MRP cost in excess of fair value                         --            37        13,506
          Nondeductible expenses and other                     19,023         9,007        (4,644)
                                                            ---------     ---------     ---------

                                                            $ 574,200     $ 475,051     $ 393,224
                                                            =========     =========     =========

      Statutory tax rate                                         34.0%         34.0%         34.0%
                                                            =========     =========     =========
      Effective tax rate                                         37.1%         36.2%         35.7%
                                                            =========     =========     =========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             35.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Year-end deferred tax assets and deferred tax liabilities were due to the following.

                                                                2004          2003
                                                                ----          ----
      Items giving rise to deferred tax assets
          Deferred loan fees                                 $ 124,324     $ 117,770
          Reserve for delinquent interest                        5,202        13,673
          Allowance for loan losses                            255,986       227,515
          Accrued compensation                                   2,605            --
          Unrealized loss on securities available for sale      71,058            --
          Accrued ESOP expense                                  31,542        30,995
                                                             ---------     ---------
               Total deferred tax assets                       490,717       389,953

      Items giving rise to deferred tax liabilities
         Unrealized gain on securities available for sale           --        (6,917)
         Securities accretion                                     (122)           --
         Depreciation                                          (85,623)      (80,539)
         FHLB stock dividends                                 (238,000)     (216,784)
                                                             ---------     ---------
              Total deferred tax liabilities                  (323,745)     (304,240)
                                                             ---------     ---------

              Net deferred tax asset                         $ 166,972     $  85,713
                                                             =========     =========

Retained earnings at June 30, 2004 and 2003 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2004 and 2003. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

--------------------------------------------------------------------------------
                                   (Continued)


36.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

Year-end deposits were as follows.

                                                         2004            2003
                                                         ----            ----
      Noninterest-bearing
        demand deposits                              $   797,172     $   804,838
      NOW accounts                                     6,690,579       6,360,941
      Money market accounts                            3,940,498       4,445,140
      Savings accounts                                30,516,298      28,558,508
      Certificates of deposit                         44,819,706      53,282,474
                                                     -----------     -----------

                                                     $86,764,253     $93,451,901
                                                     ===========     ===========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,710,000 and $5,123,000 at June 30, 2004 and 2003, respectively.
Deposits more than $100,000 are not insured by the FDIC. Related party deposits were $751,000 and $485,000 at June 30, 2004 and 2003.

The scheduled maturities of certificates of deposit as of June 30, 2003 were as follows.

      Year ended June 30,
             2005                                                   $ 23,558,122
             2006                                                     11,568,438
             2007                                                      7,009,951
             2008                                                      1,896,576
             2009                                                        786,619
                                                                    ------------

                                                                    $ 44,819,706
                                                                    ============

NOTE 8 - BORROWED FUNDS

At June 30, 2004, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 2004 or 2003.

At June 30, 2004, based on the Association's current FHLB stock ownership, total assets and pledgable residential mortgage loan portfolio, the Association had the ability to obtain borrowings up to a maximum of $67.0 million.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             37.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 8 - BORROWED FUNDS (Continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

                                                                    2004            2003
                                                                    ----            ----
      6.13% fixed-rate advance, due June 25, 2008              $  7,000,000    $  7,000,000
      6.00% convertible advance, fixed-rate until September
        2004, due June 11, 2009                                   5,000,000       5,000,000
      6.27% convertible advance, fixed-rate until
        September 2004, due September 8, 2010                     5,000,000       5,000,000
      5.30% select pay mortgage-matched advance, final
        maturity May 1, 2011                                      1,087,505       1,349,272
      5.35% select pay mortgage-matched advance, final
        maturity July 1, 2011                                     2,466,217       3,050,211
      3.92% select pay mortgage-matched advance, final
        maturity November 1, 2012                                   823,214         951,791
      4.09% select pay mortgage-matched advance, final
        maturity November 1, 2017                                   828,866         971,474
      4.72% select pay mortgage-matched advance, final
        maturity November 1, 2022                                 2,709,021       2,946,610
      4.38% select pay mortgage-matched advance, final
        maturity December 1, 2022                                   903,923         984,185
      3.92% select pay mortgage-matched advance, final
        maturity December 1, 2022                                   854,173         983,358
      3.55% select pay mortgage-matched advance, final
        maturity March 1, 2013                                      893,507         979,077
      3.64% select pay mortgage-matched advance, final
        maturity March 1, 2023                                    2,582,569       2,974,376
      3.31% select pay mortgage-matched advance, final
        maturity April 1, 2019                                      991,393              --
                                                               ------------    ------------

                                                               $ 31,140,388    $ 32,190,354
                                                               ============    ============

The interest rates on the convertible advances are fixed for a specified number of years, then convertible on a quarterly basis to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The select pay mortgage-matched advances require monthly principal and interest payments and annual additional principal payments.

The maximum month-end balance of advances outstanding was $31,811,000 in 2004 and $32,633,000 in 2003. Average balances of borrowings outstanding during 2004 and 2003 were $31,379,000 and $28,052,000. Advances under the borrowing agreements were collateralized by the Association's FHLB stock owned and $42,039,524 of qualifying mortgage loans.

--------------------------------------------------------------------------------
                                   (Continued)


38.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 8 - BORROWED FUNDS (Continued)

Maturities of FHLB advances for the next fives years and thereafter were as follows.

      Year ended June 30,
              2005                                                 $   2,031,334
              2006                                                     1,814,754
              2007                                                     1,623,201
              2008                                                     8,453,778
              2009                                                     6,303,941
           Thereafter                                                 10,913,380
                                                                   -------------

                                                                   $  31,140,388
                                                                   =============

NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $33,561, $30,328 and $27,484 for the years ended June 30, 2004, 2003 and 2002.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             39.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

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

ESOP compensation expense was $187,713, $168,145 and $143,295 for the years ended June 30, 2004, 2003 and 2002.

Year-end ESOP shares were as follows.

                                                        2004            2003
                                                        ----            ----

      Allocated shares                                   106,864          94,500
      Unreleased shares                                   61,966          74,330
                                                     -----------     -----------

           Total ESOP shares                             168,830         168,830
                                                     ===========     ===========

      Fair value of unreleased shares                $   991,456     $ 1,035,417
                                                     ===========     ===========

--------------------------------------------------------------------------------
                                   (Continued)


40.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

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

A summary of the activity in the plan was as follows.

                                                 2004                    2003                   2002
                                                 ----                    ----                   ----
                                                     Weighted                Weighted               Weighted
                                                     Average                 Average                Average
                                                     Exercise                Exercise               Exercise
                                           Shares     Price       Shares      Price      Shares      Price
                                           ------     -----       ------      -----      ------      -----
      Outstanding at beginning of year     140,824    $ 16.03     140,824    $ 16.03     140,824    $ 16.03
      Granted                                   --         --          --         --          --         --
      Exercised                                 --         --          --         --          --         --
      Forfeited                                 --         --          --         --          --         --
                                          --------    -------    --------    -------    --------    -------
      Outstanding at end of year           140,824    $ 16.03     140,824    $ 16.03     140,824    $ 16.03
                                          ========    =======    ========    =======    ========    =======

      Options exercisable at year-end      140,824    $ 16.03     140,824    $ 16.03     112,659    $ 16.03
      Remaining shares available
        for grant                           37,714                 37,714                 37,714

Options outstanding at year-end were as follows.

                                                   Weighted Average
                                                      Remaining
           Exercise                      Number      Contractual       Number
           Prices                     Outstanding        Life        Exercisable
           ------                     -----------        ----        -----------

           $16.01                        139,579       3.90 yrs        139,579
           $18.75                          1,245       3.95 yrs          1,245
                                        --------       --------       --------

           Outstanding at year-end       140,824       3.90 yrs        140,824
                                        ========       ========       ========

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             41.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 12 - MANAGEMENT RECOGNITION PLAN (Continued)

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares were earned and nonforfeitable on each of the first five anniversaries of the date of the award. All MRP shares outstanding fully vested on May 22, 2003. At June 30, 2004, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. Compensation expense totaled $174,746 for the year ended June 30, 2003 and $190,648 for the year ended June 30, 2002. There was no compensation expense in 2004.

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

At June 30, 2004 and 2003, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2004 and 2003. No conditions or events have occurred subsequent to the last notification by regulators that management believes would have changed the Association's category.

At year-end 2004 and 2003, the Association's actual capital levels and minimum required levels were as follows.

--------------------------------------------------------------------------------
                                   (Continued)


42.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 13 - REGULATORY MATTERS (Continued)

                                                                                                      To Be Well
                                                                                                  Capitalized Under
                                                                             For Capital          Prompt Corrective-
                                                      Actual              Adequacy Purposes       Action Regulations
                                                      ------              -----------------       ------------------
                                                Amount      Ratio         Amount      Ratio        Amount     Ratio
                                                ------      -----         ------      -----        ------     -----
                                             (Dollars in thousands)
2004
Total capital (to risk-weighted assets)        $ 15,448      20.0%       $  6,176      8.0%      $  7,720     10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                        14,855      19.2           3,088      4.0          4,632      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                  14,855      10.9           5,440      4.0          6,801      5.0
Tangible capital (to adjusted total assets)      14,855      10.9           2,040      1.5            N/A

2003
Total capital (to risk-weighted assets)        $ 16,372      18.8%       $  6,981      8.0%      $  8,727     10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                        15,617      17.9           3,491      4.0          5,236      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                  15,617      10.9           5,742      4.0          7,178      5.0
Tangible capital (to adjusted total assets)      15,617      10.9           2,153      1.5            N/A

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

OTS regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. As of July 1, 2004, the Association must obtain regulatory approval to pay dividends to the holding company until fiscal 2005 net income exceeds $130,944.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             43.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                             2004                          2003
                                             ----                          ----
                                      Fixed        Variable         Fixed        Variable
                                      Rate           Rate           Rate           Rate
                                      ----           ----           ----           ----
      Residential real estate     $   299,000    $   212,000    $ 2,867,000    $   151,000
      Commercial real estate               --        265,000             --             --
      Interest rates                5.88-6.75%     5.50-6.75%     5.00-6.00%     5.25-6.00%

Commitments to make loans are generally made for a period of 30 days or less. Maturities for fixed-rate loan commitments range from 10 years to 20 years.

The Corporation also had unused lines of credit approximating $823,000 and $818,000 at year-end 2004 and 2003.

At June 30, 2004 and 2003, the Association was required to have $3,454,000 and $2,526,000 on deposit with its correspondent banks as a compensating clearing requirement.

The Association entered into employment agreements with certain officers of the Corporation. The agreements provide for a term of one to three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which management personnel are eligible. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Association. The employment agreements also provide for vacation and sick leave and include change in control provisions.

--------------------------------------------------------------------------------
                                   (Continued)


44.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments at year-end were as follows.

                                                       2004                                2003
                                                       ----                                ----
                                                              Estimated                            Estimated
                                             Carrying           Fair             Carrying            Fair
                                               Value            Value              Value             Value
                                               -----            -----              -----             -----
      Financial assets:
         Cash and cash equivalents        $  10,033,688     $  10,033,688     $  12,300,598     $  12,300,598
         Securities available for sale        5,288,280         5,288,280        11,517,255        11,517,255
         Federal Home Loan Bank stock         1,601,400         1,601,400         1,539,000         1,539,000
         Loans, net                         115,651,910       114,746,495       115,259,841       116,611,846
         Accrued interest receivable            670,521           670,521           740,197           740,197

      Financial liabilities:
         Deposits                           (86,764,253)      (87,259,460)      (93,451,901)      (94,906,030)
         Borrowed funds                     (31,140,388)      (31,471,009)      (32,190,354)      (37,774,346)
         Accrued interest payable              (151,899)         (151,899)         (171,880)         (171,880)

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

                                                        2004            2003            2002
                                                        ----            ----            ----
      Basic
           Net income                               $   974,586     $   835,802     $   707,208
                                                    ===========     ===========     ===========

           Weighted average common shares
             outstanding                              1,435,138       1,449,086       1,486,144
           Less:  Average unallocated ESOP shares       (68,148)        (80,796)        (94,018)
           Less:  Average nonvested MRP shares               --          (4,792)        (16,184)
                                                    -----------     -----------     -----------
           Weighted average common shares
             outstanding for basic earnings per
             common share                             1,366,990       1,363,498       1,375,942
                                                    ===========     ===========     ===========

           Basic earnings per common share          $       .71     $       .61     $       .51
                                                    ===========     ===========     ===========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             45.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 16 - EARNINGS PER SHARE (Continued)

                                                     2004          2003          2002
                                                     ----          ----          ----
      Diluted
          Net income                              $  974,586    $  835,802    $  707,208
                                                  ==========    ==========    ==========

          Weighted average common shares
            outstanding for basic earnings per
            common share                           1,366,990     1,363,498     1,375,942
          Add:  Dilutive effects of average
            nonvested MRP shares                          --            --            --
          Add:  Dilutive effects of assumed
            exercises of stock options                 1,690            --            --
                                                  ----------    ----------    ----------
          Weighted average common shares
            and dilutive potential common
            shares outstanding                     1,368,680     1,363,498     1,375,942
                                                  ==========    ==========    ==========

          Diluted earnings per common share       $      .71    $      .61    $      .51
                                                  ==========    ==========    ==========

For the years ending June 30, 2004, 2003 and 2002, there were 1,245, 140,824 and 140,824 stock options outstanding that were not dilutive as the exercise price of outstanding options was greater than the average market price for the periods. Unearned MRP shares did not have a dilutive effect on EPS for the year ended June 30, 2004 as all MRP shares outstanding fully vested on May 22, 2003. Unearned MRP shares did not have a dilutive effect for the years ended June 30, 2003 and 2002 as the fair value of the MRP shares on the date of grant was greater than the average market price for the periods.

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                                         2004          2003          2002
                                                         ----          ----          ----
      Unrealized holding gains and (losses) on
        available-for-sale securities                 $(229,335)    $  (5,410)    $  22,157
      Reclassification adjustments for (gains) and
        losses later recognized in income                    --            --            --
                                                      ---------     ---------     ---------
      Net unrealized gains and losses                  (229,335)       (5,410)       22,157
      Tax effect                                         77,975         1,838        (7,533)
                                                      ---------     ---------     ---------

      Other comprehensive income (loss)               $(151,360)    $  (3,572)    $  14,624
                                                      =========     =========     =========

--------------------------------------------------------------------------------
                                   (Continued)


46.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following is condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 2004 and 2003, and for the periods ended June 30, 2004, 2003 and 2002.

                            CONDENSED BALANCE SHEETS
                             June 30, 2004 and 2003

                                                             2004            2003
                                                             ----            ----
      Assets
      Cash and cash equivalents                          $  2,109,097    $  1,047,181
      Investment in subsidiary                             14,716,801      15,629,764
      Loans receivable from ESOP                              612,129         714,150
                                                         ------------    ------------

           Total assets                                  $ 17,438,027    $ 17,391,095
                                                         ============    ============

      Liabilities
      Other liabilities                                  $      7,114    $      6,815

      Shareholders' Equity                                 17,430,913      17,384,280
                                                         ------------    ------------

           Total liabilities and shareholders' equity    $ 17,438,027    $ 17,391,095
                                                         ============    ============

                         CONDENSED STATEMENTS OF INCOME
                    Years Ended June 30, 2004, 2003 and 2002

                                                                   2004            2003            2002
                                                                   ----            ----            ----
      Income
         Dividend income from subsidiary                       $ 2,000,000     $        --     $        --
         Interest on loans                                          49,952          56,932          64,049
                                                               -----------     -----------     -----------
                                                                 2,049,952          56,932          64,049
      Other expenses                                                93,379          93,022          92,480
                                                               -----------     -----------     -----------
      Income (loss) before taxes and undistributed earnings
        of subsidiary                                            1,956,573         (36,090)        (28,431)
      Income tax benefit                                           (14,900)         (5,949)        (17,182)
                                                               -----------     -----------     -----------
      Income (loss) before undistributed earnings
        of subsidiary                                            1,971,473         (30,141)        (11,249)
      Equity in undistributed earnings of subsidiary
        (distributions in excess of earnings)                     (996,887)        865,943         718,457
                                                               -----------     -----------     -----------
         Net income                                            $   974,586     $   835,802     $   707,208
                                                               ===========     ===========     ===========

--------------------------------------------------------------------------------


                                                                             47.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002
--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2004, 2003 and 2002

                                                               2004            2003            2002
                                                               ----            ----            ----
      Cash flows from operating activities
         Net income                                        $   974,586     $   835,802     $   707,208
         Adjustments to reconcile net income to cash
           provided by operations:
         (Equity in undistributed income of subsidiary)
           distributions in excess of earnings                 996,887        (865,943)       (718,457)
         Net change in other assets and liabilities                300           4,922           2,166
                                                           -----------     -----------     -----------
             Net cash from operating activities              1,971,773         (25,219)         (9,083)

      Cash flows from investing activities
         Proceeds from loan principal repayments               102,021         102,021         102,022
                                                           -----------     -----------     -----------
             Net cash from investing activities                102,021         102,021         102,022

      Cash flows from financing activities
         Purchase of treasury shares                           (92,516)       (317,483)       (525,077)
         Cash dividends paid                                  (871,790)       (667,566)       (486,103)
         Dividends on unallocated ESOP shares                  (47,572)        (42,759)        (35,272)
                                                           -----------     -----------     -----------
             Net cash from financing activities             (1,011,878)     (1,027,808)     (1,046,452)
                                                           -----------     -----------     -----------

      Net change in cash and cash equivalents                1,061,916        (951,006)       (953,513)
      Cash and cash equivalents at beginning of year         1,047,181       1,998,187       2,951,700
                                                           -----------     -----------     -----------

      Cash at end of year                                  $ 2,109,097     $ 1,047,181     $ 1,998,187
                                                           ===========     ===========     ===========

--------------------------------------------------------------------------------
                                   (Continued)


48.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION

                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 15, 2004, at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.

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
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129

ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2004, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

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
Sidney, Ohio 45365-3021

DIRECTORS OF THE BOARD

Douglas Stewart                                                     Harry N. Faulkner
      President and Chief Executive Officer of Peoples Federal         Partner in the law firm of Faulkner, Garmhausen,
      Savings and Loan Association                                     Keister & Shenk LPA

John W. Sargeant                                                    James W. Kerber
      Part Owner of Sidney Tool and Die Co. and BenSar                 Owner of James W. Kerber CPA, a private practice
      Development, a warehouse provider                                accounting firm

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