Form 10KSB, Exhibit 13
period 2005-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2005-09-28
CIK 1031340

PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2005

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                                  Sidney, Ohio

                                  ANNUAL REPORT
                                  June 30, 2005

                                    CONTENTS

TO OUR SHAREHOLDERS .......................................................    2

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION ..........................    4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES
  AND RELATED SHAREHOLDER MATTERS .........................................    4

SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA ..........................................................    6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS .....................................    8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ...................   21

CONSOLIDATED FINANCIAL STATEMENTS

       Consolidated Balance Sheets ........................................   22

       Consolidated Statements of Income ..................................   23

       Consolidated Statements of Changes in Shareholders' Equity .........   24

       Consolidated Statements of Cash Flows ..............................   27

       Notes to Consolidated Financial Statements .........................   28

SHAREHOLDER INFORMATION ...................................................   49

CORPORATE INFORMATION .....................................................   50

--------------------------------------------------------------------------------


                                                                              1.

Dear Shareholder:

We are pleased to present our ninth annual report for your review.

Our fiscal year results are spread throughout this report, but let me mention a few in this letter. Our Company's net income was $978,000, up just slightly from our previous year of $975,000. The increase in net income was due primarily to an increase in net interest income coupled with a decrease in federal income tax expense. This increase was partially offset by an increase in noninterest expense and the provision for loan losses.

Our earnings per share equaled our past fiscal year at $0.71. Although our earnings remained equal, our shareholders saw an increase in the dividends paid from $0.64 during fiscal year 2004 to $0.67 for 2005. This equaled a 94.37% dividend payout ratio, considerably higher than industry standards.

Total assets at year-end were $136,695,000, up $924,000 from 2004. This increase resulted from an increase in loans of $5.5 million, funded by cash and borrowed funds. Loans totaled $121.1 million. The most significant change was in one-to-four family residential loans, which increased $4.6 million. Commercial real estate loans increased $0.7 million, land loans $0.5 million, consumer loans $0.8 million and commercial loans $0.5 million.

Deposits decreased $0.9 million and ended at $85.9 million at June 30, 2005. We noticed, as the Federal Reserve began raising rates a shift resulted from regular savings accounts into money market accounts. The overall decrease in deposits occurred as customers searched for higher returns on their deposits or elected to spend rather than save.

The Company also completed a full data processing conversion during our fiscal year and upgraded all computers in all our offices. We feel this conversion now provides state of the art processing for our customers and gives us an opportunity to look at future services to enhance our operations.

As we enter our tenth year as a public company, new government regulations and requirements will add additional burden and greater expense to our operations. Our Board of Directors and management team is poised to control our expenses wherever possible and will be vigilant in making sound business decisions which will benefit our Company and our shareholders.

In summary, fiscal year 2005 was a good year for Peoples-Sidney Financial Corporation. Earnings improved, your dividend increased, shareholder value improved, total assets and customers increased and we added to the equity of the Company.

We thank you for your continual support and invite you to visit with any of our dedicated staff for all your financial needs. Your questions are always welcome.

Sincerely,

/s/ Douglas Stewart

Douglas Stewart
President-CEO


2.

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION

Peoples-Sidney Financial Corporation, a unitary thrift holding company incorporated under the laws of the State of Delaware ("Peoples"), owns all of the issued and outstanding capital stock of Peoples Federal Savings and Loan Association, a savings and loan association chartered under the laws of the United States (the "Association" and, together with Peoples, the "Corporation"). On April 25, 1997, Peoples acquired all of the common stock issued by the Association upon its conversion from a mutual savings and loan association to a stock savings and loan association (the "Conversion"). Peoples' activities have been limited primarily to holding the common shares of the Association.

Serving the Sidney, Ohio area since 1886, the Association conducts business from its main office at 101 East Court Street, Sidney, Ohio and three full-service branches in Sidney, Anna, and Jackson Center, Ohio. The Association's business involves attracting deposits from the general public and using such deposits as well as borrowings from the Federal Home Loan Bank to originate one- to four-family permanent and construction residential mortgages and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, which consists primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations, mortgage-backed and related securities and various types of short-term liquid assets.

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

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
RELATED SHAREHOLDER MATTERS

The Corporation had 1,432,648 common shares outstanding on August 31, 2005, which were held of record by 816 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ National Market System under the symbol "PSFC". The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc., and cash dividends paid by quarter, are shown below.

                       September 30,  December 31,     March 31,      June 30,
                           2004           2004           2005           2005
                       -------------  ------------     ---------      --------

      High                $17.91         $15.75         $15.49         $15.70
      Low                  14.76          14.09          13.40          13.10
      Cash Dividends        0.14           0.24           0.14           0.15

                       September 30,  December 31,     March 31,      June 30,
                           2003           2003           2004           2004
                       -------------  ------------     ---------      --------

      High                $15.00         $15.88         $18.50         $17.67
      Low                  13.25          13.25          14.69          15.77
      Cash Dividends        0.13           0.23           0.14           0.14

--------------------------------------------------------------------------------

                                  (Continued)


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

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must typically file a notice with the OTS, unless it is both well-capitalized and meets the income test described above. In addition to current year earnings, approximately $15,000 is available to pay dividends to the holding company during the fiscal year ending June 30, 2006 without prior regulatory approval.

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

Selected Financial Condition                                 At June 30,
----------------------------           --------------------------------------------------------
  and Other Data:                        2005        2004        2003        2002        2001
  ---------------                      --------    --------    --------    --------    --------
                                                            (In thousands)
Total amount of:
      Assets                           $136,695    $135,771    $143,568    $134,854    $134,304
      Securities available for sale       5,434       5,288      11,517       3,526       3,002
      FHLB stock                          1,674       1,601       1,539       1,475       1,397
      Loans, net (1)                    121,110     115,652     115,260     121,225     120,482
      Deposits                           85,931      86,764      93,452      94,787      91,341
      Borrowed funds                     32,589      31,140      32,190      22,456      25,475
      Shareholders' equity               17,761      17,431      17,384      17,194      17,150

                                                          Year ended June 30,
                                       --------------------------------------------------------
Selected Operations Data:                2005        2004        2003        2002        2001
-------------------------              --------    --------    --------    --------    --------
                                                            (In thousands)
Interest income                        $  7,803    $  7,910    $  8,782    $  9,667    $ 10,130
Interest expense                          3,189       3,404       4,423       5,579       6,266
                                       --------    --------    --------    --------    --------
Net interest income                       4,614       4,506       4,359       4,088       3,864
Provision for loan losses                    92          53          69          52          73
                                       --------    --------    --------    --------    --------
Net interest income after
  provision for loan losses               4,522       4,453       4,290       4,036       3,791
Noninterest income                          105         131         139         130         204
Noninterest expense                       3,098       3,035       3,118       3,066       2,837
                                       --------    --------    --------    --------    --------
Income before income taxes                1,529       1,549       1,311       1,100       1,158
Income tax expense                          551         574         475         393         418
                                       --------    --------    --------    --------    --------
Net income                             $    978    $    975    $    836    $    707    $    740
                                       ========    ========    ========    ========    ========

Earnings per common
  share - basic                        $    .71    $    .71    $    .61    $    .51    $    .52
                                       ========    ========    ========    ========    ========
Earnings per common
  share - diluted                      $    .71    $    .71    $    .61    $    .51    $    .52
                                       ========    ========    ========    ========    ========
Dividends declared per share           $    .67    $    .64    $    .49    $    .35    $    .31
                                       ========    ========    ========    ========    ========

--------------------------------------------------------------------------------

                                  (Continued)


6.

Selected Financial Ratios and Other Data:
-----------------------------------------

Performance Ratios:                            2005      2004      2003      2002      2001
                                              -----     -----     -----     -----     -----
      Return on assets (ratio of net
        income to average total assets)        0.72%     0.70%     0.60%     0.52%     0.56%
      Return on equity (ratio of net
        income to average equity)              5.58      5.65      4.85      4.15      4.33
      Dividend payout ratio (6)               94.37     90.14     80.33     68.63     59.62
      Interest rate spread (2)                 3.20      3.05      2.83      2.57      2.38
      Net interest margin (3)                  3.51      3.36      3.23      3.09      3.01
      Ratio of operating expense to
        average total assets                   2.29      2.19      2.24      2.25      2.15
      Ratio of average interest-earning
        assets to average interest-bearing
        liabilities                            1.13x     1.12x     1.12x     1.12x     1.13x
Quality Ratios:
      Nonperforming assets to total
        assets at end of period (4)            1.22%     0.96%     1.47%     0.79%     0.94%
      Allowance for loan losses to
        nonperforming loans                   50.12     62.17     38.26     66.12     52.32
      Allowance for loan losses to
        gross loans (5)                        0.69      0.65      0.66      0.58      0.55
Capital Ratios:
      Shareholders' equity to total
        assets at end of period               12.99     12.84     12.11     12.75     12.77
      Average equity to average assets        12.94     12.47     12.39     12.49     12.92
Other Data:
      Number of full service offices              4         4         4         4         4

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

(5) Gross loans are stated at unpaid principal balances, net of deferred loan fees.

(6)   Dividends declared per share divided by basic earnings per common share.

--------------------------------------------------------------------------------


                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2005, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could otherwise be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main office in Sidney, Ohio, and three full-service branch offices in Sidney, Anna, and Jackson Center, Ohio. The Corporation's primary deposit products are checking, savings and term certificate accounts. Its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.

Overview and Outlook

Market conditions during the fiscal year continued to be somewhat mixed as short-term rates rose and long-term rates remained flat. As the Federal Reserve began increasing interest rates, Management continued its policy of leveraging fixed rate loan production with mortgage-matched advances from the Federal Home Loan Bank. This policy provides a measure of protection in the event that interest rates continue to rise in the future. In conjunction with this policy, Management continues to price "wholesale" funds verses "retail" deposits for its operational needs. This policy allows the Corporation to acquire funds at the lowest cost, which enhances our operations. The Corporation anticipates that loan demand will be somewhat mixed as interest rates rise, with borrowers considering adjustable rate mortgages again.

As the Federal Reserve Board continues to analyze market adjustments in interest rates to control inflationary pressures, depositors and borrowers alike continue to make a shift in the type of instrument that suits their immediate and long-term needs. During the last fiscal year we saw increases in money market and demand deposits as well as longer term certificates of deposit. On the lending side, many borrowers again considered adjustable rate mortgages as market interest rates have pushed fixed rate mortgages to higher levels. We expect rates to continue to increase during the 2006 fiscal year, which we anticipate will exert pressure on our interest margin as the costs of our liabilities will rise faster than the yield on our assets.

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

Comparison of Financial Condition at June 30, 2005 and June 30, 2004

Total assets at June 30, 2005 were $136.7 million compared to $135.8 million at June 30, 2004, an increase of $0.9 million. The increase in total assets was due primarily to an increase in loans of $5.5 million, funded by cash and cash equivalents, which decreased $4.7 million and borrowed funds which increased $1.5 million.

Cash and cash equivalents decreased $4.7 million from $10.0 million at June 30, 2004 to $5.3 million at June 30, 2005. These funds were used to fund the increase in loans and decrease in deposits.

The securities portfolio, which is classified as available for sale, increased $0.1 million from $5.3 million at June 30, 2004 to $5.4 million at June 30, 2005. The increase is related to an increase in the fair market value of the securities during the current reporting period as no security transactions occurred. See Note 2 of Notes to Consolidated Financial Statements.

Federal Home Loan Bank stock increased $73,000 from June 30, 2004 to June 30, 2005 due to dividends received during the period.

Loans increased $5.5 million from $115.6 million at June 30, 2004 to $121.1 million at June 30, 2005, an increase of 4.7%. The most significant change was in one-to four-family residential loans, which increased $4.6 million from $90.0 million at June 30, 2004 to $94.6 million at June 30, 2005. The increase in residential mortgages was created by the ability of customers to "move up" into existing homes while long- term interest rates remained relatively low. Commercial real estate loans increased $0.7 million and land loans increased $0.5 million from June 30, 2004 to June 30, 2005. Consumer and commercial loans also provided increases to the loan portfolio with growth of $0.8 million and $0.5 million, respectively, from June 30, 2004 to June 30, 2005. Increases in commercial and consumer loans were an effort by management to attract shorter term, higher yielding loans for the portfolio. Offsetting these increases was a $1.6 million decrease in real estate construction and development loans primarily since the Corporation's lending area has experienced a shortage of available building lots. The change to the multi-family residential loan category was not significant. See Note 3 of Notes to Consolidated Financial Statements.

Premises and equipment decreased $29,000 from $2,125,000 at June 30, 2004 to $2,096,000 at June 30, 2005. This decrease resulted form normal depreciation of existing assets partially offset by equipment purchases primarily related to the data processing conversion and routine improvements to the office building.

Total deposits decreased $0.9 million, or 1.0%, from $86.8 million at June 30, 2004 to $85.9 million at June 30, 2005 due to decreases in certificates of deposit, savings and NOW accounts, partially offset by increases in money market and noninterest-bearing demand accounts. The most significant changes occurred in savings and money market accounts. Approximately $2.1 million of deposit balances shifted from savings accounts to money market accounts from June 30, 2004 to June 30, 2005. Certificates of deposit and NOW accounts decreased $0.7 and $0.4 million, respectively since June 30, 2004. The overall decrease in deposits occurred as customers searched for higher returns on their deposits or elected to spend rather than save. See Note 7 of Notes to Consolidated Financial Statements.

Borrowed funds increased $1.5 million, or 4.6%, from $31.1 million at June 30, 2004 to $32.6 million at June 30, 2005. This increase was the result of the addition of a $1.0 million select pay mortgage-matched advance and $2.5 million in cash management advances. The increase was offset by the scheduled repayments of long-term advances.

--------------------------------------------------------------------------------

                                  (Continued)


                                                                              9.

FHLB advances were used to offset the small decline in deposits and assist in funding loan increases. See Note 8 of Notes to Consolidated Financial Statements.

Total shareholders' equity increased $330,000 from June 30, 2004 to June 30, 2005. This nominal increase is due to the payment of dividends equal to 93.9% of the Corporation's earnings for fiscal 2005. Maintaining capital at the current level is part of Management's capital planning strategy.

Comparison of Results of Operations for the Year Ended June 30, 2005 and June 30, 2004

Net Income. The Corporation earned net income of $978,000 for the year ended June 30, 2005 compared to net income of $975,000 for the year ended June 30, 2004. The increase in net income was due primarily to an increase in net interest income coupled with a decrease in federal income tax expense. This increase was partially offset by a decrease in noninterest income and an increase in noninterest expense and the provision for loan losses.

Net Interest Income. Net interest income totaled $4,614,000 for the year ended June 30, 2005 compared to $4,506,000 for the year ended June 30, 2004, an increase of $108,000, or 2.4%. The increase was the result of a larger decrease in interest expense on deposits and borrowed money compared to the decline in interest income on loans and securities with the exception of interest income on demand deposits and dividends on Federal Home Loan Bank stock, which increased.

Interest and fees on loans decreased $102,000, or 1.4%, from $7,574,000 for the year ended June 30, 2004 to $7,472,000 for the year ended June 30, 2005. The decrease in interest income was due primarily to lower interest rates on loans partially offset by an increase in average loans receivable during fiscal 2005. The yield earned on loans decreased from 6.50% for fiscal 2004 to 6.30% for fiscal 2005.

Interest earned on securities decreased $42,000 to $193,000 for the year ended June 30, 2005 compared to $235,000 for the year ended June 30, 2004. The decrease in interest on securities was the result of a decrease in the average balance partially offset by an increase in the average yield earned. Interest on interest-bearing demand, time and overnight deposits with other financial institutions increased $26,000 to $65,000 for the year ended June 30, 2005 compared to $39,000 for the year ended June 30, 2004. The increase in interest earned on deposits with other financial institutions was the result of a higher average yield earned on such investments partially offset by a decrease in the average balance.

Dividends on FHLB stock increased over the comparable period due to an increase in the dividend rate paid by FHLB.

Interest paid on deposits decreased $172,000, or 10.0% for the year ended June 30, 2005 compared to the year ended June 30, 2004. The decrease resulted from a decline in the average interest rate paid on deposits combined with lower average balance of deposits. The average balance of deposits for the year ended June 30, 2004 was $88.3 million at an average cost of 1.96% compared to an average balance of deposits for the year ended June 30, 2005 of $85.5 million at an average cost of 1.82%.

Interest paid on borrowed funds decreased $43,000 from $1,676,000 for the year ended June 30, 2004 to $1,633,000 for the year ended June 30, 2005. This decrease was caused by a lower average balance of borrowings coupled with a lower average cost of borrowed funds resulting from the lower interest rate environment that continued during fiscal 2005. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in Management's judgment, is adequate to absorb probable incurred losses in the loan portfolio. While Management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan

--------------------------------------------------------------------------------

                                  (Continued)


10.

losses is determined by Management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level that is considered adequate to absorb probable incurred losses in the loan portfolio. The amount of the provision is based on Management's monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio, specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral and observations from regulatory authorities.

The provision for loan losses for the year ended June 30, 2005 totaled $91,000 compared to $53,000 for the year ended June 30, 2004, an increase of $38,000. The allowance for loan losses totaled $836,000, or 0.69% of loans receivable and 50.1% of total nonperforming loans at June 30, 2005, compared with $753,000, or 0.65% of loans receivable and 62.2% of total nonperforming loans at June 30, 2004. The increase in the provision for loan losses was due to an increase in the total outstanding balance of loans coupled with an increase in the balance of loans placed on nonaccrual as compared to the prior year. Nonaccrual loans increased $694,000 from $624,000 at June 30, 2004 to $1,318,000 at June 30,
2005. The Corporation experienced $8,900 in net charge-offs during the current fiscal year primarily related to consumer loans. The Corporation's low historical charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of real estate owned, decreased $26,000, from $131,000 for the year ended June 30, 2004 to $105,000 for the year ended June 30, 2005. This decrease resulted primarily from a loss on the sale of a property held in real estate owned during the current fiscal year.

Noninterest expense. Noninterest expense totaled $3,098,000 for the year ended June 30, 2005 compared to $3,035,000 for the year ended June 30, 2004, an increase of $63,000. Compensation and benefits expense increased $24,000 from $1,604,000 for the year ended June 30, 2004 to $1,628,000 for the year ended June 30, 2005. The increase is due to normal increases in compensation and benefits expense. Occupancy and equipment expense also increased $12,000 from $405,000 for the year ended June 30, 2004 to $417,000 for the year ended June 30, 2005. Computer processing increased $26,000 from $249,000 for the year ended June 30, 2004 to $275,000 for the year ended June 30, 2005. This increase was related to the data processing conversion that occurred during the most recent quarter. Other expense decreased $6,000 from $355,000 for the year ended June 30, 2004 to $349,000 for the year ended June 30, 2005, primarily due to decreases in expenses on other real estate owned.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $552,000 for the year ended June 30, 2005 compared to $574,000 for the year ended June 30, 2004, a decrease of $22,000. The effective tax rates were 36.1% and 37.1% for the years ended June 30, 2005 and 2004, respectively. The decrease in the effective tax rate primarily relates to the Corporation's stock-based benefit plans and their related tax impact.

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

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             11.

Interest and fees on loans decreased $868,000, or 10.3%, from $8,442,000 for the year ended June 30, 2003 to $7,574,000 for the year ended June 30, 2004. The decrease in interest income was due primarily to lower interest rates on loans and to a lesser extent due to a decrease in average loans receivable during fiscal 2004. The yield earned on loans decreased from 7.10% for fiscal 2003 to 6.50% for fiscal 2004 due to the decreasing interest rate environment that continued during fiscal 2004.

Interest earned on securities totaled $235,000 for the year ended June 30, 2004 compared to $204,000 for the year ended June 30, 2003. Interest on interest-bearing demand, time and overnight deposits with other financial institutions decreased $32,000 to $39,000 for the year ended June 30, 2004 compared to the year ended June 30, 2003. The increase in interest on securities was the result of an increase in the average balance partially offset by a decrease in the average yield earned. The decrease in interest earned on deposits with other financial institutions was the result of a lower average yield earned on such investments as well as a decrease in the average balance.

Dividends on FHLB stock decreased over the comparable period due to a decrease in the dividend rate paid by FHLB.

Interest paid on deposits decreased $1,140,000, or 39.7% for the year ended June 30, 2004 compared to the year ended June 30, 2003. The decrease resulted from a substantial decline in the average interest rate paid on deposits combined with lower average balance of deposits. The average balance of deposits for the year ended June 30, 2003 was $92.2 million at an average cost of 3.11% compared to an average balance of deposits for the year ended June 30, 2004 of $88.3 million at an average cost of 1.96%

Interest paid on borrowed funds increased slightly from $1,555,000 for the year ended June 30, 2003 to $1,676,000 for the year ended June 30, 2004. This increase was caused by a higher average balance of borrowings partially offset by a lower average cost of borrowed funds resulting from the lower interest rate environment that continued during fiscal 2004. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 2004 totaled $53,000 compared to $69,000 for the year ended June 30, 2003, a decrease of $16,000. The allowance for loan losses totaled $753,000, or 0.65% of loans receivable and 62.2% of total nonperforming loans at June 30, 2004, compared with $766,000, or 0.66% of loans receivable and 38.3% of total nonperforming loans at June 30, 2003. The decrease in the provision for loan losses was the result of a decrease in nonaccrual loans during fiscal 2004. The decrease in nonaccrual loans was the result of Management's ongoing efforts to resolve problem loans. Historically, charge-offs experienced by the Corporation have related primarily to consumer and other non-real estate loans. However, during fiscal 2004, the Corporation also experienced minimal charge-off activity in the one- to four-family residential mortgage category.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on the sale of real estate owned, decreased $8,000 from $139,000 for the year ended June 30, 2003 to $131,000 for the year ended June 30, 2004 resulting from a net loss of $4,000 on the sale of real estate owned during the fiscal year ended June 30, 2004 as compared to a net gain of $4,000 on the sale of real estate owned during the fiscal year ended June 30, 2003.

Noninterest expense. Noninterest expense totaled $3,035,000 for the year ended June 30, 2004 compared to $3,119,000 for the year ended June 30, 2003, a decrease of $84,000. The change was primarily the result of a decrease in compensation and benefits as it related to the management recognition plan ("MRP"). All outstanding MRP shares finished vesting in May 2003. This provided a decrease of $175,000 in compensation and benefits expense for the current year ended June 30, 2004. This decrease was partially offset by normal increases in compensation plus the impact of the Corporation's increased stock price on the ESOP plan. Occupancy and equipment expense also decreased $39,000 from $444,000 for the year ended June 30, 2003 to $405,000 for the year ended June 30, 2004. The decrease was related primarily to the benefits associated with owning the Jackson Center branch office building as opposed to leasing. Other expense increased $37,000 from $318,000 for the year ended June 30, 2003 to $355,000 for the year ended June 30, 2004, primarily due to increases in charitable contributions and expenses related to other real estate owned.

--------------------------------------------------------------------------------

                                  (Continued)


12.

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

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             13.

                                                               Year ended June 30,
                                      ---------------------------------------------------------------------
                                                    2005                              2004
                                      --------------------------------    --------------------------------
                                       Average    Interest                 Average    Interest
                                     outstanding   earned/     Yield/    outstanding   earned/     Yield/
                                       balance      paid        rate       balance      paid        rate
                                      --------    --------    --------    --------    --------    --------
                                                              (Dollars in thousands)
ASSETS:
Interest-earning assets:
Interest-earning deposits             $  5,729    $     65        1.14%   $  8,869    $     39        0.44%
Securities available for sale (1)        5,386         193        3.51       7,091         235        3.24
Loans (2)                              118,550       7,472        6.30     116,607       7,574        6.50
FHLB stock                               1,628          73        4.46       1,562          62        4.00
                                      --------    --------                --------    --------
Total interest-
  earning assets                       131,293       7,803        5.94     134,129       7,910        5.89
                                      --------    --------    --------    --------    --------    --------
Noninterest-earning
  assets:
Cash and due from banks                  1,095                               1,072
Premises and equipment, net              2,097                               2,080
Accrued interest and other assets          979                               1,135
                                      --------                            --------
Total noninterest-earning assets         4,171                               4,287
                                      --------                            --------

Total assets                          $135,464                            $138,416
                                      ========                            ========

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
Savings deposits                      $ 29,975    $    225        0.75%   $ 29,460    $    219        0.75%
Demand and NOW deposits                 11,785          67        0.57      11,020          42        0.38
Certificate accounts                    43,780       1,264        2.89      47,826       1,467        3.07
                                      --------    --------                --------    --------
Total deposits                          85,540       1,556        1.82      88,306       1,728        1.96
Borrowed funds                          30,792       1,633        5.30      31,379       1,676        5.34
                                      --------    --------                --------    --------
Total interest-bearing liabilities     116,332       3,189        2.74     119,685       3,404        2.84
                                      --------    --------    --------    --------    --------    --------

Noninterest-bearing liabilities
Demand deposits                          1,150                                 910
Accrued interest payable and
 other liabilities                         450                                 557
                                      --------                            --------
Total noninterest-bearing
  liabilities                            1,600                               1,467
                                      --------                            --------

Total liabilities                      117,932                             121,152
Total shareholders'equity               17,532                              17,264
                                      --------                            --------
Total liabilities and
  shareholders'equity                 $135,464                            $138,416
                                      ========                            ========

Net interest income;
  interest rate spread (3)                        $  4,614        3.20%               $  4,506        3.05%
                                                  ========    ========                ========    ========

Net earning assets                    $ 14,961                            $ 14,444
                                      ========                            ========

Net interest margin (4)                                           3.51%                               3.36%
                                                              ========                            ========

Average interest-earning assets
  to interest- bearing liabilities       1.13x                               1.12x
                                      ========                            ========

                                              Year ended June 30,
                                      ---------------------------------
                                                 2003
                                       --------------------------------
                                        Average    Interest
                                     ooutstanding   earned/     Yield/
                                        balance      paid        rate
                                       --------    --------    --------
                                             (Dollars in thousands)
ASSETS:
Interest-earning assets:
Interest-earning deposits              $  9,045    $     71        0.79%
Securities available for sale (1)         5,599         204        3.67
Loans (2)                               118,824       8,442        7.10
FHLB stock                                1,500          65        4.31
                                       --------    --------
Total interest-
  earning assets                        134,968       8,782        6.51
                                       --------    --------    --------
Noninterest-earning
  assets:
Cash and due from banks                   1,064
Premises and equipment, net               1,940
Accrued interest and other assets         1,065
                                       --------
Total noninterest-earning assets          4,069
                                       --------

Total assets                           $139,037
                                       ========

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Interest-bearing
  liabilities:
Savings deposits                       $ 25,525    $    387        1.52%
Demand and NOW deposits                   9,884         102        1.04
Certificate accounts                     56,835       2,379        4.18
                                       --------    --------
Total deposits                           92,244       2,868        3.11
Borrowed funds                           28,052       1,555        5.54
                                       --------    --------
Total interest-bearing liabilities      120,296       4,423        3.68
                                       --------    --------    --------

Noninterest-bearing liabilities
Demand deposits                             845
Accrued interest payable and
 other liabilities                          674
                                       --------
Total noninterest-bearing
  liabilities                             1,519
                                       --------

Total liabilities                       121,815
Total shareholders'equity                17,222
                                       --------
Total liabilities and
  shareholders'equity                  $139,037
                                       ========

Net interest income;
  interest rate spread (3)                         $  4,359        2.83%
                                                   ========    ========

Net earning assets                     $ 14,672
                                       ========

Net interest margin (4)                                            3.23%
                                                               ========
Average interest-earning assets
  to interest- bearing liabilities        1.12x
                                       ========

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

                                                                        Year ended June 30,
                                                 -------------------------------------------------------------------
                                                          2005 vs. 2004                       2004 vs. 2003
                                                 -------------------------------     -------------------------------
                                                       Increase                           Increase
                                                      (decrease)                         (decrease)
                                                        due to                             due to
                                                 -------------------                 -------------------
                                                  Volume      Rate        Total      Volume       Rate        Total
                                                 -------     -------     -------     -------     -------     -------
                                                                           (In thousands)
Interest income attributable to:
      Interest-earning deposits                  $   (18)    $    44     $    26     $    (1)    $   (31)    $   (32)
      Securities available for sale                  (60)         18         (42)         57         (26)         31
      Loans receivable                               125        (227)       (102)       (155)       (713)       (868)
      FHLB stock                                       3           8          11           2          (5)         (3)
                                                 -------     -------     -------     -------     -------     -------

           Total interest-earning assets         $    50     $  (157)    $  (107)    $   (97)    $  (775)    $  (872)
                                                 =======     =======     =======     =======     =======     =======

Interest expense attributable to:
      Savings deposits                           $     4     $     2     $     6     $    53     $  (221)    $  (168)
      Demand and NOW deposits                          3          22          25          11         (71)        (60)
      Certificates accounts                         (120)        (83)       (203)       (340)       (572)       (912)
      Borrowed funds                                 (31)        (12)        (43)        179         (58)        121
                                                 -------     -------     -------     -------     -------     -------

           Total interest-bearing liabilities    $  (144)    $   (71)    $  (215)    $   (97)    $  (922)     (1,019)
                                                 =======     =======     =======     =======     =======     -------

Net interest income                                                      $   108                             $   147
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

--------------------------------------------------------------------------------

                                  (Continued)


15.

Presented below, as of March 31, 2005, is an analysis of the Association's interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the Thrift Bulletin 13a reporting requirements and the target limits set by the Association. Although the Association would also experience a decline in market value equity should interest rates increase, the Association is more sensitive to declining rates than increasing rates as it was in the March 2004 report. This continues to be the result of historically low interest rates despite the six increases by the Federal Reserve over the past year. The Board of Directors and Management continued to monitor interest rates during the past year and anticipate the increases the Federal Reserve started in June 2004 will continue during the 2006 fiscal year. During the preceding 12 months, Management continued efforts to control rising liability costs as the result of higher short-term interest rates while being constrained on increases in loan interest rates because of relatively modest changes in long term interest rates. Because of the flattening of the yield curve, a Federal Home Loan Bank advance of $1,000,000 for 5 years at 4.10% was secured to help control rising liability costs. The continued narrowing of the spread between short-term rates and long-term rates will represent the greatest challenge during the coming year. The greatest interest rate sensitivity at March 31, 2005 was a 190 basis point decline in the NPV ratio if interest rates decreased 200 basis points. While this appears greater than the 129 basis point decline reported last year, that interest rate sensitivity measure was at a decrease of 100 basis points. Starting with the March 2005 OTS report, the decrease of 200 basis points category has been reintroduced. Management does not consider declining interest rates to be a problem in the current interest rate environment with interest rates still at near historically low levels and the continued increases in short term rates by the Federal Reserve. Management also continues to work towards having a proper mix of assets and liabilities in order to combat the fluctuations in interest rates and market conditions that result in non-parallel shifts in interest rates that occur in some interest rate environments.

                                 March 31, 2005

                                                               Target Limit
                         Economic Value         NPV Ratio       Under Asset
                         --------------         ---------       Liability
       Change      Market Value  Market Value      MVE/         Management
      In Rates        Equity     Total Assets      MVTA           Policy
      --------        ------     ------------      ----           ------
                     (Dollars in  thousands)
      +400            $     *      $      *           *             4%
      +300             19,351       134,299       14.41%            4
      +200             20,749       137,445       15.10             6
      +100             21,746       140,384       15.49             7
      STATIC           22,116       142,910       15.48
      -100             21,515       144,679       14.87             7
      -200             19,756       145,488       13.58             6
      -300                  *             *           *             4
      -400                  *             *           *             4

      *Not currently reported by OTS

--------------------------------------------------------------------------------

                                  (Continued)


16.

                                 March 31, 2004

                                                               Target Limit
                         Economic Value         NPV Ratio       Under Asset
                         --------------         ---------       Liability
       Change      Market Value  Market Value      MVE/         Management
      In Rates        Equity     Total Assets      MVTA           Policy
      --------        ------     ------------      ----           ------
                     (Dollars in  thousands)
      +400             $     *     $      *           *             4%
      +300              19,566      136,565       14.33%            4
      +200              20,655      139,815       14.77             6
      +100              21,177      142,708       14.84             7
      STATIC            20,775      144,913       14.34
      -100              19,066      146,072       13.05             7
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

Liquidity and Capital Resources

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2005, 2004 and 2003.

                                                            Year Ended June 30,
                                                    ----------------------------------
                                                      2005         2004         2003
                                                    --------     --------     --------
Net income                                          $    978     $    975     $    836
Adjustments to reconcile net income to net
  cash from operating activities                         258          401          706
                                                    --------     --------     --------
Net cash from operating activities                     1,236        1,376        1,542
Net cash from investing activities                    (5,645)       5,059       (2,245)
Net cash from financing activities                      (304)      (8,702)       7,415
                                                    --------     --------     --------
Net change in cash and cash equivalents               (4,713)      (2,267)       6,712
Cash and cash equivalents at beginning of period      10,034       12,301        5,589
                                                    --------     --------     --------
Cash and cash equivalents at end of period          $  5,321     $ 10,034     $ 12,301
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

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             17.

off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation's financial statements. At June 30, 2005 and 2004, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under FDIC guidelines at June 30, 2005 and 2004. No conditions or events have occurred subsequent to the last notification by regulators that management believes would change the Association's category.

The following table summarizes the Association's capital requirements to be well capitalized under prompt corrective action regulations and actual capital amounts at June 30, 2005.

                                                                           Excess of Actual Capital
                                                   Well Capitalized         Over Well Capitalized
                          Actual capital              Requirement                Requirement
                      ---------------------      ---------------------     ------------------------    Applicable
                       Amount       Percent       Amount       Percent       Amount       Percent     Asset Total
                      --------     --------      --------     --------      --------     --------     -----------
                                                         (Dollars in thousands)
Total risk-based
  capital             $ 16,909         20.7%     $  8,188         10.0%     $  8,721         10.7%     $ 81,878
Tier 1 risk-based
  capital               16,083         19.6         4,913          6.0        11,170         13.6        81,878
Core capital            16,083         11.8         6,838          5.0         9,245          6.8       136,769

On April 19, 2005, the Corporation authorized of the commencement of a 5% stock repurchase program. The plan allows for repurchases of up to 71,600 shares to be made from time to time at the discretion of management in both the open market and through unsolicited negotiated transactions. Purchases will be funded with positive operating cash flow and existing cash balances. The repurchase plan may be suspended or discontinued at any time, and repurchased shares will be available for use in connection with the Corporations existing stock plans and for other corporate purposes. As of September 2, 2005, 7,500 shares have been repurchased under the plan at a price of $13.875 per share.

Impact of New Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued statement 123R, Share-Based Payment (FAS 123R). The revised statement replaces existing requirements under Statement No. 123, Accounting for Stock-Based Compensation and APB Opinion 25, Accounting for Stock Issued to Employees. The FASB concluded that the fair-value-based method of accounting is appropriate for share-based employee compensation, which includes stock options. Under FAS 123R, there are two methods of transition. The modified prospective method applies to new awards granted after the effective date and unvested portions of awards granted in prior years. A company recognizes compensation expense from the beginning of the period in which the recognition provisions are first applied "as if" fair-value accounting had been used to account for all employee awards granted or modified in fiscal years beginning after December 15, 1994 (which was the original effective date of Statement 123). The modified retrospective method recognizes employee compensation cost for prior periods presented using compensation expense consistent with the pro forma disclosures previously required by Statement 123 for those periods. This method may be applied as follows to all years for which Statement 123 was effective. For all prior years where Statement 123 was effective but not recognized in the comparative financial statements, the beginning balances of paid-in capital, deferred taxes and retained earnings for the earliest year presented are adjusted to reflect the results of modified retrospective application. FAS 123R is effective for the Corporation July 1, 2005. However, it will only impact the Corporation if new options are granted as all options outstanding at June 30, 2005 were fully vested.
--------------------------------------------------------------------------------

                                  (Continued)


18.

In December 2003, the American Institute of Certified Public Accountants' (AICPA) Accounting Standards Executive Committee (AcSEC) issued Statement of Position ("SOP") 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. AcSEC began this project to address practice issues with the purchase of troubled loans and the treatment of the allowance for loan losses in an acquisition. This SOP applies only to "problem" loans that are defined as:
(1) that have been acquired, (2) that have evidence of credit deterioration, and
(3) when the purchaser does not expect to collect all contractual cash flows. Deterioration may be evidenced by sources, such as Fair Isaac & Co. (FICO) scores or another automated rating process for credit reports, downgrading, decline in value of collateral, or past-due status. Such loans might be purchased individually, identified within a purchase of a pool or purchased as part of a business combination.

For those loans within the scope (i.e., problem loans), this statement clarifies a buyer cannot carry over the seller's allowance for loan losses for the acquisition of loans with credit deterioration. This is consistent with recent conclusions by the FASB in its business combination project. FASB is addressing the broader issue of whether to carryover the seller's allowance by a purchaser in a business combination. As part of its purchase method procedures project, FASB has concluded it is not appropriate to carry over the seller's allowance in a business combination. For purchases of problem loans, the buyer must estimate cash flows and recognize only income based on expected cash flows. The statement is effective for loans acquired in fiscal years beginning after December 15, 2004.

Critical Accounting Policies and Estimates

The accounting and reporting policies of the Corporation are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. The accounting and reporting policy for the allowance for loan losses is deemed critical since it involves the use of estimates and requires significant management judgments. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge offs. We estimate the allowance balance by considering the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in out judgment, has incurred a loss. Loan losses are charged against the allowance when we believe the loan balance cannot be collected. We monitor loan quality monthly and consider various factors, including portfolio risk, economic environment and loan delinquencies, when determining the level of the provision for loan losses. Application of assumptions different than those used by management could result in material changes in the Corporation's financial position or results of operations. See Notes 1 (Summary of Significant Accounting Policies) and 3 (Loans), which provide detail with regard to the Corporation's methodology and reporting of the allowance for loan losses.

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

                                  (Continued)


20.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio

We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2005 in conformity with U.S. generally accepted accounting principles.

                                        /s/ Crowe Chizek and Company LLC
                                        --------------------------------
                                        Crowe Chizek and Company LLC

Columbus, Ohio
July 15, 2005

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             21.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2005 and 2004

--------------------------------------------------------------------------------

                                                                    2005               2004
                                                                -------------      -------------
ASSETS
Cash and due from financial institutions                        $   1,366,825      $   1,327,745
Interest-bearing deposits in other financial institutions           3,954,371          4,705,943
Overnight deposits                                                         --          4,000,000
                                                                -------------      -------------
      Total cash and cash equivalents                               5,321,196         10,033,688
Securities available for sale                                       5,433,915          5,288,280
Federal Home Loan Bank stock                                        1,673,900          1,601,400
Loans, net of allowance of $835,500 and $752,900                  121,110,189        115,651,910
Accrued interest receivable                                           745,534            670,521
Premises and equipment, net                                         2,095,691          2,124,986
Other real estate owned                                                    --             99,085
Other assets                                                          314,841            301,160
                                                                -------------      -------------

      Total assets                                              $ 136,695,266      $ 135,771,030
                                                                =============      =============

LIABILITIES
Deposits                                                        $  85,930,737      $  86,764,253
Borrowed funds                                                     32,588,719         31,140,388
Accrued interest payable and other liabilities                        414,419            435,476
                                                                -------------      -------------
      Total liabilities                                           118,933,875        118,340,117

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized,
  none issued and outstanding                                              --                 --
Common stock, $.01 par value, 3,500,000 shares authorized,
  1,785,375 shares issued                                              17,854             17,854
Additional paid-in capital                                         10,785,770         10,748,851
Retained earnings                                                  11,702,497         11,642,982
Treasury stock, 352,727 shares at cost                             (4,113,716)        (4,113,716)
Unearned employee stock ownership plan shares                        (588,958)          (727,121)
Accumulated other comprehensive income (loss)                         (42,056)          (137,937)
                                                                -------------      -------------
      Total shareholders' equity                                   17,761,391         17,430,913
                                                                -------------      -------------

      Total liabilities and shareholders' equity                $ 136,695,266      $ 135,771,030
                                                                =============      =============

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


22.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years Ended June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

                                                            2005             2004             2003
                                                        -----------      -----------      -----------
Interest income
      Loans, including fees                             $ 7,471,853      $ 7,573,870      $ 8,442,163
      Securities                                            193,054          234,765          203,964
      Demand, time and overnight deposits                    65,535           39,446           71,581
      Dividends on Federal Home Loan Bank stock              72,648           62,575           64,662
                                                        -----------      -----------      -----------
           Total interest income                          7,803,090        7,910,656        8,782,370

Interest expense
      Deposits                                            1,556,564        1,728,572        2,868,309
      Borrowed funds                                      1,632,866        1,675,789        1,554,935
                                                        -----------      -----------      -----------
           Total interest expense                         3,189,430        3,404,361        4,423,244
                                                        -----------      -----------      -----------

Net interest income                                       4,613,660        4,506,295        4,359,126

Provision for loan losses                                    91,497           53,450           68,605
                                                        -----------      -----------      -----------

Net interest income after provision for loan losses       4,522,163        4,452,845        4,290,521

Noninterest income
      Service fees and other charges                        129,966          135,414          134,571
      Gain (loss) on sale of real estate owned              (24,600)          (4,379)           4,388
                                                        -----------      -----------      -----------
           Total noninterest income                         105,366          131,035          138,959

Noninterest expense
      Compensation and benefits                           1,627,546        1,603,600        1,720,274
      Director fees                                          97,200           97,200           97,200
      Occupancy and equipment                               417,384          404,661          444,306
      Computer processing                                   275,096          249,180          251,092
      Professional services                                 126,669          120,573          100,420
      State franchise taxes                                 205,373          204,670          187,410
      Other                                                 348,788          355,210          317,925
                                                        -----------      -----------      -----------
           Total noninterest expense                      3,098,056        3,035,094        3,118,627
                                                        -----------      -----------      -----------

Income before income taxes                                1,529,473        1,548,786        1,310,853

Income tax expense                                          551,600          574,200          475,051
                                                        -----------      -----------      -----------

Net income                                              $   977,873      $   974,586      $   835,802
                                                        ===========      ===========      ===========

Earnings per common share - basic                       $       .71      $       .71      $       .61
                                                        ===========      ===========      ===========
Earnings per common share - diluted                     $       .71      $       .71      $       .61
                                                        ===========      ===========      ===========

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                             23.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years Ended June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------


                                                                    Additional                                         Unearned
                                                     Common          Paid-In         Retained         Treasury           ESOP
                                                      Stock          Capital         Earnings           Stock           Shares
                                                   ------------    ------------    ------------     ------------     ------------
Balance, July 1, 2002                              $     17,854    $ 10,689,800    $ 11,371,950     $ (3,703,717)    $ (1,023,928)

Comprehensive income:

   Net income for the year ended
     June 30, 2003                                           --              --         835,802               --               --

   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects                 --              --              --               --               --


      Total comprehensive income

Cash dividends - $.49 per share                              --              --        (667,566)              --               --

Commitment to release 12,932 employee
  stock ownership plan shares                                --          16,409              --               --          151,736

Purchase of 24,646 treasury shares,
  at cost                                                    --              --              --         (317,483)              --

11,426 shares earned under
  management recognition plan                                --              --              --               --               --
                                                   ------------    ------------    ------------     ------------     ------------

Balance, June 30, 2003                             $     17,854    $ 10,706,209    $ 11,540,186     $ (4,021,200)    $   (872,192)
                                                   ============    ============    ============     ============     ============

                                                                    Accumulated
                                                     Unearned          Other
                                                       MRP         Comprehensive
                                                      Shares       Income (Loss)        Total
                                                   ------------    -------------    ------------
Balance, July 1, 2002                              $   (174,746)   $     16,995     $ 17,194,208

Comprehensive income:

   Net income for the year ended
     June 30, 2003                                           --              --          835,802

   Change in net unrealized gain (loss)
     on securities available for sale,
     net of reclassification and tax effects                 --          (3,572)          (3,572)
                                                                                    ------------

      Total comprehensive income                                                         832,230

Cash dividends - $.49 per share                              --              --         (667,566)

Commitment to release 12,932 employee
  stock ownership plan shares                                --              --          168,145

Purchase of 24,646 treasury shares,
  at cost                                                    --              --         (317,483)

11,426 shares earned under
  management recognition plan                           174,746              --          174,746
                                                   ------------    ------------     ------------

Balance, June 30, 2003                             $         --    $     13,423     $ 17,384,280
                                                   ============    ============     ============

--------------------------------------------------------------------------------

                                  (Continued)


24.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------


                                                                    Additional                                         Unearned
                                                     Common          Paid-In         Retained         Treasury           ESOP
                                                      Stock          Capital         Earnings           Stock           Shares
                                                   ------------    ------------    ------------     ------------     ------------
Balance, July 1, 2003                              $     17,854    $ 10,706,209    $ 11,540,186     $ (4,021,200)    $   (872,192)

Comprehensive income:

      Net income for the year ended
        June 30, 2004                                        --              --         974,586               --               --

      Change in net unrealized gain (loss)
        on securities available for sale,
        net of reclassification and tax effects              --              --              --               --               --


           Total comprehensive income

Cash dividends - $.64 per share                              --              --        (871,790)              --               --

Commitment to release 12,364 employee
  stock ownership plan shares                                --          42,642              --               --          145,071

Purchase of 6,853 treasury shares,
  at cost                                                    --              --              --          (92,516)              --
                                                   ------------    ------------    ------------     ------------     ------------

Balance, June 30, 2004                             $     17,854    $ 10,748,851    $ 11,642,982     $ (4,113,716)    $   (727,121)
                                                   ============    ============    ============     ============     ============

                                                    Accumulated
                                                       Other
                                                   Comprehensive
                                                   Income (Loss)        Total
                                                   -------------    ------------
Balance, July 1, 2003                              $     13,423     $ 17,384,280

Comprehensive income:

      Net income for the year ended
        June 30, 2004                                        --          974,586

      Change in net unrealized gain (loss)
        on securities available for sale,
        net of reclassification and tax effects        (151,360)        (151,360)
                                                                    ------------

           Total comprehensive income                                    823,226

Cash dividends - $.64 per share                              --         (871,790)

Commitment to release 12,364 employee
  stock ownership plan shares                                --          187,713

Purchase of 6,853 treasury shares,
  at cost                                                    --          (92,516)
                                                   ------------     ------------

Balance, June 30, 2004                             $   (137,937)    $ 17,430,913
                                                   ============     ============

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             25.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years Ended June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------


                                                                    Additional                                         Unearned
                                                     Common          Paid-In         Retained         Treasury           ESOP
                                                      Stock          Capital         Earnings           Stock           Shares
                                                   ------------    ------------    ------------     ------------     ------------
Balance, July 1, 2004                              $     17,854    $ 10,748,851    $ 11,642,982     $ (4,113,716)    $   (727,121)

Comprehensive income:

      Net income for the year ended
        June 30, 2005                                        --              --         977,873               --               --

      Change in net unrealized gain (loss)
        on securities available for sale,
        net of reclassification and tax effects              --              --              --               --               --


           Total comprehensive income

Cash dividends - $.67 per share                              --              --        (918,358)              --               --

Commitment to release 11,775 employee
  stock ownership plan shares                                --          36,919              --               --          138,163
                                                   ------------    ------------    ------------     ------------     ------------

Balance, June 30, 2005                             $     17,854    $ 10,785,770    $ 11,702,497     $ (4,113,716)    $   (588,958)
                                                   ============    ============    ============     ============     ============

                                                    Accumulated
                                                       Other
                                                   Comprehensive
                                                   Income (Loss)        Total
                                                   -------------    ------------
Balance, July 1, 2004                              $   (137,937)    $ 17,430,913

Comprehensive income:

      Net income for the year ended
        June 30, 2005                                        --          977,873

      Change in net unrealized gain (loss)
        on securities available for sale,
        net of reclassification and tax effects          95,881           95,881
                                                                    ------------

           Total comprehensive income                                  1,073,754

Cash dividends - $.67 per share                              --         (918,358)

Commitment to release 11,775 employee
  stock ownership plan shares                                --          175,082
                                                   ------------     ------------

Balance, June 30, 2005                             $    (42,056)    $ 17,761,391
                                                   ============     ============

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


26.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

                                                                    2005             2004             2003
                                                                ------------     ------------     ------------
Cash flows from operating activities
      Net income                                                $    977,873     $    974,586     $    835,802
      Adjustments to reconcile net income to net cash
        from operating activities
           Depreciation                                              192,512          197,281          206,804
           Provision for loan losses                                  91,497           53,450           68,605
           Net amortization (accretion) of securities                   (359)            (360)            (620)
           Loss (gain) on sale of real estate owned                   24,600            4,379           (4,388)
           FHLB stock dividends                                      (72,500)         (62,400)         (64,400)
           Deferred taxes                                             59,239           (3,284)         (65,800)
           Compensation expense for ESOP shares                      175,082          187,713          168,145
           Compensation expense for MRP shares                            --               --          174,746
           Change in:
                Accrued interest receivable and other assets         (88,694)         119,756           68,635
                Accrued expense and other liabilities               (129,691)        (106,003)         123,815
                Deferred loan fees                                     6,291           10,759           30,548
                                                                ------------     ------------     ------------
                     Net cash from operating activities            1,235,850        1,375,877        1,541,892

Cash flows from investing activities
      Purchase of securities available for sale                           --               --      (18,496,295)
      Proceeds from maturities of securities
        available for sale                                                --        4,000,000       10,500,000
      Proceeds from sale of securities
        available for sale                                                --        2,000,000               --
      Net change in loans                                         (5,665,710)        (808,689)       5,542,902
      Premises and equipment expenditures                           (163,217)        (490,428)          (9,648)
      Proceeds from sale of real estate owned                        184,128          358,250          217,963
                                                                ------------     ------------     ------------
           Net cash from investing activities                     (5,644,799)       5,059,133       (2,245,078)

Cash flows from financing activities
      Net change in deposits                                        (833,516)      (6,687,648)      (1,334,722)
      Proceeds from long-term FHLB advances                        1,000,000        1,000,000       11,000,000
      Repayments of long-term FHLB advances                       (2,051,669)      (2,049,966)        (765,459)
      Net change in short-term FHLB advances                       2,500,000               --         (500,000)
      Cash dividends paid                                           (918,358)        (871,790)        (667,566)
      Purchase of treasury shares                                         --          (92,516)        (317,483)
                                                                ------------     ------------     ------------
           Net cash from financing activities                       (303,543)      (8,701,920)       7,414,770
                                                                ------------     ------------     ------------

Net change in cash and cash equivalents                           (4,712,492)      (2,266,910)       6,711,584
Cash and cash equivalents at beginning of year                    10,033,688       12,300,598        5,589,014
                                                                ------------     ------------     ------------

Cash and cash equivalents at end of year                        $  5,321,196     $ 10,033,688     $ 12,300,598
                                                                ============     ============     ============

Supplemental cash flow information
           Interest paid                                        $  3,179,028     $  3,424,342     $  4,332,326
           Income taxes paid                                         600,000          557,000          576,000

Supplemental noncash disclosures
           Transfer from loans to real estate owned                  109,643          352,411          322,877

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                                                                             27.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

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

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains or losses reported in other comprehensive income, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of premiums and accretion of discounts. Realized gains and losses on sales of securities are recorded on the trade date and determined using the amortized cost of the specific security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less net deferred loan fees and the allowance for loan losses.

--------------------------------------------------------------------------------

                                  (Continued)


28.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income is accrued on the unpaid principal balance using the interest method and includes amortization of net deferred loan fees over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Past due status is based upon the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value at acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate owned.

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

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             29.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                                                      2005        2004        2003
                                                    --------    --------    --------
      Net income as reported                        $977,873    $974,586    $835,802
      Deduct: Stock-based compensation expense
        determined under fair value based method          --          --     190,671
                                                    --------    --------    --------

      Pro forma net income                          $977,873    $974,586    $645,131
                                                    ========    ========    ========

      Basic earnings per share as reported          $    .71    $    .71    $    .61
      Pro forma basic earnings per share                 .71         .71         .47

      Diluted earnings per share as reported        $    .71    $    .71    $    .61
      Pro forma diluted earnings per share               .71         .71         .47

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

--------------------------------------------------------------------------------

                                  (Continued)


30.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Dividend Restriction: Financial institution regulations require the maintenance of certain capital levels and may limit the amount of dividends that may be paid. For detail on dividend restrictions and regulatory capital requirements, see Note 13.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss), net of tax. Other comprehensive income (loss) includes net unrealized gains and losses on securities available for sale, which is also recognized as a separate component of equity.

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

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             31.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

                                                         Gross          Gross
                                          Fair        Unrealized     Unrealized
                                         Value           Gains         Losses
                                       ----------     ----------     ----------
2005
----
    U.S. Government agencies           $5,433,915     $    3,905     $  (67,624)
                                       ==========     ==========     ==========

2004
----
    U.S. Government agencies           $5,288,280     $   13,280     $ (222,275)
                                       ==========     ==========     ==========

Contractual maturities of securities available for sale at year-end 2005 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   Fair
                                                                   Value
                                                                ----------

      Due after one year through five years                     $2,493,905
      Due after five years through ten years                     2,940,010
                                                                ----------

                                                                $5,433,915
                                                                ==========

No securities were pledged as collateral at year-end 2005 or 2004. Proceeds from the sale of securities available for sale totaled $2,000,000 for 2004. There was no gain or loss realized on this sale. There were no sales of securities in 2005 or 2003.

Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows.

                               Less than 12 Months           12 Months or More                 Total
                            ------------------------     ------------------------     ------------------------
                               Fair       Unrealized        Fair       Unrealized        Fair       Unrealized
Description of Securities     Value          Loss          Value          Loss          Value          Loss
-------------------------   ----------    ----------     ----------    ----------     ----------    ----------
2005
----
U.S. Government agencies    $1,990,000    $   (9,602)    $2,940,010    $  (58,022)    $4,930,010    $  (67,624)
                            ==========    ==========     ==========    ==========     ==========    ==========

2004
----
U.S. Government agencies    $2,949,380    $  (50,109)    $1,825,620    $ (172,166)    $4,775,000    $ (222,275)
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

--------------------------------------------------------------------------------

                                  (Continued)


32.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans were as follows.

                                                            2005              2004
                                                       -------------     -------------
      Mortgage loans:
           1-4 family residential                      $  94,593,583     $  89,974,734
           Multi-family residential                        1,297,418         1,330,844
           Commercial real estate                         12,564,156        11,847,794
           Real estate construction and development        1,441,815         3,056,172
           Land                                            2,186,890         1,694,844
                                                       -------------     -------------
                Total mortgage loans                     112,083,862       107,904,388
      Consumer loans                                       5,056,291         4,211,193
      Commercial loans                                     5,184,668         4,662,070
                                                       -------------     -------------
                Total loans                              122,324,821       116,777,651
      Less:
           Allowance for loan losses                        (835,500)         (752,900)
           Deferred loan fees                               (379,132)         (372,841)
                                                       -------------     -------------

                                                       $ 121,110,189     $ 115,651,910
                                                       =============     =============

Activity in the allowance for loan losses was as follows.

                                         2005          2004          2003
                                      ---------     ---------     ---------

      Balance at beginning of year    $ 752,900     $ 766,000     $ 708,000
      Provision for losses               91,497        53,450        68,605
      Charge-offs                        (9,353)      (67,244)      (15,409)
      Recoveries                            456           694         4,804
                                      ---------     ---------     ---------

      Balance at end of year          $ 835,500     $ 752,900     $ 766,000
                                      =========     =========     =========

Impaired loans were as follows.

                                                                           2005        2004
                                                                         --------    --------
Period-end impaired loans with no allowance for loan losses allocated    $     --    $     --
Period-end impaired loans with allowance for loan losses allocated        161,000     129,000
Amount of the allowance allocated to impaired loans                       134,000     129,000

Average of impaired loans during the year                                 139,000      22,000
Interest income recognized during the year                                 10,046       1,000
Cash-basis interest income recognized                                       3,875       1,000

Impaired loans for the year ended June 30, 2003 were not material.

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             33.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Nonperforming loans at year-end were as follows.

                                                         2005          2004
                                                      ----------    ----------

      Loans past due over 90 days still on accrual    $  349,000    $  587,000
      Nonaccrual loans                                 1,318,000       624,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loans to executive officers, directors and companies with which they are affiliated for the year ended June 30, 2005, were as follows.

      Balance at beginning of period                          $   518,795
      New loans                                                   725,890
      Principal repayments                                       (204,247)
                                                              -----------

      Balance at end of period                                $ 1,040,438
                                                              ===========

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                                                 2005               2004
                                               --------           --------

      Loans                                    $734,923           $660,604
      Securities                                 10,611              9,917
                                               --------           --------

                                               $745,534           $670,521
                                               ========           ========

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows.

                                                2005              2004
                                            -----------       -----------

      Land                                  $   225,166       $   225,166
      Buildings and improvements              2,456,094         2,438,537
      Furniture and equipment                 1,644,749         1,510,775
      Automobile                                 22,416            22,416
                                            -----------       -----------
           Total cost                         4,348,425         4,196,894
      Accumulated depreciation               (2,252,734)       (2,071,908)
                                            -----------       -----------

                                            $ 2,095,691       $ 2,124,986
                                            ===========       ===========

--------------------------------------------------------------------------------

                                  (Continued)


34.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

The Jackson Center branch facility had been leased under an operating lease that began in September 1998. During 2004, the Association exercised its option to purchase the property. The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2002. The lease term is for five years with two five-year renewal options. Annual rent is $31,800 for the first five years and increases to $39,750 annually for the first five-year renewal period and $49,688 annually for the second five-year renewal period. Total rental expense was $31,800, $35,301 and $56,071 for the years ended June 30, 2005, 2004 and 2003.

Rental commitment under the noncancelable operating lease was as follows, before considering renewal options.

            Year ending June 30,
                    2006                                     $30,828
                                                             =======

NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows.

                                  2005            2004             2003
                               ---------       ---------        ---------

      Current                  $ 492,361       $ 577,484        $ 540,851
      Deferred                    59,239          (3,284)         (65,800)
                               ---------       ---------        ---------

                               $ 551,600       $ 574,200        $ 475,051
                               =========       =========        =========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                      2005         2004         2003
                                                    --------     --------     --------
      Income taxes computed at the statutory
        tax rate on pretax income                   $520,021     $526,587     $445,690
      Add tax effect of:
          ESOP fair value book expense in excess
             of tax deduction                         25,973       28,590       20,317
          MRP cost in excess of fair value                --           --           37
          Nondeductible expenses and other             5,606       19,023        9,007
                                                    --------     --------     --------

                                                    $551,600     $574,200     $475,051
                                                    ========     ========     ========

      Statutory tax rate                                34.0%        34.0%        34.0%
                                                    ========     ========     ========
      Effective tax rate                                36.1%        37.1%        36.2%
                                                    ========     ========     ========

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             35.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Year-end deferred tax assets and deferred tax liabilities were due to the following.

                                                                  2005          2004
                                                               ---------     ---------
      Items giving rise to deferred tax assets
           Deferred loan fees                                  $ 126,780     $ 124,324
           Reserve for delinquent interest                        14,497         5,202
           Allowance for loan losses                             284,070       255,986
           Accrued compensation                                    2,638         2,605
           Unrealized loss on securities available for sale       21,663        71,058
           Accrued ESOP expense                                   30,409        31,542
                                                               ---------     ---------
                Total deferred tax assets                        480,057       490,717

      Items giving rise to deferred tax liabilities
           Prepaid expenses                                      (55,172)           --
           Securities accretion                                     (251)         (122)
           Depreciation                                         (103,646)      (85,623)
           FHLB stock dividends                                 (262,650)     (238,000)
                                                               ---------     ---------
                Total deferred tax liabilities                  (421,719)     (323,745)
                                                               ---------     ---------

                Net deferred tax asset                         $  58,338     $ 166,972
                                                               =========     =========

Retained earnings at June 30, 2005 and 2004 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association's base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2005 and 2004.

--------------------------------------------------------------------------------

                                  (Continued)


36.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS

Year-end deposits were as follows.

                                                 2005              2004
                                             -----------       -----------
      Noninterest-bearing
        demand deposits                      $ 1,073,496       $   797,172
      NOW accounts                             6,290,788         6,690,579
      Money market accounts                    6,016,666         3,940,498
      Savings accounts                        28,432,476        30,516,298
      Certificates of deposit                 44,117,311        44,819,706
                                             -----------       -----------

                                             $85,930,737       $86,764,253
                                             ===========       ===========

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,709,000 and $4,710,000 at June 30, 2005 and 2004, respectively.
Deposits more than $100,000 are not insured by the FDIC. Related party deposits were $526,000 and $751,000 at June 30, 2005 and 2004.

The scheduled maturities of certificates of deposit as of June 30, 2005 were as follows.

         Year ended June 30,
                 2006                                       $23,807,032
                 2007                                        11,792,658
                 2008                                         4,559,898
                 2009                                         1,179,031
                 2010                                         2,778,692
                                                            -----------

                                                            $44,117,311
                                                            ===========

NOTE 8 - BORROWED FUNDS

At June 30, 2005, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. A total of $2,500,000 was outstanding under this line at June 30, 2005. There were no borrowings outstanding on this line of credit at June 30, 2004.

At June 30, 2005, based on the Association's current FHLB stock ownership, total assets and pledgable residential mortgage loan portfolio, the Association had the ability to obtain borrowings up to a maximum of $67.5 million.

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             37.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 8 - BORROWED FUNDS (Continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

                                                                   2005           2004
                                                               -----------    -----------
      Cash management advance, variable rate 3.53% at          $ 2,500,000    $        --
        June 30, 2005
      6.13% fixed-rate advance, due June 25, 2008                7,000,000      7,000,000
      6.00% convertible advance, fixed-rate until September
        2005, due June 11, 2009                                  5,000,000      5,000,000
      6.27% convertible advance, fixed-rate until
        September 2005, due September 8, 2010                    5,000,000      5,000,000
      5.30% select pay mortgage-matched advance, final
        maturity May 1, 2011                                       858,399      1,087,505
      5.35% select pay mortgage-matched advance, final
        maturity July 1, 2011                                    1,954,752      2,466,217
      3.92% select pay mortgage-matched advance, final
        maturity November 1, 2012                                  702,046        823,214
      3.55% select pay mortgage-matched advance, final
        maturity March 1, 2013                                     804,848        893,507
      4.10% select pay mortgage-matched advance, final
        maturity March 1, 2015                                     979,664             --
      4.09% select pay mortgage-matched advance, final
        maturity November 1, 2017                                  703,360        828,866
      3.31% select pay mortgage-matched advance, final
        maturity April 1, 2019                                     797,932        991,393
      4.72% select pay mortgage-matched advance, final
        maturity November 1, 2022                                2,483,689      2,709,021
      4.38% select pay mortgage-matched advance, final
        maturity December 1, 2022                                  827,909        903,923
      3.92% select pay mortgage-matched advance, final
        maturity December 1, 2022                                  739,884        854,173
      3.64% select pay mortgage-matched advance, final
        maturity March 1, 2023                                   2,236,236      2,582,569
                                                               -----------    -----------

                                                               $32,588,719    $31,140,388
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

--------------------------------------------------------------------------------

                                  (Continued)


38.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 8 - BORROWED FUNDS (Continued)

The maximum month-end balance of advances outstanding was $32,589,000 in 2005 and $31,811,000 in 2004. Average balances of borrowings outstanding during 2005 and 2004 were $30,792,000 and $31,379,000. Advances under the borrowing agreements were collateralized by the Association's FHLB stock owned and $93,506,000 of qualifying mortgage loans.

Maturities of FHLB advances for the next five years and thereafter were as follows.

         Year ended June 30,
                 2006                                       $ 4,577,451
                 2007                                         1,822,237
                 2008                                         8,603,739
                 2009                                         6,416,185
                 2010                                         1,254,807
              Thereafter                                      9,914,300
                                                            -----------

                                                            $32,588,719
                                                            ===========

NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant's compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation's matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $29,117, $33,561 and $30,328 for the years ended June 30, 2005, 2004 and 2003.

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             39.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

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

ESOP compensation expense was $175,082, $187,713 and $168,145 for the years ended June 30, 2005, 2004 and 2003.

Year-end ESOP shares were as follows.

                                                      2005          2004
                                                    --------      --------

      Allocated shares                               118,639       106,864
      Unreleased shares                               50,191        61,966
                                                    --------      --------

           Total ESOP shares                         168,830       168,830
                                                    ========      ========

      Fair value of unreleased shares               $703,678      $991,456
                                                    ========      ========

--------------------------------------------------------------------------------

                                  (Continued)


40.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

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

A summary of the activity in the plan was as follows.

                                                 2005                  2004                  2003
                                                 ----                  ----                  ----
                                                     Weighted              Weighted              Weighted
                                                     Average               Average               Average
                                                     Exercise              Exercise              Exercise
                                           Shares     Price      Shares     Price      Shares     Price
                                          -------    --------   -------    --------   -------    --------
      Outstanding at beginning of year    140,824    $ 16.03    140,824    $ 16.03    140,824    $ 16.03
      Granted                                  --         --         --         --         --         --
      Exercised                                --         --         --         --         --         --
      Forfeited                                --         --         --         --         --         --
                                          -------    -------    -------    -------    -------    -------
      Outstanding at end of year          140,824    $ 16.03    140,824    $ 16.03    140,824    $ 16.03
                                          =======    =======    =======    =======    =======    =======

      Options exercisable at year-end     140,824    $ 16.03    140,824    $ 16.03    140,824    $ 16.03
      Remaining shares available
        for grant                          37,714                37,714                37,714

Options outstanding at year-end were as follows.

                                                Weighted Average
                                                    Remaining
      Exercise                       Number        Contractual        Number
      Prices                      Outstanding          Life         Exercisable
      ------                      -----------          ----         -----------

      $16.01                         139,579         2.90 yrs         139,579
      $18.75                           1,245         2.95 yrs           1,245
                                    --------         --------         -------

      Outstanding at year-end        140,824         2.90 yrs         140,824
                                    ========         ========         =======

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

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             41.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 12 - MANAGEMENT RECOGNITION PLAN (Continued)

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares were earned and nonforfeitable on each of the first five anniversaries of the date of the award. All MRP shares outstanding fully vested on May 22, 2003. At June 30, 2005, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. Compensation expense totaled $174,746 for the year ended June 30, 2003. There was no compensation expense in 2005 or 2004.

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

At June 30, 2005 and 2004, management believes the Association complies with all regulatory capital requirements. Based on the Association's computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2005 and 2004. No conditions or events have occurred subsequent to the last notification by regulators that management believes would change the Association's category.

--------------------------------------------------------------------------------

                                  (Continued)


42.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 13 - REGULATORY MATTERS (Continued)

At year-end 2005 and 2004, the Association's actual capital levels and minimum required levels were as follows.

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                             For Capital           Prompt Corrective-
                                                       Actual             Adequacy Purposes        Action Regulations
                                                -------------------      -------------------      -------------------
                                                 Amount      Ratio        Amount      Ratio        Amount      Ratio
                                                -------     -------      -------     -------      -------     -------
                                               (Dollars in thousands)
2005
----
Total capital (to risk-weighted assets)         $16,909        20.7%     $ 6,550         8.0%     $ 8,188        10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                        16,083        19.6        3,275         4.0        4,913         6.0
Tier 1 (core) capital (to adjusted
  total assets)                                  16,083        11.8        5,471         4.0        6,838         5.0
Tangible capital (to adjusted total assets)      16,083        11.8        2,052         1.5          N/A

2004
----
Total capital (to risk-weighted assets)         $15,448        20.0%     $ 6,176         8.0%     $ 7,720        10.0%
Tier 1 (core) capital (to risk-weighted
  assets)                                        14,855        19.2        3,088         4.0        4,632         6.0
Tier 1 (core) capital (to adjusted
  total assets)                                  14,855        10.9        5,440         4.0        6,801         5.0
Tangible capital (to adjusted total assets)      14,855        10.9        2,040         1.5          N/A

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

In addition to the liquidation account restriction discussed above, OTS regulations limit capital distributions by savings associations. Generally, capital distributions are permitted without notice or application to the OTS if the distributions are limited to current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. If dividends to be paid would exceed the net income test, an application would be required. In addition to current year earnings, approximately $15,000 is available to pay dividends to the holding company during the fiscal year ending June 30, 2006 without prior regulatory approval.

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             43.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

                                                           2005          2004
                                                        ----------    ----------

1-4 family residential real estate - fixed rate         $  407,000    $  299,000
1-4 family residential real estate - variable rate         695,000       212,000
Commercial real estate - variable rate                          --       265,000
Commercial lines of credit                               2,592,000     3,186,000
Home equity lines of credit                                709,000       823,000

The interest rate on fixed-rate commitments ranged from 5.75% to 7.00% at June 30, 2005 and 5.88% to 6.75% at June 30, 2004. Commitments to make loans are generally made for a period of 30 days or less. The maximum maturity for fixed-rate commitments range from 10 years to 20 years.

At June 30, 2005 and 2004, the Association was required to have $325,000 and $3,454,000 on deposit with its correspondent banks as a compensating clearing requirement.

The Association entered into employment agreements with certain officers of the Corporation. The agreements provide for a term of one to three years and a set salary as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which management personnel are eligible. The agreements provide for extensions for a period of one year on each annual anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Association. The employment agreements also provide for vacation and sick leave and include provisions that would accelerate certain benefits upon change of control.

--------------------------------------------------------------------------------

                                  (Continued)


44.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments at year-end were as follows.

                                                     2005                               2004
                                                     ----                               ----
                                                           Estimated                           Estimated
                                         Carrying            Fair            Carrying            Fair
                                           Value             Value             Value             Value
                                       -------------     -------------     -------------     -------------
Financial assets:
      Cash and cash equivalents        $   5,321,196     $   5,321,196     $  10,033,688     $  10,033,688
      Securities available for sale        5,433,915         5,433,915         5,288,280         5,288,280
      Federal Home Loan Bank stock         1,673,900         1,673,900         1,601,400         1,601,400
      Loans, net                         121,110,189       120,464,413       115,651,910       114,746,495
      Accrued interest receivable            745,534           745,534           670,521           670,521

Financial liabilities:
      Deposits                           (85,930,737)      (85,888,352)      (86,764,253)      (87,259,460)
      Borrowed funds                     (32,588,719)      (33,233,942)      (31,140,388)      (31,471,009)
      Accrued interest payable              (162,301)         (162,301)         (151,899)         (151,899)

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

                                                           2005            2004            2003
                                                       -----------     -----------     -----------
      Basic
             Net income                                $   977,873     $   974,586     $   835,802
                                                       ===========     ===========     ===========

             Weighted average common shares
               outstanding                               1,432,648       1,435,138       1,449,086
             Less:  Average unallocated ESOP shares        (56,079)        (68,148)        (80,796)
             Less:  Average nonvested MRP shares                --              --          (4,792)
                                                       -----------     -----------     -----------
             Weighted average common shares
               outstanding for basic earnings per
               common share                              1,376,569       1,366,990       1,363,498
                                                       ===========     ===========     ===========

             Basic earnings per common share           $       .71     $       .71     $       .61
                                                       ===========     ===========     ===========

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             45.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 16 - EARNINGS PER SHARE (Continued)

                                                        2005          2004          2003
                                                     ----------    ----------    ----------
      Diluted
             Net income                              $  977,873    $  974,586    $  835,802
                                                     ==========    ==========    ==========

             Weighted average common shares
               outstanding for basic earnings per
               common share                           1,376,569     1,366,990     1,363,498
             Add:  Dilutive effects of assumed
               exercises of stock options                    92         1,690            --
                                                     ----------    ----------    ----------
             Weighted average common shares
               and dilutive potential common
               shares outstanding                     1,376,661     1,368,680     1,363,498
                                                     ==========    ==========    ==========

             Diluted earnings per common share       $      .71    $      .71    $      .61
                                                     ==========    ==========    ==========

For the years ending June 30, 2005, 2004 and 2003, there were 1,245, 1,245 and 140,824 stock options outstanding that were not dilutive as the exercise price of outstanding options was greater than the average market price for the periods. Unearned MRP shares did not have a dilutive effect on EPS for the years ended June 30, 2005 and 2004 as all MRP shares outstanding fully vested on May 22, 2003. Unearned MRP shares did not have a dilutive effect for the year ended June 30, 2003 as the fair value of the MRP shares on the date of grant was greater than the average market price for the periods.

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                                     2005          2004          2003
                                                  ---------     ---------     ---------
      Unrealized holding gains and (losses) on
        available-for-sale securities             $ 145,276     $(229,335)    $  (5,410)
      Tax effect                                    (49,395)       77,975         1,838
                                                  ---------     ---------     ---------

      Other comprehensive income (loss)           $  95,881     $(151,360)    $  (3,572)
                                                  =========     =========     =========

--------------------------------------------------------------------------------

                                  (Continued)


46.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following is condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 2005 and 2004, and for the periods ended June 30, 2005, 2004 and 2003.

                            CONDENSED BALANCE SHEETS
                             June 30, 2005 and 2004

                                                          2005           2004
                                                      -----------    -----------
   Assets
   Cash and cash equivalents                          $ 1,216,639    $ 2,109,097
   Investment in subsidiary                            16,041,184     14,716,801
   Loans receivable from ESOP                             510,107        612,129
                                                      -----------    -----------

        Total assets                                  $17,767,930    $17,438,027
                                                      ===========    ===========

   Liabilities
   Other liabilities                                  $     6,539    $     7,114

   Shareholders' Equity                                17,761,391     17,430,913
                                                      -----------    -----------

        Total liabilities and shareholders' equity    $17,767,930    $17,438,027
                                                      ===========    ===========

                         CONDENSED STATEMENTS OF INCOME
                    Years Ended June 30, 2005, 2004 and 2003

                                                                2005            2004            2003
                                                            -----------     -----------     -----------
   Income
      Dividend income from subsidiary                       $        --     $ 2,000,000     $        --
      Interest on loans                                          42,700          49,952          56,932
                                                            -----------     -----------     -----------
                                                                 42,700       2,049,952          56,932
   Other expenses                                                94,330          93,379          93,022
                                                            -----------     -----------     -----------
   Income (loss) before taxes and undistributed earnings
     of subsidiary                                              (51,630)      1,956,573         (36,090)
   Income tax benefit                                           (17,600)        (14,900)         (5,949)
                                                            -----------     -----------     -----------
   Income (loss) before undistributed earnings
     of subsidiary                                              (34,030)      1,971,473         (30,141)
   Equity in undistributed earnings of subsidiary
     (distributions in excess of earnings)                    1,011,903        (996,887)        865,943
                                                            -----------     -----------     -----------
      Net income                                            $   977,873     $   974,586     $   835,802
                                                            ===========     ===========     ===========

--------------------------------------------------------------------------------

                                  (Continued)


                                                                             47.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2005, 2004 and 2003

--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    Years Ended June 30, 2005, 2004 and 2003

                                                            2005            2004            2003
                                                        -----------     -----------     -----------
   Cash flows from operating activities
      Net income                                        $   977,873     $   974,586     $   835,802
      Adjustments to reconcile net income to cash
        provided by operations:
      (Equity in undistributed income of subsidiary)
        distributions in excess of earnings              (1,011,903)        996,887        (865,943)
      Net change in other assets and liabilities               (575)            300           4,922
                                                        -----------     -----------     -----------
          Net cash from operating activities                (34,605)      1,971,773         (25,219)

   Cash flows from investing activities
      Proceeds from loan principal repayments               102,022         102,021         102,021
                                                        -----------     -----------     -----------
          Net cash from investing activities                102,022         102,021         102,021

   Cash flows from financing activities
      Purchase of treasury shares                                --         (92,516)       (317,483)
      Cash dividends paid                                  (918,358)       (871,790)       (667,566)
      Dividends on unallocated ESOP shares                  (41,517)        (47,572)        (42,759)
                                                        -----------     -----------     -----------
          Net cash from financing activities               (959,875)     (1,011,878)     (1,027,808)
                                                        -----------     -----------     -----------

   Net change in cash and cash equivalents                 (892,458)      1,061,916        (951,006)
   Cash and cash equivalents at beginning of year         2,109,097       1,047,181       1,998,187
                                                        -----------     -----------     -----------

   Cash at end of year                                  $ 1,216,639     $ 2,109,097     $ 1,047,181
                                                        ===========     ===========     ===========

--------------------------------------------------------------------------------


48.

                      PEOPLES-SIDNEY FINANCIAL CORPORATION

                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 14, 2005, at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio. Further information with regard to the meeting can be found in the proxy statement.

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
P.O. Box 727 Sidney, Ohio 45365-3021
(937) 492-6129

ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2005, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

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
Sidney, Ohio 45365-3021

BOARD OF DIRECTORS
Douglas Stewart                                     Harry N. Faulkner
    President and Chief Executive Officer of            Partner in the law firm of Faulkner, Garmhausen,
    Peoples Federal Savings and Loan Association        Keister & Shenk LPA

John W. Sargeant                                    James W. Kerber
    Part Owner of Sidney Tool and Die Co. and           Owner of James W. Kerber CPA, a private practice
    BenSar Development, a warehouse provider            accounting firm

Richard T. Martin (Chairman of the Board)
    Certified Public Accountant, in private
    practice

OFFICERS OF THE CORPORATION AND
THE ASSOCIATION

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
  Operations
Gary N. Fullenkamp, VP Mortgage Loans
  and Corporate Secretary
Debra A. Geuy, Chief Financial Officer and
  Treasurer

SPECIAL COUNSEL                                     INDEPENDENT AUDITORS

Katten Muchin Rosenman, LLP                         Crowe Chizek and Company LLC
1025 Thomas Jefferson Street, N.W.                  One Columbus
East Lobby, Suite 700                               10 West Broad Street
Washington, D.C. 20007-5201                         Columbus, Ohio  43215

--------------------------------------------------------------------------------


50.