Form 10KSB, Exhibit 13
period 2006-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2006-09-28
CIK 1031340

Peoples-Sidney FINANCIAL CORPORATION

2006 ANNUAL REPORT

PEOPLES-SIDNEY FINANCIAL CORPORATION
Sidney, Ohio

ANNUAL REPORT
June 30, 2006

PEOPLES-SIDNEY FINANCIAL CORPORATION

Sidney, Ohio

ANNUAL REPORT
June 30, 2006

1.

Dear Shareholder:

We are pleased to present the tenth annual report of our Company. A complete review of this report will reflect our progress during our fiscal year. However, I would like to highlight some key results in this letter.

•  Our Financial Results
Our Company’s net income rose to $1,039,000, an increase of $61,000 over our previous year. This is an equivalent of $0.76 per share compared with $0.71 the prior year. Our shareholders were also rewarded by our increase in income by receiving $0.72 per share in dividends from our Company, compared to $0.67 the previous year.

•  Our Financial Condition
Assets grew 1.7% during the year and totaled $139,047,000 at year-end. This compares to $136,695,000 at the prior fiscal year end.

Net loans totaled $124,171,000 at year-end. This represents a 2.5% increase.

Deposit totals decreased from $85,931,000 at June 30, 2005 to $82,819,000 at June 30, 2006. While we remained competitive with pricing throughout the year, customers elected to shift funds to other investments offering higher yields than the current rates being offered across the teller window.

•  Shareholder Value
During the fiscal year ended June 30, 2006, shareholders realized a gain in value of their shares. The closing stock price at year end was $14.90 compared to $14.02 the prior year end. The Company also re-purchased 40,000 shares during the fiscal year at current market prices. Shareholders’ equity in our Company was $15,500,000 at year end.

As we progress forward, we are concerned what the cost of new government regulations and the Sarbanes-Oxley legislation will be and how it will ultimately impact our operations and profit margins. Our management team will continue to be vigilant in making sound decisions and watching our income and expense ratios closely to benefit our Company and our shareholders.

I would personally like to thank John W. Sargeant who is retiring as a director of our Company effective at the Annual Meeting. John’s dedication and integrity have served our Company well. Many of our successes can be attributed to his personal interest in our business. We wish him good health and much happiness in the years ahead.

In summary, our 2006 fiscal year was a good one for our Company and our shareholders. We thank you for your continued support and look forward to doing business with you.

Sincerely,

/s/ Douglas Stewart
Douglas Stewart
President - CEO

2.

Four Convenient Locations to Serve You!

403 South Pike, Anna, Ohio 45302

Anna

Jackson Center

115 East Pike, Jackson Center, Ohio 45334

Sidney

101 East Court St., Sidney, Ohio 45365

Peoples Federal
CHECKING • SAVINGS • LOANS
24 HOUR ATM

2400 W. Michigan St., Sidney, Ohio 45365
Inside the Wal-Mart Super Center

3.

BUSINESS OF PEOPLES-SIDNEY FINANCIAL CORPORATION

Peoples-Sidney Financial Corporation, a unitary thrift holding company incorporated under the laws of the State of Delaware (“Peoples”), owns all of the issued and outstanding capital stock of Peoples Federal Savings and Loan Association, a savings and loan association chartered under the laws of the United States (the “Association” and, together with Peoples, the “Corporation”). On April 25, 1997, Peoples acquired all of the common stock issued by the Association upon its conversion from a mutual savings and loan association to a stock savings and loan association (“Conversion”). Peoples’ activities have been limited primarily to holding the common shares of the Association.

Serving the Sidney, Ohio area since 1886, the Association conducts business from its main office at 101 East Court Street, Sidney, Ohio and three full-service branches in Sidney, Anna, and Jackson Center, Ohio. The Association’s business involves attracting deposits from the general public and using such deposits as well as borrowings from the Federal Home Loan Bank to originate one- to four-family permanent and construction residential mortgages and, to a lesser extent, commercial real estate, consumer, land, multi-family and commercial business loans in its market area, which consists primarily of Shelby County and contiguous counties in Ohio. The Association also invests in securities consisting primarily of U.S. government obligations, mortgage-backed and related securities and various types of short-term liquid assets.

As a savings and loan holding company, Peoples is subject to regulation, supervision and examination by the Office of Thrift Supervision of the United States Department of the Treasury (“OTS”). As a savings and loan association chartered under the laws of the United States, the Association is subject to regulation, supervision and examination by the OTS and the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insures deposits in the Association up to applicable limits. The Association is also a member of the Federal Home Loan Bank of Cincinnati (“FHLB”).

MARKET PRICE OF THE CORPORATION’S COMMON SHARES AND
RELATED SHAREHOLDER MATTERS

The Corporation had 1,384,268 common shares outstanding on August 31, 2006, which were held of record by 763 shareholders. As of January 1, 2006, price information with respect to the Corporation’s common stock is quoted on the OTC Bulletin Board under the symbol “PSFC”. Prior to that, the Corporation’s common stock was quoted on The NASDAQ National Market System under the symbol “PSFC”. The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. through December 31, 2005 and by the OTC Bulletin Board thereafter, and cash dividends paid by quarter, are shown below.

	September 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006

High	$17.35	$16.48	$15.10	$15.25
Low	13.44	14.11	14.56	14.50
Cash Dividends	0.15	0.25	0.16	0.16

	September 30,	December 31,	March 31,	June 30,
	2004	2004	2005	2005

High	$17.91	$15.75	$15.49	$15.70
Low	14.76	14.09	13.40	13.10
Cash Dividends	0.14	0.24	0.14	0.15

(Continued)
4.

Peoples’ pays dividends to shareholders using primarily funds received as dividends from the Association. In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of such dividend payment, be reduced below the amount required for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Association in the event of complete liquidation to those members of the Association before the Conversion who maintain a savings account at the Association after the Conversion), or applicable regulatory capital requirements prescribed by the OTS.

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association’s retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must typically file a notice with the OTS, unless it is both well-capitalized and meets the income test described above. In addition to earnings for the fiscal year ending June 30, 2007, approximately $94,000 is available to pay dividends to the holding company during the fiscal year without prior regulatory approval.

5.

SELECTED CONSOLIDATED FINANCIAL
INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of, and other data regarding, the Corporation at the dates and for the periods indicated.

Selected Financial Condition	At June 30,
and Other Data:	2006	2005	2004	2003	2002
	(In thousands)
Total amount of:
Assets	$139,047	$136,695	$135,771	$143,568	$134,854
Securities available for sale	5,250	5,434	5,288	11,517	3,526
FHLB stock	1,768	1,674	1,601	1,539	1,475
Loans, net (1)	124,171	121,110	115,652	115,260	121,225
Deposits	82,819	85,931	86,764	93,452	94,787
Borrowed funds	38,511	32,589	31,140	32,190	22,456
Shareholders’ equity	15,500	17,761	17,431	17,384	17,194
Adjusted shareholders’ equity (7)	17,256	17,761	17,431	17,384	17,194

	Year ended June 30,
Selected Operations Data:	2006	2005	2004	2003	2002
	(In thousands)

Interest income	$8,415	$7,803	$7,910	$8,782	$9,667
Interest expense	3,628	3,189	3,404	4,423	5,579
Net interest income	4,787	4,614	4,506	4,359	4,088
Provision for loan losses	72	92	53	69	52
Net interest income after
provision for loan losses	4,715	4,522	4,453	4,290	4,036
Noninterest income	134	105	131	139	130
Noninterest expense	3,223	3,098	3,035	3,118	3,066
Income before income taxes	1,626	1,529	1,549	1,311	1,100
Income tax expense	587	551	574	475	393
Net income	$1,039	$978	$975	$836	$707

Earnings per common
share - basic	$.76	$.71	$.71	$.61	$.51
Earnings per common
share - diluted	$.76	$.71	$.71	$.61	$.51
Dividends declared per share	$.72	$.67	$.64	$.49	$.35

(Continued)
6.

Selected Financial Ratios and Other Data:

Performance Ratios:	2006		2005		2004		2003		2002
Return on assets (ratio of net
income to average total assets)	0.75%		0.72%		0.70%		0.60%		0.52%
Return on equity (ratio of net
income to average equity) (8)	5.99		5.58		5.65		4.85		4.15
Dividend payout ratio (6)	94.74		94.37		90.14		80.33		68.63
Interest rate spread (2)	3.24		3.20		3.05		2.83		2.57
Net interest margin (3)	3.58		3.51		3.36		3.23		3.09
Ratio of operating expense to
average total assets	2.34		2.29		2.19		2.24		2.25
Ratio of average interest-earning
assets to average interest-bearing
liabilities	1.13	x	1.13	x	1.12	x	1.12	x	1.12	x
Quality Ratios:
Nonperforming assets to total
assets at end of period (4)	1.44%		1.22%		0.96%		1.47%		0.79%
Allowance for loan losses to
nonperforming loans	47.03		50.12		62.17		38.26		66.12
Allowance for loan losses to
gross loans (5)	0.71		0.69		0.65		0.66		0.58
Capital Ratios:
Shareholders’ equity to total
assets at end of period	11.15		12.99		12.84		12.11		12.75
Shareholders’ equity to total
assets at end of period (7)	12.41		12.99		12.84		12.11		12.75
Average equity to average assets (8)	12.74		12.94		12.47		12.39		12.49
Other Data:
Number of full service offices	4		4		4		4		4

(1)	Loans are shown net of net deferred loan fees, loans in process and the allowance for loan losses.
(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(5)	Gross loans are stated at unpaid principal balances, net of deferred loan fees.
(6)	Dividends declared per share divided by basic earnings per common share.
(7)
Includes common stock in ESOP subject to repurchase obligation of $1,757 at June 30, 2006. The presentation is consistent with the Corporation’s belief that it is unlikely that the Corporation would be required to satisfy the contingent repurchase obligation.

(8)
Includes average amount of common stock in ESOP subject to repurchase obligation. The presentation is consistent with the Corporation’s belief that it is unlikely that the Corporation would be required to satisfy the contingent repurchase obligation.

7.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management’s analysis of the Corporation’s consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2006, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could otherwise be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main office in Sidney, Ohio, and three full-service branch offices in Sidney, Anna, and Jackson Center, Ohio. The Corporation’s primary deposit products are checking, savings and term certificate accounts. Its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.

Overview and Outlook

The local market for attracting deposits and granting loans during the 2006 fiscal year remained somewhat mixed, consistent with the prior year.

As the Federal Reserve continued to increase market interest rates to combat inflationary pressures, we began to see a slow down in requests for one-to-four family residential mortgages. This was a result of both rate increases and a general slow down in the local economy. To help remain competitive, we initiated a plan during the fourth quarter, to add a new 15 and 30 year fixed rate program, offered at secondary market rates, which should supplement and build our mortgage loan offerings.

Management continues to price “wholesale funding advances” vs. retail deposits in an effort to acquire funds at the lowest cost. While we have remained competitive with local deposit rates, the money market funds, as well as the stock market have become fierce competitors for the generation of deposit dollars. Because interest rates are generally rising, we look at fiscal year 2007 to continue to be a great challenge in attracting funds at a reasonable cost. We will continue to monitor local interest rates closely throughout the year.

Forward-Looking Statements

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission (“SEC”), or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation’s financial

(Continued)
8.

performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected.

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

Comparison of Financial Condition at June 30, 2006 and June 30, 2005

Total assets at June 30, 2006 were $139.0 million compared to $136.7 million at June 30, 2005, an increase of $2.3 million. The increase in total assets was due primarily to an increase in loans of $3.1 million, funded by cash and cash equivalents, which decreased $0.6 million and borrowed funds which increased $5.9 million.

Cash and cash equivalents decreased $0.6 million from $5.3 million at June 30, 2005 to $4.7 million at June 30, 2006. These funds were used to fund the increase in loans and decrease in deposits.

The securities portfolio, which is classified as available for sale, decreased $0.1 million from $5.4 million at June 30, 2005 to $5.3 million at June 30, 2006. The decrease is related to a decrease in the fair market value of the securities during the current reporting period as no security transactions occurred. See Note 2 of Notes to Consolidated Financial Statements.

Federal Home Loan Bank stock increased $94,000 from June 30, 2005 to June 30, 2006 due to dividends received during the period.

Loans increased $3.1 million from $121.1 million at June 30, 2005 to $124.2 million at June 30, 2006, an increase of 2.5%. The most significant increases in mortgage loans were real estate construction and development loans and land loans, which increased $1.5 million and $1.2 million, respectively. Consumer and commercial loans combined for an increase of $2.3 million while multi-family residential and commercial real estate mortgage categories increased $0.3 million in total. The only decline was one-to-four family residential loans, which decreased $2.2 million. The increases in the loan portfolio were consistent with the new construction and development in the local housing market that occurred during the fiscal year while the decrease in one-to-four family residential loans is indicative of the highly competitive pressures from mortgage brokers for permanent financing.

Premises and equipment decreased $121,000 from $2,096,000 at June 30, 2005 to $1,975,000 at June 30, 2006. This decrease resulted from normal depreciation of existing assets partially offset by equipment purchases and routine improvements to the office building.

Total deposits decreased $3.1 million, or 3.6%, from $85.9 million at June 30, 2005 to $82.8 million at June 30, 2006 due to decreases in certificates of deposit, savings and NOW accounts, partially offset by increases in money market and noninterest-bearing demand accounts. The most significant changes occurred in savings and certificates of deposit accounts, which decreased $2.6, and $1.0 million, respectively since June 30, 2005, while NOW accounts decreased $0.1 million. The combination of money market and commercial checking accounts increased $0.6 million. We attribute the overall decrease in deposits to local competition, the renewed attractiveness of the stock market as well as economic

(Continued)
9.

demands on the cash flow of our depositor base. See Note 7 of Notes to Consolidated Financial Statements.

Borrowed funds increased $5.9 million, or 18.2% from $32.6 million at June 30, 2005 to $38.5 million at June 30, 2006. This increase was the result of the addition of $1.0 million in short-term cash management advances and $7.0 million in fixed-rate term advances. The increase was offset by the scheduled repayments of long-term advances. FHLB advances were used to offset the decline in deposits and assist in funding loan increases. See Note 8 of Notes to Consolidated Financial Statements.

Shareholders’ equity decreased $2,262,000 from June 30, 2005 to June 30, 2006. This decrease is due to the payment of dividends equal to 94.1% of the Corporation’s earnings for fiscal 2006, the purchase of 40,000 shares of common stock for treasury, the after tax impact of the decline in fair value of the Corporation’s available for sale security portfolio and the transfer of the fair value of common stock in the ESOP subject to the repurchase obligation out of permanent capital.

Under federal income tax regulations, employer securities that are held by participants in an employee stock ownership plan (“ESOP”) and that are not readily tradeable on an established market must include a put option. The put option is a right to demand that the sponsor redeem shares of employer stock held by the participant, for which there is no market, for an established cash price. The Over the Counter Bulletin Board listing which the Corporation transferred to on January 1, 2006 from the NASDAQ National Market System does not meet the Internal Revenue Code requirements to be readily tradable on an established securities market. The Securities Exchange Commission's Accounting Series Release 268 requires securities held by an ESOP (whether or not allocated) to be reported outside of permanent equity if, by their terms, they can be put to the sponsor for cash. As a result, the Corporation made this transfer. Although Accounting Series Release 268 requires reclassification of an amount from permanent equity into temporary equity equal to the amount related to the number of shares subject to the put option, temporary equity is considered stockholders’ equity even though it is required by the Securities Exchange Commission to be displayed outside of the permanent equity section.

Comparison of Results of Operations for the
Year Ended June 30, 2006 and June 30, 2005

Net Income. The Corporation earned net income of $1,039,000 for the year ended June 30, 2006 compared to net income of $978,000 for the year ended June 30, 2005. The increase in net income was due primarily to an increase in net interest income coupled with an increase in noninterest income and a decrease in the provision for loan losses. This increase was partially offset by an increase in noninterest expense and federal income tax expense.

Net Interest Income. Net interest income totaled $4,787,000 for the year ended June 30, 2006 compared to $4,614,000 for the year ended June 30, 2005, an increase of $173,000, or 3.8%. The increase was the result of an increase in the net interest spread between interest earning assets and interest bearing liabilities during the current fiscal year combined with a higher average balance of interest earning assets.

Interest and fees on loans increased $518,000, or 6.9%, from $7,472,000 for the year ended June 30, 2005 to $7,990,000 for the year ended June 30, 2006. The increase in interest income was due primarily to higher average interest rates on loans coupled with an increase in average loans receivable during fiscal 2006. The yield earned on loans increased from 6.30% for fiscal 2005 to 6.52% for fiscal 2006.

Interest earned on securities increased $18,000 to $211,000 for the year ended June 30, 2006 compared to $193,000 for the year ended June 30, 2005. The increase in interest on securities was the result of an increase in the average yield earned. Interest on interest-bearing demand, time and overnight deposits

(Continued)
10.

with other financial institutions increased $55,000 to $120,000 for the year ended June 30, 2006 compared to $65,000 for the year ended June 30, 2005. The increase in interest earned on deposits with other financial institutions was the result of a higher average yield earned on such investments partially offset by a decrease in the average balance.

Dividends on FHLB stock increased over the comparable period due to an increase in the dividend rate paid by FHLB.

Interest paid on deposits increased $218,000, or 14.0% for the year ended June 30, 2006 compared to the year ended June 30, 2005. The increase resulted from an increase in the average interest rate paid on deposits partially offset by a lower average balance of deposits. The average balance of deposits for the year ended June 30, 2005 was $85.5 million at an average cost of 1.82% compared to an average balance of deposits for the year ended June 30, 2006 of $83.1 million at an average cost of 2.13%.

Interest paid on borrowed funds increased $221,000 from $1,633,000 for the year ended June 30, 2005 to $1,854,000 for the year ended June 30, 2006. This increase was caused by a higher average balance of borrowings partially offset by a lower average cost of borrowed funds. The average balance of borrowings for the year ended June 30, 2005 was $30.8 million at an average cost of 5.30% compared to an average balance of $35.4 million at an average cost of 5.24% for the year ended June 30, 2006. For further discussion about the Corporation’s interest-rate risk management, see the Asset and Liability Management section.

Provision for Loan Losses. The Corporation maintains an allowance for loan losses in an amount that, in Management’s judgment, is adequate to absorb probable incurred losses in the loan portfolio. While Management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation’s loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by Management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level that is considered adequate to absorb probable incurred losses in the loan portfolio. The amount of the provision is based on Management’s monthly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio, specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral and observations from regulatory authorities.

The provision for loan losses for the year ended June 30, 2006 totaled $73,000 compared to $91,000 for the year ended June 30, 2005, a decrease of $18,000. The allowance for loan losses totaled $894,000, or 0.71% of loans receivable and 47.0% of total nonperforming loans at June 30, 2006, compared with $836,000, or 0.69% of loans receivable and 50.1% of total nonperforming loans at June 30, 2005. Nonaccrual loans increased $207,000 from $1,318,000 at June 30, 2005 to $1,525,000 at June 30, 2006. The Corporation experienced $14,000 in net charge-offs during the current fiscal year compared to $9,000 in net charge-offs in the prior fiscal year primarily related to consumer loans. The decrease in the provision for loan losses was due to a decrease in loan growth. Loans grew during the current fiscal year by 2.5% as compared to loan growth of 4.7% for the prior fiscal year. This decrease in loan growth more than offset the previously mentioned negative trends. The Corporation’s low historical charge-off history is the product of a variety of factors, including the Corporation’s underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of real estate owned, increased $29,000, from $105,000 for the year ended June

(Continued)
11.

30, 2005 to $134,000 for the year ended June 30, 2006. This increase resulted primarily from a pre-tax loss of $25,000 related to the sale of property held in real estate owned during the prior fiscal year compared to a $3,000 gain in the current fiscal year.

Noninterest expense. Noninterest expense totaled $3,223,000 for the year ended June 30, 2006 compared to $3,098,000 for the year ended June 30, 2005, an increase of $125,000. Compensation and benefits expense increased $86,000 from $1,628,000 for the year ended June 30, 2005 to $1,714,000 for the year ended June 30, 2006. The increase is due to normal increases in compensation and benefits expense. Computer processing increased $71,000 from $275,000 for the year ended June 30, 2005 to $346,000 for the year ended June 30, 2006. This increase was related to an increase in data processing services as a result of the conversion that occurred during the fourth quarter of fiscal 2005. Professional services also increased $31,000 for the year ended June 30, 2006 resulting from new government regulations and requirements. These increases were partially offset by a decrease of $40,000 in occupancy and equipment expense largely related to a decrease in equipment expense coupled with a decrease in telephone expense resulting from an upgrade in communication service. Other expenses also decreased $27,000 from $349,000 for the year ended June 30, 2005 to $322,000 for the year ended June 30, 2006 primarily due to a savings of $12,000 as a result of delisting from the NASDAQ market as of January 1, 2006.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $587,000 for the year ended June 30, 2006 compared to $552,000 for the year ended June 30, 2005, an increase of $35,000. The effective tax rates were 36.1% for both years ended June 30, 2006 and 2005.

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

(Continued)
12.

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

Interest paid on borrowed funds decreased $43,000 from $1,676,000 for the year ended June 30, 2004 to $1,633,000 for the year ended June 30, 2005. This decrease was caused by a lower average balance of borrowings coupled with a lower average cost of borrowed funds resulting from the lower interest rate environment that continued during fiscal 2005. For further discussion about the Corporation’s interest-rate risk management, see the Asset and Liability Management section.

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

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes. Income tax expense totaled $552,000 for the year ended June 30, 2005 compared to $574,000 for the year ended June 30, 2004, a decrease of $22,000. The effective tax rates were 36.1% and 37.1% for the years ended June 30, 2005 and 2004, respectively. The decrease in the effective tax rate primarily relates to the Corporation’s stock-based benefit plans and their related tax impact.

Yields Earned and Rates Paid. The following table sets forth certain information relating to the Corporation’s average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from average daily balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

(Continued)
13.

	Year ended June 30,
	2006				2005				2004

	Average		Interest		Average		Interest		Average		Interest
	outstanding		earned/	Yield/	outstanding		earned/	Yield/	outstanding		earned/	Yield/
	balance		paid	rate	balance		paid	rate	balance		paid	rate
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Interest-earning deposits	$3,965		$120	3.04%	$5,729		$65	1.14%	$8,869		$39	0.44%
Securities available for sale (1)	5,337		211	3.84	5,386		193	3.51	7,091		235	3.24
Loans (2)	122,468		7,990	6.52	118,550		7,472	6.3	116,607		7,574	6.5
FHLB stock	1,708		94	5.53	1,628		73	4.46	1,562		62	4
Total interest-
earning assets	133,478		8,415	6.3	131,293		7,803	5.94	134,129		7,910	5.89
Noninterest-earning
assets:
Cash and due from banks	1,119				1,095				1,072
Premises and equipment, net	2,039				2,097				2,080
Accrued interest and other assets	1,032				979				1,135
Total noninterest-earning assets	4,190				4,171				4,287

Total assets	$137,668				$135,464				$138,416

LIABILITIES AND
SHAREHOLDERS’ EQUITY:
Interest-bearing
liabilities:
Savings deposits	$27,139		$203	0.75%	$29,975		$225	0.75%	$29,460		$219	0.75%
Demand and NOW deposits	13,277		139	1.05	11,785		67	0.57	11,020		42	0.38
Certificate accounts	42,708		1,432	3.35	43,780		1,264	2.89	47,826		1,467	3.07
Total deposits	83,124		1,774	2.13	85,540		1,556	1.82	88,306		1,728	1.96
Borrowed funds	35,412		1,854	5.24	30,792		1,633	5.3	31,379		1,676	5.34
Total interest-bearing liabilities	118,536		3,628	3.06	116,332		3,189	2.74	119,685		3,404	2.84

Noninterest-bearing liabilities
Demand deposits	1,250				1,150				910
Accrued interest payable and
other liabilities	538				450				557
Total noninterest-bearing
liabilities	1,788				1,600				1,467

Total liabilities	120,324				117,932				121,152
Total shareholders’ equity (5)	17,344				17,532				17,264
Total liabilities and
shareholders’ equity	$137,668				$135,464				$138,416

Net interest income;
interest rate spread (3)			$4,787	3.24%			$4,614	3.20%			$4,506	3.05%

Net earning assets	$14,942				$14,961				$14,444

Net interest margin (4)				3.58%				3.51%				3.36%
Average interest-earning assets
to interest- bearing liabilities	1.13	x			1.13	x			1.12	x

(1)	Average balance includes unrealized gains and losses while yield is based on amortized cost.
(2)	Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses and includes nonperforming loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
Includes common stock in ESOP subject to repurchase obligation. The presentation is consistent with the Corporation’s belief that it is unlikely that the Corporation would be required to satisfy the contingent repurchase obligation.

(Continued)
14.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Corporation’s interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate), (2) changes in rate (multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate:

	Year ended June 30,
	2006 vs. 2005			2005 vs. 2004
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income attributable to:
Interest-earning deposits	$(25)	$80	$55	$(18)	$44	$26
Securities available for sale	--	18	18	(60)	18	(42)
Loans receivable	251	267	518	125	(227)	(102)
FHLB stock	3	18	21	3	8	11

Total interest-earning assets	$229	$383	$612	$50	$(157)	$(107)

Interest expense attributable to:
Savings deposits	$(22)	$--	$(22)	$4	$2	$6
Demand and NOW deposits	10	62	72	3	22	25
Certificates accounts	(31)	199	168	(120)	(83)	(203)
Borrowed funds	242	(21)	221	(31)	(12)	(43)

Total interest-bearing liabilities	$199	$240	$439	$(144)	$(71)	(215)

Net interest income			$173			$108

Asset and Liability Management

The Association, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, the Association uses the “net portfolio value” (“NPV”) methodology adopted by the OTS as part of its capital regulations. Although the Association is not currently subject to NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, application of NPV methodology may illustrate the Association’s interest rate risk.

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

(Continued)
15.

Presented below, as of March 31, 2006, is an analysis of the Association’s interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table below represents the Thrift Bulletin 13a reporting requirements and the target limits set by the Association. Although the Association would experience a greater decline in market value equity should interest rates increase 200 basis points, the Association’s sensitivity measure is currently greater at 200 basis points down where it declines 105 basis points (NPV Ratio of 14.05%) than 200 basis points up where it declines 80 basis points (NPV Ratio of 14.30%). The interest rate sensitivity measure has been shifting towards being more sensitive to rising rates at the 200 basis point level and may have reversed this quarter with the two additional increases by the Federal Reserve. This continues to be the result of relatively low interest rates from a historical perspective despite the eight increases by the Federal Reserve over the past year and eight the previous year. The Board of Directors and Management continued to monitor interest rates during the past year and anticipate the increases the Federal Reserve started in June 2004 may pause or stop following the increase on June 29, 2006. During the preceding 12 months, Management continued efforts to control rising liability costs as the result of higher short-term interest rates while being constrained on increases in some loan interest rates because of continuing modest changes in longer term interest rates. Because of the flattening of the yield curve, additional Federal Home Loan Bank advances of $2,000,000 for 2 years at 4.88% and $3,000,000 for 3 years at 5.16% were secured to help control rising liability costs. The continued narrowing of the spread between short-term rates and long-term rates will again represent the greatest challenge during the coming year. The greatest interest rate sensitivity at March 31, 2006 was a 105 basis point decline in the NPV ratio if interest rates decreased 200 basis points. This decreased from the 190 basis point decline reported last year if rates decreased 200 basis points. Management does not consider declining interest rates to be a problem in the current interest rate environment with interest rates still on the lower end of historical levels and the continued increases in short term rates by the Federal Reserve through June 2006. Even if the Federal Reserve does stop or begin to lower rates during the coming year management believes the greater risk remains to rising rates. Management also continues to work towards having a proper mix of assets and liabilities in order to combat the fluctuations in interest rates and market conditions that result in non-parallel shifts in interest rates like what has occurred over the last 12 months.

March 31, 2006
				Target Limit
				Under Asset
	Economic Value		NPV Ratio	Liability
Change	Market Value	Market Value	MVE/	Management
In Rates	Equity	Total Assets	MVTA	Policy
	(Dollars in thousands)
+400	$ *	$ *	*	4%
+300	18,252	134,814	13.54%	4
+200	19,715	137,844	14.30	6
+100	20,923	140,777	14.86	7
STATIC	21,656	143,448	15.10
-100	21,646	145,570	14.87	7
-200	20,624	146,839	14.05	6
-300	*	*	*	4
-400	*	*	*	4
*Not currently reported by OTS

(Continued)
16.

March 31, 2005
				Target Limit
				Under Asset
	Economic Value		NPV Ratio	Liability
Change	Market Value	Market Value	MVE/	Management
In Rates	Equity	Total Assets	MVTA	Policy
	(Dollars in thousands)
+400	$ *	$ *	*	4%
+300	19,351	134,299	14.41%	4
+200	20,749	137,445	15.10	6
+100	21,746	140,384	15.49	7
STATIC	22,116	142,910	15.48
-100	21,515	144,679	14.87	7
-200	19,756	145,488	13.58	6
-300	*	*	*	4
-400	*	*	*	4
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

Liquidity and Capital Resources

The Corporation’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2006, 2005 and 2004.
	Year Ended June 30,
	2006	2005	2004

Net income	$1,039	$978	$975
Adjustments to reconcile net income to net
cash from operating activities	434	258	401
Net cash from operating activities	1,473	1,236	1,376
Net cash from investing activities	(3,300)	(5,645)	5,059
Net cash from financing activities	1,221	(304)	(8,702)
Net change in cash and cash equivalents	(606)	(4,713)	(2,267)
Cash and cash equivalents at beginning of period	5,321	10,034	12,301

Cash and cash equivalents at end of period	$4,715	$5,321	$10,034

The Corporation’s principal sources of funds are deposits, loan repayments, maturities of securities and other funds provided by operations. The Corporation also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. The Corporation maintains investments in liquid assets based upon management’s

(Continued)
17.

assessment of (1) need for funds; (2) expected deposit flows; (3) yields available on short-term liquid assets; and, (4) objectives of the asset/liability management program.

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association’s components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation’s financial statements. At June 30, 2006 and 2005, management believes the Association complies with all regulatory capital requirements. Based on the Association’s computed regulatory capital ratios, the Association is considered well capitalized under FDIC guidelines at June 30, 2006 and 2005. No conditions or events have occurred subsequent to the last notification by regulators that management believes would change the Association’s category.

The following table summarizes the Association’s capital requirements to be well capitalized under prompt corrective action regulations and actual capital amounts at June 30, 2006.

					Excess of Actual Capital
			Well Capitalized		Over Well Capitalized
	Actual capital		Requirement		Requirement		Applicable
	Amount	Percent	Amount	Percent	Amount	Percent	Asset Total
	(Dollars in thousands)
Total risk-based
capital	$16,048	18.9%	$8,473	10.0%	$7,575	8.9%	$84,734
Tier 1 risk-based
capital	15,368	18.1	5,084	6.0	10,284	12.1	84,734
Core capital	15,368	11.0	6,970	5.0	8,398	6.0	139,406

On April 19, 2005, the Corporation authorized the commencement of a 5% stock repurchase program. The plan allows for repurchases of up to 71,600 shares to be made from time to time at the discretion of management in both the open market and through unsolicited negotiated transactions. Purchases will be funded with positive operating cash flow and existing cash balances. The repurchase plan may be suspended or discontinued at any time, and repurchased shares will be available for use in connection with the Corporations existing stock plans and for other corporate purposes. As of August 31, 2006, 48,380 shares have been repurchased under the plan at an average price of $15.24 per share.

Impact of New Accounting Standards

In March 2004, the Emerging Issues Task Force (“EITF”) arrived at a Consensus regarding EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. In November 2005, the Financial Accounting Standards Board issued Staff Position (“FSP”) 115-1. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. The guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Management does not believe that these recent decisions of the EITF have had or will have a significant impact on accounting for the Corporation’s investments.

(Continued)
18.

In May 2005, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections”. This statement changes the requirements for the accounting for and reporting of a change in accounting principle. It is effective for fiscal years beginning after December 15, 2005 and will apply to the Corporation effective July 1, 2006. Management believes that the adoption of this pronouncement will not have a material impact on the Corporation’s consolidated financial statements.

In February, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments”. This statement clarifies the treatment of derivatives that are freestanding or embedded as part of a beneficial interest in a securitized financial asset. This statement will be effective July 1, 2007 unless the Corporation elects early adoption in which case it would be effective July 1, 2006. The adoption of this pronouncement is not expected to have a material impact on the consolidated financial statements.

In March, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets”. This statement allows the entity to choose the amortization method or the fair value method to account for each separately recognized servicing asset or liability. This statement will be effective July 1, 2007 unless the Corporation elects early adoption in which case it would be effective July 1, 2006. The Corporation has no servicing assets as of June 30, 2006.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 106”, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 will be effective July 1, 2007. The Corporation has not completed its evaluation of the impact of the adoption of FIN 48.

Critical Accounting Policies and Estimates

The accounting and reporting policies of the Corporation are in accordance with U.S. generally accepted accounting principles and conform to general practices within the banking industry. The accounting and reporting policy for the allowance for loan losses is deemed critical since it involves the use of estimates and requires significant management judgments. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge offs. We estimate the allowance balance by considering the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in out judgment, has incurred a loss. Loan losses are charged against the allowance when we believe the loan balance cannot be collected. We monitor loan quality monthly and consider various factors, including portfolio risk, economic environment and loan delinquencies, when determining the level of the provision for loan losses. Application of assumptions different than those used by management could result in material changes in the Corporation’s financial position or results of operations. See Notes 1 (Summary of Significant Accounting Policies) and 3 (Loans), which provide detail with regard to the Corporation’s methodology and reporting of the allowance for loan losses.

(Continued)
19.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Presently, GAAP requires the Corporation to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

In management’s opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

20.

 Crowe Chizek and Company LLC
 Member Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Peoples-Sidney Financial Corporation
Sidney, Ohio

We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio
August 29, 2006

21.

PEOPLES-SIDNEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and 2005

	2006	2005
ASSETS
Cash and due from financial institutions	$899,313	$1,366,825
Interest-bearing deposits in other financial institutions	3,815,616	3,954,371
Total cash and cash equivalents	4,714,929	5,321,196
Securities available for sale	5,250,170	5,433,915
Federal Home Loan Bank stock	1,768,100	1,673,900
Loans, net of allowance of $893,600 and $835,500	124,171,193	121,110,189
Accrued interest receivable	827,725	745,534
Premises and equipment, net	1,974,672	2,095,691
Other real estate owned	100,421	--
Other assets	240,258	314,841

Total assets	$139,047,468	$136,695,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$82,819,038	$85,930,737
Borrowed funds	38,511,268	32,588,719
Accrued interest payable and other liabilities	460,821	414,419
Total liabilities	121,791,127	118,933,875

Common stock in ESOP subject to repurchase obligation	1,756,829	--

Preferred stock, $.01 par value, 500,000 shares authorized,
none issued and outstanding	--	--
Common stock, $.01 par value, 3,500,000 shares authorized,
1,785,375 shares issued	16,675	17,854
Additional paid-in capital	9,065,163	10,785,770
Retained earnings	11,764,118	11,702,497
Treasury stock 392,727 and 352,727 shares at cost	(4,725,278)	(4,113,716)
Unearned employee stock ownership plan shares	(457,602)	(588,958)
Accumulated other comprehensive loss	(163,564)	(42,056)
Total shareholders’ equity	15,499,512	17,761,391

Total liabilities and shareholders’ equity	$139,047,468	$136,695,266

See accompanying notes to consolidated financial statements.
22.

PEOPLES-SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years Ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Interest income
Loans, including fees	$7,989,538	$7,471,853	$7,573,870
Securities	211,249	193,054	234,765
Demand, time and overnight deposits	120,490	65,535	39,446
Dividends on Federal Home Loan Bank stock	94,486	72,648	62,575
Total interest income	8,415,763	7,803,090	7,910,656

Interest expense
Deposits	1,774,181	1,556,564	1,728,572
Borrowed funds	1,854,265	1,632,866	1,675,789
Total interest expense	3,628,446	3,189,430	3,404,361

Net interest income	4,787,317	4,613,660	4,506,295

Provision for loan losses	72,568	91,497	53,450

Net interest income after provision for loan losses	4,714,749	4,522,163	4,452,845

Noninterest income
Service fees and other charges	131,033	129,966	135,414
Gain (loss) on sale of real estate owned	2,912	(24,600)	(4,379)
Total noninterest income	133,945	105,366	131,035

Noninterest expense
Compensation and benefits	1,713,679	1,627,546	1,603,600
Director fees	97,200	97,200	97,200
Occupancy and equipment	377,295	417,384	404,661
Computer processing	346,233	275,096	249,180
Professional services	158,198	126,669	120,573
State franchise taxes	208,425	205,373	204,670
Other	321,674	348,788	355,210
Total noninterest expense	3,222,704	3,098,056	3,035,094

Income before income taxes	1,625,990	1,529,473	1,548,786

Income tax expense	586,600	551,600	574,200

Net income	$1,039,390	$977,873	$974,586

Earnings per common share - basic	$.76	$.71	$.71
Earnings per common share - diluted	$.76	$.71	$.71

See accompanying notes to consolidated financial statements.
23.

PEOPLES-SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended June 30, 2006, 2005 and 2004

						Accumulated
		Additional			Unearned	Other
	Common	Paid-In	Retained	Treasury	ESOP	Comprehensive
	Stock	Capital	Earnings	Stock	Shares	Income (Loss)	Total

Balance, July 1, 2003	$17,854	$10,706,209	$11,540,186	$(4,021,200)	$(872,192)	$13,423	$17,384,280

Comprehensive income:

Net income for the year ended
June 30, 2004	--	--	974,586	--	--	--	974,586

Change in net unrealized gain (loss)
on securities available for sale,
net of reclassification and tax effects	--	--	--	--	--	(151,360)	(151,360)

Total comprehensive income							823,226

Cash dividends - $.64 per share	--	--	(871,790)	--	--	--	(871,790)

Commitment to release 12,364 employee
stock ownership plan shares	--	42,642	--	--	145,071	--	187,713

Purchase of 6,853 treasury shares,
at cost	--	--	--	(92,516)	--	--	(92,516)

Balance, June 30, 2004	$17,854	$10,748,851	$11,642,982	$(4,113,716)	$(727,121)	$(137,937)	$17,430,913

(Continued)
24.

PEOPLES-SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years Ended June 30, 2006, 2005 and 2004

						Accumulated
		Additional			Unearned	Other
	Common	Paid-In	Retained	Treasury	ESOP	Comprehensive
	Stock	Capital	Earnings	Stock	Shares	Income (Loss)	Total

Balance, July 1, 2004	$17,854	$10,748,851	$11,642,982	$(4,113,716)	$(727,121)	$(137,937)	$17,430,913

Comprehensive income:

Net income for the year ended
June 30, 2005	--	--	977,873	--	--	--	977,873

Change in net unrealized gain (loss)
on securities available for sale,
net of reclassification and tax effects	--	--	--	--	--	95,881	95,881

Total comprehensive income							1,073,754

Cash dividends - $.67 per share	--	--	(918,358)	--	--	--	(918,358)

Commitment to release 11,775 employee
stock ownership plan shares	--	36,919	--	--	138,163	--	175,082

Balance, June 30, 2005	$17,854	$10,785,770	$11,702,497	$(4,113,716)	$(588,958)	$(42,056)	$17,761,391

(Continued)
25.

PEOPLES-SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years Ended June 30, 2006, 2005 and 2004

						Accumulated
		Additional			Unearned	Other
	Common	Paid-In	Retained	Treasury	ESOP	Comprehensive
	Stock	Capital	Earnings	Stock	Shares	Income (Loss)	Total

Balance, July 1, 2005	$17,854	$10,785,770	$11,702,497	$(4,113,716)	$(588,958)	$(42,056)	$17,761,391

Comprehensive income:

Net income for the year ended
June 30, 2006	--	--	1,039,390	--	--	--	1,039,390

Change in net unrealized gain (loss)
on securities available for sale,
net of reclassification and tax effects --	--	--	--	--	--	(121,508)	(121,508)

Total comprehensive income							917,882

Transfer of 106,713 common shares
subject to repurchase obligation on
January 1, 2006 upon change to
OTC Bulletin Board	(1,067)	(1,552,674)	--	--	--	--	(1,553,741)

Cash dividends - $.72 per share	--	--	(977,769)	--	--	--	(977,769)

Commitment to release 11,195 employee
stock ownership plan shares	--	35,043	--	--	131,356	--	166,399

Transfer of 11,195 common shares
subject to repurchase obligation and
change in value	(112)	(202,976)	--	--	--	--	(203,088)

Purchase of 40,000 treasury shares,
at cost	--	--	--	(611,562)	--	--	(611,562)

Balance, June 30, 2006	$16,675	$9,065,163	$11,764,118	$(4,725,278)	$(457,602)	$(163,564)	$15,499,512

See accompanying notes to consolidated financial statements.
26.

PEOPLES-SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$1,039,390	$977,873	$974,586
Adjustments to reconcile net income to net cash
from operating activities
Depreciation	184,279	192,512	197,281
Provision for loan losses	72,568	91,497	53,450
Net amortization (accretion) of securities	(360)	(359)	(360)
(Gain) loss on sale of real estate owned	(2,912)	24,600	4,379
FHLB stock dividends	(94,200)	(72,500)	(62,400)
Deferred taxes	(20,211)	59,239	(3,284)
Compensation expense for ESOP shares	166,399	175,082	187,713
Change in:
Accrued interest receivable and other assets	(7,608)	(88,694)	119,756
Accrued expense and other liabilities	129,210	(129,691)	(106,003)
Deferred loan fees	6,223	6,291	10,759
Net cash from operating activities	1,472,778	1,235,850	1,375,877

Cash flows from investing activities
Proceeds from maturities of securities
available for sale	--	--	4,000,000
Proceeds from sale of securities
available for sale	--	--	2,000,000
Net change in loans	(3,327,007)	(5,665,710)	(808,689)
Premises and equipment expenditures	(63,260)	(163,217)	(490,428)
Proceeds from sale of real estate owned	89,703	184,128	358,250
Net cash from investing activities	(3,300,564)	(5,644,799)	5,059,133

Cash flows from financing activities
Net change in deposits	(3,111,699)	(833,516)	(6,687,648)
Proceeds from long-term FHLB advances	7,000,000	1,000,000	1,000,000
Repayments of long-term FHLB advances	(2,077,451)	(2,051,669)	(2,049,966)
Net change in short-term FHLB advances	1,000,000	2,500,000	--
Cash dividends paid	(977,769)	(918,358)	(871,790)
Purchase of treasury shares	(611,562)	--	(92,516)
Net cash from financing activities	1,221,519	(303,543)	(8,701,920)

Net change in cash and cash equivalents	(606,267)	(4,712,492)	(2,266,910)
Cash and cash equivalents at beginning of year	5,321,196	10,033,688	12,300,598

Cash and cash equivalents at end of year	$4,714,929	$5,321,196	$10,033,688

Supplemental cash flow information
Interest paid	$3,601,688	$3,179,028	$3,424,342
Income taxes paid	450,000	600,000	557,000

Supplemental noncash disclosures
Transfer from loans to real estate owned	187,212	109,643	352,411

See accompanying notes to consolidated financial statements.
27.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include Peoples-Sidney Financial Corporation (“Peoples”) and its wholly-owned subsidiary, Peoples Federal Savings and Loan Association (the “Association”), a federal stock savings and loan association, together referred to as the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

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

Use of Estimates: To prepare financial statements in conformity with U. S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank (FHLB) stock: The Association is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

(Continued)
28.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

(Continued)
29.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Employee Stock Ownership Plan: The cost of shares issued to the Employee Stock Ownership Plan (“ESOP”), but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Participants may exercise a put option and require the Corporation to repurchase their ESOP shares upon termination. As a result, an amount of equity equal to the fair value of the allocated shares is reclassified out of shareholders’ equity.

Stock-based Compensation: Prior to July 1, 2005, the Corporation accounted for stock-based compensation expense using the intrinsic value method as required by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and as permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-based Compensation.” No stock-based compensation cost was reflected in net income for stock options, as all options granted had an exercise price equal to the market price of the underlying common stock at the date of grant.

On July 1, 2005, the Corporation adopted SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), which requires measurement of compensation cost for all stock-based awards based on the grant-date fair value and recognition of compensation cost over the service period of stock-based awards, which is usually the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the Corporation’s valuation methodology previously utilized for options in footnote disclosures required under SFAS No. 123. The fair value of stock grants will also be determined using the Black-Scholes valuation model. The Company has adopted SFAS 123R using the modified prospective method, which provides for no retroactive application to prior periods and no cumulative adjustment to equity. It also provides for expense recognition for both new and existing stock-based awards as the required services are rendered. SFAS 123R also amends SFAS No. 95, “Statement of Cash Flows,” and requires tax benefits related to excess stock-based compensation deductions be presented in the statement of cash flows as financing cash inflows.

On March 29, 2005, the SEC published Staff Accounting Bulletin No. 107 (“SAB 107”), which expressed the views of the Staff regarding the interaction between SFAS 123R and certain SEC rules and regulations regarding the valuation of stock-based payment arrangements for public companies. SAB 107 requires that stock-based compensation be classified in the same expense category as cash compensation.

(Continued)
30.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

 NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The adoption of SFAS 123R had no impact on net income, basic or diluted earnings per share for the year ended June 30, 2006 related to stock options since there were no unvested options at July 1, 2005 and no options were granted during the year ended June 30, 2006. Future option grants will be accounted for in accordance with SFAS 123R.

There was no effect on net income and earnings per share for the years ended June 30, 2005 and 2004 if expense would have been measured using the fair value recognition provisions of SFAS123R in the prior periods as all outstanding options had fully vested prior to July 1, 2003.

Advertising Costs: Advertising costs are generally expensed as incurred. Advertising expense included in other noninterest expense totaled $20,188, $16,995 and $18,871 for the years ending June 30, 2006, 2005, and 2004.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share (“EPS”) is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Management recognition plan (“MRP”) shares are considered outstanding as they become vested. Diluted EPS includes the dilutive effect of MRP shares and the additional potential common shares issuable under stock options.

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

Reclassifications: Reclassification of certain amounts in the prior years consolidated financial statements has been made to conform to the current presentation.

(Continued)
31.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2006
U.S. Government agencies	$5,250,170	$--	$(247,824)

2005
U.S. Government agencies	$5,433,915	$3,905	$(67,624)

Contractual maturities of securities available for sale at year-end 2006 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Fair
Value

Due in one year or less	$497,970
Due after one year through five years	2,930,940
Due after five years through ten years	1,821,260

$5,250,170

No securities were pledged as collateral at year-end 2006 or 2005. Proceeds from the sale of securities available for sale totaled $2,000,000 for 2004. There was no gain or loss realized on this sale. There were no sales of securities in 2006 or 2005.

Securities with unrealized losses at year-end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows.

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

2006
U.S. Government agencies	$497,970	$(2,030)	$4,752,200	$(245,794)	$5,250,170	$(247,824)

2005
U.S. Government agencies	$1,990,000	$(9,602)	$2,940,010	$(58,022)	$4,930,010	$(67,624)

Unrealized losses on the investment securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the securities approach their maturity date or reset date.

(Continued)
32.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 3 - LOANS

Year-end loans were as follows.

	2006	2005
Mortgage loans:
1-4 family residential	$92,407,661	$94,593,583
Multi-family residential	1,379,646	1,297,418
Commercial real estate	12,801,287	12,564,156
Real estate construction and development	2,982,155	1,441,815
Land	3,371,226	2,186,890
Total mortgage loans	112,941,975	112,083,862
Consumer loans	5,792,608	5,056,291
Commercial loans	6,715,565	5,184,668
Total loans	125,450,148	122,324,821
Less:
Allowance for loan losses	(893,600)	(835,500)
Deferred loan fees	(385,355)	(379,132)

	$124,171,193	$121,110,189

Activity in the allowance for loan losses was as follows.

	2006	2005	2004

Balance at beginning of year	$835,500	$752,900	$766,000
Provision for losses	72,568	91,497	53,450
Charge-offs	(16,675)	(9,353)	(67,244)
Recoveries	2,207	456	694

Balance at end of year	$893,600	$835,500	$752,900

Impaired loans were as follows.

	2006	2005

Period-end impaired loans with no allowance for loan losses allocated	$--	$--
Period-end impaired loans with allowance for loan losses allocated	232,000	161,000
Amount of the allowance allocated to impaired loans	209,000	134,000

Average of impaired loans during the year	214,000	139,000
Interest income recognized during the year	15,545	10,046
Cash-basis interest income recognized	4,846	3,875

(Continued)
33.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 3 - LOANS (Continued)

Nonperforming loans at year-end were as follows.

	2006	2005

Loans past due over 90 days still on accrual	$375,000	$349,000
Nonaccrual loans	1,525,000	1,318,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Activity for loans to executive officers, directors and companies with which they are affiliated for the year ended June 30, 2006, were as follows.

Balance at beginning of period	$1,040,438
New loans	53,190
Principal repayments	(73,067)

Balance at end of period	$1,020,561

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

	2006	2005

Loans	$815,725	$734,923
Securities	12,000	10,611

	$827,725	$745,534

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows.

	2006	2005

Land	$225,166	$225,166
Buildings and improvements	2,504,154	2,456,094
Furniture and equipment	1,656,739	1,644,749
Automobile	22,416	22,416
Total cost	4,408,475	4,348,425
Accumulated depreciation	(2,433,803)	(2,252,734)

	$1,974,672	$2,095,691

(Continued)
34.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 5 - PREMISES AND EQUIPMENT (Continued)

The Jackson Center branch facility had been leased under an operating lease that began in September 1998. During 2004, the Association exercised its option to purchase the property. The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2001. The lease term was renewed for five years at $39,750 annually. The lease has another five-year renewal period at $49,688 annually. Total rental expense was $31,800, $31,800 and $35,301 for the years ended June 30, 2006, 2005 and 2004.

Rental commitments under the noncancelable operating lease was as follows, before considering the renewal option.

Year ending June 30,
2007	$39,750
2008	39,750
2009	39,750
2010	39,750
2011	39,750

$198,750

NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows.

	2006	2005	2004

Current	$606,811	$492,361	$577,484
Deferred	(20,211)	59,239	(3,284)

	$586,600	$551,600	$574,200

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2006	2005	2004
Income taxes computed at the statutory
tax rate on pretax income	$552,837	$520,021	$526,587
Add tax effect of:
ESOP fair value book expense in excess
of tax deduction	24,673	25,973	28,590
Nondeductible expenses and other	9,090	5,606	19,023

	$586,600	$551,600	$574,200

Statutory tax rate	34.0%	34.0%	34.0%
Effective tax rate	36.1%	36.1%	37.1%

(Continued)
35.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Year-end deferred tax assets and deferred tax liabilities were due to the following.

	2006	2005
Items giving rise to deferred tax assets
Deferred loan fees	$129,516	$126,780
Reserve for delinquent interest	21,043	14,497
Allowance for loan losses	303,824	284,070
Accrued compensation	2,486	2,638
Unrealized loss on securities available for sale	84,260	21,663
Accrued ESOP expense	27,624	30,409
Total deferred tax assets	568,753	480,057

Items giving rise to deferred tax liabilities
Prepaid expenses	(54,579)	(55,172)
Securities accretion	(373)	(251)
Depreciation	(77,977)	(103,646)
FHLB stock dividends	(294,678)	(262,650)
Total deferred tax liabilities	(427,607)	(421,719)

Net deferred tax asset	$141,146	$58,338

Retained earnings at June 30, 2006 and 2005 included approximately $2,174,000 for which no provision for federal income taxes had been made. This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association’s base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income. The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2006 and 2005.

(Continued)
36.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 7 - DEPOSITS

Year-end deposits were as follows.

	2006	2005
Noninterest-bearing
demand deposits	$1,194,173	$1,073,496
NOW accounts	6,191,480	6,290,788
Money market accounts	6,530,593	6,016,666
Savings accounts	25,818,593	28,432,476
Certificates of deposit	43,084,199	44,117,311

	$82,819,038	$85,930,737

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $4,408,000 and $4,709,000 at June 30, 2006 and 2005, respectively. Deposits more than $100,000 are not insured by the FDIC. Related party deposits were $865,000 and $526,000 at June 30, 2006 and 2005.

The scheduled maturities of certificates of deposit as of June 30, 2006 were as follows.

Year ended June 30,
2007	$21,613,988
2008	9,148,992
2009	4,175,925
2010	2,901,991
2011	5,243,303

$43,084,199

NOTE 8 - BORROWED FUNDS

At June 30, 2006, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati (“FHLB”). All cash management advances have an original maturity of 90 days. The line of credit must be renewed on an annual basis. Outstanding borrowings on this line of credit were $3,500,000 at June 30, 2006 and $2,500,000 at June 30, 2005.

At June 30, 2006, based on the Association’s current FHLB stock ownership, total assets and pledgable residential mortgage loan portfolio, the Association had the ability to obtain borrowings up to a maximum of $66.9 million.

(Continued)
37.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 8 - BORROWED FUNDS (Continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

	2006	2005

Cash management advance, variable rate 5.43% at
June 30, 2006 and 3.53% at June 30, 2005	$3,500,000	$2,500,000
4.88% fixed-rate advance, due January 25, 2008	2,000,000	--
6.13% fixed-rate advance, due June 25, 2008	7,000,000	7,000,000
5.16% fixed-rate advance, due March 13, 2009	3,000,000	--
6.00% convertible advance, fixed-rate until September
2006, due June 11, 2009	5,000,000	5,000,000
4.42% fixed-rate advance, due July 9, 2010	2,000,000	--
6.27% convertible advance, fixed-rate until
September 2006, due September 8, 2010	5,000,000	5,000,000
5.30% select pay mortgage-matched advance, final
maturity May 1, 2011	658,357	858,399
5.35% select pay mortgage-matched advance, final
maturity July 1, 2011	1,507,849	1,954,752
3.92% select pay mortgage-matched advance, final
maturity November 1, 2012	587,902	702,046
3.55% select pay mortgage-matched advance, final
maturity March 1, 2013	712,991	804,848
4.10% select pay mortgage-matched advance, final
maturity March 1, 2015	716,967	979,664
4.09% select pay mortgage-matched advance, final
maturity November 1, 2017	593,068	703,360
3.31% select pay mortgage-matched advance, final
maturity April 1, 2019	638,925	797,932
4.72% select pay mortgage-matched advance, final
maturity November 1, 2022	2,269,998	2,483,689
4.38% select pay mortgage-matched advance, final
maturity December 1, 2022	755,928	827,909
3.92% select pay mortgage-matched advance, final
maturity December 1, 2022	638,874	739,884
3.64% select pay mortgage-matched advance, final
maturity March 1, 2023	1,930,409	2,236,236

	$38,511,268	$32,588,719

The interest rates on the convertible advances are fixed for a specified number of years, then convertible on a quarterly basis to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The select pay mortgage-matched advances require monthly principal and interest payments and annual additional principal payments.

(Continued)
38.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 8 - BORROWED FUNDS (Continued)

The maximum month-end balance of advances outstanding was $38,511,000 in 2006 and $32,589,000 in 2005. Average balances of borrowings outstanding during 2006 and 2005 were $35,412,000 and $30,792,000. Advances under the borrowing agreements were collateralized by the Association’s FHLB stock owned and $93,575,000 and $93,506,000 of qualifying mortgage loans at year-end 2006 and 2005.

Maturities of FHLB advances for the next five years and thereafter were as follows.

Year ended June 30,
2007	$5,322,237
2008	10,603,739
2009	9,416,185
2010	1,254,807
2011	8,108,154
Thereafter	3,806,146

$38,511,268

NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan. With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan. The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant’s compensation. The Corporation may also contribute additional amounts at its discretion. Employee contributions are vested at all times and the Corporation’s matching contributions vest evenly over 5 years of service. The cash contribution and related expense included in salaries and employee benefits was $32,045, $29,117 and $33,561 for the years ended June 30, 2006, 2005 and 2004.

(Continued)
39.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan (“ESOP”) for the benefit of substantially all employees of the Corporation. The ESOP received a favorable determination letter from the Internal Revenue Service on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code. The ESOP borrowed funds from Peoples in order to acquire common shares of Peoples. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Association’s discretionary contributions to the ESOP, dividends on unallocated shares received by the ESOP and earnings on ESOP assets. When loan payments are made, ESOP shares are allocated to participants based on relative compensation. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment. A participant may require stock received to be repurchased by the Corporation unless the stock is traded on an established market. The Over the Counter Bulletin Board that the Corporation switched to on January 1, 2006 from the NASDAQ National Market System is not considered an established market according to the Internal Revenue Code. As a result, allocated shares are subject to a repurchase obligation.

Contributions to the ESOP during 2006, 2005 and 2004 were $137,604, $144,721 and $151,974. ESOP compensation expense was $166,399, $175,082 and $187,713 for the years ended June 30, 2006, 2005 and 2004.

Year-end ESOP shares were as follows.

	2006	2005

Allocated shares	117,908	113,164
Unreleased shares	38,996	50,191

Total ESOP shares	156,904	163,355

Fair value of unreleased shares	$581,040	$703,678

(Continued)
40.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 11 - STOCK OPTION AND INCENTIVE PLAN

The Stock Option and Incentive Plan was approved by the shareholders of the Corporation on May 22, 1998 which provides for the issue of up to 178,538 options. Exercise price is the market price at the date of grant. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant.

A summary of the activity in the plan was as follows.

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	131,898	$16.04	131,898	$16.04	140,824	$16.03
Granted	--	--	--	--	--	--
Exercised	--	--	--	--	--	--
Forfeited	(3,000)	16.01	--	--	(8,926)	16.01

Outstanding at end of year	128,898	$16.04	131,898	$16.04	131,898	$16.04

Options exercisable at year-end	128,898	$16.04	131,898	$16.04	131,898	$16.04
Remaining shares available
for grant	49,640		46,640		46,640

Options outstanding at year-end were as follows.

		Weighted Average
		Remaining
Exercise	Number	Contractual	Number
Prices	Outstanding	Life	Exercisable

$16.01	127,653	1.90 yrs	127,653
$18.75	1,245	1.95 yrs	1,245

Outstanding at year-end	128,898	1.90 yrs	128,898

There was no intrinsic value for the outstanding and exercisable options at June 30, 2006, 2005 and 2004.

NOTE 12 - MANAGEMENT RECOGNITION PLAN

A Management Recognition Plan (“MRP”) was adopted by the Board of Directors and approved by the shareholders of the Corporation on May 22, 1998 to purchase 71,415 common shares. The MRP is used as a means of providing directors and certain key employees of the Corporation with an ownership interest in the Corporation in a manner designed to compensate such directors and key employees for services to the Corporation.

(Continued)
41.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 12 - MANAGEMENT RECOGNITION PLAN (Continued)

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares were earned and nonforfeitable on each of the first five anniversaries of the date of the award. All MRP shares outstanding fully vested on May 22, 2003. At June 30, 2006, there were 14,287 shares reserved for future awards and held as treasury stock. Compensation expense related to MRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. There was no compensation expense in 2006, 2005 or 2004.

NOTE 13 - REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators. Failure to meet minimum capital requirements can initiate regulatory action.

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

At June 30, 2006 and 2005, management believes the Association complies with all regulatory capital requirements. Based on the Association’s computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2006 and 2005. No conditions or events have occurred subsequent to the last notification by regulators that management believes would change the Association’s category.

(Continued)
42.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 13 - REGULATORY MATTERS (Continued)

At year-end 2006 and 2005, the Association’s actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective-
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2006
Total capital (to risk-weighted assets)	$16,048	18.9%	$6,779	8.0%	$8,473	10.0%
Tier 1 (core) capital (to risk-weighted
assets)	15,368	18.1	3,389	4.0	5,084	6.0
Tier 1 (core) capital (to adjusted
total assets)	15,368	11.0	5,576	4.0	6,970	5.0
Tangible capital (to adjusted total assets)	15,368	11.0	2,091	1.5	N/A

2005
Total capital (to risk-weighted assets)	$16,909	20.7%	$6,550	8.0%	$8,188	10.0%
Tier 1 (core) capital (to risk-weighted
assets)	16,083	19.6	3,275	4.0	4,913	6.0
Tier 1 (core) capital (to adjusted
total assets)	16,083	11.8	5,471	4.0	6,838	5.0
Tangible capital (to adjusted total assets)	16,083	11.8	2,052	1.5	N/A

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Association must convert to a commercial bank charter. Management believes the Association satisfies this test.

When the Association converted from a mutual to a stock institution, a “liquidation account” was established at $9,307,000, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Association liquidated. Dividends may not reduce shareholders’ equity below the required liquidation account balance.

In addition to the liquidation account restriction discussed above, OTS regulations limit capital distributions by savings associations. Generally, capital distributions are permitted without notice or application to the OTS if the distributions are limited to current year to date undistributed net income and prior two years’ undistributed net income, as long as the institution remains well capitalized after the proposed distribution. If dividends to be paid would exceed the net income test, an application would be required. In addition to current year earnings, approximately $94,000 is available to pay dividends to the holding company during the fiscal year ending June 30, 2007 without prior regulatory approval.

(Continued)
43.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2006	2005

1-4 family residential real estate - fixed rate	$239,000	$407,000
1-4 family residential real estate - variable rate	448,000	695,000
Commercial lines of credit - variable rate	4,213,000	2,592,000
Home equity lines of credit - variable rate	913,000	709,000

The interest rate on fixed-rate commitments ranged from 6.38% to 8.00% at June 30, 2006 and 5.75% to 7.00% at June 30, 2005. Commitments to make loans are generally made for a period of 30 days or less. The maximum maturity for fixed-rate commitments range from 10 years to 20 years.

At June 30, 2006 and 2005, the Association was required to have $241,000 and $325,000 on deposit with its correspondent banks as a compensating clearing requirement.

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

(Continued)
44.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments at year-end were as follows.

	2006		2005
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$4,714,929	$4,714,929	$5,321,196	$5,321,196
Securities available for sale	5,250,170	5,250,170	5,433,915	5,433,915
Federal Home Loan Bank stock	1,768,100	1,768,100	1,673,900	1,673,900
Loans, net	124,171,193	120,160,678	121,110,189	120,464,413
Accrued interest receivable	827,725	827,725	745,534	745,534

Financial liabilities:
Deposits	(82,819,038)	(82,355,616)	(85,930,737)	(85,888,352)
Borrowed funds	(38,511,268)	(36,427,921)	(32,588,719)	(33,233,942)
Accrued interest payable	(189,060)	(189,060)	(162,301)	(162,301)

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows.

	2006	2005	2004
Basic
Net income	$1,039,390	$977,873	$974,586

Weighted average common shares
outstanding	1,408,785	1,432,648	1,435,138
Less: Average unallocated ESOP shares	(44,594)	(56,079)	(68,148)
Weighted average common shares
outstanding for basic earnings per
common share	1,364,191	1,376,569	1,366,990

Basic earnings per common share	$.76	$.71	$.71

(Continued)
45.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 16 - EARNINGS PER SHARE (Continued)

	2006	2005	2004
Diluted
Net income	$1,039,390	$977,873	$974,586

Weighted average common shares
outstanding for basic earnings per
common share	1,364,191	1,376,569	1,366,990
Add: Dilutive effects of assumed
exercises of stock options	--	92	1,690
Weighted average common shares
and dilutive potential common
shares outstanding	1,364,191	1,376,661	1,368,680

Diluted earnings per common share	$.76	$.71	$.71

For each of the years ending June 30, 2006, 2005 and 2004, there were 128,898, 1,245 and 1,245 stock options outstanding that were not dilutive as the exercise price of outstanding options was greater than the average market price for the periods.

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2006	2005	2004
Unrealized holding gains and (losses) on
available-for-sale securities	$(184,105)	$145,276	$(229,335)
Tax effect	62,597	(49,395)	77,975

Other comprehensive income (loss)	$(121,508)	$95,881	$(151,360)

(Continued)
46.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following is condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 2006 and 2005, and for the periods ended June 30, 2006, 2005 and 2004.

CONDENSED BALANCE SHEETS
June 30, 2006 and 2005

	2006	2005
Assets
Cash and cash equivalents	$1,651,099	$1,216,639
Investment in subsidiary	15,204,495	16,041,184
Loans receivable from ESOP	408,086	510,107

Total assets	$17,263,680	$17,767,930

Liabilities and shareholders’ equity
Other liabilities	$7,339	$6,539

Common stock in ESOP subject to repurchase obligation	1,756,829	--

Shareholders’ equity	15,499,512	17,761,391

Total liabilities and shareholders’ equity	$17,263,680	$17,767,930

CONDENSED STATEMENTS OF INCOME
Years Ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Income
Dividend income from subsidiary	$2,000,000	$--	$2,000,000
Interest on loans	35,583	42,700	49,952
	2,035,583	42,700	2,049,952
Other expenses	100,675	94,330	93,379
Income (loss) before taxes and undistributed earnings
of subsidiary	1,934,908	(51,630)	1,956,573
Income tax benefit	(22,200)	(17,600)	(14,900)
Income (loss) before undistributed earnings
of subsidiary	1,957,108	(34,030)	1,971,473
Equity in undistributed earnings of subsidiary
(distributions in excess of earnings)	(917,718)	1,011,903	(996,887)

Net income	$1,039,390	$977,873	$974,586

(Continued)
47.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006, 2005 and 2004

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$1,039,390	$977,873	$974,586
Adjustments to reconcile net income to cash
provided by operations:
(Equity in undistributed income of subsidiary)
distributions in excess of earnings	917,718	(1,011,903)	996,887
Net change in other assets and liabilities	800	(575)	300
Net cash from operating activities	1,957,908	(34,605)	1,971,773

Cash flows from investing activities
Proceeds from loan principal repayments	102,021	102,022	102,021
Net cash from investing activities	102,021	102,022	102,021

Cash flows from financing activities
Purchase of treasury shares	(611,562)	--	(92,516)
Cash dividends paid	(977,769)	(918,358)	(871,790)
Dividends on unallocated ESOP shares	(36,138)	(41,517)	(47,572)
Net cash from financing activities	(1,625,469)	(959,875)	(1,011,878)

Net change in cash and cash equivalents	434,460	(892,458)	1,061,916
Cash and cash equivalents at beginning of year	1,216,639	2,109,097	1,047,181

Cash at end of year	$1,651,099	$1,216,639	$2,109,097

48.

PEOPLES-SIDNEY FINANCIAL CORPORATION

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 13, 2006, at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio. Further information with regard to the meeting can be found in the proxy statement.

STOCK LISTING

Peoples-Sidney Financial Corporation common stock is traded on the OTC Bulletin Board under the symbol “PSFC.”

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT

Douglas Stewart, President	Registrar and Transfer Co.
Peoples-Sidney Financial Corporation	10 Commerce Drive
101 East Court Street	Cranford, NJ 07016
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129

ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation’s Annual Report on Form 10-KSB for the year ended June 30, 2006, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

49.

PEOPLES-SIDNEY FINANCIAL CORPORATION

CORPORATE INFORMATION

CORPORATION AND ASSOCIATION ADDRESS

101 East Court Street	Telephone:	(937) 492-6129
P.O. Box 727	Fax:	(937) 498-4554
Sidney, Ohio 45365-3021

BOARD OF DIRECTORS

Douglas Stewart President and Chief Executive Officer of Peoples Federal Savings and Loan Association	Harry N. Faulkner Partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA
John W. Sargeant Part Owner of Sidney Tool and Die Co. and BenSar Development, a warehouse provider	James W. Kerber Owner of James W. Kerber CPA, a private practice accounting firm
Richard T. Martin (Chairman of the Board) Certified Public Accountant, in private practice

OFFICERS OF THE CORPORATION AND THE ASSOCIATION

Douglas Stewart, President & CEO
David R. Fogt, VP Financial Services and
Operations
Gary N. Fullenkamp, VP Mortgage Loans
and Corporate Secretary
Debra A. Geuy, Chief Financial Officer and
Treasurer

SPECIAL COUNSEL	INDEPENDENT AUDITORS

Katten Muchin Rosenman LLP 1025 Thomas Jefferson Street, N.W. East Lobby, Suite 700 Washington, D.C. 20007-5201	Crowe Chizek and Company LLC One Columbus 10 West Broad Street Columbus, Ohio 43215

50.