Form 10KSB, Exhibit 13
period 2007-06-30
PEOPLES SIDNEY FINANCIAL CORP
filed 2007-09-28
CIK 1031340

Peoples-Sidney FINANCIAL CORPORATION

2007 ANNUAL REPORT

PEOPLES-SIDNEY FINANCIAL CORPORATION
Sidney, Ohio

ANNUAL REPORT
June 30, 2007

PEOPLES-SIDNEY FINANCIAL CORPORATION
Sidney, Ohio

ANNUAL REPORT
June 30, 2007

1.

Dear Shareholder:

The past fiscal year was very positive for our Company, despite volatility in the stock market, high gas prices, housing credit problems and other issues surfacing throughout our industry.  We invite you to review the results of our 2007 fiscal year operations contained in this report, but first allow me to share a few comments with you.

•  Financial Results

Our Company’s net income was $1,020,000.  This resulted in an earnings per share figure of $0.76 which was equal to our previous year.  Our shareholders received $0.74 per share in dividends for the year as we paid out 97% of our income as a return on your investment.

•  Financial Condition

Our Company remains very strong financially and continues to be a well-capitalized institution.  We have added new services for our customers including the addition of a web-site and Internet Banking which will be available very soon.  While adding new services is important in retaining and expanding our customer base, protecting shareholder value remains at the forefront of our management decision process.

Net loans totaled $124,171,000 at year-end. This represents a 2.5% increase.

Deposit totals decreased from $85,931,000 at June 30, 2005 to $82,819,000 at June 30, 2006. While we remained competitive with pricing throughout the year, customers elected to shift funds to other investments offering higher yields than the current rates being offered across the teller window.

•  Outside Conditions

Reporting on the financial industry remains at the beginning of every newscast throughout the country.  The impact of sub-prime mortgage lending over the last few years has certainly created a lot of hardship for both lenders and borrowers.  Happily, we do not offer sub-prime loans and never have.  Nonetheless, we accept risk on every loan we make and the future is always unpredictable.  That is why we have always maintained a strong loan underwriting process.  This doesn’t mean we will not experience loan losses; it does mean that our potential risk level is less than those banks that make high ratio loans to borrowers with past credit problems.  It now appears that future legislation will change the entire landscape of mortgage lending…perhaps back to the theory that a downpayment is necessary to purchase a home and future generations will need to save for it.

We continue to watch closely the potential costs related to compliance issues and in particular the Sarbanes-Oxley legislation related to public companies.  These costs will undoubtedly have an impact on our bottom line.  We continue to review ways to manage these increased expenses in the best interest of the Company and our shareholders.

We commit to you to preserve the quality of operations you have come to expect from us.  Please visit us personally at any of our five locations or on our web-site at www.peoplesfederalsandl.com.  Your comments are always welcome and your continued investment in our Company is appreciated.

Sincerely,

/s/ Douglas Stewart
Douglas Stewart
President - CEO

2.

5 Convenient Locations *to Serve You!*

1

403 South Pike, Anna, Ohio 45302

2

115 East Pike, Jackson Center, Ohio 45334

3

Peoples Federal
CHECKING • SAVINGS • LOANS

2400 W. Michigan St., Sidney, Ohio 45365
Inside the Wal-Mart Super Center

4

232 South Ohio Ave., Sidney (drive-thru)

OHIO

5 Main Office, 101 E. Court St., Sidney, OH 45365

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

MARKET PRICE OF THE CORPORATION’S COMMON SHARES AND RELATED SHAREHOLDER MATTERS

The Corporation had 1,361,048 common shares outstanding on August 31, 2007, which were held of record by 745 shareholders.  As of January 1, 2006, price information with respect to the Corporation’s common stock is quoted on the OTC Bulletin Board under the symbol “PSFC”.  Prior to that, the Corporation’s common stock was quoted on The NASDAQ National Market System under the symbol “PSFC”.  The high and low daily closing prices for the common shares of the Corporation as quoted by The NASDAQ Stock Market, Inc. through December 31, 2005 and by the OTC Bulletin Board thereafter, and cash dividends paid by quarter, are shown below.

	September 30,	December 31,	March 31,	June 30,
	2006	2006	2007	2007

High	$15.00	$15.00	$14.50	$13.50
Low	14.90	14.17	12.85	12.40
Cash Dividends	0.16	0.26	0.16	0.16

	September 30,	December 31,	March 31,	June 30,
	2005	2005	2006	2006

High	$17.35	$16.48	$15.10	$15.25
Low	13.44	14.11	14.56	14.50
Cash Dividends	0.15	0.25	0.16	0.16

(Continued)
4.

Peoples pays dividends to shareholders using primarily funds received as dividends from the Association.  In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations.  Under OTS regulations applicable to converted savings associations, the Association is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of such dividend payment, be reduced below the amount required for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Association in the event of complete liquidation to those members of the Association before the Conversion who maintain a savings account at the Association after the Conversion), or applicable regulatory capital requirements prescribed by the OTS.

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association’s retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulations or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS.  If a savings association subsidiary of a holding company is not required to file an application, it must typically file a notice with the OTS, unless it is both well-capitalized and meets the income test described above.  This evaluation is made for the Association on a calendar year basis.  At June 30, 2007 the Association had paid dividends in excess of retained net income for calendar years 2005, 2006 and calendar year to date 2007 of $2,299,000.  Therefore, the Association must apply for OTS approval to pay additional dividends to Peoples until such time as the total of retained net income for the current calendar to date plus the previous two calendar years exceeds the amount of planned dividends at that time.

5.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition and earnings of, and other data regarding, the Corporation at the dates and for the periods indicated.

Selected Financial Condition	At June 30,
and Other Data:	2007	2006	2005	2004	2003
	(In thousands)
Total amount of:
Assets	$138,308	$139,047	$136,695	$135,771	$143,568
Securities available for sale	4,848	5,250	5,434	5,288	11,517
FHLB stock	1,821	1,768	1,674	1,601	1,539
Loans, net (1)	121,487	124,171	121,110	115,652	115,260
Deposits	82,479	82,819	85,931	86,764	93,452
Borrowed funds	38,189	38,511	32,589	31,140	32,190
Common stock in ESOP subject to repurchase obligation	1,677	1,757	--	--	--
Shareholders’ equity	15,258	15,500	17,761	17,431	17,384

	Year ended June 30,
Selected Operations Data:	2007	2006	2005	2004	2003
	(In thousands)

Interest income	$8,981	$8,415	$7,803	$7,910	$8,782
Interest expense	4,231	3,628	3,189	3,404	4,423
Net interest income	4,750	4,787	4,614	4,506	4,359
Provision for loan losses	2	72	92	53	69
Net interest income after provision for loan losses	4,748	4,715	4,522	4,453	4,290
Noninterest income	132	134	105	131	139
Noninterest expense	3,295	3,223	3,098	3,035	3,118
Income before income taxes	1,585	1,626	1,529	1,549	1,311
Income tax expense	565	587	551	574	475
Net income	$1,020	$1,039	$978	$975	$836

Earnings per common share – basic	$0.76	$0.76	$0.71	$0.71	$0.61
Earnings per common share – diluted	$0.76	$0.76	$0.71	$0.71	$0.61
Dividends declared per share	$0.74	$0.72	$0.67	$0.64	$0.49

(Continued)

6.

Selected Financial Ratios and Other Data:

Performance Ratios:	2007	2006	2005	2004	2003
Return on assets (ratio of net income to average total assets)	0.74%	0.75%	0.72%	0.70%	0.60%
Return on equity (ratio of netincome to average equity)	6.69	6.28	5.58	5.65	4.85
Dividend payout ratio (6)	97.37	94.74	94.37	90.14	80.33
Interest rate spread (2)	3.15	3.24	3.20	3.05	2.83
Net interest margin (3)	3.53	3.58	3.51	3.36	3.23
Ratio of operating expense to average total assets	2.38	2.34	2.29	2.19	2.24
Ratio of average interest-earning assets to average interest-bearing liabilities	1.12x	1.13x	1.13x	1.12x	1.12x
Quality Ratios:
Nonperforming assets to total assets at end of period (4)	1.43%	1.44%	1.22%	0.96%	1.47%
Allowance for loan losses to nonperforming loans	36.11	47.03	50.12	62.17	38.26
Allowance for loan losses to gross loans (5)	0.54	0.71	0.69	0.65	0.66
Capital Ratios:
Shareholders’ equity to total assets at end of period	11.03	11.15	12.99	12.84	12.11
Average equity to average assets	11.01	12.02	12.94	12.47	12.39
Other Data:
Number of full service offices (7)	4	4	4	4	4

(1)	Loans are shown net of net deferred loan fees, loans in process and the allowance for loan losses.
(2)	The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(5)	Gross loans are stated at unpaid principal balances, net of deferred loan fees.
(6)	Dividends declared per share divided by basic earnings per common share.
(7)	Full service offices include the main office and separate drive-through facility and three full-service branches located in Anna, Jackson Center and the Sidney Wal-Mart.

7.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following is management’s analysis of the Corporation’s consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2007, compared to prior years.  This discussion is designed to provide a more comprehensive review of the operating results and financial position than could otherwise be obtained from an examination of the consolidated financial statements alone.  This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main office and separate drive-through facility in Sidney, Ohio, and three full-service branch offices in Sidney, Anna, and Jackson Center, Ohio.  The Corporation’s primary deposit products are checking, savings and term certificate accounts.  Its primary lending products are residential mortgage, commercial and installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate.  Commercial loans are expected to be repaid from cash flow from operations of businesses.  Real estate loans are secured by both residential and commercial real estate.  Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.

Overview and Outlook

Fiscal year 2007 showed a general decline in lending as interest rates fluctuated and newscasts repeatedly broadcast poor economic news.  This caused a general lack of consumer confidence, which, in turn, affected the purchase of big-ticket items such as automobiles, equipment, and housing.  Our local housing market followed the national trend in being somewhat depressed, with an increase in foreclosures and other issues connected to the sub-prime mortgage market.  More expensive homes are showing some decline in value and tend to remain on the market for longer periods of time.  The number of homes for sale in our market has risen substantially and vacancies are up as well.  The end result was a decline in our loan production in fiscal 2007.  The Federal Reserve is watching the economy closely.  Perhaps a decrease in interest rates would be encouraging to consumers and the housing market could begin to rebound.

The Association maintained a stable deposit base during the fiscal year, sufficient to fund new loan requests.  With the stock market now performing under a correction, investors may again seek guaranteed return investments such as certificates of deposit and other savings products until the market stabilizes.  Over the long term, however, we feel that growing a deposit base will be challenging as government statistics related to the National Personal Savings Rate continue to decline.

On a positive note, our institution is positioned to provide funds for increased loan demand when the economy does rebound and consumers have a better confidence level.

Forward-Looking Statements

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission (“SEC”), or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Corporation wishes to caution readers not to place undue reliance on any such forward-

(Continued)

8.

looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected.

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

Comparison of Financial Condition at June 30, 2007 and June 30, 2006

Total assets at June 30, 2007 were $138.3 million compared to $139.0 million at June 30, 2006, a decrease of $0.7 million.  The decrease in total assets was due primarily to a decrease in loans and securities available for sale of $2.7 million and $0.4 million, respectively partially offset by an increase in cash and cash equivalents of $2.5 million.

Cash and cash equivalents increased $2.5 million from $4.7 million at June 30, 2006 to $7.2 million at June 30, 2007.  The increase was primarily attributed to an increase of $2.0 million in overnight deposits.  Interest-bearing deposits that we hold in other financial institutions and cash and due from other financial institutions combined also increased $0.5 million.  The increase in cash and cash equivalents resulted from repayments in the loan portfolio coupled with a decrease in lending activity.

The securities portfolio, which is classified as available for sale, decreased $0.4 million from $5.2 million at June 30, 2006 to $4.8 million at June 30, 2007.  The decrease is due to the maturity of a $500,000 security, which was partially offset by an increase in the fair value of the securities during the current fiscal year.  See Note 2 of Notes to Consolidated Financial Statements.

Federal Home Loan Bank stock increased $53,000 from June 30, 2006 to June 30, 2007 as a result of normal dividends payments received in the form of additional stock.  Effective with the dividend received at March 31, 2007, the FHLB began paying cash dividends instead of issuing additional stock.  It is expected that the method of paying cash dividends will continue for subsequent periods.

Loans decreased $2.7 million from $124.2 million at June 30, 2006 to $121.5 million at June 30, 2007, a decrease of 2.2%.  The most significant decreases in mortgage loans occurred in one- to four-family residential and real estate construction and development loans, which decreased $3.6 million and $1.5 million, respectively.  Consumer and commercial loans also combined for a decrease of $0.7 million.  These decreases were partially offset by increases of $1.4 million in multi-family residential loans, $0.9 million in commercial real estate loans and $0.5 in land loans.  The decreases in the loan portfolio were consistent with the general slow down in the residential housing market, new construction and activity in commercial business.  Consumer requests for financing have also decreased as a result of increased competition in the form attractive financing provided by auto manufactures and other consumer credit opportunities.  Increases, particularly in the multi-family loan category, resulted from loan customers using the depressed housing market as an opportunity to purchase investment properties.  See Note 3 of Notes to Consolidated Financial Statements.

(Continued)

9.

Premises and equipment decreased $111,000 from $1,975,000 at June 30, 2006 to $1,864,000 at June 30, 2007.  This decrease resulted from normal depreciation of existing assets partially offset by equipment purchases and routine improvements to the office building.

Other real estate owned increased $43,000 to $143,000 at June 30 2007 as a result of the addition of four one- to four-family residential properties acquired through foreclosure during the recent fiscal year.  Offsetting this increase was the subsequent sale of three of the newly acquired properties resulting in a net loss of $2,221 coupled with the sale of a one- to four-family residential property that was purchased at sheriff’s sale during fiscal 2006.  The sale resulted in a loss of $120.

Total deposits decreased $0.3 million, or 0.4%, from $82.8 million at June 30, 2006 to $82.5 million at June 30, 2007.  The most significant changes occurred in savings accounts, which decreased $2.6 million and certificates of deposit accounts, which increased $1.9 million.  NOW accounts increased $0.6 million while noninterest-bearing demand deposits and money market accounts combined for a decrease of $0.2 million.  The majority of the increase in certificates resulted from a new $1.0 million jumbo account while the remainder appeared to shift from the more liquid savings accounts in an attempt to lock in current interest rates.  Local competition, the attractiveness of the stock market as well as economic demands on the cash flow of our depositor base continues to limit the availability of deposit funds.  See Note 7 of Notes to Consolidated Financial Statements.

Borrowed funds decreased $0.3 million, from $38.5 million at June 30, 2006 to $38.2 million at June 30, 2007.  This decrease was the result of the scheduled repayments of mortgage-matched advances of $1.8 million and repayments of $3.5 million in variable-rate cash management advances.  These decreases were partially offset by the addition of a $5.0 million fixed-rate advance.  Borrowed funds represent a significant portion of our liabilities, and we expect this mix of deposits and borrowed funds will continue for the foreseeable future.   See Note 8 of Notes to Consolidated Financial Statements.

Shareholders’ equity decreased $241,000 from June 30, 2006 to June 30, 2007.  This decrease is due to the payment of dividends equal to 97.0% of the Corporation’s earnings for fiscal 2007, the purchase of 31,600 shares of common stock for treasury, and the impact of an adjustment to beginning retained earnings to reflect deferred taxes on FHLB stock dividends received prior to June 30, 1991 upon adoption of SAB No. 108 (see Note 1).  This decrease was partially offset by the after tax impact of an increase in fair value of the Corporation’s available for sale security portfolio, the current allocation of shares to the ESOP participants and the transfer and change in the fair value of common stock in the ESOP subject to the repurchase obligation for fiscal 2007.

Under the Employee Retirement Income Security Act (“ERISA”), employer securities that are held by participants in an employee stock ownership plan (“ESOP”)  and that are not readily tradeable on an established market must include a put option.  The put option is a right to demand that the sponsor redeem shares of employer stock held by the participant, for which there is no market, for an established cash price.  The Over the Counter Bulletin Board listing which the Corporation transferred to on January 1, 2006 from the NASDAQ National Market System does not meet the Internal Revenue Code requirements to be readily tradable on an established securities market.  The Securities Exchange Commission's Accounting Series Release 268 requires securities held by an ESOP (whether or not allocated) to be reported outside of permanent equity if, by their terms, they can be put to the sponsor for cash.  As a result, the Corporation made this transfer.

(Continued)

10.

Comparison of Results of Operations for the Year Ended June 30, 2007 and June 30, 2006

Net Income. The Corporation earned net income of $1,020,000 for the year ended June 30, 2007 compared to net income of $1,039,000 for the year ended June 30, 2006.  The decrease in net income was due primarily to a decrease in net interest income coupled with an increase in noninterest expense.  The decreases to net income were partially offset by a decrease in the provision for loan losses and federal income tax expense.

Net Interest Income. Net interest income totaled $4,750,000 for the year ended June 30, 2007 compared to $4,787,000 for the year ended June 30, 2006, a decrease of $37,000, or 0.8%.  The decrease was the result of a decrease in the net interest spread between interest earning assets and interest bearing liabilities during the current fiscal year combined with a lower average balance of net interest earning assets.

Interest and fees on loans increased $509,000, or 6.4%, from $7,990,000 for the year ended June 30, 2006 to $8,499,000 for the year ended June 30, 2007.  The increase in interest income was due primarily to higher average interest rates on loans coupled with an increase in average loans receivable during fiscal 2007.  The average balance of loans increased to $123.3 million with an average yield 6.89% for fiscal 2007 from an average balance of $122.5 million with an average yield of 6.52% for fiscal 2006.

Interest earned on securities decreased $1,000 to $210,000 for the year ended June 30, 2007 compared to $211,000 for the year ended June 30, 2006.  The decrease in interest on securities was the result of a decrease in the average balance partially offset by an increase in the average yield earned.  Interest on interest-bearing demand, time and overnight deposits with other financial institutions increased $41,000 to $161,000 for the year ended June 30, 2007 compared to $120,000 for the year ended June 30, 2006.  The increase in interest earned on deposits with other financial institutions was the result of a higher average yield earned on such investments coupled with an increase in the average balance.

Dividends on FHLB stock increased over the comparable period due to an increase in the dividend rate paid by FHLB.

Interest paid on deposits increased $363,000, or 20.4% for the year ended June 30, 2007 compared to the year ended June 30, 2006.  The increase resulted from an increase in the average interest rate paid on deposits partially offset by a lower average balance of interest-bearing deposits.  The average balance of interest-bearing deposits for the year ended June 30, 2006 was $83.1 million at an average cost of 2.13% compared to an average balance of interest-bearing deposits for the year ended June 30, 2007 of $80.3 million at an average cost of 2.66%.

Interest paid on borrowed funds increased $241,000 from $1,854,000 for the year ended June 30, 2006 to $2,095,000 for the year ended June 30, 2007.  This increase was caused by a higher average balance of borrowings coupled with a higher average cost of borrowed funds.  The average balance of borrowings for the year ended June 30, 2006 was $35.4 million at an average cost of 5.24% compared to an average balance of $39.4 million at an average cost of 5.32% for the year ended June 30, 2007.  For further discussion about the Corporation’s interest-rate risk management, see the Asset and Liability Management section.

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

(Continued)

11.

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

The provision for loan losses for the year ended June 30, 2007 totaled $2,000 compared to $73,000 for the year ended June 30, 2006, a decrease of $71,000.  The allowance for loan losses totaled $665,000, or 0.54% of loans receivable and 36.1% of total nonperforming loans at June 30, 2007, compared with $894,000, or 0.71% of loans receivable and 47.0% of total nonperforming loans at June 30, 2006.  Nonperforming loans decreased $59,000 from $1,900,000 at June 30, 2006 to $1,841,000 at June 30, 2007.  The Corporation experienced $230,000 in net charge-offs during the current fiscal year primarily related to commercial loans compared to $14,000 in net charge-offs in the prior fiscal year primarily related to consumer loans.  However, the majority of charge-offs in 2007 related to loans, which had specific loss allocations at June 30, 2006 and thus, were provided for in the prior year.  Despite nonperforming loans remaining similar at both year-ends, the current year nonperforming loans have lower loss allocations.  The provision for loan losses was lower in fiscal 2007 due to the full pay-off of a commercial loan relationship that had a specific loss allocation of $80,000 at June 30, 2006.  The decrease in the provision for loan losses was also due to a decrease in the total loan portfolio.  Loans declined during the current fiscal year by 2.3% as compared to loan growth of 2.6% for the prior fiscal year.  The Corporation’s low historical charge-off history is the product of a variety of factors, including the Corporation’s underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 90% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of real estate owned, loans and equipment decreased $2,000, from $134,000 for the year ended June 30, 2006 to $132,000 for the year ended June 30, 2007.  This decrease was primarily related to decrease in service fees and other charges which resulted from a decrease in the average balance of NOW accounts during the current fiscal year.

Noninterest expense. Noninterest expense totaled $3,295,000 for the year ended June 30, 2007 compared to $3,223,000 for the year ended June 30, 2006, an increase of $72,000.  All noninterest expense categories increased with the exception of director fees, which remained unchanged.  The most significant increase of $29,000 was in professional services relating to the addition of third party reviews to assist the Corporation with regulatory compliance.  Compensation and benefits expense increased $22,000 due to normal increases in compensation and benefits expense.  Other expense increased $11,000 primarily as a result of an increase in training and travel expense also related to regulatory compliance.  The remaining categories combined for an increase of $10,000.

Income Tax Expense. The volatility of income tax expense is primarily attributable to income before income taxes.  Income tax expense totaled $565,000 for the year ended June 30, 2007 compared to $587,000 for the year ended June 30, 2006, a decrease of $22,000.  The effective tax rate was 35.7% for the year ended June 30, 2007 and 36.1% for the year ended June 30, 2006.  The decrease in the effective tax rate was primarily due to the Corporation’s lower average stock price during fiscal 2007 which resulted in less compensation expense for the Corporation’s ESOP.

(Continued)

12.

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

Interest earned on securities increased $18,000 to $211,000 for the year ended June 30, 2006 compared to $193,000 for the year ended June 30, 2005.  The increase in interest on securities was the result of an increase in the average yield earned.  Interest on interest-bearing demand, time and overnight deposits with other financial institutions increased $55,000 to $120,000 for the year ended June 30, 2006 compared to $65,000 for the year ended June 30, 2005. The increase in interest earned on deposits with other financial institutions was the result of a higher average yield earned on such investments partially offset by a decrease in the average balance.

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

Provision for Loan Losses. The provision for loan losses for the year ended June 30, 2006 totaled $73,000 compared to $91,000 for the year ended June 30, 2005, a decrease of $18,000.  The allowance for loan losses totaled $894,000, or 0.71% of loans receivable and 47.0% of total nonperforming loans at June 30, 2006, compared with $836,000, or 0.69% of loans receivable and 50.1% of total nonperforming loans at June 30, 2005. Nonaccrual loans increased $207,000 from $1,318,000 at June 30, 2005 to $1,525,000 at June 30, 2006.  The Corporation experienced $14,000 in net charge-offs during the current fiscal year compared to $9,000 in net charge-offs in the prior fiscal year primarily related to consumer loans.  The decrease in the provision for loan losses was due to a decrease in loan growth.  Loans grew during the current fiscal

(Continued)

13.

year by 2.6% as compared to loan growth of 4.7% for the prior fiscal year.  This decrease in loan growth more than offset the previously mentioned negative trends.

Noninterest income. Noninterest income, which includes service fees and other miscellaneous income and gains or losses on sale of real estate owned, increased $29,000, from $105,000 for the year ended June 30, 2005 to $134,000 for the year ended June 30, 2006.  This increase resulted primarily from a pre-tax loss of $25,000 related to the sale of property held in real estate owned during the prior fiscal year compared to a $3,000 gain in the current fiscal year.

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

(Continued)

14.

	Year ended June 30,
	2007			2006			2005
	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Interest-earning deposits	$4,243	$161	3.81%	$3,965	$120	3.04%	$5,729	$65	1.14%
Securities available for sale (1)	5,040	210	4.05	5,337	211	3.84	5,386	193	3.51
Loans (2)	123,281	8,499	6.89	122,468	7,990	6.52	118,550	7,472	6.30
FHLB stock	1,801	111	6.16	1,708	94	5.53	1,628	73	4.46
Total interest-earning assets	134,365	8,981	6.68	133,478	8,415	6.30	131,293	7,803	5.94
Noninterest-earning assets:
Cash and due from banks	1,204			1,119			1,095
Premises and equipment, net	1,915			2,039			2,097
Accrued interest and other assets	1,029			1,032			979
Total noninterest-earning assets	4,148			4,190			4,171

Total assets	$138,513			$137,668			$135,464

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$24,267	$182	0.75%	$27,139	$203	0.75%	$29,975	$225	0.75%
Demand and NOW deposits	12,634	138	1.10	13,277	139	1.05	11,785	67	0.57
Certificate accounts	43,439	1,816	4.18	42,708	1,432	3.35	43,780	1,264	2.89
Total interest-bearing deposits	80,340	2,136	2.66	83,124	1,774	2.13	85,540	1,556	1.82
Borrowed funds	39,377	2,095	5.32	35,412	1,854	5.24	30,792	1,633	5.30
Total interest-bearing liabilities	119,717	4,231	3.53	118,536	3,628	3.06	116,332	3,189	2.74

Noninterest-bearing liabilities
Demand deposits	1,207			1,250			1,150
Accrued interest payable and other liabilities	680			538			450
Total noninterest-bearing liabilities	1,887			1,788			1,600

Total liabilities	121,604			120,324			117,932
Comon stock in ESOP subject to repurchase obligation	1,662			790			--
Total shareholders’ equity	15,247			16,554			17,532
Total liabilities and shareholders’ equity	$138,513			$137,668			$135,464

Net interest income; interest rate spread (3)		$4,750	3.15%		$4,787	3.24%		$4,614	3.20%

Net earning assets	$14,649			$14,942			$14,961

Net interest margin (4)			3.53%			3.58%			3.51%
Average interest-earning assets to interest- bearing liabilities	1.12x			1.13x			1.13x

(1)	Average balance includes unrealized gains and losses while yield is based on amortized cost.
(2)	Calculated net of deferred loan fees, loan discounts, loans in process and allowance for loan losses and includes nonperforming loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

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

	Year ended June 30,
	2007 vs. 2006			2006 vs. 2005
	Increase			Increase
	(decrease)			(decrease)
	due to			due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income attributable to:
Interest-earning deposits	$9	$32	$41	$(25)	$80	$55
Securities available for sale	(12)	11	(1)	--	18	18
Loans receivable	53	456	509	251	267	518
FHLB stock	6	11	17	3	18	21

Total interest-earning assets	$56	$510	$566	$229	$383	$612

Interest expense attributable to:
Savings deposits	$(21)	$--	$(21)	$(22)	$--	$(22)
Demand and NOW deposits	(7)	6	(1)	10	62	72
Certificates accounts	25	359	384	(31)	199	168
Borrowed funds	210	31	241	242	(21)	221

Total interest-bearing liabilities	$207	$396	$603	$199	$240	$439

Net interest income			$(37)			$173

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

(Continued)

16.

Presented below, as of March 31, 2007, is an analysis of the Association’s interest-rate risk as measured by changes in the NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates.  The table below represents the Thrift Bulletin 13a reporting requirements and the target limits set by the Association.  The Office of Thrift Supervision (OTS) is the primary regulator for the institution and considers the greater loss in the sensitivity measure at up or down 200 basis points in their interest rate risk review.  Although the Association would experience a greater decline in market value equity should interest rates increase 300 basis points, the Association’s sensitivity measure is currently greater at 200 basis points down where the NPV Ratio declines 109 basis points (NPV Ratio of 14.16%) than 200 basis points up where the NPV Ratio declines 13 basis points (NPV Ratio of 15.12%).  The interest rate sensitivity measure shifted towards being more sensitive to rising rates at the up 200 basis point level in June 2006 and reversed back to the down 200 basis points in the September 2006 quarter where it has remained.  This is reflective of the absence of additional interest rate increases by the Federal Reserve since June 29, 2006.  This continues to be the result of relatively low interest rates from a historical perspective and the flat yield curve that has persisted despite previous increases by the Federal Reserve.  The Board of Directors and Management continued to monitor interest rates during the past year after the anticipated pause following the June 29, 2006 increase by the Federal Reserve that originally started in June 2004.  During the preceding 12 months, Management continued efforts to control rising liability costs as the result of higher short-term interest rates that have effected deposit liability cost while being constrained on increases in some loan interest rates because of the continuing modest changes in longer term interest rates.  Because of the continued flat yield curve, an additional Federal Home Loan Bank advance of $5,000,000 for 5 years at 5.12% was secured on October 31, 2006 to replace the Cash Management Advances that were adjustable in order to help control rising liability costs.  The narrow spread between short-term rates and long-term rates that continued over the last year will again represent the greatest challenge during the coming year.  The greatest interest rate sensitivity at March 31, 2007 was a 109 basis point decline in the NPV ratio if interest rates decreased 200 basis points.  This increased slightly from the 105 basis point decline reported last year if rates decreased 200 basis points.  Management does not consider declining interest rates to be a problem in the current interest rate environment as longer-term interest rates are still on the lower end of historical levels even with the increases in short term rates by the Federal Reserve through June 2006.  Even if the Federal Reserve begins to lower rates during the coming year, management believes the greater risk remains with rising interest rates.  Management also continued to work toward having a proper mix of assets and liabilities as the market would allow in order to combat the fluctuations in interest rates and market conditions that result in non-parallel shifts in interest rates.

March 31, 2007
						Target Limit
						Under Asset
	Economic Value				NPV Ratio	Liability
Change	Market Value		Market Value		MVE/	Management
In Rates	Equity		Total Assets		MVTA	Policy
	(Dollars in thousands)
+400	$	*	$	*	*	4%
+300	19,867		136,916		14.51%	4
+200	21,144		139,830		15.12	6
+100	21,938		142,419		15.40	7
STATIC	22,030		144,500		15.25
-100	21,758		146,373		14.87	7
-200	20,930		147,814		14.16	6
-300	*		*		*	4
-400	*		*		*	4
*Not currently reported by OTS

(Continued)
17.

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

Liquidity and Capital Resources

The Corporation’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities.  These activities are summarized below for the years ended June 30, 2007, 2006 and 2005.
	Year Ended June 30,
	2007	2006	2005

Net income	$1,020	$1,039	$978
Adjustments to reconcile net income to net cash from operating activities	447	434	258
Net cash from operating activities	1,467	1,473	1,236
Net cash from investing activities	3,124	(3,300)	(5,645)
Net cash from financing activities	(2,124)	1,221	(304)
Net change in cash and cash equivalents	2,467	(606)	(4,713)
Cash and cash equivalents at beginning of period	4,715	5,321	10,034

Cash and cash equivalents at end of period	$7,182	$4,715	$5,321

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

18.

assessment of (1) need for funds; (2) expected deposit flows; (3) yields available on short-term liquid assets; and, (4) objectives of the asset/liability management program.

The Association is subject to various regulatory capital requirements administered by the federal regulatory agencies.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Association’s capital amounts and classifications are also subject to qualitative judgments by the regulators about the Association’s components, risk weightings and other factors.  Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Corporation’s financial statements.  At June 30, 2007 and 2006, management believes the Association complies with all regulatory capital requirements.  Based on the Association’s computed regulatory capital ratios, the Association is considered well capitalized under FDIC guidelines at June 30, 2007 and 2006.  No conditions or events have occurred subsequent to the last notification by regulators that management believes would change the Association’s category.

The following table summarizes the Association’s capital requirements to be well capitalized under prompt corrective action regulations and actual capital amounts at June 30, 2007.

					Excess of Actual Capital
			Well Capitalized		Over Well Capitalized
	Actual capital		Requirement		Requirement		Applicable
	Amount	Percent	Amount	Percent	Amount	Percent	Asset Total
			(Dollars in thousands)
Total risk-based capital	$13,989	16.1%	$8,663	10.0%	$5,326	6.1%	$86,628
Tier 1 risk-based capital	13,572	15.7	5,198	6.0	8,374	9.7	86,628
Core capital	13,572	9.8	6,926	5.0	6,646	4.8	138,516

On April 19, 2005, the Corporation authorized the commencement of a 5% stock repurchase program, which was completed on November 30, 2006.  The plan allowed for the repurchase of up to 71,600 shares made from time to time at the discretion of management in both the open market and through unsolicited negotiated transactions.  Purchases were funded with positive operating cash flow and existing cash balances.   Repurchased shares will be available for use in connection with the Corporations existing stock plans and for other corporate purposes.  During the nineteen-month period the Corporation repurchased a total of 71,600 shares at a weighted average price of $15.15 per share.

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

(Continued)

19.

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
Sidney, Ohio

We have audited the accompanying consolidated balance sheets of Peoples-Sidney Financial Corporation as of June 30, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2007.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples-Sidney Financial Corporation as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2007 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the Corporation adopted Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and accordingly adjusted assets and liabilities at the beginning of 2006 with an offsetting adjustment to the opening balance of retained earnings.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Columbus, Ohio
August 31, 2007

21.

PEOPLES–SIDNEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2007 and 2006

	2007	2006
ASSETS
Cash and due from financial institutions	$1,065,054	$899,313
Interest-bearing deposits in other financial institutions	4,117,144	3,815,616
Overnight deposits	2,000,000	--
Total cash and cash equivalents	7,182,198	4,714,929
Securities available for sale	4,847,820	5,250,170
Federal Home Loan Bank stock	1,820,800	1,768,100
Loans, net of allowance of $664,800 and $893,600	121,487,075	124,171,193
Accrued interest receivable	795,326	827,725
Premises and equipment, net	1,864,053	1,974,672
Other real estate owned and repossessions	143,482	102,086
Other assets	167,540	238,593

Total assets	$138,308,294	$139,047,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$82,479,470	$82,819,038
Borrowed funds	38,189,030	38,511,268
Accrued interest payable and other liabilities	704,238	460,821
Total liabilities	121,372,738	121,791,127

Common stock in ESOP subject to repurchase obligation	1,677,238	1,756,829

Preferred stock, $.01 par value, 500,000 shares authorized, none issued and outstanding	--	--
Common stock, $.01 par value, 3,500,000 shares authorized, 1,785,375 shares issued	16,569	16,675
Additional paid-in capital	9,169,858	9,065,163
Retained earnings	11,702,607	11,764,118
Treasury stock 424,327 and 392,727 shares at cost	(5,198,322)	(4,725,278)
Unearned employee stock ownership plan shares	(333,042)	(457,602)
Accumulated other comprehensive loss	(99,352)	(163,564)
Total shareholders’ equity	15,258,318	15,499,512

Total liabilities and shareholders’ equity	$138,308,294	$139,047,468

See accompanying notes to consolidated financial statements

22.

PEOPLES–SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years Ended June 30, 2007, 2006 and 2005

	2007	2006	2005
Interest income
Loans, including fees	$8,498,715	$7,989,538	$7,471,853
Securities	210,304	211,249	193,054
Demand, time and overnight deposits	161,484	120,490	65,535
Dividends on Federal Home Loan Bank stock	110,880	94,486	72,648
Total interest income	8,981,383	8,415,763	7,803,090

Interest expense
Deposits	2,136,734	1,774,181	1,556,564
Borrowed funds	2,094,722	1,854,265	1,632,866
Total interest expense	4,231,456	3,628,446	3,189,430

Net interest income	4,749,927	4,787,317	4,613,660

Provision for loan losses	1,681	72,568	91,497

Net interest income after provision for loan losses	4,748,246	4,714,749	4,522,163

Noninterest income
Service fees and other charges	126,140	131,033	129,966
Gain (loss) on sale of REO and repossessions	(3,406)	2,912	(24,600)
Mortgage banking income	4,534	--	--
Gain on sale of premises and equipment	5,000	--	--
Total noninterest income	132,268	133,945	105,366

Noninterest expense
Compensation and benefits	1,735,497	1,713,679	1,627,546
Director fees	97,200	97,200	97,200
Occupancy and equipment	379,605	377,295	417,384
Computer processing	351,544	346,233	275,096
Professional services	186,782	158,198	126,669
State franchise taxes	211,513	208,425	205,373
Other	333,098	321,674	348,788
Total noninterest expense	3,295,239	3,222,704	3,098,056

Income before income taxes	1,585,275	1,625,990	1,529,473

Income tax expense	565,300	586,600	551,600

Net income	$1,019,975	$1,039,390	$977,873

Earnings per common share - basic	$0.76	$0.76	$0.71
Earnings per common share - diluted	$0.76	$0.76	$0.71

See accompanying notes to consolidated financial statements

23.

PEOPLES–SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended June 30, 2007, 2006 and 2005

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

(Continued)

24.

PEOPLES–SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years Ended June 30, 2007, 2006 and 2005

						Accumulated
		Additional			Unearned	Other
	Common	Paid-In	Retained	Treasury	ESOP	Comprehensive
	Stock	Capital	Earnings	Stock	Shares	Income (Loss)	Total

Balance, July 1, 2005	17,854	10,785,770	11,702,497	(4,113,716)	(588,958)	(42,056)	17,761,391

Comprehensive income:

Net income for the year ended June 30, 2006	--	--	1,039,390	--	--	--	1,039,390

Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	--	--	--	--	--	(121,508)	(121,508)

Total comprehensive income							917,882

Transfer of 106,713 common shares subject to repurchase obligation on January 1, 2006 upon change to OTC Bulletin Board	(1,067)	(1,552,674)	--	--	--	--	(1,553,741)

Cash dividends - $.72 per share	--	--	(977,769)	--	--	--	(977,769)

Commitment to release 11,195 employee stock ownership plan shares	--	35,043	--	--	131,356	--	166,399

Transfer of 11,195 common shares subject to repurchase obligation and change in value	(112)	(202,976)	--	--	--	--	(203,088)

Purchase of 40,000 treasury shares, at cost	--	--	--	(611,562)	--	--	(611,562)

Balance, June 30, 2006	16,675	9,065,163	11,764,118	(4,725,278)	(457,602)	(163,564)	15,499,512

(Continued)

25.

PEOPLES–SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Continued)
Years Ended June 30, 2007, 2006 and 2005

						Accumulated
		Additional			Unearned	Other
	Common	Paid-In	Retained	Treasury	ESOP	Comprehensive
	Stock	Capital	Earnings	Stock	Shares	Income (Loss)	Total

Balance, July 1, 2006	$16,675	$9,065,163	$11,764,118	$(4,725,278)	$(457,602)	$(163,564)	$15,499,512

Adjustment to apply SAB 108 (see Note 1)	--	--	(92,075)	--	--	--	(92,075)

Comprehensive income:

Net income for the year ended June 30, 2007	--	--	1,019,975	--	--	--	1,019,975

Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	--	--	--	--	--	64,212	64,212

Total comprehensive income							1,084,187

Cash dividends - $.74 per share	--	--	(989,411)	--	--	--	(989,411)

Commitment to release 10,616 employee stock ownership plan shares	--	24,998	--	--	124,560	--	149,558

Transfer of 10,616 common shares subject to repurchase obligation and change in value	(106)	79,697	--	--	--	--	79,591

Purchase of 31,600 treasury shares, at cost	--	--	--	(473,044)	--	--	(473,044)

Balance, June 30, 2007	$16,569	$9,169,858	$11,702,607	$(5,198,322)	$(333,042)	$(99,352)	$15,258,318

See accompanying notes to consolidated financial statements

26.

PEOPLES–SIDNEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$1,019,975	$1,039,390	$977,873
Adjustments to reconcile net income to net cash from operating activities
Depreciation	164,813	184,279	192,512
Provision for loan losses	1,681	72,568	91,497
Proceeds from sale of loans in secondary market	161,829	--	--
Loans disbursed for sale in secondary market	(159,490)	--	--
Gain on sale of loans	(4,549)	--	--
Amortization of mortgage servicing rights	66	--	--
Net amortization (accretion) of securities	(360)	(360)	(359)
Gain on sale of premises and equipment	(5,000)	--	--
(Gain) loss on sale of REO and repossessions	3,406	(2,912)	24,600
FHLB stock dividends	(52,700)	(94,200)	(72,500)
Deferred taxes	90,124	(20,211)	59,239
Compensation expense for ESOP shares	149,558	166,399	175,082
Change in:
Accrued interest receivable and other assets	105,597	(7,608)	(88,694)
Accrued expense and other liabilities	28,140	129,210	(129,691)
Deferred loan fees	(36,357)	6,223	6,291
Net cash from operating activities	1,466,733	1,472,778	1,235,850

Cash flows from investing activities
Proceeds from maturities of securities available for sale	500,000	--	--
Net change in loans	2,449,846	(3,328,672)	(5,665,710)
Premises and equipment expenditures	(54,194)	(63,260)	(163,217)
Proceeds from sale of premises and equipment	5,000	--	--
Proceeds from sale of REO and repossessions	224,145	89,703	184,128
Net cash from investing activities	3,124,797	(3,300,564)	(5,644,799)

Cash flows from financing activities
Net change in deposits	(339,568)	(3,111,699)	(833,516)
Proceeds from long-term FHLB advances	5,000,000	7,000,000	1,000,000
Repayments of long-term FHLB advances	(1,822,238)	(2,077,451)	(2,051,669)
Net change in short-term FHLB advances	(3,500,000)	1,000,000	2,500,000
Cash dividends paid	(989,411)	(977,769)	(918,358)
Purchase of treasury shares	(473,044)	(611,562)	--
Net cash from financing activities	(2,124,261)	1,221,519	(303,543)

Net change in cash and cash equivalents	2,467,269	(606,267)	(4,712,492)
Cash and cash equivalents at beginning of year	4,714,929	5,321,196	10,033,688
Cash and cash equivalents at end of year	$7,182,198	$4,714,929	$5,321,196

Supplemental cash flow information
Interest paid	$4,220,858	$3,601,688	$3,179,028
Income taxes paid	510,000	450,000	600,000

Supplemental noncash disclosures
Transfer from loans to REO and repossessions	268,947	188,877	109,643
Adjustment to apply SAB 108 (See Note 1)	92,075	--	--

See accompanying notes to consolidated financial statements

27.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

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

Nature of Operations:  The Corporation provides financial services through its main office in Sidney, Ohio, and branch offices in Sidney, Anna and Jackson Center, Ohio.  Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans.  Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate.  Commercial loans are expected to be repaid from cash flow from operations of businesses.  There are no significant concentrations of loans to any one industry or customer.  However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.  Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and overnight deposits.  Substantially all revenues and services are derived from financial institution products and services in Shelby County and contiguous counties.  Management considers the Corporation to operate primarily in one segment, banking.

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

(Continued)

28.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Loans Held for Sale:  Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained without recourse.  The carrying value of mortgage loans sold is reduced by the cost allocated to the servicing right.  Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

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

(Continued)

29.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Servicing Rights:  Servicing assets represent the allocated value of retained servicing rights on loans sold.  Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues.  Impairment is evaluated based on the fair value of the assets.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Servicing fee income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned.  The amortization of mortgage servicing rights is netted against loan servicing fee income.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished.  Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Corporation, the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value at acquisition less estimated selling costs, establishing a new cost basis.  Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off.  After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell.  Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in net gain or loss on other real estate owned.

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

(Continued)

30.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

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

No compensation expense was recognized in 2007 or 2006 as there were no unvested options at July 1, 2005 and no options have been awarded or modified since July 1, 2005.

Advertising Costs:  Advertising costs are generally expensed as incurred.  Advertising expense included in other noninterest expense totaled $23,429, $20,188 and $16,995 for the years ending June 30, 2007, 2006, and 2005.

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

(Continued)
31.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

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

Staff Accounting Bulletin 108: In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, which is effective for fiscal years ending on or after November 15, 2006.  SAB No. 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying current year misstatement.  SAB No. 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether each approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material.  If prior years errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered.  Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB No. 108, are to be recorded upon initial adoption of SAB No. 108.  The amount so recorded is shown as a cumulative effect adjustment in opening retained earnings as of July 1, 2006.  Included in this cumulative effect adjustment is the following item.

The Corporation had not established a deferred tax liability associated with stock dividends received from the FHLB prior to June 30, 1991.  The resultant understatement of federal income tax expense was insignificant to any prior periods’ earnings.  As a result of adopting SAB No. 108, the Corporation reduced beginning retained earnings and increased the deferred tax liability by $92,075.

Reclassifications:  Reclassification of certain amounts in the prior years consolidated financial statements have been made to conform to the current presentation.

(Continued)

32.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards:  In February, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments”.  This statement clarifies the treatment of derivatives that are freestanding or embedded as part of a beneficial interest in a securitized financial asset.  This statement will be effective July 1, 2007.  The adoption of this pronouncement is not expected to have a material impact on the consolidated financial statements.

In March, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets”.  This statement allows the entity to choose the amortization method or the fair value method to account for each separately recognized servicing asset or liability.  This statement will be effective July 1, 2007.  The adoption of this pronouncement is not expected to have a material impact on the consolidated financial statements.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 106”, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition and measurement threshold for a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 will be effective July 1, 2007.  The impact of adopting FIN 48 will not be material to the consolidated financial statements.

In September 2006, FASB issued SFAS Statement No. 157, Fair Value Measurement (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Corporation has not yet determined the effect, if any, that the application of SFAS No. 157 will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates.  If the fair value option is elected, a business entity shall report unrealized gains and losses on elected items in earnings at each subsequent reporting date.  Upon initial adoption of this Statement, an entity is permitted to elect the fair value option for available-for-sale and held-to-maturity securities previously accounted for under SFAS Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”).  The effect of reclassifying those securities into the trading category should be included in a cumulative-effect adjustment of retained earnings and not in current-period earnings and should be separately disclosed.  SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007.  The Corporation has not yet determined the effect, if any, that the application of SFAS No. 159 will have on its consolidated financial statements.

(Continued)
33.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. Government agencies	$4,847,820	$--	$(150,534)

2006
U.S. Government agencies	$5,250,170	$--	$(247,824)

Contractual maturities of securities available for sale at year-end 2007 were as follows.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Fair
Value

Due in one year or less	$996,880
Due after one year through five years	1,987,820
Due after five years through ten years	1,863,120

$4,847,820

A security pledged at year-end 2007 had a carrying amount of $1,863,000 and was pledged to secure public deposits and repurchase agreements.  No securities were pledged as collateral at year-end 2006.  There were no sales of securities in 2007, 2006 or 2005.

Securities with unrealized losses at year-end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows.

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

2007
U.S. Government agencies	$--	$--	$4,847,820	$(150,534)	$4,847,820	$(150,534)

2006
U.S. Government agencies	$497,970	$(2,030)	$4,752,200	$(245,794)	$5,250,170	$(247,824)

Unrealized losses on the investment securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates.  The fair value is expected to recover as the securities approach their maturity date or reset date.

(Continued)

34.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 3 - LOANS

Year-end loans were as follows.

	2007	2006
Mortgage loans:
1-4 family residential	$86,555,451	$90,115,467
Multi-family residential	4,232,326	2,861,027
Commercial real estate	13,893,048	12,972,451
Real estate construction and development	1,522,448	2,982,155
Land	2,891,359	2,362,925
Total mortgage loans	109,094,632	111,294,025
Consumer loans	5,357,102	5,792,608
Commercial loans	8,049,139	8,363,515
Total loans	122,500,873	125,450,148
Less:
Allowance for loan losses	(664,800)	(893,600)
Deferred loan fees	(348,998)	(385,355)

	$121,487,075	$124,171,193

At June 30, 2007 and 2006, there were no loans held for sale.  Mortgage loans serviced for others are not reported as assets.  The principal balance of these loans at June 30, 2007 was $159,819.  Servicing rights associated with the serviced loans totaled $2,145 at June 30, 2007.  No mortgage loans were serviced for others at June 30, 2006.

Activity in the allowance for loan losses was as follows.

	2007	2006	2005

Balance at beginning of year	$893,600	$835,500	$752,900
Provision for losses	1,681	72,568	91,497
Charge-offs	(234,624)	(16,675)	(9,353)
Recoveries	4,143	2,207	456

Balance at end of year	$664,800	$893,600	$835,500

The majority of charge-offs in 2007 related to loans, which had specific loss allocations at June 30, 2006 and thus, were provided for in the prior year.  Additionally, a commercial loan relationship, which had a specific loss allocation of $80,000 at June 30, 2006, paid off in full during fiscal 2007.

(Continued)

35.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 3 - LOANS (Continued)

Impaired loans were as follows.

	2007	2006

Period-end impaired loans with no allowance for loan losses allocated	$--	$--
Period-end impaired loans with allowance for loan losses allocated	246,000	232,000
Amount of the allowance allocated to impaired loans	35,000	209,000

	2007	2006	2005

Average of impaired loans during the year	$109,000	214,000	139,000
Interest income recognized during the year	4,419	15,545	10,046
Cash-basis interest income recognized	4,419	4,846	3,875

Nonperforming loans at year-end were as follows.

	2007	2006

Loans past due over 90 days still on accrual	$69,000	$375,000
Nonaccrual loans	1,772,000	1,525,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Activity for loans to executive officers, directors and companies with which they are affiliated for the year ended June 30, 2007, were as follows.

Balance at beginning of period	$1,020,561
Effect of changes in composition of related parties	493,353
New loans	--
Principal repayments	(54,640)

Balance at end of period	$1,459,274

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

	2007	2006

Loans	$764,381	$815,725
Securities	30,945	12,000

	$795,326	$827,725

(Continued)
36.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment was as follows.

	2007	2006

Land	$225,166	$225,166
Buildings and improvements	2,510,567	2,504,154
Furniture and equipment	1,650,917	1,656,739
Automobile	25,680	22,416
Total cost	4,412,330	4,408,475
Accumulated depreciation	(2,548,277)	(2,433,803)

	$1,864,053	$1,974,672

The Association entered into a lease for a branch in the Super Wal-Mart in Sidney that commenced in June 2001.  The lease term was renewed for five years at $39,750 annually.  The lease has another five-year renewal period at $49,688 annually.  Total rental expense was $39,750, $31,800 and $31,800 for the years ended June 30, 2007, 2006 and 2005.

Rental commitments under the noncancelable operating lease was as follows, before considering the renewal option.

Year ending June 30,
2008	$39,750
2009	39,750
2010	39,750
2011	39,750

$159,000

(Continued)
37.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 6 - FEDERAL INCOME TAXES

Income tax expense was as follows.

	2007	2006	2005

Current	$475,176	$606,811	$492,361
Deferred	90,124	(20,211)	59,239

	$565,300	$586,600	$551,600

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2007	2006	2005
Income taxes computed at the statutory tax rate on pretax income	$538,994	$552,837	$520,021
Add tax effect of:
ESOP fair value book expense in excess of tax deduction	20,597	24,673	25,973
Nondeductible expenses and other	5,709	9,090	5,606

	$565,300	$586,600	$551,600

Statutory tax rate	34.0%	34.0%	34.0%
Effective tax rate	35.7%	36.1%	36.1%

(Continued)
38.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 6 - FEDERAL INCOME TAXES (Continued)

Year-end deferred tax assets and deferred tax liabilities were due to the following.

	2007	2006
Items giving rise to deferred tax assets
Deferred loan fees	$117,412	$129,516
Reserve for delinquent interest	20,233	21,043
Allowance for loan losses	226,032	303,824
Accrued compensation	1,986	2,486
Unrealized loss on securities available for sale	51,182	84,260
Accrued ESOP expense	23,190	27,624
Total deferred tax assets	440,035	568,753

Items giving rise to deferred tax liabilities
Prepaid expenses	(54,275)	(54,579)
Securities accretion	(495)	(373)
Depreciation	(53,996)	(77,977)
FHLB stock dividends	(404,671)	(294,678)
Mortgage servicing rights	(729)	--
Total deferred tax liabilities	(514,166)	(427,607)

Net deferred tax asset (liability)	$(74,131)	$141,146

Retained earnings at June 30, 2007 and 2006 included approximately $2,174,000 for which no provision for federal income taxes had been made.  This amount represents the qualifying and nonqualifying tax bad debt reserve as of December 31, 1987, which is the end of the Association’s base year for purposes of calculating the bad debt deduction for tax purposes.  If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.  The related amount of unrecognized deferred tax liability was approximately $739,000 at June 30, 2007 and 2006.

(Continued)

39.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 7 - DEPOSITS

Year-end deposits were as follows.

	2007	2006
Noninterest-bearing demand deposits	$1,166,551	$1,194,173
NOW accounts	6,747,796	6,191,480
Money market accounts	6,316,237	6,530,593
Savings accounts	23,255,144	25,818,593
Certificates of deposit	44,993,742	43,084,199

	$82,479,470	$82,819,038

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $6,406,000 and $4,408,000 at June 30, 2007 and 2006, respectively.  Deposits more than $100,000 are not insured by the FDIC.  Related party deposits were $765,000 and $865,000 at June 30, 2007 and 2006.

The scheduled maturities of certificates of deposit as of June 30, 2007 were as follows.

Year ended June 30,
2008	$20,742,234
2009	10,309,273
2010	4,568,035
2011	5,530,652
2012	3,843,548

$44,993,742

NOTE 8 - BORROWED FUNDS

At June 30, 2007, the Association had a cash management line of credit enabling it to borrow up to $8,000,000 from the Federal Home Loan Bank of Cincinnati (“FHLB”).  All cash management advances have an original maturity of 90 days.  The line of credit must be renewed on an annual basis.  There were no outstanding borrowings on this line of credit at June 30, 2007 and $3,500,000 at June 30, 2006.

At June 30, 2007, based on the Association’s current FHLB stock ownership, total assets and pledgable residential mortgage loan portfolio, the Association had the ability to obtain borrowings up to a maximum of $61.0 million.

(Continued)

40.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 8 - BORROWED FUNDS (Continued)

Advances from the Federal Home Loan Bank at year-end were as follows.

	2007	2006

Cash management advance, variable rate at 5.43% at June 30, 2006	$--	$3,500,000
4.88% fixed-rate advance, due January 25, 2008	2,000,000	2,000,000
6.13% fixed-rate advance, due June 25, 2008	7,000,000	7,000,000
5.16% fixed-rate advance, due March 13, 2009	3,000,000	3,000,000
6.00% convertible advance, fixed-rate until September 2007, due June 11, 2009	5,000,000	5,000,000
4.42% fixed-rate advance, due July 9, 2010	2,000,000	2,000,000
6.27% convertible advance, fixed-rate until September 2007, due September 8, 2010	5,000,000	5,000,000
5.12% fixed-rate advance, due October 31, 2011	5,000,000	--
5.30% select pay mortgage-matched advance, final maturity May 1, 2011	484,157	658,357
5.35% select pay mortgage-matched advance, final maturity July 1, 2011	1,118,371	1,507,849
3.92% select pay mortgage-matched advance, final maturity November 1, 2012	480,421	587,902
3.55% select pay mortgage-matched advance, final maturity March 1, 2013	617,819	712,991
4.10% select pay mortgage-matched advance, final maturity March 1, 2015	517,930	716,967
4.09% select pay mortgage-matched advance, final maturity November 1, 2017	496,302	593,068
3.31% select pay mortgage-matched advance, final maturity April 1, 2019	508,543	638,925
4.72% select pay mortgage-matched advance, final maturity November 1, 2022	2,067,366	2,269,998
4.38% select pay mortgage-matched advance, final maturity December 1, 2022	687,777	755,928
3.92% select pay mortgage-matched advance, final maturity December 1, 2022	549,696	638,874
3.64% select pay mortgage-matched advance, final maturity March 1, 2023	1,660,648	1,930,409

	$38,189,030	$38,511,268

The interest rates on the convertible advances are fixed for a specified number of years, then convertible on a quarterly basis to a variable rate at the option of the FHLB.  If the convertible option is exercised, the advance may be prepaid without penalty.  The select pay mortgage-matched advances require monthly principal and interest payments and annual additional principal payments.

(Continued)

41.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 8 - BORROWED FUNDS (Continued)

The maximum month-end balance of advances outstanding was $41,383,000 in 2007 and $38,511,000 in 2006.  Average balances of borrowings outstanding during 2007 and 2006 were $39,377,000 and $35,412,000.  Advances under the borrowing agreements were collateralized by the Association’s FHLB stock owned and $92,007,000 and $93,575,000 of qualifying mortgage loans at year-end 2007 and 2006.

Maturities of FHLB advances for the next five years and thereafter were as follows.

Year ended June 30,
2008	$10,603,738
2009	9,416,185
2010	1,254,807
2011	8,108,154
2012	5,743,735
Thereafter	3,062,411

$38,189,030

NOTE 9 - RETIREMENT PLANS

The Corporation maintains a 401(k) profit sharing plan.  With certain exceptions, all employees who have attained the age of 21 and who have completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate in the plan.  The Corporation provides a matching contribution on behalf of participants who make elective compensation deferrals at the rate of 50% of the first 6% of participant contributions up to a maximum match of 3% of the participant’s compensation.  The Corporation may also contribute additional amounts at its discretion.  Employee contributions are vested at all times and the Corporation’s matching contributions vest evenly over 5 years of service.  The cash contribution and related expense included in salaries and employee benefits was $35,308, $32,045 and $29,117 for the years ended June 30, 2007, 2006 and 2005.

(Continued)
42.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

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

Contributions to the ESOP during 2007, 2006 and 2005 were $130,488, $137,604 and $144,721.  ESOP compensation expense was $149,558, $166,399 and $175,082 for the years ended June 30, 2007, 2006 and 2005.

Year-end ESOP shares were as follows.

	2007	2006

Allocated shares	128,524	117,908
Unreleased shares	28,380	38,996

Total ESOP shares	156,904	156,904

Fair value of unreleased shares	$370,359	$581,040

(Continued)

43.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

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

A summary of the activity in the plan was as follows.

	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	128,898	$16.04	131,898	$16.04	131,898	$16.04
Granted	--	--	--	--	--	--
Exercised	--	--	--	--	--	--
Forfeited	(8,926)	16.01	(3,000)	16.01	--	--

Outstanding at end of year	119,972	$16.04	128,898	$16.04	131,898	$16.04

Options exercisable at year-end	119,972	$16.04	128,898	$16.04	131,898	$16.04
Remaining shares available for grant	58,566		49,640		46,640

Options outstanding at year-end were as follows.

		Weighted Average
		Remaining
Exercise	Number	Contractual	Number
Prices	Outstanding	Life	Exercisable

$16.01	118,727	$0.90 yrs	118,727
$18.75	1,245	$0.95 yrs	1,245

Outstanding at year-end	119,972	$0.90 yrs	119,972

There was no intrinsic value for the outstanding and exercisable options at June 30, 2007, 2006 and 2005.

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

(Continued)

44.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 12 - MANAGEMENT RECOGNITION PLAN (Continued)

In conjunction with the adoption of the MRP on May 22, 1998, the Board of Directors awarded 57,128 shares to certain directors, officers and employees of the Corporation.  No shares had been previously awarded.  One-fifth of such shares were earned and nonforfeitable on each of the first five anniversaries of the date of the award.  All MRP shares outstanding fully vested on May 22, 2003.  At June 30, 2007, there were 14,287 shares reserved for future awards and held as treasury stock.  Compensation expense related to MRP shares is based upon fair value of the shares at the date of grant.  There was no compensation expense in 2007, 2006 or 2005.

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

At June 30, 2007 and 2006, management believes the Association complies with all regulatory capital requirements.  Based on the Association’s computed regulatory capital ratios, the Association is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2007 and 2006.  No conditions or events have occurred subsequent to the last notification by regulators that management believes would change the Association’s category.

(Continued)

45.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 13 - REGULATORY MATTERS (Continued)

At year-end 2007 and 2006, the Association’s actual capital levels and minimum required levels were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective-
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2007
Total capital (to risk-weighted assets)	$13,989	16.1%	$6,930	8.0%	$8,663	10.0%
Tier 1 (core) capital (to risk-weighted assets)	13,572	15.7	3,465	4.0	5,198	6.0
Tier 1 (core) capital (to adjusted total assets)	13,572	9.8	5,541	4.0	6,926	5.0
Tangible capital (to adjusted total assets)	13,572	9.8	2,078	1.5	N/A

2006
Total capital (to risk-weighted assets)	$16,048	18.9%	$6,779	8.0%	$8,473	10.0%
Tier 1 (core) capital (to risk-weighted assets)	15,368	18.1	3,389	4.0	5,084	6.0
Tier 1 (core) capital (to adjusted total assets)	15,368	11.0	5,576	4.0	6,970	5.0
Tangible capital (to adjusted total assets)	15,368	11.0	2,091	1.5	N/A

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

In addition to the liquidation account restriction discussed above, OTS regulations limit capital distributions by savings associations.  Generally, capital distributions are permitted without notice or application to the OTS if the distributions are limited to current year to date undistributed net income and prior two years’ undistributed net income, as long as the institution remains well capitalized after the proposed distribution.  If dividends to be paid would exceed the net income test, an application would be required. This evaluation is made for the Association on a calendar year basis.  At June 30, 2007 the Association had paid dividends in excess of retained net income for calendar years 2005, 2006 and calendar year to date 2007 of $2,299,000.  Therefore, the Association must apply for OTS approval to pay additional dividends to Peoples until such time as the total of retained net income for the current calendar to date plus the previous two calendar years exceeds the amount of planned dividends at that time.

(Continued)

46.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2007	2006

1-4 family residential real estate – fixed rate	$219,000	$239,000
1-4 family residential real estate – variable rate	366,000	448,000
Commercial real estate – fixed rate	232,000	--
Commercial lines of credit – variable rate	5,324,000	4,213,000
Home equity lines of credit – variable rate	974,000	913,000

The interest rate on fixed-rate commitments ranged from 7.25% to 8.13% at June 30, 2007 and 6.38% to 8.00% at June 30, 2006.  Commitments to make loans are generally made for a period of 30 days or less.  The maximum maturity for fixed-rate commitments range from 10 years to 20 years.

At June 30, 2007and 2006, the Association was required to have $295,000 and $241,000 on deposit with its correspondent banks as a compensating clearing requirement.

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

(Continued)
47.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments at year-end were as follows.

	2007		2006
	Estimated	Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$7,182,198	$7,182,198	$4,714,929	$4,714,929
Securities available for sale	4,847,820	4,847,820	5,250,170	5,250,170
Federal Home Loan Bank stock	1,820,800	1,820,800	1,768,100	1,768,100
Loans, net	121,487,075	118,554,337	124,171,193	120,160,678
Accrued interest receivable	795,326	795,326	827,725	827,725

Financial liabilities:
Deposits	(82,479,470)	(82,302,826)	(82,819,038)	(82,355,616)
Borrowed funds	(38,189,030)	(36,879,457)	(38,511,268)	(36,427,921)
Accrued interest payable	(199,657)	(199,657)	(189,060)	(189,060)

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation follows.

	2007	2006	2005
Basic
Net income	$1,019,975	$1,039,390	$977,873

Weighted average common shares outstanding	1,369,928	1,408,785	1,432,648
Less: Average unallocated ESOP shares	(33,688)	(44,594)	(56,079)
Weighted average common shares outstanding for basic earnings per common share	1,336,240	1,364,191	1,376,569

Basic earnings per common share	$0.76	$0.76	$0.71

(Continued)
48.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 16 - EARNINGS PER SHARE (Continued)

	2007	2006	2005
Diluted
Net income	$1,019,975	$1,039,390	$977,783

Weighted average common shares outstanding for basic earnings per common share	1,336,240	1,364,191	1,376,569
Add: Dilutive effects of assumed exercises of stock options	--	--	92
Weighted average common shares and dilutive potential common shares outstanding	1,336,240	1,364,191	1,376,661

Diluted earnings per common share	$0.76	$0.76	$0.71

For each of the years ending June 30, 2007, 2006 and 2005, there were 119,972, 128,898 and 1,245 stock options outstanding that were not dilutive as the exercise price of outstanding options was greater than the average market price for the periods.

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2007	2006	2005
Unrealized holding gains and (losses) on available-for-sale securities	$97,290	$(184,105)	$145,276
Tax effect	(33,078)	62,597	(49,395)

Other comprehensive income (loss)	$64,212	$(121,508)	$95,881

(Continued)
49.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following is condensed financial information of Peoples-Sidney Financial Corporation as of June 30, 2007and 2006, and for the periods ended June 30, 2007, 2006 and 2005.

CONDENSED BALANCE SHEETS
June 30, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents	$3,159,924	$1,651,099
Investment in subsidiary	13,473,093	15,204,495
Loans receivable from ESOP	306,064	408,086

Total assets	$16,939,081	$17,263,680

Liabilities and shareholders’ equity
Other liabilities	$3,525	$7,339

Common stock in ESOP subject to repurchase obligation	1,677,238	1,756,829

Shareholders’ equity	15,258,318	15,499,512

Total liabilities and shareholders’ equity	$16,939,081	$17,263,680

CONDENSED STATEMENTS OF INCOME
Years Ended June 30, 2007, 2006 and 2005

	2007	2006	2005
Income
Dividend income from subsidiary	$2,950,000	$2,000,000	$--
Interest on loans	28,466	35,583	42,700
	2,978,466	2,035,583	42,700
Other expenses	101,337	100,675	94,330
Income (loss) before taxes and undistributed earnings of subsidiary	2,877,129	1,934,908	(51,630)
Income tax benefit	(24,800)	(22,200)	(17,600)
Income (loss) before undistributed earnings of subsidiary	2,901,929	1,957,108	(34,030)
Equity in undistributed earnings of subsidiary (distributions in excess of earnings)	(1,881,954)	(917,718)	1,011,903

Net income	$1,019,975	$1,039,390	$977,873

(Continued)
50.

PEOPLES-SIDNEY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007, 2006 and 2005

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$1,019,975	$1,039,390	$977,873
Adjustments to reconcile net income to cash provided by operations:
(Equity in undistributed income of subsidiary)
distributions in excess of earnings	1,881,954	917,718	(1,011,903)
Net change in other assets and liabilities	(3,814)	800	(575)
Net cash from operating activities	2,898,115	1,957,908	(34,605)

Cash flows from investing activities
Proceeds from loan principal repayments	102,022	102,021	102,022
Net cash from investing activities	102,022	102,021	102,022

Cash flows from financing activities
Purchase of treasury shares	(473,044)	(611,562)	--
Cash dividends paid	(989,411)	(977,769)	(918,358)
Dividends on unallocated ESOP shares	(28,857)	(36,138)	(41,517)
Net cash from financing activities	(1,491,312)	(1,625,469)	(959,875)

Net change in cash and cash equivalents	1,508,825	434,460	(892,458)
Cash and cash equivalents at beginning of year	1,651,099	1,216,639	2,109,097

Cash at end of year	$3,159,924	$1,651,099	$1,216,639

51.

PEOPLES-SIDNEY FINANCIAL CORPORATION

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 11:00 a.m., Sidney, Ohio on October 12, 2007, at the Holiday Inn, I-75 and S.R. 47, Sidney, Ohio.  Further information with regard to the meeting can be found in the proxy statement.

STOCK LISTING

Peoples-Sidney Financial Corporation common stock is traded on the OTC Bulletin Board under the symbol “PSFC.”

SHAREHOLDERS AND GENERAL INQUIRIES	TRANSFER AGENT

Douglas Stewart, President	Registrar and Transfer Co.
Peoples-Sidney Financial Corporation	10 Commerce Drive
101 East Court Street	Cranford, NJ 07016
P.O. Box 727
Sidney, Ohio 45365-3021
(937) 492-6129

ANNUAL AND OTHER REPORTS

A copy of Peoples-Sidney Financial Corporation’s Annual Report on Form 10-KSB for the year ended June 30, 2007, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Douglas Stewart, President and Chief Executive Officer, Peoples-Sidney Financial Corporation, 101 East Court Street, P.O. Box 727, Sidney, Ohio 45365-3021.

52.

PEOPLES-SIDNEY FINANCIAL CORPORATION

CORPORATE INFORMATION

CORPORATION AND ASSOCIATION ADDRESS

101 East Court Street	Telephone:	(937) 492-6129
P.O. Box 727	Fax:	(937) 498-4554
Sidney, Ohio 45365-3021

BOARD OF DIRECTORS

Douglas Stewart President and Chief Executive Officer of Peoples Federal Savings and Loan Association	Harry N. Faulkner Partner in the law firm of Faulkner, Garmhausen, Keister & Shenk LPA

Jeffery S. Sargeant Owner and President of Community Insurance Group, Ltd., a full line insurance company	James W. Kerber Owner of James W. Kerber CPA, a private practice accounting firm

Richard T. Martin (Chairman of the Board) Certified Public Accountant, in the CPA firm of McCrate, Delaet & Company

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

53.